     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          BERGEN BRUNSWIG CORPORATION
             (Exact name of registrant as specified in its charter)

              NEW JERSEY                                 5122                                 22-1444512
     (State or other jurisdiction                 (Primary Standard                        (I.R.S. Employer
  of incorporation or organization)           Classification Code Number                 Identification No.)

                           --------------------------

                            4000 METROPOLITAN DRIVE
                            ORANGE, CALIFORNIA 92868
                                 (714) 385-4000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             MILAN A. SAWDEI, ESQ.
          EXECUTIVE VICE PRESIDENT, CHIEF LEGAL OFFICER AND SECRETARY
                          BERGEN BRUNSWIG CORPORATION
                            4000 METROPOLITAN DRIVE
                            ORANGE, CALIFORNIA 92868
                                 (714) 385-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 WITH COPIES TO

              PETER H. EHRENBERG, ESQ.                              J. VAUGHAN CURTIS, ESQ.
               Lowenstein Sandler PC                                   Alston & Bird LLP
                65 Livingston Avenue                                  One Atlantic Center
             Roseland, New Jersey 07068                            1201 West Peachtree Street
                                                                  Atlanta, Georgia 30309-3424

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES           AMOUNT TO BE     OFFERING PRICE PER      AGGREGATE        REGISTRATION FEE
              TO BE REGISTERED                    REGISTERED           UNIT (1)       OFFERING PRICE (1)         (2)
Class A Common Stock, $1.50 par value           26,282,129 sh.          $23.64           $621,213,957          $172,698

(1) Pursuant to Rules 457(f)(1) and 457(c) promulgated under the Securities Act of 1933, as amended, and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $621,213,957, which equals the average of the high and low per share prices of the Common Stock, par value $0.01 per share, of PharMerica, Inc. ("PharMerica Common Stock") of $6.50, as reported on Nasdaq on March 10, 1999, multiplied by the total number of shares of PharMerica Common Stock (including shares issuable pursuant to the exercise of outstanding options and warrants to purchase PharMerica Common Stock) to be canceled in the merger (the "Merger") of a subsidiary of Bergen Brunswig Corporation ("Bergen") with and into PharMerica, Inc. ("PharMerica"). The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of shares of Bergen common stock, $1.50 par value, that could be issued in the Merger based on an exchange ratio of 0.275.

(2) $135,592 of which was paid in connection with the filing by Bergen and PharMerica on February 8, 1999 of preliminary proxy materials on Schedule 14A in connection with the Merger.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       [LOGO]

                                                         [LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    As we have previously announced, the Boards of Directors of Bergen Brunswig Corporation and PharMerica, Inc. have agreed on a merger involving our two companies. By combining our companies, we will be joining Bergen's drug distribution, medical supply and health care services business with PharMerica's institutional pharmacy business. We believe that this combination will create a stronger, more diversified company that will provide significant benefits to our stockholders, our customers and the consumers of our products and services.

    In the proposed merger, a new subsidiary of Bergen will merge with and into PharMerica. PharMerica, as the corporation surviving the merger, will then become a wholly owned subsidiary of Bergen, and stockholders of PharMerica will receive 0.275 of a share of Bergen's Class A common stock in exchange for each share of PharMerica common stock they own. PharMerica stockholders will also receive cash in lieu of fractional shares. Outstanding Bergen shares will remain unchanged in the proposed merger. Bergen's common stock, including the shares to be issued to stockholders of PharMerica as a result of the proposed merger, will continue to be listed on the New York Stock Exchange under the trading symbol "BBC."

    In order to complete the proposed merger, the stockholders of each of our companies must approve the proposed merger. We are sending you this joint proxy statement/prospectus to ask you to vote in favor of the proposed merger.

    Each of our companies will hold a meeting of its stockholders to consider and vote on the merger proposal. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the proposed merger. If you are a PharMerica stockholder and you either do not return your card or do not instruct your broker how to vote any shares held for you in "street name," the effect will be a vote against the proposed merger.

    The dates, times and places of the meetings are as follows:

FOR PHARMERICA STOCKHOLDERS:               FOR BERGEN STOCKHOLDERS:
April 22, 1999, 10:00 a.m., local time     April 22, 1999, 10:00 a.m., local time
PharMerica's corporate headquarters, at    Bergen's corporate headquarters, at
175 Kelsey Lane                            4000 Metropolitan Drive
Tampa, Florida 33619                       Orange, California 92868

    This joint proxy statement/prospectus serves as a prospectus of Bergen relating to the issuance of up to 26,282,129 shares of Bergen common stock in connection with the proposed merger and it also serves as a joint proxy statement for both Bergen and PharMerica for the solicitation of proxies by their boards of directors for use at their stockholder meetings regarding the merger agreement and the proposed merger. Bergen's board is also soliciting proxies from the Bergen stockholders for the election of directors and certain other matters described later in this document. This joint proxy statement/prospectus gives you detailed information about the proposed merger, and it includes our merger agreement as Annex A. You can get more information about our companies from publicly available documents we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully, including all of its annexes. We suggest that you pay special attention to the section entitled "Risk Factors" beginning on page 25.

    We strongly support this strategic combination of our two companies, and we join with the other members of our Boards of Directors in recommending that you vote in favor of the proposed merger.

        [LOGO]                      [LOGO]                              [LOGO]
                                    Donald R. Roden                     C. Arnold Renschler, M.D.
  Robert E. Martini                 President and                       Chairman of the Board, President
  Chairman of the Board             Chief Executive Officer             and Chief Executive Officer
  Bergen Brunswig Corporation       Bergen Brunswig Corporation         PharMerica, Inc.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED MARCH 16, 1999, AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT MARCH 18, 1999.

                      REFERENCES TO ADDITIONAL INFORMATION

    This joint proxy statement/prospectus incorporates important business and financial information about PharMerica and Bergen from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this joint proxy statement/prospectus (other than certain exhibits to those documents) by requesting them in writing or by telephone from the appropriate company at the following addresses:

Bergen Brunswig Corporation         PharMerica, Inc.
4000 Metropolitan Drive             175 Kelsey Lane
Orange, California 92868            Tampa, Florida 33619
(800) 840-5131                      (813) 626-7788, ext. 86213
Attn: Lisa Riordan,                 Attn: Lee Wood,
  Director of Investor Relations    Director of Investor Relations

    If you would like to request documents, please do so by April 15, 1999 in order to receive them before the applicable stockholder meeting. See "Where You Can Find More Information" on page 128.

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT BERGEN, PHARMERICA OR THE PROPOSED MERGER THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS OUR COMPANIES HAVE PUBLICLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE GIVES YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

    IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT EXTEND TO YOU.

    THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

    INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS REGARDING PHARMERICA HAS BEEN SUPPLIED BY PHARMERICA AND INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS REGARDING BERGEN HAS BEEN SUPPLIED BY BERGEN.

                                PHARMERICA, INC.
                                175 KELSEY LANE
                              TAMPA, FLORIDA 33619

                            ------------------------

                   Notice of Special Meeting of Stockholders

                           To be Held April 22, 1999
                            ------------------------

To the Stockholders of PharMerica, Inc.:

    YOU ARE HEREBY GIVEN NOTICE that a special meeting of stockholders (the "Special Meeting") of PharMerica, Inc., a Delaware corporation ("PharMerica"), will be held at PharMerica's corporate headquarters located at 175 Kelsey Lane, Tampa, Florida, on Thursday, April 22, 1999 at 10:00 a.m., local time, for the following purposes:

        - To consider and vote on a proposal (the "PharMerica Merger Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of January 11, 1999 (the "Merger Agreement"), by and among PharMerica, Bergen Brunswig Corporation, a New Jersey corporation ("Bergen"), and Peacock Merger Corp., a Delaware corporation and a wholly owned subsidiary of Bergen ("Subcorp"), pursuant to which, among other things, (1) Subcorp will be merged with and into PharMerica (the "Merger") with the result that PharMerica will become a wholly owned subsidiary of Bergen, and (2) each outstanding share (other than shares held by PharMerica in its treasury, if any, which will be canceled) of PharMerica common stock, par value $0.01 per share (the "PharMerica Common Stock"), will be converted into 0.275 of a share of Bergen Class A Common Stock, par value $1.50 per share ("Bergen Common Stock"), with cash being paid in lieu of fractional shares;

        - To adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the PharMerica Merger Proposal (the "PharMerica Adjournment Proposal"); and

        - To transact such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

    The PharMerica Board of Directors has fixed the close of business on March 12, 1999, as the record date for the determination of the holders of PharMerica Common Stock entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting. The PharMerica Merger Proposal requires the affirmative vote of the holders of a majority of the shares of PharMerica Common Stock outstanding and entitled to vote thereon. The PharMerica Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of PharMerica Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon.

    Information regarding the Merger and related matters is contained in the accompanying joint proxy statement/prospectus and the annexes to the joint proxy statement/prospectus, all of which are incorporated into this Notice by reference and which form a part of this Notice.

    Please mark, sign, and date your proxy card and return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting. It is important that your interests be represented at the Special Meeting. You may revoke your proxy by (1) filing with the Secretary of PharMerica before the vote is taken at the Special Meeting a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares or (2) attending the Special Meeting and voting in person.

    THE PHARMERICA BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, PHARMERICA AND THE STOCKHOLDERS OF PHARMERICA. ACCORDINGLY, THE PHARMERICA BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PHARMERICA MERGER PROPOSAL AND THE PHARMERICA ADJOURNMENT PROPOSAL.

                                By order of the Board of Directors,

                                     [SIG]
                                     Curtis B. Johnson,
                                     SENIOR VICE PRESIDENT, GENERAL COUNSEL AND
                                     SECRETARY

Tampa, Florida
March 16, 1999

   PLEASE DO NOT SEND ANY PHARMERICA COMMON STOCK CERTIFICATES AT THIS TIME.

                          BERGEN BRUNSWIG CORPORATION
                            4000 METROPOLITAN DRIVE
                            ORANGE, CALIFORNIA 92868

                            ------------------------

                    Notice of Annual Meeting of Stockholders
                           To be Held April 22, 1999

                            ------------------------

To the Stockholders of Bergen Brunswig Corporation:

    YOU ARE HEREBY GIVEN NOTICE that the annual meeting of stockholders (the "Annual Meeting") of Bergen Brunswig Corporation, a New Jersey corporation ("Bergen"), will be held at Bergen's corporate offices located at 4000 Metropolitan Drive, Orange, California, on Thursday, April 22, 1999, at 10:00 a.m., local time, for the following purposes:

        - To consider and vote on a proposal (the "Bergen Merger Proposal") to authorize the issuance of Bergen's Class A Common Stock, par value $1.50 per share (the "Bergen Common Stock"), pursuant to the Agreement and Plan of Merger, dated as of January 11, 1999 (the "Merger Agreement"), by and among Bergen, Peacock Merger Corp., a Delaware corporation and a wholly owned subsidiary of Bergen ("Subcorp"), and PharMerica, Inc., a Delaware corporation ("PharMerica"), pursuant to which, among other things, (1) Subcorp will be merged with and into PharMerica (the "Merger") with the result that PharMerica will become a wholly owned subsidiary of Bergen, and
    (2) each outstanding share (other than shares held in treasury by PharMerica, if any, which will be canceled) of PharMerica's common stock, par value $0.01 per share (the "PharMerica Common Stock"), will be converted into 0.275 of a share of Bergen Common Stock, with cash being paid in lieu of fractional shares, resulting in the issuance of up to 26,282,129 shares of Bergen Common Stock;

        - To elect four directors to serve on the Board of Directors of Bergen for a term of three years (the "Bergen Board Proposal");

        - To consider and vote upon a proposal (the "Bergen Charter Proposal") to amend Bergen's Restated Certificate of Incorporation to increase the number of shares of Bergen Common Stock which Bergen is authorized to issue from 200,000,000 shares to 300,000,000 shares;

        - To consider and vote upon a proposal (the "Non-Employee Directors' Stock Plan Proposal") to approve Bergen's 1999 Non-Employee Directors' Stock Plan;

        - To consider and vote upon a proposal (the "Management Stock Incentive Plan Proposal") to approve Bergen's 1999 Management Stock Incentive Plan;

        - To consider and vote upon a proposal (the "Deferred Compensation Plan Proposal") to approve Bergen's 1999 Deferred Compensation Plan;

        - To consider and vote upon a proposal (the "Management Stock Accumulation Plan Proposal") to approve Bergen's 1999 Management Stock Accumulation Plan;

        - To consider and vote upon a proposal (the "Employee Stock Purchase Plan Proposal" and, collectively with the Non-Employee Directors' Stock Plan Proposal, the Management Stock Incentive Plan Proposal, the Deferred Compensation Plan Proposal and the Management Stock Accumulation Plan Proposal, the "Bergen Plan Proposals") to approve Bergen's 1999 Employee Stock Purchase Plan;

        - To act on a stockholder proposal (the "Stockholder Proposal"); and

        - To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

    The Bergen Board of Directors has fixed the close of business on March 12, 1999 as the record date for the determination of the holders of Bergen Common Stock entitled to notice of, and to vote at, the Annual Meeting and adjournments or postponements of the Annual Meeting. Subject to certain quorum requirements, the Bergen Merger Proposal, the Bergen Charter Proposal, the Bergen Plan Proposals and the Stockholder Proposal each requires the affirmative vote of a majority of the votes cast by holders of Bergen Common Stock with respect to such proposal at the Annual Meeting. The Bergen Board Proposal requires the affirmative vote of a plurality of the shares of Bergen Common Stock voted at the Annual Meeting.

    Information regarding the Merger and each of the other matters to be voted upon at the Annual Meeting is contained in the accompanying joint proxy statement/prospectus and the annexes to the joint proxy statement/prospectus, all of which are incorporated by reference into this Notice and which form a part of this Notice.

    Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. It is important that your interests be represented at the Annual Meeting. You may revoke your proxy by (1) filing with the Secretary of Bergen, before the vote is taken at the Annual Meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares, or (2) attending the Annual Meeting and voting in person.

    THE BERGEN BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, BERGEN. THE BERGEN BOARD OF DIRECTORS HAS ALSO DETERMINED THAT THE BERGEN BOARD PROPOSAL, THE BERGEN CHARTER PROPOSAL AND EACH OF THE BERGEN PLAN PROPOSALS ARE IN THE BEST INTERESTS OF BERGEN. ACCORDINGLY, THE BERGEN BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE BERGEN MERGER PROPOSAL, THE BERGEN BOARD PROPOSAL, THE BERGEN CHARTER PROPOSAL AND EACH OF THE BERGEN PLAN PROPOSALS. THE BERGEN BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL.

                                         By order of the Board of Directors,

                                                                 [SIG]
                                                           Milan A. Sawdei,
                                                 EXECUTIVE VICE PRESIDENT, CHIEF LEGAL
                                                         Officer and Secretary

Orange, California
March 16, 1999

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

    PharMerica and Bergen make forward-looking statements in this document and in the public documents to which we refer you. These forward-looking statements are subject to risks and uncertainties, and there can be no assurance that such statements will prove to be correct. Forward looking statements include:

    - statements relating to cost-savings and synergies anticipated to result from the proposed merger;

    - statements relating to integration and other costs estimated to be incurred in connection with the proposed merger; and

    - statements anticipating future performance in the sections entitled "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors", "The Merger--Opinion of PharMerica's Financial Advisor" and "The Merger--Opinion of Bergen's Financial Advisor."

Also, when we use words such as "believes," "expects," "anticipates," "estimates," "plans," "intends," "objectives," "goals," "aims" or "projects" or similar words or expressions, we are making forward-looking statements.

    Many possible events or factors could affect the future financial results and performance of our combined companies after the proposed merger is completed. This could cause actual results or performance to differ materially from what is expressed in our forward-looking statements. We have described the risks and uncertainties that could materially impact our respective businesses in the public documents to which we refer you. In addition, we have listed below other risks and uncertainties relating to the proposed merger, the order of which does not necessarily reflect their relative significance, which could cause actual results or performance to differ materially from what is expressed in our forward-looking statements:

    - costs or difficulties related to the integration of the businesses of our two companies prove to be greater than we expected;

    - expected cost savings from the proposed merger are not fully realized or are not realized within the expected time frame or additional or unexpected costs are incurred;

    - key personnel intended to manage the integration of the two companies become unavailable to participate in such integration;

    - key customer or supplier relationships are lost or adversely impacted as a result of the proposed merger;

    - technological changes, including integration and "Year 2000" compliance issues, are more difficult or expensive than we anticipated;

    - upward fluctuations in interest rates increase the cost of carrying the combined company's floating rate debt;

    - adverse changes in general economic and business conditions, or in political or competitive forces, impact the combined company's ability to access the capital markets or impact the terms of any subsequent public or private debt or equity financings that the combined company may pursue;

    - adverse changes in health care industry trends or in governmental regulations, or uncertainties relating to the regulatory environment, cause the combined company to re-evaluate its business strategies or impact anticipated growth rates;

    - our analyses of these risks and market forces are incorrect and/or the strategies developed to address them are unsuccessful;

    - changes in the distribution or outsourcing pattern for pharmaceutical or medical-surgical products, including any increase in direct distribution by pharmaceutical manufacturers, adversely affect the combined company;

    - pharmaceutical and medical-surgical manufacturers' pricing policies and overall drug and medical-surgical supply price inflation adversely affect the combined company; and

    - changes in buying groups or buying practices by long-term care facilities adversely affect the combined company.

You should consider these risks and uncertainties when you vote on the proposed merger. Stockholders of PharMerica and Bergen are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of documents incorporated by reference in this document, the date of such documents.

    All subsequent written and oral forward-looking statements regarding the proposed merger attributable to PharMerica or Bergen or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither PharMerica nor Bergen undertake any obligation to update publicly any forward-looking statements to reflect events, circumstances or new information after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

TO FIND ANY ONE OF THE PRINCIPAL SECTIONS OF THE JOINT PROXY
STATEMENT/PROSPECTUS IDENTIFIED BELOW, SIMPLY BEND THE DOCUMENT SLIGHTLY TO EXPOSE THE BLACK TABS AND OPEN THE DOCUMENT TO THE TAB WHICH CORRESPONDS TO THE TITLE OF THE SECTION YOU WISH TO READ. FOR YOUR CONVENIENCE, WE HAVE INCLUDED AN INDEX OF FREQUENTLY USED CAPITALIZED TERMS IN THIS JOINT PROXY
STATEMENT/PROSPECTUS UNDER THE HEADING "INDEX OF DEFINED TERMS," WHICH IS PRINTED AT THE END OF THIS DOCUMENT TO HELP YOU LOCATE IT QUICKLY.

                                                               TABLE OF CONTENTS
                                                                         SUMMARY
                                                                    RISK FACTORS
                                                                    THE MEETINGS
                                                                      THE MERGER
                                                            THE MERGER AGREEMENT
                                                        CERTAIN TAX CONSEQUENCES
                                                                   THE COMPANIES
                                                 PRO FORMA FINANCIAL INFORMATION
                                              COMPARISON OF STOCKHOLDERS' RIGHTS
                                                            BERGEN CAPITAL STOCK
                                                           ELECTION OF DIRECTORS
                                         OTHER MATTERS FOR BERGEN ANNUAL MEETING
                                    OTHER MATTERS FOR PHARMERICA SPECIAL MEETING
                                                          INDEX OF DEFINED TERMS
                                                                         ANNEXES

                               TABLE OF CONTENTS

                                                  PAGE
                                                ---------

REFERENCES TO ADDITIONAL INFORMATION..........          2

PHARMERICA, INC. NOTICE OF SPECIAL MEETING OF
  STOCKHOLDERS................................          3
BERGEN BRUNSWIG CORPORATION NOTICE OF ANNUAL
  MEETING OF STOCKHOLDERS.....................          3

A WARNING ABOUT FORWARD-LOOKING STATEMENTS....          5

QUESTIONS AND ANSWERS ABOUT THE
  PHARMERICA/BERGEN MERGER....................         10

SUMMARY

  The Companies...............................         13

  Our Reasons for the Merger..................         13

  Our Recommendations to Stockholders.........         14

  The Meetings................................         14

  Record Date; Vote Required..................         15

  Opinion of PharMerica's Financial Advisor...         15

  Opinion of Bergen's Financial Advisor.......         15

  The Merger..................................         15

  Certain United States Federal Income Tax
    Consequences..............................         19

  Certain Differences in the Rights of
    Stockholders..............................         19

  Regulatory Approvals........................         19

  Market Price and Dividend Data..............         20

  Summary Historical and Unaudited Pro Forma
    Financial Information.....................         21

  Comparative Per Share Data..................         24

RISK FACTORS..................................         25

THE MEETINGS

  General.....................................         28

  Matters to be Considered at the Meetings....         28

  Record Date; Vote Required; Voting at the
    Meetings..................................         29

  Voting of Proxies...........................         31

  Solicitation of Proxies.....................         32

  Principal Stockholders......................         32

  Recommendations of the Boards of
    Directors.................................         33

  Appraisal Rights............................         33

THE MERGER

  Background of the Merger....................         34

  Reasons for the Merger; Recommendations of
    the Boards of Directors...................         37

  Opinion of PharMerica's Financial Advisor...         39

  Opinion of Bergen's Financial Advisor.......         44

  Interests of Certain Persons in the
    Merger....................................         49

  Accounting Treatment........................         51

                                                  PAGE
                                                ---------

  Regulatory Approvals........................         51

  Federal Securities Law Consequences.........         51

  PharMerica Rights Agreement Amendment.......         52

THE MERGER AGREEMENT

  The Merger..................................         53

  Merger Consideration; Conversion of
    Securities................................         53

  Exchange Procedures.........................         53

  Representations and Warranties..............         54

  Covenants...................................         56

  Acquisition Proposals and Termination
    Right.....................................         62

  Conditions..................................         64

  Stock Options and Employee Stock Purchase
    Plan......................................         66

  PharMerica Employee Benefits and Plans......         67

  Termination.................................         67

  Effect of Termination.......................         69

  Amendment and Waiver........................         70

  Fees and Expenses...........................         70

CERTAIN UNITED STATES FEDERAL INCOME TAX
  CONSEQUENCES................................         71

THE COMPANIES

  PharMerica..................................         73

  Bergen......................................         73

  Subcorp.....................................         75

UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL INFORMATION.......................         76

COMPARISON OF STOCKHOLDERS' RIGHTS

  Removal of Directors........................         81

  Vacancies on the Board......................         81

  Right to Call Special Meetings of
    Stockholders..............................         81

  Stockholder Action Without a Meeting........         82

  Stockholder Inspection Rights; Stockholder
    Lists.....................................         82

  Amendment of Charter Documents..............         82

  Amendment and Repeal of By-laws.............         83

  Corporation's Best Interest.................         83

  Mergers, Acquisitions and Certain Other
    Transactions..............................         83

  Provisions Affecting Control Share
    Acquisitions and Business Combinations....         84

  Bergen Rights Agreement.....................         86

  PharMerica Rights Agreement.................         86

DESCRIPTION OF BERGEN CAPITAL STOCK...........         89

ELECTION OF DIRECTORS.........................         93

OTHER MATTERS TO BE VOTED UPON AT THE BERGEN
  ANNUAL MEETING

  Bergen Charter Proposal.....................        110

                                                  PAGE
                                                ---------
  Bergen Plan Proposals.......................        111

  Stockholder Proposal........................        124

OTHER MATTERS TO BE VOTED UPON AT THE
  PHARMERICA SPECIAL MEETING..................        126

LEGAL MATTERS.................................        126
EXPERTS.......................................        126

OTHER MATTERS.................................        127

STOCKHOLDER PROPOSALS.........................        127

WHERE YOU CAN FIND MORE INFORMATION...........        128

INDEX OF DEFINED TERMS........................        131

ANNEXES

                                                  PAGE
                                                ---------

  Agreement and Plan of Merger, dated as of
    January 11, 1999, by and among Bergen
    Brunswig Corporation, Peacock Merger Corp.
    and PharMerica, Inc.......................        A-1

  Opinion of Donaldson, Lufkin & Jenrette
    Securities Corporation....................        B-1

  Opinion of NationsBanc Montgomery Securities
    LLC.......................................        C-1

  Proposed Amendment to Bergen's Restated
    Certificate of Incorporation..............        D-1

  Bergen's 1999 Non-Employee Directors' Stock
    Plan......................................        E-1

  Bergen's 1999 Management Stock Incentive
    Plan......................................        F-1

  Bergen's 1999 Deferred Compensation Plan....        G-1

  Bergen's 1999 Management Stock Accumulation
    Plan......................................        H-1

  Bergen's 1999 Employee Stock Purchase
    Plan......................................        I-1

            QUESTIONS AND ANSWERS ABOUT THE PHARMERICA/BERGEN MERGER

Q: WHO IS PHARMERICA?

    A: PharMerica is a leading provider of institutional pharmacy services to the elderly, chronically ill and disabled in long-term care and alternate site settings, including skilled nursing facilities, assisted living facilities, specialty hospitals and the home. PharMerica also provides home delivery pharmacy services to the workers' compensation and catastrophic care markets.

Q: WHO IS BERGEN?

    A: Bergen, a Fortune 200 company with annualized revenues of $16 billion (excluding bulk shipments to customers' warehouses), is one of the nation's leading supply channel management companies, providing pharmaceuticals, medical-surgical and specialty products as well as information management solutions and outsourcing services designed to improve cost effectiveness and increase value for customers, patients and manufacturers across the entire health care spectrum. Bergen also develops disease-specific treatment protocols and pharmacoeconomic initiatives to assist in the reduction of overall health care costs while improving disease management and outcomes.

Q: WHY ARE PHARMERICA AND BERGEN MERGING?

    A: Our companies are proposing to merge because we each believe that by combining we can each position ourselves to better realize fundamental corporate objectives. For PharMerica, the merger provides greater access to capital, increased purchasing power and an expanded and improved distribution infrastructure, as well as the potential to realize corporate overhead efficiencies. For Bergen, the addition of PharMerica continues the expansion and diversification of Bergen's business into attractive, value-added sectors of the health care industry. Specifically, PharMerica provides the potential for Bergen to access and manage important population segments--the elderly and the chronic/catastrophically ill patients at home; to eliminate redundant costs in the pharmaceutical delivery system; and to improve overall margins. We expect the combined company to provide significant benefits to our stockholders, our customers and the consumers of our products and services.

Q: ARE THERE RISKS THAT I SHOULD CONSIDER?

    A: Yes. There are risks associated with all business combinations, including the merger. Your decision to approve the merger involves certain risks that you should be aware of beyond the risks that each of our companies face today. These risks, which are described more fully beginning on page 25, include:

    - PharMerica and Bergen may experience difficulties integrating their two companies.

    - The number of shares to be issued to PharMerica's stockholders is fixed. Accordingly, reductions in the market price of Bergen's common stock prior to the completion of the merger will reduce the value of the shares to be issued to PharMerica's stockholders in the merger. Similarly, for Bergen stockholders, increases in the market price of Bergen's common stock will increase the value of the shares being issued in the merger.

    - We may not be able to realize the benefits we expect to obtain from the merger to the extent that, or as promptly as, we currently anticipate.

    - As of December 31, 1998, PharMerica had approximately $597.7 million of long-term debt, including the current portion of that debt. Approximately $259.7 million of that debt will become due upon consummation of the merger, absent consent from the lender. The inclusion of PharMerica's debt on Bergen's consolidated balance sheet will increase Bergen's net debt to total capitalization ratios, which could negatively impact Bergen's cost of capital.

    - Certain directors and officers of PharMerica have interests in the merger in addition to their interests as PharMerica stockholders.

    You should review the section of this document entitled "Risk Factors" with particular care.

Q: WHAT WILL PHARMERICA STOCKHOLDERS RECEIVE FOR THEIR PHARMERICA SHARES?

    A: You will receive 0.275 of a share of Bergen common stock for each share of PharMerica common stock that you own when the merger is completed. You will also receive cash instead of any fractional shares. For example, a holder of 100 shares of PharMerica common stock will receive 27 shares of Bergen common stock, plus a cash payment with respect to the 0.5 fractional share. The cash payment will represent the value of the fractional share based upon the average closing sale price of Bergen common stock during a specified period shortly before the merger occurs.

Q: WHAT DO PHARMERICA STOCKHOLDERS NEED TO DO NOW?

    A: After carefully reviewing this document, just mail your completed, signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of PharMerica's stockholders. You should not mail in your stock certificates now. After the merger is completed, you will receive written instructions that will explain how you can exchange your PharMerica stock certificates for Bergen stock certificates.

Q: WHAT HAPPENS AS THE MARKET PRICE OF BERGEN COMMON STOCK FLUCTUATES BETWEEN
    NOW AND COMPLETION OF THE MERGER?

    A: PharMerica stockholders will receive a fixed exchange ratio of 0.275 of a share of Bergen common stock for each share of PharMerica common stock they own. Therefore, fluctuations in the market price of Bergen common stock do not affect the number of shares that will be received by PharMerica stockholders in the merger.

Q: WHAT DO BERGEN STOCKHOLDERS NEED TO DO NOW?

    A: Bergen stockholders should also carefully review this document and then mail a completed, signed and dated proxy card in the enclosed return envelope as soon as possible. After the merger is completed, you will not need to take any actions with respect to your Bergen shares, since your Bergen shares will remain unchanged in the merger.

Q: WHAT DO THE BOARDS OF DIRECTORS OF PHARMERICA AND BERGEN RECOMMEND?

    A: Both Boards recommend that their stockholders approve the merger.

Q: WILL DIVIDENDS BE PAID ON BERGEN'S COMMON STOCK AFTER THE MERGER?

    A: Bergen currently expects that, after the merger is completed, it will continue to pay quarterly cash dividends. Bergen's current quarterly cash dividend is $0.075 per share. The Bergen board of directors, however, has discretion to decide upon the timing and amount of any future dividends. Whether or not Bergen will pay such dividends (and, if so, how much such dividends will be) will depend on Bergen's future earnings, financial condition, capital requirements and other factors. See "Summary--Market Price and Dividend Data."

Q: WHEN WILL THE MERGER BE COMPLETED?

    A: We expect to complete the merger as quickly as possible once all the conditions to the merger, including obtaining the approvals of our respective stockholders at the upcoming meetings, are fulfilled. We currently expect to complete the merger during April 1999.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

    A: Your broker is entitled to vote your shares on certain matters without your instructions. However, your broker cannot vote your shares with respect to the merger without first receiving your instructions. You should instruct your broker to vote your shares, following the directions that your broker provides to you.

Q: MAY I CHANGE MY VOTE EVEN AFTER RETURNING A PROXY CARD OR VOTING OTHERWISE?

    A: Yes. If you want to change your vote, you may do so at any time before your stockholder meeting by sending to the Secretary of your company either a written notice saying that you are revoking your proxy or a later-dated proxy card showing your new vote; alternatively, you can attend the meeting in person and vote your shares yourself at the meeting.

    PharMerica stockholders who require assistance in changing or revoking a proxy should contact Georgeson & Company Inc., PharMerica's solicitation agent for the merger, at Wall Street Plaza, 30th Floor, New York, New York 10005. Georgeson's telephone number is 800-223-2064, although bankers and brokers calling Georgeson should call 212-440-9800.

    Georgeson is also serving as Bergen's solicitation agent for the merger. Bergen stockholders who require assistance in changing or revoking a proxy should contact Georgeson at the address and telephone numbers provided in the paragraph immediately above this paragraph.

Q: WILL PHARMERICA STOCKHOLDERS BE TAXED ON THE MERGER?

    A: We expect that for U.S. federal income tax purposes:

    - PharMerica stockholders will not have taxable gain or loss on the exchange of PharMerica common stock for Bergen common stock, except with respect to any cash received in lieu of a fractional share of Bergen common stock.

    - The holding period for Bergen common stock received by PharMerica stockholders in the merger generally will include the holding period for their PharMerica common stock.

    - The tax basis of Bergen Common Stock received by a PharMerica stockholder in the merger will be equal to the tax basis of the shares of PharMerica common stock exchanged therefor, reduced by any amount of basis allocable to fractional share interests for which cash is received.

    See "Certain United States Federal Income Tax Consequences." Nevertheless, the tax consequences to you of the merger will depend on your individual circumstances and may differ from those explained here. You should consult with your own tax advisor to ascertain the tax consequences the merger will have for you.

Q: ARE PHARMERICA OR BERGEN STOCKHOLDERS ENTITLED TO EXERCISE ANY DISSENTERS' OR
    APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER?

    A: No.

Q: IF I HAVE ANY MORE QUESTIONS ABOUT THE MERGER, WHERE CAN I FIND ANSWERS?

    A: In addition to reading this document, the annexes and the documents we have incorporated by reference in this document, you can find more information about the merger in our companies' filings with the Commission. See "Where You Can Find More Information" on page 128.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO FULLY UNDERSTAND THE MERGER AND THE OTHER MATTERS TO BE PRESENTED TO THE PHARMERICA AND BERGEN STOCKHOLDERS AT THEIR UPCOMING MEETINGS AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH WE REFER YOU. FOR MORE INFORMATION ABOUT OUR TWO COMPANIES, SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE 128) AND "REFERENCES TO ADDITIONAL INFORMATION" (PAGE 2). WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO MORE COMPLETE DESCRIPTIONS OF THE TOPICS PRESENTED IN THIS SUMMARY.

THE COMPANIES (PAGE 73)

PHARMERICA, INC.
175 KELSEY LANE
TAMPA, FLORIDA 33619
(813) 626-7788

    PharMerica is a leading provider of institutional pharmacy services to the elderly, chronically ill and disabled in long-term care and alternate site settings, including skilled nursing facilities, assisted living facilities, specialty hospitals and the home. PharMerica also provides home delivery pharmacy services to the workers' compensation and catastrophic care markets. As of December 31, 1998, PharMerica provided pharmacy services to approximately 500,000 patients in long-term care and alternate site settings.

BERGEN BRUNSWIG CORPORATION
4000 METROPOLITAN DRIVE
ORANGE, CALIFORNIA 92868
(714) 385-4000

    Bergen, a Fortune 200 company with annualized revenues of $16 billion (excluding bulk shipments to customers' warehouses), is one of the nation's leading supply channel management companies, providing pharmaceuticals, medical-surgical and specialty products as well as information management solutions and outsourcing services designed to improve cost effectiveness and increase value for customers, patients and manufacturers across the entire health care spectrum. Bergen also develops disease-specific treatment protocols and pharmacoeconomic initiatives to assist in the reduction of overall health care costs while improving disease management and outcomes.

PEACOCK MERGER CORP.
4000 METROPOLITAN DRIVE
ORANGE, CALIFORNIA 92868
(714) 385-4000

    Peacock Merger Corp. is a corporation formed by Bergen solely for use in the merger and it has conducted no other business.

OUR REASONS FOR THE MERGER (PAGE 37)

    Our companies are proposing to merge their operations because we believe that by combining them we can create a stronger company that will provide significant benefits to our stockholders, customers and consumers of our products and services. Specifically, the PharMerica Board considered a number of factors, including the attractive price represented by the exchange ratio, the ability of PharMerica stockholders to continue participating in the combined business, the combined company's ability to respond to regulatory and other changes, and PharMerica's recent financial performance. The Bergen Board also considered a number of factors, including the opportunity to leverage Bergen's core competencies, diversify into a higher margin line of business, reduce certain costs and achieve certain efficiencies. To review our reasons for the merger in greater detail, as well as to see how we came to agree on the merger, please see pages 34 through 39.

OUR RECOMMENDATIONS TO STOCKHOLDERS (PAGE 37)

    PHARMERICA STOCKHOLDERS. The Board of Directors of PharMerica believes that the merger is fair to you and in your best interests and recommends that you vote "FOR" the proposal to approve the merger.
    BERGEN STOCKHOLDERS. The Board of Directors of Bergen believes that the merger is fair to Bergen and in its best interests and recommends that you vote "FOR" the proposal to approve the merger.

THE MEETINGS (PAGE 28)

    PHARMERICA STOCKHOLDERS. The PharMerica special meeting will be held on Thursday, April 22, 1999 at 10:00 a.m., local time, at PharMerica's corporate headquarters located at 175 Kelsey Lane, Tampa, Florida. At the PharMerica special meeting, stockholders of PharMerica will be asked:

    - to adopt a merger agreement that provides for the merger of Bergen's subsidiary, Peacock Merger Corp., with and into PharMerica, thus making PharMerica a wholly owned subsidiary of Bergen, and for the issuance to stockholders of PharMerica of 0.275 of a share of Bergen common stock for each share of PharMerica common stock they own upon completion of the merger, with cash paid in lieu of fractional shares;

    - to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

    - to act on any other matters that may properly come before the PharMerica special meeting or any adjournment or postponement of the PharMerica special meeting.

    BERGEN STOCKHOLDERS. The Bergen annual meeting will be held on Thursday, April 22, 1999 at 10:00 a.m., local time, at Bergen's corporate offices located at 4000 Metropolitan Drive, Orange, California. At the Bergen annual meeting, stockholders of Bergen will be asked:

    - to approve the issuance of up to 26,282,129 shares of Bergen common stock pursuant to a merger agreement that provides for the merger of Bergen's subsidiary, Peacock Merger Corp., with and into PharMerica, thus making PharMerica a wholly owned subsidiary of Bergen, and for the issuance to stockholders of PharMerica of 0.275 of a share of Bergen common stock for each share of PharMerica common stock they own upon completion of the merger, with cash paid in lieu of fractional shares;

    - to elect four nominees to the Board of Directors of Bergen for terms of three years;

    - to approve an amendment to Bergen's Restated Certificate of Incorporation increasing the number of shares of Bergen common stock which Bergen is authorized to issue from 200,000,000 shares to 300,000,000 shares;

    - to approve Bergen's proposed 1999 Non-Employee Directors' Stock Plan;

    - to approve Bergen's proposed 1999 Management Stock Incentive Plan;

    - to approve Bergen's proposed 1999 Deferred Compensation Plan;

    - to approve Bergen's proposed 1999 Management Stock Accumulation Plan;

    - to approve Bergen's proposed 1999 Employee Stock Purchase Plan;

    - to act upon a Stockholder Proposal; and

    - to act on any other matters that may properly come before the Bergen annual meeting or any adjournment or postponement of the Bergen annual meeting.

    The consideration of the Bergen Director Proposal, the Bergen Charter Proposal, the Bergen Plan Proposals and the Stockholder Proposal will be independent of the Bergen stockholders' consideration of the Bergen Merger Proposal and will not depend upon the outcome of the stockholder vote with respect to the Bergen Merger Proposal.

RECORD DATE; VOTE REQUIRED (PAGE 29)

    PHARMERICA STOCKHOLDERS. You can vote at the PharMerica special meeting if you owned PharMerica common stock at the close of business on March 12, 1999. On that date, there were 89,667,106 shares of PharMerica common stock outstanding and entitled to vote. You can cast one vote for each share of PharMerica common stock that you then owned. In order to approve the merger, the holders of a majority of the outstanding shares of PharMerica common stock must vote in favor of doing so. As of the record date, the directors and executive officers of PharMerica beneficially owned 2,212,942 shares of PharMerica common stock, representing 2.5% of the outstanding shares. This calculation does not give effect to any stock options held by these persons.

    BERGEN STOCKHOLDERS. You can vote at the Bergen annual meeting if you owned shares of Bergen common stock at the close of business on March 12, 1999. On that date, there were 109,327,384 shares of Bergen common stock outstanding and entitled to vote. You can cast one vote for each share of Bergen common stock that you then owned. Assuming that a majority of the outstanding Bergen shares vote for or against the merger, the holders of a majority of the shares voted on the merger at the Bergen meeting must vote in favor of the merger in order to approve it. As of November 1, 1998, the directors, including one director emeritus, and executive officers of Bergen and certain of their affiliates beneficially owned 6,630,432 shares of Bergen common stock, representing 6.4% of the outstanding shares on that date. This calculation does not give effect to any stock options held by these persons.

OPINION OF PHARMERICA'S FINANCIAL ADVISOR (PAGE 39)

    Donaldson, Lufkin & Jenrette Securities Corporation, PharMerica's financial advisor, delivered an opinion to the PharMerica board of directors to the effect that, as of January 10, 1999, the consideration to be received by PharMerica's stockholders in the merger was fair to such stockholders from a financial point of view. We have attached this opinion as Annex B to this document. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Donaldson, Lufkin & Jenrette Securities Corporation in providing this opinion.

OPINION OF BERGEN'S FINANCIAL ADVISOR (PAGE 44)

    NationsBanc Montgomery Securities LLC, Bergen's financial advisor, delivered an opinion to the Bergen board of directors to the effect that, as of January 10, 1999, the consideration to be paid by Bergen in the merger was fair from a financial point of view to Bergen. We have attached this opinion as Annex C to this document. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by NationsBanc Montgomery Securities LLC in providing this opinion.

THE MERGER

    We have attached the merger agreement as Annex A to this document. Please read all of the merger agreement. The merger agreement is the legal document that governs the merger.

    GENERAL

    We propose a combination in which PharMerica will merge with Peacock Merger Corp., a wholly owned subsidiary of Bergen created for the purpose of effecting the merger, with the result that, after the merger, PharMerica will become a subsidiary of Bergen. In exchange for shares of PharMerica common stock, PharMerica stockholders will receive 0.275 of a share of Bergen common stock for each share of PharMerica common stock they own when the merger is completed, with cash paid in lieu of fractional shares. After the merger, Bergen stockholders and PharMerica stockholders will both be stockholders of Bergen, which will own PharMerica as a wholly owned subsidiary. We expect to complete the merger during April 1999.

    EXCHANGE OF SHARES

    PHARMERICA STOCKHOLDERS. As a PharMerica stockholder, each of your shares of PharMerica common stock will automatically become exchangeable for 0.275 of a share of Bergen common stock. The total number of shares that you will receive will therefore be equal to 0.275 times the number of shares of PharMerica common stock that you own when the merger is completed. Bergen will not issue fractional shares. Instead, you will receive the value of any fractional share in cash, based on the market value of Bergen's common stock shortly before the merger is completed. Following the merger, you will be asked to exchange your shares of PharMerica common stock for shares of Bergen common stock by sending your PharMerica stock certificates (together with a form that we will send you) to Bergen's exchange agent, who will then exchange those certificates for shares of Bergen common stock. For more information on how this exchange procedure will work, see "The Merger Agreement-- Exchange Procedures" on page 53 of this document.

    Because the number of shares of Bergen common stock that you will receive in the merger is based on a fixed exchange ratio of 0.275, the value of the shares of Bergen common stock that you will receive in the merger will fluctuate as the market price of Bergen common stock changes. Bergen common stock is quoted on the New York Stock Exchange and PharMerica common stock is listed on Nasdaq. On January 8, 1999, the last trading day before we announced the merger, Bergen common stock closed at $32.50 per share and PharMerica common stock closed at $6.50 per share. On March 15, 1999, Bergen common stock closed at $25.50 per share and PharMerica common stock closed at $6.3125 per share. Based on the
0.275 exchange ratio in the merger, the market value of the consideration that PharMerica stockholders will receive in the merger for each share of PharMerica stock would be $8.94 based on Bergen's closing stock price on January 8, 1999 and would be $7.01 based on Bergen's closing stock price on March 15, 1999. You should obtain current stock price quotations for Bergen common stock. These quotations are available from your stock broker, in major newspapers such as THE WALL STREET JOURNAL and on the Internet.

    BERGEN STOCKHOLDERS. Each currently outstanding share of Bergen common stock will remain issued and outstanding as one share of Bergen common stock. Bergen common stock will remain unchanged, although a greater number of shares will be outstanding after the merger.

    PHARMERICA STOCK OPTIONS AND WARRANTS (PAGE 66)

    When we complete the merger, options to purchase PharMerica common stock granted to PharMerica employees and non-employee directors under PharMerica's stock option plans that are outstanding and not yet exercised will become options to purchase shares of Bergen common stock. Outstanding warrants to purchase PharMerica common stock will be treated in the same manner. The number of shares of common stock subject to such stock options and warrants and the exercise price of such stock options and warrants will be adjusted according to the exchange ratio so that the stock options and warrants will have the same value immediately before and immediately after the merger. After the merger, these stock options and warrants will continue to be governed by the terms of PharMerica's stock option plans, warrant agreements and certain employees' change in control agreements, as these may from time to time be amended.

    MANAGEMENT AND OPERATIONS AFTER THE MERGER

    After the merger, the Bergen board of directors will continue to manage the business of Bergen, which will then include the business of PharMerica as a wholly owned subsidiary. In connection with the merger, however, Bergen has agreed to nominate C. Arnold Renschler, M.D., the President and Chief Executive Officer of PharMerica, to the Bergen board of directors at the 2000 annual meeting of stockholders for a term of two years. In addition, Dr. Renschler will become an executive officer of Bergen with responsibility for overseeing Bergen's clinical matters. Bergen anticipates that Charles Carpenter, currently an Executive Vice President of Bergen and member of the Office of the President responsible for Bergen's purchasing efforts and operations, will serve as the Chief Executive Officer of

PharMerica after the merger. After the merger, PharMerica will operate as a wholly owned subsidiary of Bergen and will retain several members of its current management team.

    CONDITIONS TO COMPLETION OF THE MERGER (PAGE 64)

    The completion of the merger depends on a number of conditions being met. In addition to customary conditions relating to our compliance with the merger agreement, these conditions include the following:
    - approval of the merger agreement by both PharMerica stockholders and Bergen stockholders;

    - the New York Stock Exchange approving for listing the shares of Bergen common stock to be issued in the merger;

    - PharMerica receiving from Bergen's legal counsel an opinion that, for U.S. federal income tax purposes, your exchange of shares of PharMerica common stock for Bergen common stock generally will not cause you to recognize any gain or loss other than in connection with any cash you receive in lieu of fractional shares; and

    - the absence of any injunction or legal restraint blocking the merger, or of certain other proceedings to block the merger.

    Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger even though that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived, or that the merger will be completed.

    TERMINATION OF THE MERGER AGREEMENT; EXPENSES; TERMINATION ARRANGEMENTS (PAGE 67)

    We can agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of both of our companies have approved it. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in various circumstances, including the following:

    - if there is any law or regulation that makes the merger illegal or if any governmental authority issues a final, non-appealable order blocking the merger;

    - if the merger has not been completed by June 1, 1999 (unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate the agreement);

    - if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement to not consummate the merger, and the breaching party does not correct the breach promptly (as long as the party seeking to terminate has not itself materially breached the agreement);

    - if the other party's representations in the merger agreement either were inaccurate when made or cease to be accurate as a result of subsequent events, except that generally in order to terminate for this reason the inaccuracy must result in a "material adverse effect"; and

    - if, at the PharMerica special meeting, the requisite vote of PharMerica stockholders needed to approve the merger agreement is not obtained, or, if, at the Bergen annual meeting, the requisite vote of Bergen stockholders needed to approve the merger agreement is not obtained.

    In addition, Bergen may, without the consent of PharMerica, decide to terminate the merger agreement in various circumstances, including if the PharMerica board of directors withdraws, modifies or changes its recommendation in favor of the merger in a manner adverse to Bergen.

    If, prior to the approval of the merger by PharMerica's stockholders, the PharMerica board of directors determines in good faith, after consultation with its financial and legal advisors in response to a written proposal from a third party for a competing business combination or similar transaction (which PharMerica did not solicit or encourage), that its failure to enter into the competing business combination or similar transaction with the third party would be inconsistent with its fiduciary duties under applicable law, PharMerica may terminate the merger agreement and enter into a transaction with the third party proposing the competing business combination or similar transaction.

    In connection with certain such terminations, PharMerica must pay Bergen's costs related to the merger (up to $6.0 million), must pay Bergen a termination fee of $38.0 million, and must agree to amend the existing supply agreement between Bergen and PharMerica to, among other things, extend its term. PharMerica is similarly required to pay Bergen's costs related to the merger, to pay the termination fee and to amend the supply agreement in the event that PharMerica stockholders do not approve the merger at the PharMerica special meeting and at any time prior to such meeting, a third party had made or disclosed a proposal for a competing business combination or similar transaction with PharMerica, and within 12 months of the termination PharMerica completes, or enters into an agreement with respect to, such a competing business combination or similar transaction.

    Except as stated above, we will each pay our own fees and expenses, except that we will evenly divide the costs and expenses that we have incurred in printing and mailing this document, and we will also evenly divide the fees that we will have to pay to the Commission in connection with the merger.

    AMENDMENT AND WAIVER (PAGE 70)

    We may agree to amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement, where the law allows. However, we may not do so after PharMerica's stockholders approve the merger if the amendment or waiver reduces or changes the consideration that will be received by PharMerica's stockholders, unless the PharMerica stockholders approve the amendment or waiver.

    ACCOUNTING TREATMENT (PAGE 51)

    The merger will be accounted for as a purchase transaction. This means that after the merger is completed, PharMerica's financial results will be included in Bergen's consolidated financial statements only for periods after the merger occurs. Further, Bergen will be required to record an expense on its consolidated income statements for 40 years as Bergen charges against its income the goodwill associated with this transaction. For accounting purposes, goodwill represents the difference between the value of the consideration being paid by Bergen and the fair value of PharMerica's net assets.

    INTERESTS OF CERTAIN OF PHARMERICA'S DIRECTORS AND OFFICERS IN THE MERGER
     THAT ARE DIFFERENT FROM YOUR INTERESTS (PAGE 49)

    Some of PharMerica's directors and officers have interests in the merger that are different from, or in addition to, their interests as stockholders in PharMerica. These interests arise primarily from employment or severance agreements that PharMerica has entered into with certain of its officers (including Dr. Renschler, who is also a director). The employment agreements executed by Dr. Renschler and by PharMerica's chief financial officer, David Redmond, entitle these officers to receive substantial benefits in the event that they elect to terminate their employment with PharMerica within six months after the merger is completed. While Dr. Renschler has entered into an agreement assuring Bergen and PharMerica of his continued services after the merger is completed, and Mr. Redmond is expected to do the same, those agreements will assure these individuals that they will receive essentially the same benefits that they would have received had they decided to terminate their employment with PharMerica within such six-month period. Certain additional officers of PharMerica have entered into severance agreements that assure them of benefits in the event that their employment is terminated "without cause" or in the event that certain events cause them to resign for "good reason" following completion of the merger. For a more complete description of the effect of these existing employment and severance agreements and for a more complete description of new or amended employment agreements for Dr. Renschler and Mr. Redmond, see "The Merger--Interests of Certain Persons in the Merger" at page 49 of this document.

    Also, following the merger, Bergen will indemnify, and provide directors' and officers' insurance for, the directors and officers of PharMerica for events occurring before the merger, including events that are related to the merger agreement.

    The members of our boards of directors knew about these additional interests, and considered them, when they approved the merger agreement and the merger.

    APPRAISAL RIGHTS
    Under Delaware and New Jersey law, stockholders of PharMerica and Bergen will not have dissenters' or appraisal rights with respect to the merger.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGE 71)

    PHARMERICA STOCKHOLDERS. We expect that, for U.S. federal income tax purposes, your exchange of shares of PharMerica common stock for shares of Bergen common stock generally will not cause you to recognize any gain or loss. You will, however, have to recognize income or gain in connection with any cash received instead of fractional shares.

    We have conditioned the merger on PharMerica's receipt of a legal opinion from Bergen's counsel that the U.S. federal income tax treatment will be as we have described it in this document. This opinion will not bind the Internal Revenue Service, which could take a different view.

    THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN STOCKHOLDERS. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE COMPLICATED. THE TAX CONSEQUENCES WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES FOR YOU.

    BERGEN STOCKHOLDERS. Since shares of Bergen common stock remain unchanged, the merger will not cause you to recognize any gain or loss for purposes of the U.S. federal income tax.

CERTAIN DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS (PAGE 81)

    The rights of PharMerica's stockholders are currently governed by the Delaware General Corporation Law and PharMerica's Certificate of Incorporation and Bylaws. The rights of Bergen's stockholders are governed by the New Jersey Business Corporation Act and Bergen's Restated Certificate of Incorporation and Bylaws. Upon our completing the merger, stockholders of Bergen and stockholders of PharMerica will both be stockholders of Bergen, and their rights will be governed by the New Jersey Business Corporation Act and by Bergen's Restated Certificate of Incorporation and Bylaws. Neither Bergen's Restated Certificate of Incorporation nor its Bylaws will be affected by the merger, although at Bergen's annual meeting Bergen's stockholders will be asked to amend its Restated Certificate of Incorporation to increase the number of shares of common stock that Bergen will be authorized to issue.

REGULATORY APPROVALS (PAGE 51)

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits Bergen and PharMerica from completing the merger until they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, was terminated by the Federal Trade Commission on January 28, 1999.

MARKET PRICE AND DIVIDEND DATA

    PharMerica common stock is traded on Nasdaq under the symbol "DOSE" and Bergen common stock is traded on the New York Stock Exchange under the symbol "BBC." The table below presents the range of the reported high and low closing sale prices per share for Bergen common stock on the New York Stock Exchange, as well as the per share dividends paid on such shares, for the calendar quarters indicated. The table also presents the high and low last sale prices per share for PharMerica common stock on Nasdaq for the calendar quarters presented. The stock prices do not include any mark-ups, mark-downs or commissions. We have adjusted the information in the table to reflect retroactively all applicable stock splits.

                                                                          BERGEN                   PHARMERICA (2)
                                                             ---------------------------------  --------------------
CALENDAR YEAR                                                  HIGH        LOW      DIVIDENDS     HIGH        LOW
-----------------------------------------------------------  ---------  ---------  -----------  ---------  ---------
1997:
Quarter ended March 31.....................................  $   13.15  $   11.15   $   0.048   $   13.25  $   10.00
Quarter ended June 30......................................      15.44      11.40       0.060       12.00       7.75
Quarter ended September 30.................................      22.85      14.00       0.060       12.75      10.00
Quarter ended December 31..................................      22.63      18.85       0.060       12.94       9.00

1998:
Quarter ended March 31.....................................      26.06      19.22       0.060       16.00       9.75
Quarter ended June 30......................................      23.66      20.50       0.060       16.00      10.31
Quarter ended September 30.................................      27.75      17.06       0.135(1)     12.44      3.56
Quarter ended December 31..................................      34.88      21.69          --(1)      6.19      2.88

1999:
Quarter ending March 31
  (through March 15, 1999).................................      37.19      24.44       0.075        7.44       5.06

------------------------

(1) On September 24, 1998, Bergen declared a $0.075 per share quarterly dividend that was paid on December 1, 1998 to shareowners of record as of November 2, 1998. This $0.075 payment constituted Bergen's dividend for the quarter ended December 31, 1998. Ordinarily, the dividend for that quarter is not declared until November. However, in order to make its dividend announcement at the same time that Bergen announced a 2-for-1 stock split, Bergen declared this dividend early. For accounting purposes, this dividend has been recorded in the quarter ended September 30, 1998, resulting in a larger than usual dividend in that quarter and no dividend during the quarter ended December 31, 1998.

(2) PharMerica did not pay any dividends during the periods presented. For periods prior to December 3, 1997, the PharMerica stock prices represent the high and low sales prices of the common stock of Capstone Pharmacy Services, Inc. ("Capstone"), PharMerica's predecessor.

    On January 8, 1999, the last full trading day prior to our signing and announcing the merger agreement, the closing price of Bergen common stock was $32.50 per share and the last sale price of PharMerica common stock was $6.50 per share. Based on the 0.275 exchange ratio provided in the merger agreement, the equivalent value of PharMerica common stock on January 8, 1999 was $8.94 per share. On March 15, 1999, the most recent trading date prior to the date of this joint proxy statement/ prospectus, the closing sale price of Bergen common stock was $25.50 per share and the last sale price of PharMerica common stock was $6.3125 per share. Based on the 0.275 exchange ratio, the equivalent value of PharMerica common stock on March 15, 1999 was $7.01 per share. We encourage you to obtain current market quotations for Bergen common stock and PharMerica common stock.

    Bergen has filed an application with the New York Stock Exchange to list the Bergen common stock that PharMerica stockholders will receive in the merger.

    Bergen anticipates that it will continue to pay quarterly cash dividends after the merger has been completed. However, the Bergen board of directors has discretion to decide upon the timing and amount of any future dividends, and whether or not Bergen will pay such dividends (and, if so, how much such dividends will be) will depend on Bergen's future earnings, financial condition, capital requirements and other factors.

    In the merger agreement, PharMerica has agreed that until the merger is completed or the merger agreement is otherwise terminated, PharMerica will not make, declare or pay any dividend or distribution on PharMerica common stock.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

    SUMMARY HISTORICAL FINANCIAL INFORMATION

    PHARMERICA SUMMARY HISTORICAL FINANCIAL INFORMATION. We have derived the summary historical financial information of PharMerica set forth below from the information PharMerica included in its annual report on Form 10-K for the fiscal year ended December 31, 1998, which is incorporated by reference in this document. You should read this financial information in conjunction with the information in that PharMerica report and in conjunction with the other information incorporated by reference in this document. See "Where You Can Find More Information."

                                                                            AS OF AND FOR THE
                                                                         YEAR ENDED DECEMBER 31,
                                                          -----------------------------------------------------
                                                            1994       1995       1996       1997       1998
                                                          ---------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
  Revenues..............................................  $ 247,512  $ 451,685  $ 516,400  $ 652,179  $1,145,928
  Net income (loss).....................................     15,058      4,586(1)    20,287    26,697(2)   (99,608)(3)
  Earnings (loss) per share--diluted....................       0.30       0.09(1)      0.41      0.50(2)     (1.12)(3)
  Shares used in computing earnings (loss) per share--
    diluted(4)..........................................     50,000     50,000     50,000     53,060     89,221
BALANCE SHEET DATA:
  Total assets..........................................    327,287    428,872    441,576  1,114,248  1,164,325
  Working capital.......................................     71,794     77,512     92,134    201,588    283,142
  Long-term obligations, including current portion......      1,147        755      2,302    435,422    597,703
  Stockholders' equity..................................     66,732     71,318     91,605    528,878    432,835

------------------------------

(1) Results for 1995 included a non-cash, pre-tax charge of approximately $9.5 million to record an asset impairment loss for tangible and intangible assets upon the adoption of Statement of Financial Accounting Standards No. 121 (SFAS 121), Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed of.

(2) Results for 1997 included a non-cash, pre-tax restructuring charge of $5.8 million related to the merger between Capstone and Pharmacy Corporation of America ("PCA"). PharMerica also recorded a non-cash, pre-tax asset impairment charge of $5.2 million related to the planned closure of certain pharmacies as a result of that merger.

(3) Results for 1998 included a non-cash, pre-tax charge of $99.0 million to reflect write-downs of certain tangible and intangible assets under SFAS 121, a pre-tax charge of $37.0 million to increase PharMerica's allowance for doubtful accounts, a net restructuring charge of $9.2 million and a $4.5 million loss on the disposition of its correctional institutional pharmacy business.

(4) The Capstone/PCA merger was treated, for accounting purposes, as a reverse merger recorded using the purchase method of accounting. Therefore, the financial statements prior to that merger are those of PCA alone. For purposes of computing earnings per share information for 1994 through 1996, and the period of 1997 prior to that merger, PharMerica used approximately 50 million shares, which represents the shares issued by Capstone in the merger with PCA. PCA had 1,000 shares outstanding prior to the merger.

    BERGEN SUMMARY HISTORICAL FINANCIAL INFORMATION. We have derived the summary historical financial information of Bergen set forth below from the Bergen annual report on Form 10-K for the fiscal year ended September 30, 1998 and from the Bergen quarterly report on Form 10-Q for the quarter ended December 31, 1998, which reports are incorporated by reference in this document. You should read this financial information in conjunction with the information in these Bergen reports and in conjunction with the other information incorporated by reference in this document. See "Where You Can Find More Information."

                                                                                                      AS OF AND
                                                                                                       FOR THE
                                                    AS OF AND FOR THE YEAR ENDED                  THREE MONTHS ENDED
                                                          SEPTEMBER 30, (1)                        DECEMBER 31, (1)
                                      ---------------------------------------------------------  --------------------
                                        1994        1995        1996        1997        1998       1997       1998
                                      ---------  ----------  ----------  ----------  ----------  ---------  ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF EARNINGS DATA:
  Net sales and other revenues(2):
  Excluding bulk shipments to
    customers' warehouses...........  $7,479,391 $8,442,254  $9,941,633  $11,659,127 $13,720,017 $3,168,431 $3,960,106
  Bulk shipments to customers'
    warehouses......................  2,184,335   2,355,094   2,476,110   2,837,646   3,401,651    727,744  1,060,212
                                      ---------  ----------  ----------  ----------  ----------  ---------  ---------
    Total net sales and other
      revenues......................  9,663,726  10,797,348  12,417,743  14,496,773  17,121,668  3,896,175  5,020,318
  Net earnings......................     56,120(4)     63,942     73,533     81,679(5)      3,102(6)    21,337    27,883
  Earnings per share--diluted(3)....       0.58(4)       0.64       0.73       0.81(5)       0.03(6)      0.21      0.27
  Cash dividends declared per
    share(3):
    Class A Common..................      0.175       0.190       0.192       0.216       0.315(7)      0.06        --
    Class B Common..................      0.799          --          --          --          --         --         --

BALANCE SHEET DATA:
  Total assets......................  1,995,057   2,405,530   2,489,826   2,707,123   3,003,212  3,058,600  3,627,867
  Working capital...................    254,256     515,475     440,624     531,169     591,418    776,941    838,560
  Long-term obligations, less
    current portion.................    342,094     557,771     419,275     437,956     464,778    665,912    684,078
  Shareowners' equity...............    461,851     519,349     578,966     644,861     629,064    659,852    667,545

------------------------------

(1) Amounts include the following business combinations accounted for as poolings-of-interest transactions: Ransdell Surgical, Inc. and Choice Systems, Inc. on September 30, 1998; and The Lash Group, Inc. on August 31, 1998. The impact of these transactions on a historical basis is not significant and, accordingly, prior period amounts have not been restated. The financial results of those businesses have been included in the consolidated financial results of Bergen since their respective acquisition dates. Amounts also include the following businesses acquired in transactions accounted for as purchases since the respective acquisition dates: substantially all of the net assets of Medical Initiatives, Inc. on December 31, 1998; Pacific Criticare, Inc. on May 12, 1998; substantially all of the net assets of Besse Medical Services, Inc. on January 2, 1998; certain assets of Oncology Supply Company on August 7, 1996; Colonial Healthcare Supply Co. on August 2, 1995; Biddle & Crowther Company on January 10, 1995; certain net assets of Professional Medical Supply Co. on August 31, 1994; and Southeastern Hospital Supply Corporation on April 29, 1994. If the purchase acquisitions occurred at the beginning of the respective periods, the pro forma inclusion of their operating results would not have had a significant effect on Bergen's reported consolidated historical results. For information regarding certain transactions completed after December 31, 1998, see "The Companies--Bergen--Recent Developments."

(2) Along with other companies in its industry, Bergen has begun reporting as revenues the gross dollar amount of bulk shipments to customers' warehouses and the related costs in cost of sales. Bulk shipment transactions are arranged by Bergen with its suppliers at the express direction of the customer, and involve either shipments from the supplier directly to customer warehouse sites or shipments from the supplier to Bergen warehouses for immediate shipment to customers' warehouse sites. All periods presented have been reclassified to reflect this presentation. Previously only the gross profit related to these bulk shipments was reported in revenues; this gross profit was not material in any period presented.

(3) Gives effect to the two-for-one stock split paid December 1, 1998, the five-for-four stock split paid June 2, 1997 and the 5% stock dividend paid March 1, 1995. Earnings per share has been restated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share." Also gives effect to the conversion on February 24, 1994 of all of the outstanding Class B Common Stock into Class A Common Stock.

(4) Includes special credit for a gain recognized from sale of investment securities of $2.9 million, net of income tax of $2.2 million, or $0.03 per share. Also includes a provision for an earthquake-related charge of $0.8 million, net of income tax benefit of $0.6 million, or $0.01 per share.

(5) Includes special charges for merger expenses of $3.4 million, net of income tax benefit of $2.4 million, or $0.03 per share, related to the termination of a proposed merger with IVAX Corporation.

(6) Includes special charges for writedown of goodwill of $87.3 million, no income tax effect; merger expenses of $8.6 million, net of income tax benefit of $6.0 million; abandonment of capitalized software of $3.1 million, net of income tax benefit of $2.2 million; and restructuring expenses of $1.8 million, net of income tax benefit of $1.2 million. These charges had an aggregate effect on Bergen's earnings per share of $0.98 per share.

(7) Includes $0.075 per share declared September 24, 1998 and paid December 1, 1998.

    UNAUDITED PRO FORMA CONDENSED COMBINED SUMMARY FINANCIAL INFORMATION

    Bergen's historical fiscal year ends on September 30, while PharMerica's historical fiscal year ends on December 31. For purposes of combining PharMerica's historical financial information with Bergen's historical financial information in the unaudited pro forma condensed combined statements of earnings in this document: the financial information of Bergen for the fiscal year ended September 30, 1998 has been combined with PharMerica's financial information for the three months ended December 31, 1997 (the last three months of PharMerica's fiscal year ended December 31, 1997) and PharMerica's financial information for the nine months ended September 30, 1998; and the financial information of Bergen for the three months ended December 31, 1998 (the first three months of Bergen's current fiscal year) has been combined with PharMerica's financial information for the three months ended December 31, 1998 (the last three months of PharMerica's fiscal year ended December 31, 1998).

    The following table summarizes, under the purchase method of accounting, condensed combined statement of earnings data for the twelve months ended September 30, 1998 and the three months ended December 31, 1998 as if the merger between Bergen and PharMerica had been completed on the first day of such periods and condensed combined balance sheet data as of December 31, 1998 as if the merger had been completed on that date. We have included this unaudited pro forma condensed combined summary information only for the purposes of illustration, and it does not necessarily indicate what the operating results or financial position would have been if the merger between Bergen and PharMerica had been completed at the dates indicated. Moreover, this information does not necessarily indicate what the future operating results or financial position of the combined company will be. You should read this unaudited pro forma condensed combined summary financial information in conjunction with the "Unaudited Pro Forma Condensed Combined Financial Information" included elsewhere in this document. This unaudited pro forma condensed combined summary financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of the merger or any future merger-related expenses.

                                                               FOR THE             AS OF OR FOR THE
                                                         TWELVE MONTHS ENDED      THREE MONTHS ENDED
                                                          SEPTEMBER 30, 1998      DECEMBER 31, 1998
                                                        ----------------------  ----------------------
                                                                    (IN THOUSANDS, EXCEPT
                                                                      PER SHARE AMOUNTS)
Net sales and other revenues:
  Excluding bulk shipments to customers' warehouses...      $   14,296,195          $    4,109,210
  Bulk shipments to customers' warehouses.............           3,401,651               1,060,212
                                                              ------------             -----------
    Total net sales and other revenues................          17,697,846               5,169,422
Net (loss) earnings...................................              (2,433)(1)              32,487
(Loss) earnings per share--diluted....................               (0.02)(1)                0.25
Cash dividends declared per share(2)..................               0.254                      --
Book value per share..................................                                       11.89
Total assets..........................................                                   5,181,851
Long-term obligations, less current portion...........                                   1,293,825

------------------------------

(1) Amounts include the effect of Bergen's and PharMerica's special charges as described in Note 4 of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements. The aggregate effect of these charges was:

    - to reduce pro forma combined net earnings by $117.8 million; and

    - to reduce pro forma diluted earnings per share by $0.93.

(2) Cash dividends declared per share represent Bergen's historical dividends, adjusted to give retroactive effect to the two-for-one stock split paid by Bergen in December 1998. Bergen's cash dividend paid during the first quarter of fiscal 1999 was declared during the fourth quarter of fiscal 1998.

COMPARATIVE PER SHARE DATA

    We have set forth below information concerning earnings, cash dividends declared and book value per share for PharMerica and Bergen on both historical and pro forma combined bases and on a per share equivalent pro forma basis for PharMerica. We have derived the pro forma combined earnings per share from the "Unaudited Pro Forma Condensed Combined Financial Information" presented elsewhere in this document (which accounts for the merger as a purchase rather than as a pooling of interests). Pro forma combined cash dividends declared per share reflect Bergen cash dividends declared in the periods indicated. Book value per share for the pro forma combined presentation is based upon outstanding shares of Bergen common stock, adjusted to include the estimated number of shares of Bergen common stock to be issued in the merger for outstanding shares of PharMerica common stock at the time the merger is completed. The per share equivalent pro forma combined data for shares of PharMerica common stock is based on the assumed conversion of each share of PharMerica common stock into 0.275 of a share of Bergen common stock based upon the exchange ratio. See "The Merger Agreement--Merger Consideration; Conversion of Securities." You should read the information set forth below in conjunction with the respective audited and unaudited financial statements of Bergen and PharMerica incorporated by reference in this document and the "Unaudited Pro Forma Condensed Combined Financial Information" and the notes thereto presented elsewhere in this document. See "Where You Can Find More Information."

                                                                           AT OR FOR THE         AT OR FOR THE
                                                                        TWELVE MONTHS ENDED    THREE MONTHS ENDED
                                                                         SEPTEMBER 30, 1998    DECEMBER 31, 1998
                                                                        --------------------  --------------------
BERGEN--HISTORICAL (1)
  Earnings per share--diluted.........................................       $     0.03            $     0.27
  Cash dividends declared per share (2)...............................       $    0.315            $   --
  Book value per share................................................       $     6.11            $     6.45

PHARMERICA--HISTORICAL
  (Loss) earnings per share--diluted..................................       $    (1.26)           $     0.07
  Cash dividends declared per share...................................       $   --                $   --
  Book value per share................................................       $     4.78            $     4.84

BERGEN AND PHARMERICA--PRO FORMA
COMBINED
  (Loss) earnings per share--diluted..................................       $    (0.02)           $     0.25
  Cash dividends declared per share...................................       $    0.254            $   --
  Book value per share................................................       $     9.81            $    11.89

EQUIVALENT PRO FORMA COMBINED PER
SHARE OF PHARMERICA COMMON STOCK
  (Loss) earnings per share--diluted..................................       $    (0.01)           $     0.07
  Cash dividends declared per share...................................       $     0.07            $   --
  Book value per share................................................       $     2.70            $     3.27

------------------------------

(1) Bergen's per share data has been adjusted to give retroactive effect to a two-for-one stock split paid by Bergen on December 1, 1998.

(2) On September 24, 1998, Bergen declared a $0.075 per share quarterly dividend that was paid on December 1, 1998 to shareowners of record as of November 2, 1998. This $0.075 payment constituted Bergen's dividend for the quarter ended December 31, 1998. Ordinarily, the dividend for that quarter is not declared until November. However, in order to make its dividend announcement at the same time that Bergen announced a 2-for-1 stock split, Bergen declared this dividend early. For accounting purposes, this dividend has been recorded in the quarter ended September 30, 1998, resulting in a larger than usual dividend in that quarter and no dividend during the quarter ended December 31, 1998.

                                  RISK FACTORS

    IN CONSIDERING WHETHER TO VOTE IN FAVOR OF THE MERGER BETWEEN OUR COMPANIES, YOU SHOULD CONSIDER ALL THE INFORMATION WE HAVE INCLUDED IN THIS DOCUMENT AND ITS ANNEXES AND ALL THE INFORMATION INCLUDED IN THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THIS DOCUMENT. IN ADDITION, YOU SHOULD PAY PARTICULAR ATTENTION TO THE FOLLOWING RISK FACTORS RELATED TO THE MERGER. THESE FACTORS ARE IMPORTANT AND WE HAVE NOT BEEN ABLE TO QUANTIFY THEIR POTENTIAL EFFECTS ON THE COMBINED COMPANY THAT WILL RESULT FROM THE MERGER.
WE HAVE AGREED TO A FIXED EXCHANGE RATIO EVEN THOUGH OUR STOCK PRICES WILL FLUCTUATE.

    Upon completion of the merger, each outstanding share of PharMerica common stock will be converted into 0.275 of a share of Bergen common stock. This exchange ratio is a fixed ratio that will not be adjusted despite any increase or decrease in the price of either Bergen common stock or PharMerica common stock. The price of Bergen common stock at the time the merger is completed may be higher or lower than its price on the date of this document or on the date of the meetings of stockholders. Changes in the business, operations or prospects of Bergen or PharMerica, separate or combined, changes in market assessments of Bergen's or PharMerica's business, operations or prospects or in market assessments of the likelihood that the merger will be completed, regulatory considerations, general market and economic conditions, or other factors may affect the prices of Bergen common stock, PharMerica common stock or both. Most such factors are beyond our control. Since the merger will be completed only after all the conditions to the merger are satisfied, including our stockholder meetings, there is no way to be sure that the price of Bergen common stock on the date of the meetings will be indicative of the price of Bergen common stock at the time the merger is completed. Thus, at the time of the PharMerica special meeting, stockholders of PharMerica will not know the exact value of the shares that they will receive when the merger is completed. We urge you to obtain current market quotations for both Bergen common stock and PharMerica common stock.

IF WE DO NOT SUCCESSFULLY INTEGRATE OUR BUSINESSES, THE COMBINED COMPANY MAY BE ADVERSELY AFFECTED.

    In deciding that the merger is in the best interests of our respective stockholders, the Bergen board of directors and the PharMerica board of directors considered the potential complementary effects of combining our companies. However, the process of integrating separate businesses involves a number of special risks, including the possibility that the business cultures of the two companies may not mesh, the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems in retaining PharMerica employees, challenges in retaining customers and potential adverse effects on operating results. Unlike most of Bergen's and PharMerica's prior acquisitions, this transaction involves the combination of two significantly different businesses. As a result, management may be required to respond to business issues that differ from the types of business issues that they have typically confronted.

IF OUR INFORMATION SYSTEMS EXPERIENCE INTERRUPTION DUE TO YEAR 2000 COMPLIANCE PROBLEMS, OUR BUSINESS AND FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED.

    Both PharMerica and Bergen have active Year 2000 programs designed to assure that our companies have addressed their hardware and software needs and have remediated any Year 2000 compliance issues. Given the complexity of this issue, we cannot assure you that our systems or the systems of our vendors, customers, payors or other third parties will not encounter difficulties as we approach or when we reach the Year 2000. There is a risk that the difficulties inherent in integrating the hardware and software systems of our two companies will be increased by the need to resolve Year 2000 issues at the same time that integration plans are progressing.

BERGEN MAY BE ADVERSELY AFFECTED BY THE PHARMERICA DEBT THAT IT ASSUMES IN THE MERGER.

    As of December 31, 1998, PharMerica had approximately $597.7 million of long-term debt, including the current portion of that debt. Approximately $259.7 million of that debt will become due upon consummation of the merger, absent consent from the lender. Bergen may refinance this and other indebtedness. The inclusion of PharMerica's debt on Bergen's consolidated balance sheet will increase Bergen's net debt to total capitalization ratios, which could negatively impact Bergen's cost of capital. Bergen anticipates that it may be necessary to access the public and private debt and equity markets after the merger is completed in order to address the impact of the merger on Bergen's debt to capitalization ratios. Bergen cannot provide assurances that any such financing will be available to Bergen on terms satisfactory to Bergen. Such financings may dilute the holdings of current and future Bergen stockholders, including PharMerica stockholders who will be Bergen stockholders after the merger.

BERGEN'S STRATEGY OF PURSUING ACQUISITIONS IN ORDER TO CONTINUE TO EXPAND AND DIVERSIFY MAY RESULT IN FURTHER INTEGRATION ISSUES IN THE FUTURE.

    An important element of Bergen's growth strategy will continue to be to pursue complementary, strategic acquisitions. As Bergen regularly reviews acquisition opportunities, acquisitions that Bergen may pursue in the future may present a number of special risks, similar to those that may be confronted in connection with the merger of PharMerica and Bergen. If Bergen is unable to successfully complete and integrate strategic acquisitions in a timely manner in the future, Bergen's growth strategy may be impaired.

THE EXPECTED ADVANTAGES OF THE MERGER MAY NOT BE REALIZED IF WE DO NOT ACHIEVE CERTAIN COST SAVINGS AND OTHER BENEFITS.

    We believe that significant benefits, including cost savings and the potential for new business opportunities, are achievable as a result of the merger. Our planning is based upon many assumptions, including assumptions regarding future sales and expense levels and other operating results, timing of certain events, general industry, regulatory and business conditions and other matters, many of which are beyond the control of the combined company. Our belief that cost savings and revenue enhancements are achievable are forward-looking statements that are inherently uncertain. The combined company's actual cost savings and revenue enhancements, if any, could differ materially from those projected if our assumptions prove to be unfounded.

CERTAIN PHARMERICA OFFICERS AND DIRECTORS WILL RECEIVE CERTAIN BENEFITS IN THE MERGER THAT OTHER PHARMERICA STOCKHOLDERS WILL NOT RECEIVE.

    In considering the recommendation in favor of the merger by the PharMerica board of directors, you should be aware that certain directors and officers of PharMerica may be deemed to have conflicts of interest with respect to the merger. Several officers of PharMerica will have positions with Bergen after the merger (or PharMerica, after it becomes a subsidiary of Bergen in the merger). Also, under certain employee benefit plans or contracts created by PharMerica, some officers of PharMerica are entitled to accelerated vesting of certain benefits as well as extra severance benefits if their employment is terminated in certain circumstances within a specified period after the merger. Further, each of PharMerica's directors and officers will benefit from Bergen's commitment to provide directors and officers liability insurance for a period of six years after the consummation of the merger. The PharMerica board of directors considered these interests, together with other relevant factors, in deciding to recommend that you approve the merger. See "The Merger--Interests of Certain Persons in the Merger."

NEW MEDICARE REIMBURSEMENT RULES FOR NURSING HOME OPERATORS, WHICH ARE PHARMERICA'S CUSTOMERS, COULD ADVERSELY AFFECT PHARMERICA'S REVENUES FROM SUCH CUSTOMERS.

    In July 1998, the three-year phase-in implementation of the prospective payment system ("PPS") began for skilled nursing facilities that provide care to patients eligible for coverage under Medicare Part A insurance. Under PPS, PharMerica's skilled nursing facility customers will receive a fixed per diem rate to cover the costs of all goods and services provided to Medicare Part A patients, including the costs of pharmaceuticals and other goods and services provided by PharMerica that were previously reimbursed separately under Medicare. While PharMerica will continue to bill facilities on a negotiated fee schedule, the costs of pharmaceuticals are now a direct cost to the facility, rather than a pass-through cost. Therefore, nursing facility customers now have an increased incentive to negotiate with PharMerica to minimize the costs of goods and services provided to patients covered under Medicare Part A. Implementation of PPS may have a material adverse effect on the business, financial condition, or results of operations of PharMerica.

                                  THE MEETINGS

GENERAL

    This joint proxy statement/prospectus is being furnished to stockholders of PharMerica, Inc. ("PharMerica") in connection with the solicitation of proxies by the Board of Directors of PharMerica for use at the special meeting of PharMerica's stockholders to be held on Thursday, April 22, 1999, at PharMerica's corporate headquarters located at 175 Kelsey Lane, Tampa, Florida, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "PharMerica Special Meeting").

    This joint proxy statement/prospectus is also being furnished to stockholders of Bergen Brunswig Corporation ("Bergen") in connection with the solicitation of proxies by the Board of Directors of Bergen for use at the annual meeting of Bergen's stockholders to be held on Thursday, April 22, 1999, at Bergen's corporate headquarters located at 4000 Metropolitan Drive, Orange, California, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Bergen Annual Meeting" and, together with the PharMerica Special Meeting, the "Meetings").

    This joint proxy statement/prospectus, the Notice of the PharMerica Special Meeting and the form of proxy for use at the PharMerica Special Meeting are first being mailed to PharMerica's stockholders on or about March 18, 1999. This joint proxy statement/prospectus, the Notice of the Bergen Annual Meeting and the form of proxy for use at the Bergen Annual Meeting are first being mailed to Bergen's stockholders on or about March 18, 1999.

MATTERS TO BE CONSIDERED AT THE MEETINGS

    PHARMERICA SPECIAL MEETING. At the PharMerica Special Meeting, PharMerica's stockholders will consider and vote on:

    - A proposal (the "PharMerica Merger Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of January 11, 1999, by and among Bergen, Peacock Merger Corp., a wholly owned subsidiary of Bergen ("Subcorp"), and PharMerica (the "Merger Agreement") pursuant to which, among other things, Subcorp will be merged with and into PharMerica (the "Merger") with the result that, at the effective time of the Merger (the "Effective Time"), PharMerica (as the surviving corporation of the Merger, the "Surviving Corporation") will become a wholly owned subsidiary of Bergen, and each outstanding share (other than shares held in treasury by PharMerica, if any, which will be canceled) of the common stock, par value $0.01 per share, of PharMerica ("PharMerica Common Stock") will be converted into 0.275 (the "Exchange Ratio") of a share of Class A Common Stock, par value $1.50 per share, of Bergen ("Bergen Common Stock") with cash paid in lieu of fractional shares. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

    - A proposal (the "PharMerica Adjournment Proposal") for the adjournment of the PharMerica Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the PharMerica Special Meeting to approve the PharMerica Merger Proposal.

    - Such other business as may properly come before the PharMerica Special Meeting or any adjournment or postponement of the PharMerica Special Meeting.

    BERGEN ANNUAL MEETING. At the Bergen Annual Meeting, Bergen's stockholders will consider and vote on:

    - A proposal (the "Bergen Merger Proposal") to authorize the issuance of Bergen Common Stock in connection with the Merger Agreement pursuant to which, among other things, Subcorp will be merged with and into PharMerica with the result that PharMerica, as the Surviving Corporation, will become a wholly owned subsidiary of Bergen, and each outstanding share (other than shares held in treasury by PharMerica, if any, which will be canceled) of PharMerica Common Stock will be converted into 0.275 of a share of Bergen Common Stock. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

    - A proposal to elect four directors (the "Bergen Board Proposal") to serve on the Board of Directors of Bergen for a term of three years.

    - A proposal (the "Bergen Charter Proposal") to amend Bergen's Restated Certificate of Incorporation to increase the number of shares of Bergen Common Stock which Bergen is authorized to issue from 200,000,000 shares to 300,000,000 shares. A copy of the proposed amendment is attached as Annex D to this joint proxy statement/prospectus.

    - A proposal (the "Non-Employee Directors' Stock Plan Proposal") to approve Bergen's 1999 Non-Employee Directors' Stock Plan, a copy of which is attached as Annex E to this joint proxy statement/prospectus.

    - A proposal (the "Management Stock Incentive Plan Proposal") to approve Bergen's 1999 Management Stock Incentive Plan, a copy of which is attached as Annex F to this joint proxy statement/prospectus.

    - A proposal (the "Deferred Compensation Plan Proposal") to approve Bergen's 1999 Deferred Compensation Plan, a copy of which is attached as Annex G to this joint proxy statement/ prospectus.

    - A proposal (the "Management Stock Accumulation Plan Proposal") to approve Bergen's 1999 Management Stock Accumulation Plan, a copy of which is attached as Annex H to this joint proxy statement/prospectus.

    - A proposal (the "Employee Stock Purchase Plan Proposal" and, collectively with the Non-Employee Directors' Stock Plan Proposal, the Management Stock Incentive Plan Proposal, the Deferred Compensation Plan Proposal and the Management Stock Accumulation Plan Proposal, the "Bergen Plan Proposals") to approve Bergen's 1999 Employee Stock Purchase Plan, a copy of which is attached as Annex I to this joint proxy statement/prospectus.

    - A stockholder proposal (the "Stockholder Proposal").

    - Such other business as may properly come before the Bergen Annual Meeting or any adjournment or postponement of the Bergen Annual Meeting.

RECORD DATE; VOTE REQUIRED; VOTING AT THE MEETINGS

    PHARMERICA. The PharMerica Board of Directors has fixed March 12, 1999 as the record date (the "PharMerica Record Date") for determination of PharMerica's stockholders entitled to notice of and to vote at the PharMerica Special Meeting. Accordingly, only holders of PharMerica Common Stock of record at the close of business on the PharMerica Record Date will be entitled to notice of and to vote at the PharMerica Special Meeting. Each holder of record of PharMerica Common Stock on the PharMerica Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the PharMerica Special Meeting. As of the PharMerica Record Date, there were 89,667,106 shares of PharMerica Common Stock outstanding and entitled to vote.

    Under applicable law, assuming that holders of a majority of the shares of PharMerica Common Stock outstanding as of the PharMerica Record Date are present in person or by proxy (the "PharMerica Quorum Condition"), then:

    - The shares voted in favor of the PharMerica Merger Proposal must represent a majority of the shares of PharMerica Common Stock outstanding as of the PharMerica Record Date in order to approve the PharMerica Merger Proposal. Abstentions and broker non-votes with respect to the PharMerica Merger Proposal will have the same effect as votes against the PharMerica Merger Proposal.

    - The shares voted in favor of each other proposal that may be submitted at the PharMerica Special Meeting (including the PharMerica Adjournment Proposal) must represent a majority of the shares present in person or by proxy in order for such matters to be approved. For purposes of this standard, broker non-votes are not considered to be present and thus will have no impact on the outcome of these matters. Abstentions are considered to be present for purposes of this standard and, accordingly, will have the same effect on the outcome of these matters as a negative vote.

Abstentions and broker non-votes will be considered for purposes of determining whether the PharMerica Quorum Condition has been satisfied.

    As of the PharMerica Record Date, the directors and executive officers of PharMerica may be deemed to be beneficial owners of 2,212,942 or 2.5% of the outstanding shares (excluding shares covered by stock options held by such persons) of PharMerica Common Stock, and PharMerica understands that each such person intends to vote in favor of the PharMerica Merger Proposal and the PharMerica Adjournment Proposal. In addition, Bergen has the right to vote 7,819,315 or 8.7% of the outstanding shares of PharMerica Common Stock in connection with the PharMerica Merger Proposal, such shares representing the shares of PharMerica Common Stock owned by Counsel Corporation and its subsidiaries. Bergen acquired this voting right in connection with its acquisition of Stadtlander Drug Company ("Stadtlander") from Counsel Corporation. See "The Merger--Background of the Merger."

    In the event that PharMerica has the right to terminate the Merger Agreement for any reason, the PharMerica Board of Directors may make determinations (1) whether to terminate the Merger Agreement or to waive the condition that gives rise to such right to terminate the Merger Agreement and proceed to consummate the Merger, and (2) if it waives the condition giving rise to such right to terminate and proceeds to consummate the Merger, whether or not to resolicit stockholder approval of the PharMerica Merger Proposal. See "The Merger Agreement--Termination."

    BERGEN. The Bergen Board of Directors has fixed March 12, 1999 as the record date (the "Bergen Record Date") for determination of Bergen's stockholders entitled to notice of and to vote at the Bergen Annual Meeting. Accordingly, only holders of Bergen Common Stock of record at the close of business on the Bergen Record Date will be entitled to notice of and to vote at the Bergen Annual Meeting. Each holder of record of Bergen Common Stock on the Bergen Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the Bergen Annual Meeting. As of the Bergen Record Date, there were 109,327,384 shares of Bergen Common Stock outstanding and entitled to vote.

    Under applicable law and the rules of the New York Stock Exchange, assuming that holders of a majority of the shares of Bergen Common Stock outstanding as of the Bergen Record Date are present in person or by proxy at the Bergen Annual Meeting (the "Bergen Quorum Condition"), then:

    - The shares voted for or against the Bergen Merger Proposal and the Management Stock Incentive Plan Proposal (excluding abstentions and broker non-votes) must represent a majority of the shares of Bergen Common Stock outstanding on the Bergen Record Date (the "Initial Condition") and the shares voted for the Bergen Merger Proposal and the Management Stock Incentive Plan Proposal must exceed the shares voted against such matters (the "Second Condition") in order for the Bergen Merger Proposal and the Management Stock Incentive Plan Proposal to be approved. Abstentions and broker non-votes could affect satisfaction of the Initial Condition, but will have no effect on the satisfaction of the Second Condition.

    - The shares voted for each of the Board nominees must represent a plurality of the shares voted (excluding abstentions and broker non-votes, which will not affect the outcome of the Bergen Board Proposal) in order for such nominees to be elected to Bergen's Board of Directors.

    - The shares voted for each of the other proposals to be submitted at the Bergen Annual Meeting must exceed the shares voted against each of such proposals (excluding abstentions and broker non-votes, which will not affect the outcome with respect to such proposals) in order for such proposals to be approved.

Abstentions and broker non-votes will be considered for purposes of determining whether the Bergen Quorum Condition has been satisfied. For additional information regarding voting requirements applicable to Bergen's stockholders, see "Comparison of Stockholder Rights."

    As of November 1, 1998, the directors, a director emeritus and the executive officers of Bergen and certain of their affiliates may be deemed to be beneficial owners of approximately 6,630,432 or 6.4% of the outstanding shares (excluding shares covered by stock options) of Bergen Common Stock, and Bergen understands that each such person intends to (1) vote in favor of the Bergen Merger Proposal, the Bergen Charter Proposal and each of the Bergen Plan Proposals, (2) vote for each of the nominees for election to Bergen's Board of Directors and (3) vote against the Stockholder Proposal.

    In the event that Bergen has the right to terminate the Merger Agreement for any reason, the Bergen Board of Directors may make determinations (1) whether to terminate the Merger Agreement or to waive the condition that gives rise to such right to terminate the Merger Agreement and proceed to consummate the Merger, and (2) if it waives the condition giving rise to such right to terminate and proceeds to consummate the Merger, whether or not to resolicit stockholder approval of the Bergen Merger Proposal. See "The Merger Agreement--Termination."

VOTING OF PROXIES

    All PharMerica stockholders and Bergen stockholders who are entitled to vote and are represented at the PharMerica Special Meeting (in the case of PharMerica stockholders) or at the Bergen Annual Meeting (in the case of Bergen stockholders) by properly executed proxies received prior to or at such Meeting and not duly and timely revoked will be voted at such Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted, in the case of PharMerica's stockholders, "FOR" approval and adoption of the PharMerica Merger Proposal and the PharMerica Adjournment Proposal or, in the case of Bergen's stockholders, "FOR" approval and adoption of the Bergen Merger Proposal, the Bergen Charter Proposal and each of the Bergen Plan Proposals, "FOR" the election of the Board's nominees for election to the Bergen Board of Directors and "AGAINST" the Stockholder Proposal.

    If any other matters are properly presented at the PharMerica Special Meeting (in the case of PharMerica's stockholders) or at the Bergen Annual Meeting (in the case of Bergen's stockholders) for consideration, the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote on such matters in accordance with their best judgment. Neither PharMerica nor Bergen is aware of any matters expected to be presented at its respective Meeting other than as described in its respective Notice of Meeting.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of PharMerica or the Secretary of Bergen, as the case may be, before the taking of the vote at the applicable Meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares, or (2) attending the applicable Meeting and voting in person. In order to vote in person at either the PharMerica Special Meeting or the Bergen Annual Meeting, PharMerica stockholders and Bergen stockholders, respectively, must attend the applicable Meeting and cast their votes in accordance with the voting procedures established for such Meeting. Attendance at either the PharMerica Special Meeting or the Bergen Annual Meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the applicable Meeting as follows:

FOR BERGEN STOCKHOLDERS:                       FOR PHARMERICA STOCKHOLDERS:
Bergen Brunswig Corporation                    PharMerica Corporation
4000 Metropolitan Drive                        175 Kelsey Lane
Orange, California 92868                       Tampa, Florida 33619
Attn: Milan A. Sawdei, Secretary               Attn: Curtis B. Johnson, Secretary

    PharMerica stockholders and Bergen stockholders who require assistance in changing or revoking a proxy should contact Georgeson & Company Inc., PharMerica's and Bergen's solicitation agent, at the address or phone numbers provided elsewhere in this joint proxy statement/prospectus. See "Where You Can Find More Information."

SOLICITATION OF PROXIES

    Each of PharMerica and Bergen is responsible for the cost of soliciting proxies for the PharMerica Special Meeting and the Bergen Annual Meeting, respectively, subject to the parties' obligations to share the costs of filing, printing and mailing this joint proxy statement/prospectus. See "The Merger Agreement--Termination" and "--Fees and Expenses." In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of PharMerica and Bergen in person or by telephone, telegram or other means. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. PharMerica has retained Georgeson, at an estimated cost of $6,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Bergen has retained Georgeson at an estimated cost of $18,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made by PharMerica and Bergen with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Bergen and PharMerica will reimburse such entities for reasonable expenses incurred in connection with such activity.

PRINCIPAL STOCKHOLDERS

    PHARMERICA. The following table lists the beneficial ownership of each person or group who owns, to PharMerica's knowledge, more than five percent of the outstanding PharMerica Common Stock, based on the number of shares outstanding as of December 31, 1998.

                                                                               AMOUNT AND NATURE OF     PERCENT OF
NAME AND ADDRESS OF                                                            BENEFICIAL OWNERSHIP     OUTSTANDING
BENEFICIAL OWNER                                                                       (2)                SHARES
----------------------------------------------------------------------------  ----------------------  ---------------
Counsel Corporation (1).....................................................          7,819,315                8.7%
The Exchange Tower
Suite 1300, P.O. Box 435
2 First Canadian Place
Toronto, Ontario
Canada M5X1ES

Mellon Bank Corporation.....................................................          5,826,716                6.5%
One Mellon Bank Center
Pittsburgh, Pennsylvania

PRINCIPAL STOCKHOLDERS
PHARMERICA (CONT'D)

                                                                               AMOUNT AND NATURE OF     PERCENT OF
NAME AND ADDRESS OF                                                            BENEFICIAL OWNERSHIP     OUTSTANDING
BENEFICIAL OWNER                                                                       (2)                SHARES
----------------------------------------------------------------------------  ----------------------  ---------------

Eagle Asset Management, Inc.................................................          5,739,109                6.4%
880 Carillon Parkway
St. Petersburg, Florida 33716

Wellington Management Company, LLP..........................................          4,563,283                5.1%
75 State Street
Boston, Massachussetts 02109

------------------------------

(1) Pursuant to an agreement entered into by Bergen and Counsel Corporation in connection with Bergen's acquisition of a wholly owned subsidiary of Counsel Corporation, Bergen has the right (by agreement, proxy and voting trust) to vote each of Counsel Corporation's shares of PharMerica Common Stock at the PharMerica Special Meeting in connection with the PharMerica Merger Proposal. See "The Merger--Background of the Merger."

(2) Based on disclosures made by the beneficial owners in reports on Schedule 13D or 13G filed with the Commission.

    BERGEN. The following table lists the beneficial ownership of each person or group who owns, to Bergen's knowledge, more than five percent of the outstanding Bergen Common Stock, based on the number of shares outstanding and owned as of December 31, 1998.

                                                                                                       PERCENT OF
NAME AND ADDRESS OF                                                            AMOUNT AND NATURE OF    OUTSTANDING
BENEFICIAL OWNER                                                               BENEFICIAL OWNERSHIP      SHARES
----------------------------------------------------------------------------  ----------------------  -------------
Putnam Investments, Inc. ...................................................       7,802,637(1)           7.6%
One Post Office Square
Boston, Massachusetts 02109

Robert E. Martini...........................................................       5,523,518(2)           5.4%
4000 Metropolitan Drive
Orange, California 92868

------------------------------

(1) Based on disclosure made by Putnam Investments, Inc. in a report filed on
    Schedule 13G with the Commission.

(2) Except for 94,812 shares, all shares shown as beneficially owned are those to which Mr. Martini has sole voting and dispositive power, including 370,876 shares which, as of December 31, 1998, may be acquired within 60 days pursuant to the exercise of stock options.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    PHARMERICA. The PharMerica Board of Directors has determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, PharMerica's stockholders. Accordingly, the PharMerica Board of Directors recommends that PharMerica's stockholders vote FOR the approval and adoption of the PharMerica Merger Proposal and the PharMerica Adjournment Proposal.

    BERGEN. The Bergen Board of Directors has determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Bergen. Accordingly, the Bergen Board of Directors recommends that Bergen's stockholders vote FOR the approval and adoption of the Bergen Merger Proposal.

APPRAISAL RIGHTS

    PharMerica stockholders and Bergen stockholders will not be entitled to any appraisal rights under the Delaware General Corporation Law, the New Jersey Business Corporation Act or any other applicable law in connection with the Merger.

                                   THE MERGER

BACKGROUND OF THE MERGER

    Throughout its history, Bergen's dominant business has been the wholesale distribution of pharmaceutical products. Today, Bergen is the nation's largest supplier of pharmaceuticals to the managed care market and the second largest wholesaler to the retail pharmacy market. The wholesale distribution of pharmaceutical products is an extremely competitive business. Such competition stems from substantial consolidation within the industry, resulting in a number of other major wholesale distributors, and the development of large purchasing groups that demand price concessions from drug manufacturers and wholesalers in exchange for substantial volumes of business. These competitive factors have placed significant pressures upon Bergen's profit margins from its pharmaceutical business, which profit margins have generally declined over the past several years.

    The intense pressure on profit margins in the pharmaceutical distribution business has led Bergen and other pharmaceutical wholesalers to seek to diversify their businesses into related health care fields having the potential for greater profit margins. As a result of several acquisitions, including its 1992 acquisition of Durr Medical, Bergen established the distribution of medical and surgical products as a supplement to its wholesale pharmaceutical business. Then, in 1994, Bergen organized what is now known as Bergen Brunswig Specialty Company, which is engaged in the supply of pharmaceutical and oncology products to alternate sites, consisting primarily of physician and clinic accounts.

    Bergen perceives PharMerica's institutional pharmacy business as an important opportunity for Bergen to further diversify its business. Bergen's relationship with PharMerica extends back to 1985, when Bergen commenced supplying pharmaceutical products to Beverly Enterprises. In December 1997, Beverly Enterprises and Capstone Pharmacy Services combined their respective institutional pharmacy businesses to form PharMerica and, at approximately the same time, Bergen entered into a new supply agreement with the combined business (the "Supply Agreement"). As a result of Bergen's long-standing relationship with Beverly Enterprises and the combination of the institutional pharmacy businesses of Beverly Enterprises and Capstone Pharmacy Services, PharMerica became one of Bergen's largest pharmaceutical products customers.

    In July, 1998, PharMerica announced that its preliminary estimate of earnings for the quarter ended June 30, 1998 was below analysts' estimates. After that announcement, the closing sale price of PharMerica's common stock on Nasdaq declined from a pre-announcement level of $9.06 on July 23, 1998 to $5.50 on July 24, 1998. In November, 1998, in conjunction with its announcement of its results for the third quarter of 1998, PharMerica announced a $99.0 million asset impairment charge, a $37.0 million increase to its allowance for doubtful accounts, a $9.2 million restructuring charge and a pre-tax loss of $4.5 million resulting from the sale of its correctional business. On November 6, 1998, the last trading day prior to this announcement, the closing sale price of PharMerica's Common Stock on Nasdaq was $5.09. PharMerica's closing sale price declined to $4.44 per share on November 9, 1998 following this announcement, and continued to trade between $3.50 per share and $4.13 per share throughout November 1998.

    The substantial pressures on PharMerica's business and market capitalization, together with the long-standing relationship between Pharmacy Corporation of America and Bergen, led to preliminary discussions between PharMerica and Bergen regarding strategic alternatives in September 1998. The parties executed a mutual confidentiality agreement on September 28, 1998 and commenced preliminary due diligence with respect to each other's businesses. At that time, discussions contemplated a broad range of possible alternatives, from discussions regarding the nature of the parties' supply arrangement to potential combined business initiatives. At that juncture, a potential business combination was only one of several potential outcomes.

    During October and early November, members of management of Bergen and PharMerica met and participated in telephone conversations on several occasions. The discussions were preliminary in nature, exploring various potential alternatives. Bergen was represented during these conversations principally by its Chief Executive Officer, Donald R. Roden, and its Chief Financial Officer, Neil F. Dimick. PharMerica was represented during these conversations principally by its Chief Executive Officer, C. Arnold Renschler, M.D., and its Chief Financial Officer, David Redmond.

    Separately, during October and November 1998, Bergen negotiated and ultimately executed an agreement providing for the acquisition by Bergen of Stadtlander, a leader in disease specific pharmaceutical care delivery for transplant, HIV and serious mental illness patient populations and a leading provider of pharmaceutical care to the privatized corrections market. The then owner of Stadtlander, Counsel Corporation ("Counsel"), is also the owner of 7,819,315 shares of PharMerica Common Stock. As part of the business arrangement between Counsel and Bergen reflected in a purchase agreement dated as of November 8, 1998, Bergen acquired from Counsel rights to vote Counsel's shares of PharMerica Common Stock in connection with any business combination involving PharMerica. See "The Meetings--Principal Stockholders."

    On November 9, 1998, the same date that Bergen announced that it had entered into a purchase agreement with Stadtlander and acquired the above-mentioned voting rights with respect to Counsel's shares of PharMerica's Common Stock, PharMerica publicly announced that it had retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to advise it in connection with considering various strategic alternatives to enhance stockholder value. DLJ had previously met with PharMerica's Board of Directors on September 22, 1998 to explore potential courses of action. Shortly after its November 9, 1998 announcement, PharMerica advised Bergen and other potential acquirers that it was establishing a "data room" in its Tampa, Florida facilities so that potential acquirers would have access to financial, business and legal due diligence information. PharMerica also advised Bergen and other potential bidders that it would make members of its senior management available to such bidders' representatives and would make presentations regarding PharMerica's business to interested bidders.

    On November 24 and 25, 1998, Bergen's management, investment bankers, auditors and outside legal counsel met in Florida with PharMerica's management and investment bankers to receive background information regarding PharMerica. Bergen was represented in these meetings by Donald R. Roden, Neil F. Dimick, Bergen's Chief Legal Officer Milan A. Sawdei and other Bergen representatives, including representatives of its investment banking firm, NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery"). PharMerica's presentations were made by several members of PharMerica's senior management, including C. Arnold Renschler, M.D., and David Redmond. Representatives of DLJ were present and participated in discussions with NationsBanc Montgomery and senior officers of both Bergen and PharMerica.

    During the course of this two-day due diligence session, representatives of management of Bergen and PharMerica and their respective financial advisors spoke from time to time regarding the process that PharMerica intended to follow in connection with its negotiations with Bergen and other potential bidders. Bergen was advised by PharMerica that no determination had yet been made as to whether or not to engage in a business combination transaction. PharMerica also advised Bergen that it was informing all potential bidders that if they intended to propose a business combination with PharMerica, written proposals were to be delivered to PharMerica no later than December 16, 1998, one day in advance of a scheduled meeting of PharMerica's Board of Directors at which the PharMerica Board intended to review written proposals.

    During the period between the introductory meetings in Florida on November 24-25, 1998 and December 15, 1998, Bergen and its legal, accounting and financial advisors continued Bergen's due diligence investigation of PharMerica. NationsBanc Montgomery conferred from time to time with DLJ during this period in order to obtain further information regarding PharMerica and to assure that no changes had been made in the timetable suggested by PharMerica. Also during this time period, 17 other potential bidders expressed interest in PharMerica, signed confidentiality agreements with PharMerica and were sent confidential information regarding PharMerica. On December 10, 1998, one of such potential bidders met in Florida with PharMerica's management and investment bankers to receive background information on PharMerica and to conduct due diligence in the PharMerica "data room."

    On December 15, 1998, a special meeting of the Executive Committee of Bergen's Board of Directors was held to review, and ultimately authorize the submission of, a proposal regarding a potential business combination between Bergen and PharMerica. Messrs. Roden and Dimick, as representatives of management, outlined the background of the proposed transaction, described PharMerica and its business and reviewed with the Executive Committee the potential benefits and risks associated with the proposal.

    On December 16, 1998, Bergen submitted a proposal letter and a proposed merger agreement to PharMerica for its consideration. The proposal letter referred both to a proposed price and to issues that required further evaluation before a final offer could be made. PharMerica also received proposals from two other bidders on December 16, 1998.

    On December 17, 1998, Bergen's Board of Directors conducted a regularly scheduled meeting. At that meeting, management made a presentation regarding the proposed business combination that was similar to the presentation made to Bergen's Executive Committee two days earlier. No formal action was taken by Bergen's Board at that time regarding the proposed business combination.

    On December 17, 1998, PharMerica's Board of Directors met in Tampa, Florida to, among other things, consider the three proposals that had been received from potential bidders, including the Bergen proposal. PharMerica's Chief Financial Officer and General Counsel, as well as representatives of DLJ and PharMerica's outside legal counsel, also attended this meeting. The PharMerica Board evaluated all of the proposals with the assistance of the DLJ representatives and outside legal counsel. The Board did not approve any one of the proposals. The Board directed management to remain receptive to proposals from all interested parties, but also determined that if Bergen's proposed exchange ratio were to increase, the Board would permit management to negotiate exclusively with Bergen for a reasonable period of time.

    Following the December 17, 1998 PharMerica Board meeting, several telephone conversations were held among Bergen's management and financial advisors and PharMerica's management and financial advisors. The principal areas of negotiation were the exchange ratio which Bergen was willing to offer and the due diligence issues which Bergen would find necessary to resolve before entering into a merger agreement. On December 22, 1998, negotiations reached the point where PharMerica advised Bergen that it was willing to negotiate exclusively with Bergen until January 8, 1999 to determine whether the parties could reach agreement on a definitive merger agreement.

    During the following two weeks, Bergen continued its due diligence review of PharMerica. During this time period, counsel for Bergen and PharMerica also negotiated the terms of the merger agreement and reviewed several revised drafts of that document.

    On January 8, 1999, Bergen's Board of Directors met to review the proposed merger agreement. Messrs. Roden and Dimick updated the Board on the steps that had been taken since December 17, 1998 and, together with counsel, described to the Board the results of Bergen's due diligence efforts. Representatives of NationsBanc Montgomery reviewed with the Board the principal financial terms of the proposed transaction and orally advised the Board that subject to resolution of the final terms of the Merger Agreement NationsBanc Montgomery was prepared to provide Bergen with an opinion that the consideration to be paid by Bergen pursuant to the Merger was fair to Bergen from a financial point of view. At that meeting, the Bergen Board of Directors authorized Bergen's management to execute the proposed merger agreement, subject to such changes as management determined to be in the best interest of Bergen and its stockholders.

    PharMerica's Board also met on January 8, 1999. PharMerica's Chief Financial Officer and General Counsel, as well as PharMerica's financial advisors and outside legal counsel, attended this meeting. PharMerica's management informed the Board of the status of the negotiations with Bergen and described the material terms that had been agreed upon and certain material terms that remained subject to further negotiation. The Board directed management to complete the negotiations and scheduled another meeting on January 10, 1999. The meeting of PharMerica's Board was adjourned without any formal action being taken to approve the merger agreement.

    The parties continued to negotiate the merger agreement on January 9 and 10, 1999. On January 10, 1999, C. Arnold Renschler, M.D., met personally with Bergen's financial advisors and senior management to negotiate open matters. The parties' financial advisors and attorneys also participated in extensive negotiations during this two-day period.

    On January 10, 1999, PharMerica's Board of Directors met again to consider the proposed merger agreement. Once again, PharMerica's Chief Financial Officer and General Counsel, as well as PharMerica's financial advisors and outside legal counsel, attended the meeting. PharMerica's management and PharMerica's financial and legal advisors presented the terms of the proposed merger agreement to the Board. In addition, representatives of DLJ presented an analysis of the financial terms of the proposed merger and informed the Board that DLJ was of the opinion that the consideration to be received by PharMerica's stockholders in the proposed merger was fair from a financial point of view. DLJ subsequently delivered a written opinion to that effect to the Board, a copy of which is set forth as Annex B to this joint proxy statement/prospectus. At the conclusion of this meeting, PharMerica's Board authorized management to execute the proposed merger agreement, subject to such changes as management of PharMerica determined to be in the best interest of PharMerica and its stockholders.

    On January 10, 1999, upon completion of negotiations and resolution of the final terms of the Merger Agreement, NationsBanc Montgomery again orally advised Bergen's management that it continued to believe that the consideration to be paid by Bergen pursuant to the Merger was fair to Bergen from a financial point of view. Subsequently, NationsBanc Montgomery provided Bergen with a written opinion to that effect. Such opinion was, in form and substance, a copy of which is set forth as Annex C to this joint proxy statement/prospectus.

    In the morning of January 11, 1999, the Merger Agreement was executed by Bergen and PharMerica and public announcement of the Merger was made immediately thereafter.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    PHARMERICA. The PharMerica Board, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, consulted with PharMerica's legal and financial advisors, as well as with PharMerica's management, and considered a number of factors, including the following (the order of which does not necessarily reflect their relative significance):

    - the consideration to be received by PharMerica's stockholders in the Merger, including the fact that the Exchange Ratio represents, in the PharMerica Board's opinion, an attractive price based on PharMerica's historical performance and also represents a significant premium (on a per share basis) over the recent market price of the PharMerica Common Stock;

    - the ability of PharMerica's stockholders to continue to participate in the growth of the business conducted by PharMerica and Bergen after the Merger and to benefit from the potential appreciation in the value of the Bergen Common Stock, while generally obtaining tax-free treatment for the shares of Bergen Common Stock received in the Merger;

    - the belief that a combined Bergen and PharMerica would be better prepared to respond to the regulatory and other changes affecting the long-term care industry; and

    - the concern that the recent performance of PharMerica and its existing debt levels would make it difficult for PharMerica to access debt and equity markets to take advantage of opportunities in its business or continue to acquire other institutional pharmacy or related businesses.

    The PharMerica Board has determined that the Merger is fair to, and in the best interests of, PharMerica's stockholders. However, all business combinations, including the Merger, also include certain risks and disadvantages. Potential risks and disadvantages to PharMerica's stockholders identified by the PharMerica Board and management include the following (the order of which does not necessarily reflect their relative significance):

    - the Merger may not be consummated;

    - the value of the Bergen Common Stock may fluctuate;

    - the perceived benefits of the Merger may not be realized;
    - employees and customers of PharMerica may react negatively to the Merger; and

    - other matters described under "Risk Factors" and "A Warning About Forward Looking Statements."

    The PharMerica Board believed and continues to believe that these potential risks and disadvantages are outweighed by the potential benefits anticipated from the Merger.

    The foregoing discussion of factors considered by the PharMerica Board is not intended to be exhaustive. In view of the wide variety of factors, risks and disadvantages considered in connection with its evaluation of the Merger, the PharMerica Board did not find it practicable to, and did not, quantify or assign any relative or specific weights to the foregoing matters, and individual directors may have deemed different matters more significant than others.

    FOR THE REASONS DISCUSSED ABOVE, THE PHARMERICA BOARD HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, PHARMERICA'S STOCKHOLDERS. ACCORDINGLY, THE PHARMERICA BOARD RECOMMENDS THAT PHARMERICA'S STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE PHARMERICA MERGER PROPOSAL AND THE PHARMERICA ADJOURNMENT PROPOSAL.

    BERGEN. In reaching its decision to approve the Merger Agreement, the Bergen Board consulted with its legal and financial advisors as well as with Bergen's management and considered a number of factors, including the following (the order of which does not necessarily reflect their relative significance):

    - the opportunity to leverage Bergen's core competencies of purchasing and logistics management into the rapidly expanding long-term care and alternate site markets;

    - the opportunity to diversify into a line of business with higher potential profit margins than Bergen's core wholesale pharmaceutical business;

    - the opportunity to eliminate costs in the distribution channel between manufacturers and patients;

    - management's expectation that efficiencies from the Merger should have an accretive effect on the earnings of the combined company, as compared to Bergen's stand-alone earnings expectations;

    - the opportunity to build more effective pharmaceutical purchasing alliances with a larger customer base, making the combined company a more attractive trading partner to pharmaceutical manufacturers;

    - the ability to capture and analyze data relating to PharMerica's core customer base and then amplify the value of product and service offerings;

    - the addition of certain members of PharMerica's management team; and

    - the presentation and opinion of NationsBanc Montgomery, Bergen's financial advisor, that, as of the date of its opinion and subject to the factors and assumptions set forth in its opinion, the consideration to be paid by Bergen pursuant to the Merger is fair, from a financial point of view, to Bergen.

    The Bergen Board has determined that the Merger is fair to, and in the best interests of, Bergen. However, all business combinations, including the Merger, also include certain risks and disadvantages. Potential risks and disadvantages to Bergen's stockholders identified by the Bergen Board and Bergen's management in considering the Merger include the following (the order of which does not necessarily reflect their relative significance):

    - the time and resources required to complete the Merger, with the completion of the Merger being subject to several conditions, including regulatory and stockholder approvals (see "The Merger
      Agreement--Conditions");

    - the difficulties inherent in combining and integrating two companies that currently operate in different sectors of the health care industry;

    - the addition of goodwill to Bergen's balance sheet, since the Merger will be accounted for as a purchase;

    - the potentially negative impact on Bergen's current debt rating due to the debt assumed;

    - the risks associated with PharMerica's disclosed contingent liabilities;
      and

    - the distraction caused by seeking to integrate a business that is geographically remote from Bergen's headquarters and that operates in a different sector within the health care industry.

    The Bergen Board believed and continues to believe that these potential risks and disadvantages are greatly outweighed by the potential benefits anticipated to result from the Merger.

    This discussion of the factors considered by the Bergen Board is not intended to be exhaustive. Because of the wide variety of factors considered in connection with its evaluation of the Merger, the Bergen Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions. In addition, individual directors may have given different weights to different factors.

    FOR THE REASONS DISCUSSED ABOVE, THE BERGEN BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, BERGEN. ACCORDINGLY, THE BERGEN BOARD RECOMMENDS THAT BERGEN STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE BERGEN MERGER PROPOSAL.

OPINION OF PHARMERICA'S FINANCIAL ADVISOR

    DLJ was retained by PharMerica to act as its financial advisor in connection with the Merger. In its role as financial advisor to PharMerica, DLJ was asked by PharMerica to render an opinion to the PharMerica Board of Directors as to the fairness to the holders of PharMerica Common Stock, from a financial point of view, of the consideration to be paid to such holders under the Merger Agreement. DLJ delivered to the PharMerica Board of Directors a written opinion (the "DLJ Opinion") dated as of January 10, 1999 to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications in such opinion, the consideration to be received by holders of PharMerica Common Stock was fair, from a financial point of view, to such holders.

    In arriving at its opinion, DLJ reviewed the Merger Agreement together with financial and other information that was publicly available or furnished to it by PharMerica and Bergen, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of PharMerica for the period beginning October 1, 1998 and ending December 31, 2003 prepared by the management of PharMerica and certain financial projections of Bergen for the period beginning October 1, 1998 and ending September 30, 2000 provided by the management of Bergen. In addition, DLJ compared certain financial and securities data of PharMerica and Bergen with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of PharMerica Common Stock and Bergen Common Stock, reviewed prices paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.

    In rendering the DLJ Opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to DLJ from public sources, that was provided to DLJ by PharMerica or Bergen or its representatives, or that was otherwise reviewed by DLJ. With respect to the financial projections supplied to DLJ, DLJ assumed that they had been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of PharMerica and Bergen as to the future operating and financial performance of PharMerica and Bergen, respectively. DLJ did not assume any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by DLJ.

    The DLJ Opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the DLJ Opinion. It should be understood that, although subsequent developments may affect this opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion. The DLJ Opinion was prepared for the PharMerica Board of Directors and is directed only to the fairness of the consideration to be received by the holders of PharMerica Common Stock in the Merger, from a financial point of view; it does not constitute a recommendation to any stockholder on how to vote at the PharMerica Special Meeting. DLJ did not, and was not requested by the PharMerica Board of Directors to, make any recommendation as to the form or amount of the consideration to be paid in the Merger, which issues were resolved in arm's-length negotiations between PharMerica and Bergen. DLJ is expressing no opinion as to the price at which Bergen Common Stock will actually trade at any time. The DLJ Opinion does not address the relative merits of the Merger and other business strategies being considered by the PharMerica Board of Directors, nor does it address the PharMerica Board's decision to proceed with the Merger. The DLJ Opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    THE FULL TEXT OF THE WRITTEN OPINION OF DLJ DATED AS OF JANUARY 10, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF PHARMERICA COMMON STOCK ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY. DLJ'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTION. THE SUMMARY OF THE OPINION OF DLJ SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    The following is a summary of the analyses presented by DLJ to the PharMerica Board of Directors on January 10, 1999 in connection with the preparation of the DLJ Opinion. DLJ's analysis assumes a purchase price per share of $8.94 (the "Transaction Price"), based on the January 8, 1999 closing price of Bergen of $32.50 and a fixed exchange ratio of 0.275 shares of Bergen Common Stock for each share of PharMerica Common Stock. Assuming 90.6 million diluted shares of PharMerica Common Stock outstanding, the Transaction Price represents an equity purchase price of $809.5 million and a total transaction value of approximately $1.4 billion, including the assumption of approximately $545.3 million of PharMerica's net debt.

    SELECTED PUBLICLY TRADED COMPANY ANALYSIS. Using publicly available information, DLJ analyzed, among other things, the implied price per share of PharMerica based on the market values and trading multiples of two selected publicly traded companies in the institutional pharmacy industry. The institutional pharmacy companies consisted of NCS Healthcare, Inc. and Omnicare, Inc. (the "Selected Institutional Pharmacy Companies"). DLJ compared the price per share values of the Selected Institutional Pharmacy Companies as multiples of, among other things, the estimated calendar ("CY") 1998 earnings per share ("EPS"), projected CY 1999 EPS and projected CY 2000 EPS and enterprise values (equity market value, plus total debt and the book value of preferred stock less cash and cash equivalents) of the Selected Institutional Pharmacy Companies as multiples of, among other things, the latest twelve months ("LTM") revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") and, in each case, derived implied price per share values for PharMerica. EPS projections for PharMerica were based on estimates which were provided to DLJ by the management of PharMerica. EPS projections for the Selected Institutional Pharmacy Companies were based upon First Call Research Network consensus research analyst estimates. All multiples were based on closing stock prices as of January 8, 1999. The ranges of multiples of the Selected Institutional Pharmacy Companies were as follows: (i) enterprise value to LTM revenue: 1.1x to 2.4x, implying a price per share for PharMerica of $7.88 to $23.27; (ii) enterprise value to LTM EBITDA: 10.4x to 16.7x, implying a price per share for PharMerica of $8.52 to $16.79; (iii) enterprise value to LTM EBIT: 15.2x to 21.4x, implying a price per share for PharMerica of $9.35 to $15.23; (iv) price per share to estimated CY 1998 EPS:
23.8x to 33.4x, implying a price per share for PharMerica of $8.09 to $11.36;
(v) price per share to projected CY 1999 EPS: 18.4x to 26.1x, implying a price per share for PharMerica of $8.10 to $11.48; and (vi) price per share to projected CY 2000 EPS: 15.6x to 20.7x, implying a price per share for PharMerica of $8.42 to $11.18.

    SELECTED MERGER AND ACQUISITION TRANSACTIONS ANALYSIS. Using publicly available information, DLJ analyzed the implied transaction multiples paid in twelve selected transactions in the institutional pharmacy industry (target / acquiror): CompScript, Inc. / Omnicare, Inc., Vitalink Pharmacy Services, Inc. / Genesis Health Ventures, Inc., American Medserve Corporation / Omnicare, Inc., Pharmacy Corporation of America / Capstone Pharmacy Services, Inc., TeamCare Pharmacy / Vitalink Pharmacy Services, Inc., Symphony Pharmacy Services / Capstone Pharmacy Services, Inc., NeighborCare Pharmacies / Genesis Health Ventures, Inc., Pharmacy Management Services, Inc. / Beverly Enterprises, Inc., Synetic Inc. / Pharmacy Corporation of America, Abbey Pharmaceutical Services / Living Centers of America, Evergreen Pharmaceutical / Omnicare, Inc. and CompuPharm / GranCare, Inc. (the "Selected Transactions"). DLJ analyzed the multiples of the enterprise value in such transactions to LTM revenue, LTM EBITDA and LTM EBIT and price per share in such transactions to EPS for the next projected calendar year ("CY+1 EPS") and EPS for the following projected calendar year ("CY+2 EPS") of the targets in such transactions and the price per share values of PharMerica implied by the transaction multiples. The low, average and high enterprise value to LTM revenue multiples were 0.9x, 1.4x and 1.6x, implying a price per share for PharMerica of $5.39, $11.49 and $13.85. The low, average and high enterprise value to LTM EBITDA multiples were 6.2x, 12.6x and 16.9x, implying a price per share for PharMerica of $2.67, $11.44 and $17.05. The low, average and high enterprise value to LTM EBIT multiples were 7.2x, 17.1x and 35.6x, implying a price per share for PharMerica of $1.28, $11.16 and $28.65. The low, average and high price per share to CY+1 EPS multiples were 19.4x, 20.5x and 39.1x, implying a price per share for PharMerica of $6.60, $6.97 and $13.29. The low, average and high price per share to CY+2 EPS multiples were 15.5x, 16.1x and 27.3x, implying a price per share for PharMerica of $6.82, $7.08 and $12.01.

    No company or business utilized in the "Selected Publicly Traded Company Analysis" is identical to PharMerica. Similarly, no transaction utilized in the "Selected Merger and Acquisition Transactions Analysis" is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of PharMerica and other factors that could affect the public trading value of the companies to which it is being compared. In evaluating the Selected Institutional Pharmacy Companies and Selected Transactions, DLJ made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PharMerica, such as the impact of competition on PharMerica and the industry generally, industry growth and/or technological change and the absence of any adverse material change in the financial conditions and prospects of PharMerica or in the industry or the financial markets in general. Mathematical analysis (such as determining the mean and median) is not, in itself, a meaningful method of using comparable company data.

    PREMIUMS PAID ANALYSIS. DLJ analyzed the range of implied premiums paid over the trading prices one day, one week and one month prior to the announcement date in 86 transactions analyzed between $500 million and $1.5 billion in value since 1996 involving companies not necessarily comparable to PharMerica. The premiums for the selected transactions over the trading prices one day prior to announcement were 0.7% to 82.3%, with an average of 29.8%, implying an average price per share for PharMerica of $8.44. The premiums for the selected transactions over the trading prices one week prior to announcement were 0.5% to 106.9%, with an average of 34.7%, implying an average price per share for PharMerica of $7.75. The premiums for the selected transactions over the trading prices one month prior to announcement were (8.7)% to 163.7%, with an average of 41.6%, implying an average price per share for PharMerica of $5.22.

    DISCOUNTED CASH FLOW ANALYSIS. DLJ performed a discounted cash flow ("DCF") analysis of PharMerica, using projections which were provided to, or otherwise discussed with, DLJ by the management of PharMerica. The DCF for PharMerica was performed using discount rates ranging from 11.0% to 17.0% and estimated terminal EBITDA multiples in 2003 ranging from 8.0x to 12.0x. The analysis yielded implied price per share values for PharMerica ranging from $4.00 to $11.59.

    DLJ also performed certain analyses regarding Bergen Common Stock, including the following:

    SELECTED PUBLICLY TRADED COMPANY ANALYSIS. As part of its analysis, using publicly available information DLJ compared the market values and trading multiples of four selected publicly traded companies in the pharmaceutical distribution industry to Bergen's financial performance, pro forma for the acquisition of Stadtlander Drug Company ("Stadtlander"), as if the transaction closed on January 1, 1999. The pharmaceutical distribution companies consisted of AmeriSource Corporation, Bindley Western Industries, Inc., Cardinal Health, Inc. and McKesson Corporation (the "Selected Pharmaceutical Distribution Companies"). Pro forma results for financial performance and EPS projections for Bergen were provided to DLJ by the management of Bergen. EPS projections for the Selected Pharmaceutical Distribution Companies were based upon First Call Research Network consensus research analyst estimates. All multiples were based on closing stock prices as of January 8, 1999. The multiples of Bergen were as follows: (i) enterprise value to LTM revenue: 0.3x; (ii) enterprise value to LTM
EBITDA: 15.3x; (iii) enterprise value to LTM EBIT: 18.1x; (iv) price per share to estimated CY 1998 EPS: 30.4x; and (v) price per share to projected CY 1999
EPS: 24.8x. The ranges of multiples of the Selected Pharmaceutical Distribution Companies were as follows: (i) enterprise value to LTM revenue: 0.1x to 1.0x, with an average of 0.6x; (ii) enterprise value to LTM EBITDA: 12.2x to 22.6x, with an average of 16.7x; (iii) enterprise value to LTM EBIT: 13.5x to 26.8x, with an average of 19.6x; (iv) price per share to estimated CY 1998 EPS: 23.5x to 40.1x, with an average of 31.7x; and (v) price per share to projected CY 1999
EPS: 20.2x to 31.2x, with an average of 25.7x.

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
    STOCK PRICE AND TRADING HISTORY. DLJ reviewed the daily trading activity, including price and volume statistics, of Bergen Common Stock from January 8, 1998 to January 8, 1999. With respect to Bergen Common Stock, it was noted that, during this period, its daily closing price ranged from a high of $37.19 on January 4, 1999 to a low of $17.06 on August 31, 1998 and the average daily trading volume was approximately 650,000 shares.

    PRO FORMA MERGER ANALYSIS. DLJ analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected EPS of Bergen, pro forma for the acquisition of Stadtlander, as if the transaction closed on January 1, 1999, for the fiscal years ended September 30, 1999 and 2000, based upon financial forecasts which were provided to DLJ by the respective managements of PharMerica and Bergen. The results of the pro forma merger analysis suggested that the Merger would be slightly dilutive to Bergen EPS in fiscal year 1999 and approximately earnings neutral to Bergen EPS in fiscal year 2000, assuming that no cost savings and synergies anticipated by the managements of both companies were achieved, and that the Merger would be approximately earnings neutral to Bergen EPS in fiscal year 1999 and slightly accretive to Bergen EPS in fiscal year 2000, assuming that certain cost savings and synergies anticipated by the managements of both companies were achieved. The actual results achieved by the combined company may vary from projected results and the variations may be material.

    The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the principal elements of the presentation of DLJ to the PharMerica Board of Directors in connection with the preparation of the DLJ Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the acquisition and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness, from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and did not place particular reliance or weight on any individual analysis and ultimately reached its opinion based on the results of all analyses taken as a whole. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    Pursuant to the terms of DLJ's engagement, PharMerica has agreed to pay DLJ for its services in connection with the Merger a financial advisory fee based, in part, on a specified percentage of the total transaction value. Assuming a total transaction value of $1.4 billion, the aggregate financial advisory fee payable to DLJ would be $7.5 million, including $500,000 for rendering its fairness opinion to the Board of Directors of PharMerica. PharMerica also has agreed to reimburse DLJ for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel and to indemnify DLJ and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of DLJ's engagement.

    DLJ is an internationally recognized investment banking firm and was selected by PharMerica based on DLJ's experience, expertise and familiarity with PharMerica. DLJ regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    DLJ has advised PharMerica that, in the ordinary course of business, DLJ and its affiliates may actively trade or hold the securities of PharMerica and Bergen for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. DLJ

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
has, in the past, provided financial advisory and investment banking services to PharMerica unrelated to the Merger, including acting as lead manager for PharMerica's $325 million offering of Senior Subordinated Notes in March 1998, for which DLJ received usual and customary compensation. In addition, DLJ and its affiliates may in the future provide investment banking services to Bergen.

OPINION OF BERGEN'S FINANCIAL ADVISOR

    Pursuant to an engagement letter dated December 14, 1998 (the "Engagement Letter"), Bergen retained NationsBanc Montgomery to act as its financial advisor in connection with the Merger. NationsBanc Montgomery is a nationally recognized investment banking firm and, as part of its activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Bergen selected NationsBanc Montgomery as its financial advisor on the basis of NationsBanc Montgomery's experience and expertise in transactions similar to the Merger, its reputation in the healthcare industry and investment community, and its historical commercial banking relationship with Bergen.

    On January 8, 1999, NationsBanc Montgomery delivered to Bergen's Board of Directors its oral opinion, subject to the resolution of the final terms of the Merger Agreement, that the consideration to be paid by Bergen pursuant to the Merger was fair to Bergen from a financial point of view. On January 10, 1999, following the completion of negotiations and resolution of the final terms of the Merger Agreement, NationsBanc Montgomery delivered to Bergen its oral opinion, subsequently confirmed in writing, that the consideration to be paid by Bergen pursuant to the Merger was fair to Bergen from a financial point of view. The amount of such consideration was determined pursuant to negotiations between Bergen and PharMerica and not pursuant to recommendations from NationsBanc Montgomery. No limitations were imposed by Bergen on NationsBanc Montgomery with respect to the investigations made or procedures followed in rendering its opinion. NationsBanc Montgomery was not requested to, nor did it, advise Bergen with respect to alternatives to the Merger or Bergen's underlying decision to proceed with or effect the Merger.

    The full text of NationsBanc Montgomery's written opinion to Bergen's Board of Directors is attached hereto as Annex C, is incorporated herein by reference and should be read carefully and in its entirety in connection with this joint proxy statement/prospectus. The following summary of NationsBanc Montgomery's opinion is qualified in its entirety by reference to the full text of the opinion. NationsBanc Montgomery's opinion is directed to Bergen's Board of Directors and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. NationsBanc Montgomery's opinion addresses only the financial fairness of the consideration to be paid by Bergen pursuant to the Merger and does not address the relative merits of the Merger or any alternatives to the Merger, the underlying decision of Bergen's Board of Directors to proceed with or effect the Merger or any other aspect of the Merger. In furnishing its opinion, NationsBanc Montgomery did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act, and statements to such effect are included in the NationsBanc Montgomery opinion.

    In connection with its opinion, NationsBanc Montgomery, among other things:
(i) reviewed certain publicly available financial and other data with respect to PharMerica and Bergen, including the consolidated financial statements for recent years and interim periods to September 30, 1998 and certain other relevant financial and operating data relating to PharMerica made available to NationsBanc Montgomery from published sources and from the internal records of PharMerica; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, PharMerica Common Stock and Bergen Common Stock; (iv) compared PharMerica from a financial point of view with certain other companies in the institutional pharmacy industry which NationsBanc Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations in the institutional pharmacy industry which NationsBanc Montgomery deemed to be comparable,

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
in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of PharMerica and Bergen certain information of a business and financial nature regarding PharMerica, furnished to NationsBanc Montgomery by them, including financial forecasts and related assumptions of PharMerica; (vii) reviewed financial forecasts of Bergen provided to NationsBanc Montgomery by management of Bergen; (viii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Bergen's counsel; and (ix) performed such other analyses and examinations as NationsBanc Montgomery has deemed appropriate.
    In connection with its review, NationsBanc Montgomery has not assumed any obligation independently to verify the foregoing information and has relied on its being accurate and complete in all material respects. With respect to the financial forecasts for PharMerica and Bergen provided to NationsBanc Montgomery by their respective managements, upon their advice and with the consent of Bergen's Board of Directors, NationsBanc Montgomery has assumed for purposes of its opinion that the forecasts, including the earn-out estimates on PharMerica acquisitions, have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective management at the time of preparation as to the future financial performance of PharMerica and Bergen and that they provide a reasonable basis upon which NationsBanc Montgomery could form its opinion. Bergen and PharMerica do not publicly disclose internal management forecasts of the type provided by their respective managements to NationsBanc Montgomery in connection with NationsBanc Montgomery's review of the Merger. Such forecasts were not prepared with a view toward public disclosure. In addition, such forecasts were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. NationsBanc Montgomery has assumed no liability for such forecasts. With respect to the forecasts for PharMerica, NationsBanc Montgomery has adjusted such forecasts to reflect the realization of certain projected operational synergies with Bergen, the estimated payouts on existing executive contracts and the costs required to upgrade systems for compliance purposes, in each case based on estimates provided by Bergen's management. NationsBanc Montgomery has not adjusted such forecasts to reflect other possible future events, such as further changes in Medicare and Medicaid laws regarding reimbursement rates for pharmaceutical services provided to long-term care and assisted living facilities, or acquisitions of or by significant preferred provider customers of PharMerica, and NationsBanc Montgomery has assumed that PharMerica will continue to service all existing preferred provider customers on the same terms as currently in effect. NationsBanc Montgomery has discussed the adjusted forecasts with management of Bergen and they have acknowledged NationsBanc Montgomery's use of such adjusted forecasts in arriving at its opinion. NationsBanc Montgomery has further assumed that there have been no material changes in PharMerica's assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to NationsBanc Montgomery. In addition, NationsBanc Montgomery has not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of PharMerica, nor has NationsBanc Montgomery been furnished with any such appraisals. NationsBanc Montgomery has relied on advice of counsel and independent accountants to Bergen as to all legal and financial reporting matters with respect to PharMerica, the Merger and the Merger Agreement, including the legal status and financial reporting of litigation involving PharMerica. In that regard, NationsBanc Montgomery has assumed that no additional litigation reserves for PharMerica will be required to cover PharMerica's exposure for existing and future litigation and/or enforcement proceedings brought by government and/or private parties. NationsBanc Montgomery has assumed, with the consent of Bergen's Board of Directors, that the Merger will be consummated in accordance with the terms described in the January 10, 1999 draft of the Merger Agreement, without further amendment thereto, and without any waiver by Bergen of any of the conditions to its obligations thereunder, and in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and all other applicable federal and state statutes, rules and regulations. Bergen has informed NationsBanc Montgomery, and NationsBanc Montgomery has assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, NationsBanc Montgomery's opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to NationsBanc Montgomery as of, the date hereof. Accordingly, although subsequent developments may affect its opinion, NationsBanc Montgomery has not assumed any obligation to update, revise or reaffirm its opinion.

    Set forth below is a brief summary of the report presented by NationsBanc Montgomery to Bergen's Board of Directors on January 8, 1999 in connection with its opinion, as updated through January 10, 1999.

    SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS. NationsBanc Montgomery compared the implied value of the consideration to be paid by Bergen to certain financial and stock market information of two publicly-traded companies engaged in the institutional pharmacy business, which are not owned by long-term care companies, and that NationsBanc Montgomery believed were comparable in certain respects to PharMerica (the "Comparable Companies"). The Comparable Companies were Omnicare, Inc. and NCS Healthcare, Inc. The Comparable Companies were chosen by NationsBanc Montgomery as companies that, based on publicly available data, possess general business, operating and financial characteristics representative of companies in the industry in which PharMerica operates, although NationsBanc Montgomery recognizes that each of the Comparable Companies is distinguishable from PharMerica in certain respects.

    For each of the Comparable Companies and PharMerica, NationsBanc Montgomery obtained certain publicly available financial data, including last twelve months ("LTM") revenues, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), projected calendar year 1999 earnings per share ("EPS"), recently reported total debt and cash and cash equivalents, and closing stock prices as of January 8, 1999. Calendar year 1999 EPS estimates for the Comparable Companies were based on analysts' estimates as reported by First Call, a market research database, and calendar year 1999 earnings estimates for PharMerica were based on internal estimates of the management of PharMerica.

    NationsBanc Montgomery also compiled aggregate value (defined as equity value plus debt less cash and cash equivalents) for each of the Comparable Companies and PharMerica implied in the Merger.

    Based on this data, NationsBanc Montgomery calculated the following ratios for each of the Comparable Companies and PharMerica implied in the Merger: the multiple of aggregate value to LTM revenues, the multiple of aggregate value to LTM EBITDA, the multiple of current stock price to projected 1999 EPS, and the multiple of aggregate value to projected calendar year 1999 earnings. NationsBanc Montgomery also calculated the multiple of aggregate value to calendar year 1999 earnings for PharMerica including the estimated operational synergies projected by Bergen ("synergies").

    The aggregate value to LTM revenues for the Comparable Companies ranged from 1.2x to 3.0x, and averaged 2.1x compared to 1.1x for PharMerica implied in the Merger. The aggregate value to LTM EBITDA for the Comparable Companies ranged from 14.0x to 19.5x, and averaged 16.8x compared to 10.0x for PharMerica implied in the Merger. The aggregate equity value to projected calendar year 1999 earnings ranged from 18.4x to 26.1x, and averaged 22.3x compared to 18.5x for PharMerica implied in the Merger, excluding estimated synergies. The aggregate value to projected calendar year 1999 earnings ranged from 18.4x to 26.1x, and averaged 22.3x compared to 18.0x for PharMerica implied in the Merger, including estimated synergies.

    SELECTED COMPARABLE MERGERS AND ACQUISITIONS ANALYSIS. NationsBanc Montgomery reviewed certain financial data for 18 recently announced mergers and acquisitions in the institutional pharmacy industry that were deemed to be comparable to the Merger (the "Comparable Acquisitions"). The Comparable Acquisitions included Omnicare, Inc.'s acquisitions of Extendicare Health Services, CompScript, Inc., and American Medserve Corporation; Genesis Health Ventures' acquisitions of Vitalink Pharmacy Services and Neighborcare Pharmacies; Capstone Pharmacy's acquisitions of Med-Tec Pharmaceutical, Willowood Services, PharmaCare, Pharmacy Corporation of America, IMD Corporation, Algers Health Services, Clinical Care, Institutional Pharmacy, Inc., Happy Harry's, Symphony Pharmacies, and Geri-Care Systems; and Vitalink Pharmacy Services' acquisitions of TeamCare Pharmacy and Medisco Pharmacies.

    For each of the companies acquired in the Comparable Acquisitions, NationsBanc Montgomery obtained certain publicly available financial data, including LTM revenues, LTM EBITDA, and the number of long-term care pharmacy beds served ("beds").

    NationsBanc Montgomery also compiled aggregate value for each of the companies acquired in the Comparable Acquisitions.

    For each of the Comparable Acquisitions, NationsBanc Montgomery calculated, among other things, the ratio of aggregate value to LTM revenues, the ratio of aggregate value to LTM EBITDA (available for three transactions), and the ratio of aggregate value to the beds (available for 14 transactions). All multiples were based on publicly available information at the time of the announcement of the Comparable Acquisitions.

    The aggregate value to LTM revenues for the Comparable Acquisitions ranged from 0.5x to 1.9x, and averaged 1.3x compared to 1.1x for PharMerica implied in the Merger. The aggregate value to LTM EBITDA for the Comparable Acquisitions ranged from 9.9x to 27.0x, and averaged 17.7x compared to 10.0x for PharMerica implied in the Merger. The aggregate value to beds for the Comparable Acquisitions ranged from $882 per bed to $4,887 per bed, and averaged $3,050 compared to $3,643 for PharMerica implied in the Merger.

    NationsBanc Montgomery also reviewed the Comparable Acquisitions for selected transactions in which the consideration paid was greater than $100 million (the "Selected Acquisitions"). The six Selected Acquisitions included Omnicare's acquisitions of Extendicare Health Services and American Medserve Corporation, Genesis Health Ventures' acquisition of Vitalink Pharmacy Services, Capstone Pharmacy's acquisitions of Pharmacy Corporation of America and Symphony Pharmacies, and Vitalink Pharmacy Services' acquisition of Teamcare Pharmacy.

    For each of the Selected Acquisitions, NationsBanc Montgomery calculated, among other things and when available, the ratio of aggregate value to LTM revenues, the ratio of aggregate value to LTM EBITDA (available for three transactions), and the ratio of aggregate value to beds. All multiples were based on publicly available information at the time of the announcement of the Selected Acquisitions.

    The aggregate value to LTM revenues for the Selected Acquisitions ranged from 1.4x to 1.9x, and averaged 1.7x compared to 1.1x for PharMerica implied in the Merger. The aggregate value to LTM EBITDA for the Selected Acquisitions ranged from 9.9x to 27.0x, and averaged 17.7x compared to

10.0x for PharMerica implied in the Merger. The aggregate value to beds for the Selected Acquisitions ranged from $3,396 per bed to $4,887 per bed, and averaged $4,040 compared to $3,643 for PharMerica implied in the Merger.

    No other company or transaction used in the comparable company or comparable transactions analysis as a comparison is identical to PharMerica or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which PharMerica and the Merger are being compared.

    PRO FORMA MERGER ANALYSIS. NationsBanc Montgomery analyzed the impact of the Merger on Bergen's stockholders on a pro forma fully diluted basis for fiscal years 1999 and 2000. NationsBanc Montgomery used internal management estimates for fiscal years 1999 and 2000 for Bergen and PharMerica and performed the analysis with effect to the synergies anticipated by the managements of Bergen and PharMerica to result from the Merger (excluding non-recurring costs resulting from the Merger) in each year. The analysis indicated that, for Bergen's stockholders, the Merger could be accretive in fiscal year 2000 both with and without the realization of the synergies and the Merger could be approximately break-even accretive/dilutive in the last two quarters of fiscal year 1999 both with and without the realization of such synergies. The actual results achieved by the combined company may vary from projected results and the variations may be material.

    DISCOUNTED CASH FLOW ANALYSIS. NationsBanc Montgomery performed a discounted cash flow analysis on certain projected financial statements that were provided to NationsBanc Montgomery by the management of PharMerica.

    In performing this analysis, NationsBanc Montgomery calculated the projected stand-alone unlevered after-tax cash flows of PharMerica for the calendar years 1999 through 2003, as estimated by PharMerica's management through 2000 and by NationsBanc Montgomery and Bergen's management from 2001 through 2003. NationsBanc Montgomery calculated PharMerica's terminal values in calendar year 2003 based on perpetuity earnings growth rates ranging from 3.0% to 5.0%. The unlevered after-tax cash flows and the terminal values were discounted to the present using discount rates ranging from 10.1% to 11.1% based on the beta-derived weighted average cost of capital for PharMerica. This analysis yielded an equity value range for PharMerica of $5.82 to $11.83 per fully diluted share.

    While the foregoing summary describes all analyses and examinations that NationsBanc Montgomery deems material to its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by NationsBanc Montgomery. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. NationsBanc Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to Bergen's Board of Directors. In addition, NationsBanc Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be NationsBanc Montgomery's view of actual value.

    In performing its analyses, NationsBanc Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Bergen and PharMerica. The analyses performed by NationsBanc Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of

NationsBanc Montgomery's analysis of the financial fairness of the consideration to be paid by Bergen pursuant to the Merger and were provided to Bergen's Board of Directors in connection with the delivery of NationsBanc Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

    As described above, NationsBanc Montgomery's opinion and presentation to Bergen's Board of Directors were among the many factors taken into consideration by Bergen's Board of Directors in making its determination to approve, and to recommend that Bergen's stockholders approve, the Merger.

    Pursuant to the Engagement Letter, Bergen agreed to pay NationsBanc Montgomery a cash fee equal to forty basis points (0.40% or forty percent of one percent) of the Consideration, as defined in the Engagement Letter (the "Success Fee"), involved in the acquisition or Minority Investment, as defined in the Engagement Letter, upon consummation of the acquisition of or Minority Investment in PharMerica. NationsBanc Montgomery's fee will not be reduced by any obligation that Bergen may have to any other broker or finder. In addition, if an acquisition of PharMerica for which NationsBanc Montgomery would have been entitled to a fee is not consummated, Bergen will pay NationsBanc Montgomery ten percent (10%) of any "termination," "break-up," "topping" or other fee or of the value of any option Bergen receives, however, no part of these fees will be calculated to include any value attributable to any supply or requirements agreement that may be executed between Bergen and PharMerica and shall not exceed seventy five percent (75%) of the amount that would be earned if NationsBanc Montgomery earned a Success Fee. Bergen's Board of Directors was aware of this fee structure and took it into account in considering NationsBanc Montgomery's opinion and in approving the Merger. The Engagement Letter also calls for Bergen to reimburse NationsBanc Montgomery for its reasonable out-of-pocket costs and expenses incurred by NationsBanc Montgomery in connection with its engagement if a transaction is not consummated. Pursuant to a separate letter agreement, Bergen has agreed to indemnify NationsBanc Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

    In the ordinary course of its business, NationsBanc Montgomery actively trades the equity securities of Bergen and PharMerica for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the PharMerica Board with respect to the Merger Agreement, PharMerica stockholders and Bergen stockholders should be aware that certain officers and directors of PharMerica (or its affiliates) have interests in the Merger that are different from and in addition to the interests of PharMerica stockholders generally. The PharMerica Board was aware of these interests and took them into account in approving the Merger Agreement and the transactions contemplated by it. These interests are summarized below.

    INTERESTS IN COMMON STOCK AND OPTIONS. As of March 12, 1999, the executive officers and directors of PharMerica beneficially owned a total of 2,212,942 shares (excluding shares covered by stock options) of PharMerica Common Stock, which will be treated in the Merger in the same manner as shares of PharMerica Common Stock held by other PharMerica stockholders.

    As of March 12, 1999, the executive officers of PharMerica had the right to acquire 1,555,152 shares of PharMerica Common Stock upon the exercise of options granted to such executive officers pursuant to PharMerica's option plans (including options covering 451,666 shares which had not yet vested), and the non-employee directors of PharMerica had the right to acquire 287,500 shares of

PharMerica Common Stock upon the exercise of options granted to such non-employee directors pursuant to PharMerica's option plans (all of which options have vested). Upon consummation of the Merger, each unexpired and unexercised option to purchase shares of PharMerica Common Stock (each, a "PharMerica Option") previously granted by PharMerica under any of its option plans will be converted into an option (a "Bergen Exchange Option") to purchase that number of shares of Bergen Common Stock equal to the number of shares of PharMerica Common Stock issuable upon exercise of the PharMerica Option multiplied by the Exchange Ratio. The exercise price per share of Bergen Common Stock subject to each Bergen Exchange Option will be equal to the exercise price per share which existed under the corresponding PharMerica Option divided by the Exchange Ratio. The Bergen Exchange Options will continue to be exercisable following the Effective Time in accordance with the terms of PharMerica's option plans and any associated option agreements. See "The Merger Agreement--Stock Options and Employee Stock Purchase Plan."

    EMPLOYMENT AND SEVERANCE ARRANGEMENTS. PharMerica has an employment agreement with its President and Chief Executive Officer, C. Arnold Renschler, M.D., which provides for certain payments and other benefits to Dr. Renschler following a change in control of PharMerica. The Merger will be considered a change in control of PharMerica under the terms of such agreement. As a result, upon termination or resignation of Dr. Renschler within a specified period of time following consummation of the Merger, Dr. Renschler would be entitled to a payment of $2,025,000 (the "Change in Control Payment") and certain other benefits under his existing employment agreement with PharMerica. In addition, Dr. Renschler's existing employment agreement provides that all unvested stock options he holds will vest fully upon a change of control whether or not he is terminated or resigns. Notwithstanding this existing employment agreement, in connection with the execution and delivery of the Merger Agreement, Bergen entered into a new employment agreement with Dr. Renschler that will become effective upon consummation of the Merger and that will supersede his existing employment agreement with PharMerica. The new employment agreement with Bergen provides that Dr. Renschler will be employed as an Executive Vice President of Bergen for a period of at least three years with an initial annual base salary of $350,000. The new employment agreement also provides that, notwithstanding Dr. Renschler's continuing employment by Bergen, upon consummation of the Merger PharMerica will nevertheless make the Change in Control Payment referred to above to Dr. Renschler. The new employment agreement also provides that Dr. Renschler will be nominated to the Board of Directors of Bergen at the 2000 annual meeting of stockholders for a term of two years.

    PharMerica also has an employment agreement with its Executive Vice President and Chief Financial Officer, David Redmond, which provides for certain payments and other benefits to Mr. Redmond following a change in control of PharMerica. The Merger will be considered a change in control of PharMerica under the terms of Mr. Redmond's employment agreement. As a result, upon termination or resignation of Mr. Redmond within a specified period of time following consummation of the Merger, Mr. Redmond would be entitled to a payment of $1,044,000 and certain other benefits. In addition, PharMerica has change in control severance agreements with 15 other officers, including R. Scott Jones, Curtis B. Johnson, Robert Beaty, Brad Lanham and Janice Rutkowski. The Merger will also be considered a change in control under those agreements. Accordingly, upon termination without "cause" (as defined in such agreements) or resignation for "good reason" (as defined in such agreements) within a specified period of time following consummation of the Merger, Messrs. Jones, Johnson, Beaty and Lanham and Ms. Rutkowski, would be entitled to receive severance payments of $508,200, $518,000, $529,200, $522,760 and $384,300, respectively, as well as certain other benefits, including vesting of all outstanding stock options held by all of such officers.

    It is anticipated that Mr. Redmond will remain employed by PharMerica as its principal financial officer through January 1, 2000 at an annual salary of $240,000. The parties expect to execute an amendment to Mr. Redmond's existing employment agreement pursuant to which Mr. Redmond will be entitled to receive substantially the same benefits that he would have received had he resigned upon consummation of the Merger.

    INDEMNIFICATION AND INSURANCE. Pursuant to the Merger Agreement, Bergen has certain ongoing obligations to indemnify, and maintain insurance on behalf of, the directors and executive officers of PharMerica with respect to certain liabilities. See "The Merger Agreement--Covenants."

    CONTINUATION OF PHARMERICA EMPLOYEE BENEFITS AND PLANS. In addition to the foregoing benefits, following consummation of the Merger, Bergen has agreed to provide generally to officers and employees of PharMerica and its subsidiaries employee benefits under employee benefit and welfare plans on terms and conditions which are substantially similar to those provided by PharMerica and its subsidiaries on the date of the Merger Agreement. See "The Merger Agreement--PharMerica Employee Benefits and Plans."

ACCOUNTING TREATMENT

    The Merger will be accounted for as a purchase. As a result, the consolidated assets, liabilities and results of operations of PharMerica will only be reflected in Bergen's consolidated financial statements for dates and periods on and after the date that the Merger is consummated. The excess of the Merger consideration over the fair value of the net assets acquired will represent goodwill to be amortized over a period of 40 years.

REGULATORY APPROVALS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the regulations promulgated thereunder, the Merger may not be consummated unless certain filings have been submitted to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the U.S. Federal Trade Commission (the "FTC"), and certain waiting period requirements have expired or are otherwise earlier terminated by the Antitrust Division and the FTC. On January 14, 1999, PharMerica and Bergen submitted the required filings to the Antitrust Division and the FTC. On January 28, 1999, the FTC advised the parties that the waiting period under the HSR Act had been terminated.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of substantial assets of PharMerica or Bergen. PharMerica and Bergen believe that the consummation of the Merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the Merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

    Because PharMerica operates several pharmacies in New Jersey, PharMerica has submitted a request to the New Jersey Department of Environmental Protection seeking confirmation from that agency that the Merger is not subject to the New Jersey Industrial Site Recovery Act. Such confirmation was received on January 27, 1999.

FEDERAL SECURITIES LAW CONSEQUENCES

    All shares of Bergen Common Stock issued in connection with the Merger will be freely transferable, except that any shares of Bergen Common Stock received by persons who are deemed to be "affiliates" (as defined under the Securities
Act) of Bergen or PharMerica prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Bergen or PharMerica, or Rule 144 under the Securities Act with

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
respect to persons who are or become affiliates of Bergen, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Bergen or PharMerica generally include individuals or entities that control, are controlled by or are under common control with, Bergen or PharMerica, as the case may be, and generally include the executive officers and directors of the companies as well as their principal stockholders.

    Affiliates may not sell their shares of Bergen Common Stock acquired in connection with the Merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act, in the case of persons who become affiliates of Bergen) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that for one year following the completion of the Merger, an affiliate (together with certain related persons) would be entitled to sell shares of Bergen Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding shares of Bergen Common Stock or the average weekly trading volume of shares of Bergen Common Stock during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if Bergen remains current with its informational filings with the Commission under the Exchange Act. One year after the Effective Time, an affiliate will be able to sell such shares of Bergen Common Stock without being subject to such manner of sale or volume limitations, provided that Bergen is current with its Exchange Act informational filings and such affiliate is not then an affiliate of Bergen. Two years after the Effective Time, an affiliate will be able to sell such shares of Bergen Common Stock without any restrictions so long as such affiliate had not been an affiliate of Bergen for at least three months prior to the date of such sale.

PHARMERICA RIGHTS AGREEMENT AMENDMENT

    On January 11, 1999, PharMerica entered into a First Amendment to Stockholder Protection Rights Agreement, between PharMerica and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement Amendment"). The Rights Agreement Amendment amended the Stockholder Protection Rights Agreement, dated as of August 13, 1998 (the "PharMerica Rights Agreement"), to exclude the Merger from certain provisions contained in the PharMerica Rights Agreement. The Rights Agreement Amendment exempted Bergen (solely for purposes of consummating the Merger) from the definition of "Acquiring Person" and declared that the Merger would not trigger a "Stock Acquisition Date," "Separation Time" or "Flip-in Date."

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE.

THE MERGER
    The Merger Agreement provides that Subcorp will be merged with and into PharMerica. PharMerica, as the Surviving Corporation, will be a wholly owned subsidiary of Bergen. The Merger is subject to the requisite approvals of Bergen's stockholders and PharMerica's stockholders and the satisfaction or waiver of the other conditions to the Merger. See "--Conditions." The Merger will become effective at the Effective Time upon the filing of a duly executed certificate of merger with the Delaware Secretary of State or at such later time as shall be specified in the certificate of merger. This filing will be made as promptly as possible on the date on which the closing of the Merger occurs (the "Closing Date"), which shall occur as soon as practicable (but in any event within five business days) following the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived, or such other date as agreed to by PharMerica and Bergen. It is currently anticipated that the Effective Time will occur shortly after the date of the Meetings, assuming the Merger Agreement and the Merger are approved at the Meetings and all other conditions to the Merger have been satisfied or waived.

MERGER CONSIDERATION; CONVERSION OF SECURITIES

    EXCHANGE RATIO. Upon consummation of the Merger, pursuant to the Merger Agreement, each share of PharMerica Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of PharMerica Common Stock held in treasury by PharMerica, if any, which will be canceled and retired) will be converted into and represent 0.275 of a share of Bergen Common Stock (the "Exchange Ratio").

    FRACTIONAL SHARES. No certificates for fractional shares of Bergen Common Stock will be issued in the Merger, and, to the extent that an outstanding share of PharMerica Common Stock would otherwise have become a fractional share of Bergen Common Stock, the holder thereof will be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Bergen Common Stock on the NYSE during a short period prior to the Closing Date) of such fractional interest.

    CONVERSION OF SUBCORP COMMON STOCK. Each share of common stock, par value $0.01 per share, of Subcorp issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation. Such shares will, thereafter, constitute all of the issued and outstanding capital stock of the Surviving Corporation.

EXCHANGE PROCEDURES

HOLDERS OF SHARES OF PHARMERICA COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

    As soon as practicable after the Effective Time, a letter of transmittal will be mailed to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of PharMerica Common Stock whose shares were converted into the right to receive shares of Bergen Common Stock. This letter of transmittal is to be used in forwarding Certificates for surrender in exchange for certificates evidencing Bergen Common Stock to

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
which a holder of shares of PharMerica Common Stock prior to the Effective Time has become entitled and, if applicable, cash in lieu of any fractional share of Bergen Common Stock. Such letter of transmittal will include instructions specifying other details of the exchange. After receipt of such letter of transmittal, each holder of Certificates should surrender such Certificates to the exchange agent named in such letter of transmittal, pursuant to and in accordance with such instructions. Each such holder will receive in exchange for such Certificates a certificate evidencing the whole number of shares of Bergen Common Stock to which such holder is entitled and a check representing the amount of cash payable in lieu of any fractional share of Bergen Common Stock, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the Merger Agreement, after giving effect to any required withholding tax. Certificates surrendered for exchange by any person constituting an "affiliate" of PharMerica for purposes of Rule 145(c) under the Securities Act will not be exchanged until Bergen has received an executed affiliate letter from such person as prescribed under the Merger Agreement.

    After the Effective Time, each Certificate, until so surrendered and exchanged, will be deemed, for all purposes, to represent only the right to receive, upon surrender, a certificate representing shares of Bergen Common Stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided above. The holder of such Certificates will not be entitled to receive any dividends or other distributions declared or made by Bergen having a record date on or after the Effective Time until the Certificate is surrendered. Subject to applicable law, upon surrender of such Certificates, such dividends and distributions, if any, will be paid only with respect to whole shares of Bergen Common Stock without interest and less the amount of any withholding taxes that may be required thereon.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties. These customary representations and warranties made by each of Bergen, Subcorp and PharMerica relate to:

    - corporate organization and qualification;

    - corporate power and authority to enter into the Merger Agreement;

    - consents and approvals required to enter into the Merger Agreement or to consummate the transactions contemplated thereby;

    - the absence of certain conflicts between the Merger Agreement, on the one hand, and governing corporate documents, credit agreements and other contracts, and laws and regulations, on the other hand;

    - required board votes and recommendations to stockholders in connection with the Merger Agreement;

    - absence of any existing violations of applicable laws or governmental orders and judgments, and absence of existing defaults or events that would mature in defaults, under any contracts;

    - possession and validity of required licenses and permits to conduct business, and own, lease or operate properties;

    - the accuracy of information supplied for inclusion in the Registration Statement;

    - brokerage and finder's fees, and related compensation arrangements;

    - the accuracy of information contained in certain filings with the Commission;

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
    - the accuracy of financial statements included within certain filings with the Commission, and their conformity with generally accepted accounting principles;

    - the absence, since September 30, 1998, of undisclosed liabilities, except for liabilities or allowances recorded, accrued or reserved against, and except for liabilities or obligations that would not, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect on the representing and warranting party;
    - the absence, since September 30, 1998, of changes or events, except for those matters that would not, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect on the representing and warranting party, and those matters publicly disclosed by the representing and warranting party prior to the Merger Agreement (including without limitation those changes or events contained in documents filed with the Commission), and matters disclosed by the representing and warranting party in the schedules to the Merger Agreement;

    - capitalization;

    - the absence of undisclosed material litigation;

    - title to and condition of properties;

    - timely filing of all tax returns required by all applicable federal and state taxing authorities, and the timely payment of all applicable taxes due with respect to the representing and warranting party; and

    - the representing and warranting party has taken all of the steps, subject to completion, disclosed in its filings with the Commission with respect to Year 2000 issues.

    In addition, PharMerica makes representations and warranties relating to, among other things, applicable state anti-takeover statutes, stockholder protection rights, its subsidiaries, insurance, real and personal property leases, certain material contracts, labor matters, change in control rights with respect to its securities, employment and labor contracts, intellectual property, employee benefit plans, environmental matters, its institutional pharmacy business and receipt of a fairness opinion.

    The representations and warranties made by the parties to the Merger Agreement will not survive the Effective Time. However, it is a condition to closing of each of Bergen's and Subcorp's, on the one hand, and PharMerica's, on the other hand, obligations under the Merger Agreement that the other party's or parties', as the case may be, representations and warranties shall, on the date of the Merger Agreement and again on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured as of such specified date) be true and correct in all material respects (other than those which are qualified as to materiality, which shall be true in all respects), except where any such failure of the representations and warranties (other than those representations and warranties relating to organization and qualification, authority to enter into the Merger Agreement and capitalization, and in the case of PharMerica only, those representations and warranties relating to state anti-takeover statutes and its stockholder protection rights agreement) in the aggregate to be true and correct in all respects is not reasonably likely to have a Material Adverse Effect on the representing or warranting party.

    For purposes of the Merger Agreement:

    - a "Material Adverse Effect" with respect to PharMerica and Bergen is defined to mean, with respect to any event, occurrence, matter, failure of event or occurrence, change, effect, state of affairs, breach, default, violation, fine, penalty or failure to comply (each, a "Circumstance"), individually or taken together with all other Circumstances contemplated by or in connection with any or all of the representations and warranties made in the Merger Agreement by the party in question, a material adverse effect on the business, assets (including without limitation intangible assets), liabilities (contingent or otherwise), financial condition or results of operations of such party and its subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of: (A) any decline in the share price of either Bergen Common Stock or PharMerica Common Stock, except that any effect underlying such decline shall be considered in determining whether a Material Adverse Effect has occurred to the extent that such effect would otherwise be so considered; (B) the implementation of changes in generally accepted accounting principles ("GAAP"); (C) actions and omissions of the party in question or its subsidiaries taken or permitted with the prior written consent of the other party after the date of the Merger Agreement; (D) expenses reasonably incurred by the party being considered or its subsidiaries in consummating the transactions contemplated by the Merger Agreement; and
      (E) the impact of the implementation of the prospective payment system for skilled nursing facilities and other long-term care providers, except to the extent that such implementation would render consummation of the transactions contemplated by the Merger Agreement illegal.

    - the term "Subsidiary" shall constitute references to any entity (i) the accounts of which would be consolidated with those of the party to whom such entity is attributed in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are owned by the party to whom such entity is attributed and/or one or more subsidiaries of such party.

COVENANTS

    MUTUAL COVENANTS. Pursuant to the Merger Agreement, each of Bergen, PharMerica and Subcorp has agreed that:

    - Prior to the closing, and except for disclosures which would cause PharMerica or any of its subsidiaries to waive the attorney-client privilege or otherwise violate applicable law or any material confidentiality agreement, Bergen is entitled to make or cause to be made such investigation of PharMerica and its subsidiaries, and the financial and legal condition of such entities, as Bergen deems necessary or advisable, and PharMerica has agreed to cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, PharMerica has agreed to (a) permit Bergen and its agents and representatives or cause them to be permitted to have full and complete access to the premises, operating systems, computer systems (hardware and software) and books and records of PharMerica and its subsidiaries upon reasonable notice during regular business hours, (b) furnish or cause to be furnished to Bergen such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to PharMerica and its subsidiaries and their businesses as Bergen shall request from time to time and (c) cause PharMerica's accountants to furnish to Bergen and its accountants access to all work papers relating to any of the periods covered by financial statements provided by PharMerica to Bergen. Prior to closing, and except for disclosures which would cause Bergen or any of its subsidiaries to waive attorney-client privilege or otherwise violate applicable law or any material confidentiality agreement, Bergen has agreed to (a) provide complete and accurate information to PharMerica and its representatives in response to reasonable requests for information made in order to enable PharMerica to confirm the accuracy of representations set forth in the Merger Agreement and the fulfillment of the covenants and closing conditions of the Merger Agreement, and (b) furnish to PharMerica's financial advisor complete and accurate information comparable to the types of information previously furnished by Bergen to PharMerica's financial advisor in connection with the transactions contemplated by the Merger Agreement and such other information as such financial advisor may reasonably request in order to perform its financial advisory role on behalf of PharMerica. Each party has agreed not to use any information provided to it in confidence by the other for any purposes unrelated to the Merger Agreement. Except with respect to publicly available documents, in the event that the Merger Agreement is terminated, each party is required to return to the other all documents obtained by it from the other party and such other party's subsidiaries in confidence and any copies thereof in the possession of such party or its agents and representatives or, at its option cause all of such documents and all of such copies to be destroyed and certify the destruction thereof to such other party. No investigation by Bergen or PharMerica will modify or otherwise affect the conditions to the obligation of Bergen and PharMerica to consummate the transactions contemplated by the Merger Agreement.

    - Each of Bergen and PharMerica has agreed to: (1) make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated by the Merger Agreement as promptly as practicable and in any event within 5 business days after the date of the Merger Agreement, and comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the FTC or the Antitrust Division or any other governmental authority in respect of such filings or such transactions; (2) cooperate with the other (including without limitation the exchange between parties, where prudent, of relevant materials prior to the filing of such material, subject to preserving attorney-client protection or similar protection) in connection with resolving any investigation or other inquiry of the FTC, the Antitrust Division or such other governmental authority; (3) use its reasonable efforts to resolve such objections, if any, as may be asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement under the HSR Act, the Clayton Act, as amended, the Sherman Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, and in connection therewith, cooperate and use all reasonable efforts vigorously to contest and resist any administrative or judicial action or proceeding, if any, that may be instituted (or threatened to be instituted) challenging any transaction contemplated by the Merger Agreement; and (4) hold separate or divest any of its respective businesses or assets, or take or agree to take any action or agree to any limitation in order to avoid a governmental authority from instituting an action challenging the transactions contemplated by the Merger Agreement, except in the case of Bergen, it shall not be obligated to hold separate, divest or take any such action or agree to any such limitation, if, in the reasonable judgment of Bergen's Board of Directors, doing so would be reasonably likely to have a Material Adverse Effect on it after the Effective Time giving effect to the consummation of the transactions contemplated by the Merger Agreement.

    - Unless otherwise required by applicable laws or requirements of the NYSE or Nasdaq (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of the Merger Agreement, Bergen and PharMerica have agreed to consult with each other before issuing any press release with respect to the Merger and have agreed not to issue any such press release prior to such consultation.

    - Each of Bergen and PharMerica has agreed to take, in accordance with applicable law and their respective certificates of incorporation and bylaws, as amended and restated, all action necessary to convene and hold, in the case of Bergen, the Bergen Annual Meeting, and in the case of PharMerica, the PharMerica Special Meeting, on the earliest practical date (as reasonably determined by Bergen in both cases) and to obtain the consent and approval of, in the case of

      Bergen, the issuance of Bergen Common Stock pursuant to the Merger Agreement, and in the case of PharMerica, the Merger Agreement and the transactions contemplated thereby, including in both cases (in the absence of conditions that would justify the termination of the Merger Agreement), recommending such approval to their respective stockholders.

    - Each of Bergen and PharMerica has agreed to prepare and file with the Commission this joint proxy statement/prospectus, and to prepare and file with the Commission a registration statement pertaining to the shares of Bergen Common Stock to be issued in connection with the Merger (the "Registration Statement") as soon as is reasonably practicable following clearance of this joint proxy statement/prospectus by the Commission and has agreed to use its reasonable best efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time.

    - Each of the parties has agreed to use its best efforts to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to cooperate with one another in obtaining an opinion from Lowenstein Sandler PC (the "Lowenstein Sandler Tax Opinion"), counsel to Bergen, to the effect that
      (1) the Merger will constitute a "reorganization" under Section 368(a) of the Code, (2) PharMerica, Bergen and Subcorp will each be a party to such reorganization, and (3) no gain or loss will be recognized by PharMerica stockholders upon the receipt of shares of Bergen Common Stock in exchange for shares of PharMerica Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional share interests in shares of Bergen Common Stock. In connection therewith, each of Bergen and PharMerica has agreed to deliver to Lowenstein Sandler PC representation letters and PharMerica has agreed to use all reasonable efforts to obtain representation letters from appropriate PharMerica stockholders and has agreed to deliver any such letters obtained to Lowenstein Sandler PC, in each case, in form and substance reasonably satisfactory to Lowenstein Sandler PC. Each of Bergen and PharMerica has represented to the other that they are aware of no matter that would cause the Merger not to be treated as a tax free reorganization under Section 368(a) of the Code.

    PHARMERICA'S AFFIRMATIVE COVENANTS. PharMerica covenants to do the following:

    - conduct its business only in the ordinary and regular course of business consistent with past practices;

    - use commercially reasonable efforts to keep in full force and effect its corporate existence and all material rights, franchises, intellectual property rights and goodwill relating or pertaining to its businesses;

    - endeavor to retain its employees and preserve its relationships with customers, suppliers, contractors, distributors and employees, and continue to compensate its employees consistent with past practices;

    - use commercially reasonable efforts to maintain its intellectual property rights so as not to affect adversely the validity or enforcement thereof;

    - maintain its other assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of the Merger Agreement;

    - maintain its books, accounts and records in accordance with GAAP;

    - use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated by the Merger Agreement and to cause the other conditions to Bergen's obligation to close to be satisfied; and

    - promptly notify Bergen in writing if, prior to the consummation of the closing, to its knowledge (a) any of the representations and warranties contained in the Merger Agreement cease to be accurate and complete in all material respects (except for any representation and warranty (i) which is qualified in the Merger Agreement as to materiality, as to which such notification is to be given if PharMerica or its subsidiaries obtain knowledge that such representation and warranty is inaccurate in any respect, or (ii) that addresses matters only as of a particular date, which need only be true and correct as of such date) or (b) PharMerica fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that the delivery of any such notice by PharMerica to Bergen shall not limit or otherwise affect the remedies available to Bergen under the Merger Agreement.

    BERGEN'S AFFIRMATIVE COVENANTS.  Bergen covenants to do the following:

    - use commercially reasonable efforts to keep in full force and effect its corporate existence and all material rights, franchises, intellectual property rights and goodwill relating or obtaining to its businesses;

    - endeavor to retain its employees and preserve its relationships with customers, suppliers, contractors, distributors and employees;

    - maintain its books, accounts and records in accordance with GAAP;

    - use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated by the Merger Agreement and to cause the other conditions to PharMerica's obligation to close to be satisfied; and

    - promptly notify PharMerica in writing if, prior to the consummation of the closing, to its knowledge (a) any of the representations and warranties contained in the Merger Agreement cease to be accurate and complete in all material respects (except for any representation and warranty (i) which is qualified in the Merger Agreement as to materiality, as to which such notification is to be given if Bergen or its subsidiaries obtain knowledge that such representation and warranty is inaccurate in any respect, or
      (ii) that addresses matters only as of a particular date, which need only be true and correct as of such date) or (b) Bergen fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that the delivery of any such notice by Bergen to PharMerica shall not limit or otherwise affect the remedies available to PharMerica under the Merger Agreement.

    PHARMERICA'S NEGATIVE COVENANTS. PharMerica covenants that, prior to the closing, without the prior written consent of Bergen or as otherwise expressly provided in the Merger Agreement, PharMerica will not and PharMerica will cause its subsidiaries not to do the following:

    - take any action or omit to take any action which would result in PharMerica's or any of its subsidiaries': (a) incurring any trade accounts payable outside of the ordinary course of its or their business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased in the ordinary course of business; (b) increasing any of its indebtedness for borrowed money except in the ordinary course of business; (c) guaranteeing the obligations of any entity other than PharMerica's subsidiaries; (d) making any purchases of pharmaceuticals other than from the manufacturers thereof or wholesalers or other distributors authorized by such manufacturers to distribute their products; (e) merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any business or any proprietorship, firm, association, limited liability company, corporation or other business organization; (f) increasing or decreasing the rate or type of compensation payable to any officer, director, employee or consultant of PharMerica or any of its subsidiaries (other than regularly scheduled increases in base salary and annual bonuses consistent with prior practice); (g) entering into or amending any collective bargaining agreement, or creating or modifying any pension or profit-sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or any other employee benefit plan, or increasing the level of benefits under any such plan, or extending the exercisability of any outstanding stock option or increasing or decreasing any severance or termination pay benefit or any other fringe benefit; (h) making any representation to anyone indicating any intention of Bergen or its subsidiaries to retain, institute, or provide any employee benefit plans; (i) declaring or paying any dividend or making any distribution with respect to, or purchasing or redeeming, shares of the capital stock of PharMerica; (j) selling or disposing of any assets otherwise than in the ordinary course of business of PharMerica and its subsidiaries; (k) making any capital expenditures other than in the ordinary course of business consistent with past practices and in no event in excess of $10,000,000 in the aggregate; (l) except for PharMerica Common Stock issuable upon exercise of a PharMerica Option or a warrant to purchase PharMerica Common Stock outstanding on December 31, 1998, issuing any shares of the capital stock of any kind of PharMerica or its subsidiaries, transferring from the treasury of PharMerica or its subsidiaries any shares of the capital stock of PharMerica or its subsidiaries or issuing or granting any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating PharMerica or its subsidiaries to issue, or to transfer from treasury, any shares of capital stock of any class or kind, or securities convertible into any such shares; (m) modifying, amending or terminating any material PharMerica contract other than in the ordinary course of business that is consistent with past practices; or (n) entering into any other transaction outside of the ordinary course of business;

    - change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by GAAP as advised by PharMerica's regular independent accountants;

    - take any action that would likely result in any of its representations and warranties set forth in the Merger Agreement (other than representations made as of a particular date) becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

    - incur or create any encumbrances, liens, pledges or security interests on assets other than those encumbrances permitted under the Merger Agreement;

    - except as contemplated in the Merger Agreement, take any action or omit to take any action which would materially interfere with Bergen's rights to compel performance of each of the obligations of PharMerica under the Merger Agreement;

    - take or omit to be taken any action, or permit any of its affiliates to take or to omit to take any action, which would reasonably be expected to result in a Material Adverse Effect on PharMerica;

    - amend or modify, or propose to amend or modify, the PharMerica Rights Agreement, as amended as of the date of the Merger Agreement; or

    - agree or commit to take any of the foregoing actions.

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
    BERGEN'S NEGATIVE COVENANTS. Bergen covenants that, prior to the closing, without the prior written consent of PharMerica or as otherwise expressly provided in the Merger Agreement, Bergen will not and Bergen will cause its subsidiaries not to do the following:

    - change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by GAAP as advised by Bergen's regular independent accountants;

    - take any action that would likely result in any of its representations and warranties set forth in the Merger Agreement (other than representations made as of a particular date) becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

    - except as contemplated in the Merger Agreement, take any action or omit to take any action which would materially interfere with PharMerica's rights to compel performance of each of the obligations of Bergen under the Merger Agreement;

    - take or omit to be taken any action, or permit any of its affiliates to take or to omit to take any action, which would reasonably be expected to result in a Material Adverse Effect with respect to Bergen;

    - amend the Bergen Restated Certificate of Incorporation or the Bergen By-laws in any material manner that does not generally apply to all of Bergen's stockholders; or

    - agree or commit to take any of the foregoing actions.

    Prior to executing the Merger Agreement, PharMerica entered into an employment agreement with C. Arnold Renschler, M.D., its President and Chief Executive Officer, and has agreed not to amend that employment agreement at or before the Effective Time.

    From and after the Effective Time, to the fullest extent permitted by law, Bergen has agreed to indemnify, defend and hold harmless the present and former officers and directors of PharMerica in respect of acts or omissions occurring prior to the Effective Time to the fullest extent provided or permitted under the PharMerica Certificate of Incorporation (in effect on the date of the Merger Agreement) and the PharMerica By-laws (in effect on the date of the Merger Agreement). However, Bergen will not be liable for any settlement relating to any such acts or omissions effected without Bergen's prior written consent. Bergen also agreed to use all reasonable efforts to cause the Surviving Corporation or Bergen to obtain and maintain in effect for a period of 6 years after the Effective Time policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as currently existing policies maintained by PharMerica. However, neither the Surviving Corporation nor Bergen will be required to pay an annual premium during such 6-year period for such insurance coverage in excess of 150% of the annual premium currently paid for such insurance by PharMerica. As and to the same extent provided by Bergen to its directors, Bergen has agreed to provide directors' and officers' liability insurance to the directors of PharMerica, if any, who become directors of Bergen.

    Subcorp covenants that, prior to the Effective Time, it shall not conduct any business or make any investments other than as specifically contemplated by the Merger Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to Bergen) or any material liabilities.

    Bergen has agreed to use reasonable efforts to cause the shares of Bergen Common Stock issuable pursuant to the Merger (including pursuant to Bergen Exchange Options) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

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
    PharMerica has agreed to consult with Bergen prior to making publicly available its financial results for any period after the date of the Merger Agreement and prior to PharMerica filing any documents with the Commission after the date of the Merger Agreement. In addition, prior to the closing, PharMerica has agreed to provide to Bergen regardless of when the closing occurs, (i) audited consolidated balance sheets of PharMerica and its subsidiaries as of December 31, 1998 and 1997, (ii) audited consolidated statements of income, cash flows and changes in stockholders' equity of PharMerica and its subsidiaries for the years ended December 31, 1998, 1997 and 1996, and (iii) an unqualified report with respect to such audited financial statements by Arthur Andersen LLP, which report is to be in form and substance reasonably satisfactory to Bergen. If the closing occurs on or after May 14, 1999, in addition to the items referred to above, PharMerica has also agreed to provide to Bergen (i) unaudited consolidated balance sheets of PharMerica and its subsidiaries as of March 31, 1999 and 1998 and (ii) unaudited consolidated statements of income, cash flows and changes in stockholders' equity of PharMerica and its subsidiaries for the three months ended March 31, 1999 and 1998.

ACQUISITION PROPOSALS AND TERMINATION RIGHT

    Pursuant to the Merger Agreement, PharMerica has agreed that, during the term of the Merger Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving PharMerica, or acquisition of any capital stock of PharMerica (other than upon exercise of PharMerica Options or PharMerica warrants which are outstanding as of the date of the Merger Agreement) or 20% or more of the assets of PharMerica and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by PharMerica of any material assets or capital stock of any other person, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Bergen, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided that, at any time prior to the approval of the Merger by the PharMerica stockholders, PharMerica may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction which was not solicited or encouraged after the date of the Merger Agreement if and so long as the PharMerica Board of Directors determines, in good faith by a majority vote, after consultation with its financial advisors and consultation and receipt of advice from its outside legal counsel, that failing to take such action (i.e., furnishing information, negotiating and engaging in discussions, as described above) would be inconsistent with the fiduciary duties of the PharMerica Board of Directors under applicable law. PharMerica has agreed under the Merger Agreement to immediately cease any activities, discussions and negotiations with any parties conducted prior to the execution of the Merger Agreement with respect to any proposal for a Competing Transaction.

    In the event that, prior to the approval of the Merger by the PharMerica stockholders, the PharMerica Board of Directors determines, in response to a written proposal for a Competing Transaction which was not solicited or encouraged after the date of the Merger Agreement, such determination to be in good faith by a majority vote after consultation with its financial advisors and consultation and receipt of advice from its outside legal counsel, that its failure to withdraw, modify or change its recommendation that PharMerica stockholders approve the Merger Agreement (the "PharMerica Board Recommendation") would be inconsistent with the fiduciary duties of the PharMerica Board of Directors under applicable law, the PharMerica Board of Directors may withdraw, modify or change, in a manner adverse to Bergen, the PharMerica Board Recommendation and, to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction by disclosing such withdrawn, modified or changed PharMerica Board Recommendation in connection with a tender or exchange offer for PharMerica securities, provided that PharMerica (i) provides Bergen with written notice of (A) its intention to withdraw, modify or change the PharMerica Board Recommendation and (B) the terms and conditions of any Competing Transaction at least 48 hours prior to any termination of the Merger Agreement (provided that once 48 hours has elapsed since PharMerica's first notice to Bergen of its intent to withdraw, modify or change the PharMerica Board Recommendation, PharMerica may, in its discretion, terminate the Merger Agreement as provided therein regardless of any response by Bergen to such notice if such termination is in accordance with the Merger Agreement), and (ii) delivers to Bergen concurrent with such withdrawal, modification or change (A) a written notice of termination of the Merger Agreement, (B) payment of the costs incurred by Bergen in connection with the Merger Agreement (as specified therein) as the same may have been estimated by Bergen in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Bergen's definitive determination of such costs), and a payment of the termination fee as provided in the Merger Agreement and (C) a written acknowledgment from PharMerica that upon such a termination of the Merger Agreement, an amended and restated Bergen Supply Agreement described in the Merger Agreement shall be in effect, shall be binding upon PharMerica and its successors and assigns and shall be honored in accordance with its terms. PharMerica has agreed that it will not take any action to change the approval of the PharMerica Board of Directors for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated by the Merger Agreement, unless and until the Merger Agreement is terminated.

    PharMerica has agreed, from and after the execution of the Merger Agreement, that as promptly as possible and in any event within 24 hours of receipt, it will advise Bergen in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and furnish to Bergen within 24 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto. In addition, PharMerica has agreed to immediately advise Bergen, in writing, if the PharMerica Board of Directors shall make any determination as to any Competing Transaction.

    If, prior to the approval of the Merger by the PharMerica stockholders, the PharMerica Board determines, in response to a written proposal for a Competing Transaction which was not solicited or encouraged after the date of the Merger Agreement, such determination to be in good faith by a majority vote after consultation with its financial advisors and consultation and receipt of advice from its outside legal counsel, that it must withdraw, modify or change the PharMerica Board Recommendation and that a failure to do so would be inconsistent with the fiduciary duties of the PharMerica Board under applicable law, then if PharMerica has complied with each of the applicable provisions of the Merger Agreement, it may terminate the Merger Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Competing Transaction.

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
CONDITIONS

    MUTUAL CONDITIONS. The obligations of Bergen, Subcorp and PharMerica to effect the Merger are subject to satisfaction of the following conditions:

    - The Merger Agreement, the Merger and the transactions contemplated thereby shall have been approved and adopted by the PharMerica stockholders in the manner required by any applicable law, and the issuance of the shares of Bergen Common Stock to be issued in the Merger shall have been approved by the Bergen stockholders in the manner required by any applicable law and the applicable rules of the NYSE;

    - No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which would prohibit consummation of the transactions contemplated by the Merger Agreement or which would have a Material Adverse Effect on Bergen after the Effective Time and after giving effect to consummation of the transactions contemplated by the Merger Agreement;

    - The waiting period required by the HSR Act, and any extensions thereof obtained by request or other action of the FTC and/or the Antitrust Division shall have expired or been terminated;

    - The Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission or any state securities administrator;

    - The shares of Bergen Common Stock required to be issued pursuant to the Merger (including, without limitation, the Bergen Common Stock issuable upon the exercise of the Bergen Exchange Options) shall have been approved for listing on the NYSE, subject to official notice of issuance; and

    - PharMerica shall have received the Lowenstein Sandler Tax Opinion, dated on or prior to the effective date of the Registration Statement and on the Closing Date.

    CONDITIONS TO BERGEN'S AND SUBCORP'S OBLIGATIONS. The obligations of Bergen and Subcorp to consummate the transactions contemplated by the Merger Agreement are subject to the fulfillment (or waiver by Bergen) prior to or at the closing of each of the following conditions:

    - The representations and warranties of PharMerica set forth in the Merger Agreement shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date of the Merger Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except where the failure of such representations and warranties (other than those representations and warranties relating to organization and qualification, authority to enter into the Merger Agreement, capitalization, and state anti-takeover statutes and the PharMerica Rights Agreement (the "PharMerica Basic Representations")) to be so true and correct (without giving effect to any limitations as to "materiality" or a Material Adverse Effect on PharMerica set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PharMerica;

    - PharMerica shall have performed in all material respects each of its obligations under the Merger Agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Closing;

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
    - Since the date of the Merger Agreement, there shall not have occurred any act, event or omission having or reasonably likely to have a Material Adverse Effect on PharMerica;

    - PharMerica shall have obtained certain authorizations, consents, waivers and approvals required in connection with the execution, delivery and performance of the Merger Agreement, which shall be in full force and effect as of the Closing Date;

    - There shall not be pending any legal proceeding by any governmental authority or other third party which (a) in the reasonable judgment of the Bergen Board of Directors, is reasonably likely to cause a Material Adverse Effect on Bergen after the Effective Time giving effect to consummation of the transactions contemplated by the Merger Agreement and
      (b) either (i) challenges or seeks to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) except as otherwise provided in the Merger Agreement, seeks to prohibit or limit the ownership or operation by Bergen, PharMerica or any of their respective subsidiaries of, or to compel Bergen, PharMerica or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Bergen, PharMerica or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement, (iii) seeks to impose limitations on the ability of Bergen to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation or (iv) except as otherwise provided in the Merger Agreement, seeks to prohibit Bergen or any subsidiary of Bergen from effectively controlling in any material respect the business or operations of Bergen or the subsidiaries of Bergen;

    - Prior to or at the closing, PharMerica shall have delivered to Bergen the closing documents specified in the Merger Agreement; and

    - All reports of PharMerica's independent accountants relating to PharMerica's audited consolidated financial statements filed with (or incorporated by reference in any document filed with) the Commission subsequent to the date of the Merger Agreement and prior to the Effective Time shall certify, without qualification or exception, that such financial statements (a) have been prepared in accordance with GAAP consistently applied during the periods involved and (b) fairly present, in all material respects, the consolidated financial position of the entities described therein as of the dates thereof and the consolidated results of operations and consolidated cash flows of such entities for the periods presented.

    CONDITIONS TO OBLIGATIONS OF PHARMERICA TO CONSUMMATE THE MERGER. The obligations of PharMerica to consummate the transactions contemplated by the Merger Agreement shall be subject to the fulfillment (or waiver by PharMerica) at or prior to the closing of each of the following conditions:

    - The representations and warranties of Bergen and Subcorp set forth in the Merger Agreement shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date of the Merger Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except where the failure of such representations and warranties (other than those representations and warranties relating to organization and qualification, authority to enter into the Merger Agreement and capitalization (the "Bergen Basic Representations")) to be so true and correct (without giving effect to any limitations as to "materiality" or a Material Adverse Effect on Bergen set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bergen;

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    - Bergen and Subcorp shall have performed in all material respects each of its obligations under the Merger Agreement and shall have complied in all material respects with each covenant to be performed and complied with by Bergen and Subcorp under the Merger Agreement at or prior to the closing;

    - Bergen shall have (i) obtained a waiver from Bank of America National Trust and Savings Association, (ii) filed the Certificate of Merger, (iii) filed the Registration Statement, (iv) made all filings under the HSR Act,
      (v) made any filings required under the New Jersey Industrial Site Recovery Act, (vi) made any filings required pursuant to any state securities or "blue sky" laws, (vii) made any filings relating to the listing on the NYSE of the shares of Bergen Common Stock required to be issued pursuant to the Merger Agreement, (viii) filed such reports under
      Section 13 of the Exchange Act as may be required in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and such waiver and all such filings shall be in full force and effect as of the Closing Date;

    - Prior to or at the closing, Bergen and Subcorp shall have delivered to PharMerica the closing documents specified in the Merger Agreement;

    - Since the date of the Merger Agreement, there shall not have occurred any act, event or omission having or reasonably likely to have a Material Adverse Effect on Bergen; and

    - All reports of Bergen's independent accountants relating to Bergen's audited consolidated financial statements filed with (or incorporated by reference in any document filed with) the Commission subsequent to the date of the Merger Agreement and prior to the Effective Time shall certify, without qualification or exception, that such financial statements (a) have been prepared in accordance with GAAP consistently applied during the periods involved and (b) fairly present, in all material respects, the consolidated financial position of the entities described therein as of the dates thereof and the consolidated results of operations and consolidated cash flows of such entities for the periods presented.

STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

    Bergen and PharMerica have agreed in the Merger Agreement to take all such actions prior to the Effective Time as may be necessary to cause each unexpired and unexercised PharMerica Option and each warrant to acquire PharMerica Common Stock (each, a "PharMerica Warrant") to be automatically converted at the Effective Time into a Bergen Exchange Option or warrant (a "Bergen Exchange Warrant"), as the case may be, to purchase that number of shares of Bergen Common Stock equal to the number of shares of PharMerica Common Stock issuable immediately prior to the Effective Time upon exercise of the PharMerica Option or PharMerica Warrant (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding PharMerica Option or PharMerica Warrant divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such PharMerica Option or PharMerica Warrant immediately before the Effective Time; provided that with respect to any PharMerica Option that is an "incentive stock option" within the meaning of
Section 422 of the Code, the foregoing conversion is to be carried out in a manner satisfying the requirements of Section 424(a) of the Code. In connection with the issuance of Bergen Exchange Options and Bergen Exchange Warrants, Bergen is required to (i) reserve for issuance the number of shares of Bergen Common Stock that will become subject to Bergen Exchange Options and Bergen Exchange Warrants pursuant to the Merger Agreement, and (ii) from and after the Effective Time, upon exercise of Bergen Exchange Options and Bergen Exchange Warrants, make available for issuance all shares of Bergen Common Stock covered thereby, subject to the terms and conditions applicable thereto.

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    Bergen has agreed under the Merger Agreement to use its reasonable efforts to file with the Commission as promptly as practicable (but in no event more than ten business days) after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register shares of Bergen Common Stock issuable upon exercise of the Bergen Exchange Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

    Consistent with the terms of PharMerica's employee stock purchase plan, PharMerica agreed that it would, promptly following the date of the Merger Agreement, take such actions as are necessary to provide that (a) shares sold to plan participants pursuant to such plan subsequent to the date of the Merger Agreement shall be purchased by PharMerica or its agent in the market, (b) at or before the Effective Time, the amount of all payroll deduction contributions then held in each participant's plan account shall be returned to such participant and (c) as of the Effective Time, such plan shall be terminated.

PHARMERICA EMPLOYEE BENEFITS AND PLANS

    Bergen has agreed to provide generally to officers and employees of PharMerica and its subsidiaries following the Effective Time employee benefits under employee benefit and welfare plans on terms and conditions which are substantially similar to those provided by PharMerica and its subsidiaries on the date of the Merger Agreement. From and after the Effective Time, Bergen has agreed to treat all service by PharMerica Employees (as defined below) with PharMerica and its subsidiaries and their respective predecessors prior to the Effective Time for all purposes as service with Bergen (except to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which PharMerica Employees participate after the Effective Time, Bergen has agreed to waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any PharMerica Employee who was, as of the Effective Time, excluded from participation in a PharMerica benefit plan by virtue of such pre-existing condition), and Bergen has agreed to provide that any covered expenses incurred on or before the Effective Time by a PharMerica Employee or a PharMerica Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Bergen and subsidiaries of Bergen. "PharMerica Employees" means persons who are, as of the Effective Time, employees of PharMerica or its subsidiaries. Bergen also has agreed to cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation contracts disclosed to Bergen in documents attached to the Merger Agreement between PharMerica or one of its subsidiaries and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the provisions of the PharMerica employee benefit plans disclosed in documents attached to the Merger Agreement as such provisions exist on the date of the Merger Agreement.

TERMINATION

    The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the PharMerica stockholders and/or the Bergen stockholders):

    - by mutual written consent of Bergen and PharMerica;

    - by either Bergen or PharMerica if there shall be any law or regulation that, as supported by the written opinion of outside legal counsel, makes consummation of the Merger illegal or otherwise

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
      prohibited, or if any judgment, injunction, order or decree of a court or other competent governmental authority enjoining Bergen or PharMerica from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

    - by either Bergen or PharMerica if the Merger shall not have been consummated before the Outside Date (as defined), provided, however, that this right to terminate the Merger Agreement shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

    - by Bergen if the PharMerica Board of Directors shall withdraw, modify or change the PharMerica Board Recommendation in a manner adverse to Bergen;

    - by either Bergen or PharMerica if at the PharMerica Special Meeting (including any adjournment or postponement thereof) the requisite vote (under all applicable laws) of the PharMerica stockholders to approve the Merger and the transactions contemplated by the Merger Agreement shall not have been obtained;

    - by either Bergen or PharMerica if at the Bergen Annual Meeting (including any adjournment or postponement thereof) the requisite vote (under all applicable laws and the rules and regulations of the NYSE) of the Bergen stockholders to authorize the issuance of Bergen Common Stock in the Merger shall not have been obtained;

    - by PharMerica, pursuant to the termination rights specified in Section
      5.17 or Section 5.18 of the Merger Agreement relating to Competing Transactions;

    - by either Bergen or PharMerica if any representation or warranty made in the Merger Agreement (including without limitation disclosure schedules provided by PharMerica to Bergen and by Bergen to PharMerica) for its benefit is untrue in any material respect (other than representations and warranties which are qualified as to materiality, which representations and warranties will give rise to termination if untrue in any respect); provided that, in each case, (a) the party seeking to terminate the Merger Agreement is not then in material breach of any material representation or warranty contained in the Merger Agreement, (b) such untrue representation or warranty cannot be or has not been cured within 30 days after receipt of written notice of such breach and (c) in the case of PharMerica, except for the PharMerica Basic Representations, and in the case of Bergen, except for the Bergen Basic Representations, such untrue representation and warranty has, or is reasonably likely to have, a Material Adverse Effect on PharMerica or Bergen, as the case may be and in each case after the Effective Time and after giving effect to consummation of the transactions contemplated by the Merger Agreement;

    - by either Bergen or PharMerica if the other party shall have defaulted in the performance of any material covenant or agreement under the Merger Agreement; provided that, in each case, (a) the party seeking to terminate the Merger Agreement has complied with its covenants and agreements under the Merger Agreement in all material respects and (b) such failure to comply cannot be or has not been cured within 30 days after receipt of written notice of such default;

    - by Bergen if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall require the divestiture or cessation of any of the present business or operations conducted by Bergen or its subsidiaries or PharMerica or its subsidiaries or shall impose any other material condition or requirement, which divestiture, cessation, condition or requirement, in the reasonable judgment of the Bergen Board of Directors, would be reasonably likely to have a Material Adverse Effect on Bergen after the Effective Time giving effect to consummation of the transactions contemplated by the Merger Agreement,

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
      except to the extent that any such divestiture, cessation, condition or requirement is consistent with certain obligations of Bergen and PharMerica set forth in the Merger Agreement;

    - by Bergen, in the event that the conditions to its obligations set forth in the Merger Agreement have not been satisfied or waived by the date set for the closing or in the event that such conditions cannot possibly be satisfied prior to the Outside Date, provided that Bergen is not then in material breach of any material representation, warranty, covenant or other agreement contained in the Merger Agreement; or
    - by PharMerica, in the event that the conditions to its obligations set forth in the Merger Agreement have not been satisfied or waived by the date set for the closing or in the event that such conditions cannot possibly be satisfied prior to the Outside Date, provided that PharMerica is not then in material breach of any material representation, warranty, covenant or other agreement contained in the Merger Agreement.

The "Outside Date" is June 1, 1999. Bergen and PharMerica have waived certain rights that each such party had under the Merger Agreement with respect to the receipt of updated opinions from their respective financial advisors.

EFFECT OF TERMINATION

    In the event of the termination of the Merger Agreement as described above, the Merger Agreement, except for certain specific provisions, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, no party to the Merger Agreement shall be relieved of liability for a material breach of any material provision of the Merger Agreement.

    PharMerica has agreed that, if:

    - PharMerica terminates the Merger Agreement pursuant to Sections 5.17, 5.18 or 7.1.7 of the Merger Agreement relating to a Competing Transaction, then, concurrently with such termination, or

    - Bergen terminates the Merger Agreement pursuant to Section 7.1.4 of the Merger Agreement relating to the withdrawal, modification or change of the PharMerica Board Recommendation in a manner adverse to Bergen, then, within three business days following such termination, or

    - (A) Bergen or PharMerica terminates the Merger Agreement pursuant to
      Section 7.1.5 of the Merger Agreement relating to the failure to obtain the requisite vote of the PharMerica stockholders to approve the Merger and the transactions contemplated by the Merger Agreement at the PharMerica Special Meeting, (B) at the time of such failure by the PharMerica stockholders to so approve the Merger Agreement there is a publicly announced or disclosed Competing Transaction with respect to PharMerica involving a third party, and (C) within 12 months after such termination, PharMerica shall enter into an Acquisition Agreement for a Business Combination (as defined) or consummates a Business Combination, then, prior to the earlier of the consummation of such Business Combination or execution of such Acquisition Agreement with respect thereto, the following steps (the "Contingency Steps") will occur: (1) PharMerica will pay to Bergen (i) in reimbursement for Bergen's expenses an amount equal to the aggregate amount of Bergen's "Costs" (as defined) up to but not in excess of $6.0 million in the aggregate and (ii) a termination fee of $38.0 million and
(2) the Bergen Supply Agreement (as defined) shall be automatically amended and restated, without any further action of the parties thereto, to contain the terms and conditions set forth in an amended and restated supply agreement exchanged by the parties on the date of the Merger Agreement. A "Business Combination" is defined in the Merger Agreement to mean (i) a merger, consolidation, share exchange, business combination or similar transaction involving PharMerica as a result of which the PharMerica stockholders prior to such transaction in the aggregate cease to own at least 85% of the voting securities of the entity surviving or resulting from such transaction (or the

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
ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 20% of the assets of PharMerica and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than Bergen or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 15% of the PharMerica Common Stock whether by tender or exchange offer or otherwise. The term "Costs" is defined in the Merger Agreement to mean out-of-pocket costs, fees and expenses of Bergen's counsel, accountants, financial advisors and other experts and advisors (but with respect to financial advisors and such other experts and advisors, only if and to the extent a signed engagement letter delivered to PharMerica prior to execution of the Merger Agreement provides for payment in such circumstances) as well as fees and expenses incident to negotiation, preparation and execution of the Merger Agreement and related documentation. The term "Bergen Supply Agreement" is defined in the Merger Agreement to mean the Prime Vendor Service Agreement between PharMerica and Bergen, as amended.

AMENDMENT AND WAIVER

    The Merger Agreement may be amended by PharMerica and Bergen, by action taken or authorized by their respective Boards of Directors (or Executive Committees thereof), at any time before or after adoption of the Merger Agreement by the PharMerica stockholders, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the PharMerica stockholders without such further approval or authorization. Notwithstanding the foregoing, the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    At any time prior to the Effective Time, Bergen (with respect to PharMerica) and PharMerica (with respect to Bergen and Subcorp) by action taken or authorized by their respective Boards of Directors (or Executive Committees thereof), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

FEES AND EXPENSES

    All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses, except as otherwise provided under "--Termination" and "--Effect of Termination" and except that those expenses incurred in connection with filing, printing and mailing this joint proxy statement/prospectus and the related registration statement (including filing fees related thereto but excluding legal and accounting fees and expenses) will be shared equally by Bergen and PharMerica.

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                             CERTAIN UNITED STATES
                        FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of the material U.S. federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential tax effects relating to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of U.S. federal income taxation that may be applicable to certain PharMerica stockholders subject to special U.S. federal income tax treatment, including, without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans and persons who acquired their PharMerica Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion addresses neither the effect of applicable state, local or foreign tax laws, nor the effect of any U.S. federal tax laws other than those pertaining to U.S. federal income tax. The discussion below applies to PharMerica stockholders who hold their shares of PharMerica Common Stock as a capital asset within the meaning of Section 1221 of the Code.

    In the opinion of Lowenstein Sandler PC, counsel to Bergen, if the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and each of PharMerica, Bergen and Subcorp will be a party to the "reorganization" within the meaning of Section 368(b) of the Code. This opinion is based on the Code, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The opinion is also based on certain assumptions regarding the factual circumstances that will exist at the Effective Time, including, without limitation, certain representations made by Bergen and PharMerica. If any of these factual assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. PharMerica's obligation to consummate the Merger is conditioned upon the receipt by PharMerica of an opinion to the same effect from Lowenstein Sandler PC dated on or prior to the date of this joint proxy statement/prospectus and on the Closing Date of the Merger.

    If, in accordance with the opinion referred to above, the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code, and Bergen, PharMerica and Subcorp are each a party to the "reorganization" within the meaning of Section 368(b) of the Code, the following is a summary of the general U.S. federal income tax consequences of the Merger to a PharMerica stockholder, and to Bergen, PharMerica and Subcorp. No gain or loss will be recognized by a PharMerica stockholder with respect to Bergen Common Stock received in the Merger. The tax basis of Bergen Common Stock received by a PharMerica stockholder in the Merger will be equal to the tax basis of the shares of PharMerica Common Stock exchanged therefor, reduced by any amount of basis allocable to fractional share interests for which cash is received. For purposes of determining whether gain or loss on the subsequent disposition of Bergen Common Stock received in the Merger is long-term or short-term, the holding period of such Bergen Common Stock received by PharMerica stockholders will include the holding period of the shares of PharMerica Common Stock exchanged therefor. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets.

    The receipt of cash in lieu of a fractional share of Bergen Common Stock by a PharMerica stockholder pursuant to the Merger will generally result in taxable gain or loss to such stockholder for U.S. federal income tax purposes based on the difference between the amount of cash received by such stockholder and such stockholder's basis in such fractional share as set forth above. Such gain or loss will be a capital gain or loss.

    No gain or loss will be recognized by Bergen, PharMerica or Subcorp as a result of the Merger.

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
    THE FOREGOING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE OPINION OF LOWENSTEIN SANDLER PC IS NOT BINDING ON THE INTERNAL REVENUE SERVICE. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF THE MERGER FOR ANY PARTICULAR PHARMERICA STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH PHARMERICA STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO SUCH STOCKHOLDER'S OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING, WITHOUT LIMITATION, THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE TAX LAWS.

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                                 THE COMPANIES

PHARMERICA

    BACKGROUND. PharMerica is a leading provider of institutional pharmacy services to the elderly, chronically ill and disabled in long-term care and alternate site settings, including skilled nursing facilities, assisted living facilities, specialty hospitals and the home. PharMerica also provides home delivery pharmacy services to the workers' compensation and catastrophic care markets. As of December 31, 1998, PharMerica provided pharmacy services to approximately 500,000 patients in long-term care and alternate site settings.

    PharMerica is the largest institutional pharmacy provider in four of the five states with the highest population of elderly people, and its network of institutional pharmacies covers a geographic area that includes over 85% of the nation's long-term care beds. PharMerica operates 15 "mega-pharmacies", each serving over 7,000 beds, and many of these pharmacies are open 24 hours, 7 days a week. As a result of its national scope, PharMerica has been able to enter into preferred provider agreements with regional and national long-term care providers, including Beverly Enterprises, Inc. ("Beverly").

    PharMerica was formed in December 1997 as a result of a merger involving PCA, a subsidiary of Beverly, and Capstone.

    Additional information concerning PharMerica and its subsidiaries is included in the PharMerica documents filed with the Commission that are incorporated herein by reference. See "Where You Can Find More Information."

    PharMerica has its principal executive offices at 175 Kelsey Lane, Tampa, Florida 33619, and its telephone number is (813) 626-7788.

    RECENT DEVELOPMENTS. In November 1998, a putative securities class action was filed against PharMerica, C. Arnold Renschler, M.D., Robert Della Valle and James D. Shelton. In February 1999, another putative securities class action was filed against PharMerica, C. Arnold Renschler, M.D., James D. Shelton, Robert Della Valle and Allan Silber. In general, the complaints allege that the defendants made material omissions by withholding from the market information related to the costs associated with certain acquisitions. PharMerica believes the complaints are without merit and intends to defend the cases vigorously. The potential outcome of the litigation cannot be predicted with certainty, however, management of PharMerica believes the litigation will not have a material adverse impact on PharMerica's financial position or results of operations.

    In July 1998, the three-year phase-in implementation of PPS began for skilled nursing facilities that provide care to patients eligible for coverage under Medicare Part A insurance. Under PPS, PharMerica's skilled nursing facility customers will receive a fixed per diem rate to cover the costs of all goods and services provided to Medicare Part A patients, including the costs of pharmaceuticals and other goods and services provided by PharMerica that were previously reimbursed separately under Medicare. While PharMerica will continue to bill facilities on a negotiated fee schedule, the costs of pharmaceuticals are now a direct cost to the facility, rather than a pass-through cost. Therefore, nursing facility customers now have an increased incentive to negotiate with PharMerica to minimize the costs of providing goods and services to patients covered under Medicare Part A. Implementation of PPS may have a material adverse effect on the business, financial condition or results or operations of PharMerica.

BERGEN

    Bergen is a diversified drug and health care distribution organization. Its principal subsidiaries are Bergen Brunswig Drug Company (the "Drug Company"), Bergen Brunswig Medical Corporation (the "Medical Company") and Bergen Brunswig Specialty Company (the "Specialty Company").

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
    The Drug Company is one of the largest national distributors of products sold or used by institutional (hospital) and retail pharmacies. The Drug Company distributes a full line of products, including pharmaceuticals, proprietary medicines, cosmetics, toiletries, personal health products, sundries, and home health care supplies and equipment from 31 locations in 23 states. These products are sold to hospital pharmacies, managed care facilities, health maintenance organizations, independent retail pharmacies, pharmacy chains, supermarkets, food-drug combination stores and other retailers located in all 50 states, the District of Columbia and Guam.
    The Drug Company has been an innovator in the development and utilization of computer-based retail order entry systems and of electronic data interchange systems, including computer-to-computer ordering systems with suppliers. During fiscal 1998, substantially all of the Drug Company's customer orders were received through electronic order entry systems. These systems, combined with daily delivery, are designed to improve customers' cash and inventory management, and profitability, by freeing customers from the burden of maintaining large inventories. Although these systems require capital expenditures by Bergen, benefits from these systems to the Drug Company are expected to be realized through increased productivity. The Drug Company is expanding its electronic interface with its suppliers and now electronically processes a substantial portion of its purchase orders, invoices and payments. The Drug Company has opened eight regional distribution centers ("RDCs") since fiscal 1986, replacing 20 older, smaller, less efficient facilities. RDCs help improve customer service levels because a wider product selection is more readily available. These facilities serviced 51% of the Drug Company's sales volume in fiscal 1998.

    The Medical Company distributes a variety of medical and surgical products to individual hospitals and alternate site healthcare providers through 32 distribution centers located in 25 states in every region of the United States except the Northeast. The Medical Company serves hospital customers and alternate site customers in 45 states and the District of Columbia. Alternate site customers include outpatient clinics, nursing homes, surgery centers, dialysis and oncology centers, emergency centers and laboratories.

    The Specialty Company supplies pharmaceuticals and oncology products to physician and clinic accounts. Bergen created the Specialty Company during fiscal 1994 to respond to the rapid growth in the alternate site market business. As a major supplier to the alternate site market, the Specialty Company seeks to give its customers quick access to a broad range of specialty, value-added products and services, and commercial outsourcing through its ASD Specialty Healthcare and Integrated Commercialization Solutions divisions.

    RECENT DEVELOPMENTS. On December 31, 1998, Bergen completed the acquisition of substantially all of the business, assets and property, subject to certain liabilities, of Medical Initiatives, Inc. ("MII"), a pre-filler of pharmaceuticals for oncology centers, located in Tampa, Florida. Bergen issued approximately 210,000 shares of Bergen Common Stock, previously held as treasury shares, valued at approximately $6.3 million, acquired assets at fair value of approximately $1.2 million, assumed liabilities of approximately $0.7 million and incurred costs of $0.2 million.

    On January 21, 1999, Bergen completed the acquisition of Stadtlander, a national leader in disease-specific pharmaceutical care delivery for transplant, HIV, infertility and serious mental illness patient populations and a leading provider of pharmaceutical care to the privatized corrections market, headquartered in Pittsburgh, Pennsylvania. Bergen paid approximately $197.3 million in cash and issued approximately 5.7 million shares of Bergen Common Stock, previously held as treasury shares, valued at approximately $140.8 million, and assumed indebtedness of approximately $100.9 million.

    A United States federal investigation of Stadtlander with respect to possible violations of the Medicare provisions of the Social Security Act is being conducted. The activities under investigation predate the ownership of Stadtlander by Counsel. Bergen has been advised that while owned by Counsel, Stadtlander cooperated fully with the authorities investigating this matter. Stadtlander has also been named as a defendant in legal proceedings commenced in the U.S. District Court, Northern District of Texas, Dallas Division, asserting, among other things, that by entering into a transaction with a third-party, Stadtlander interfered with the plaintiff's relationship with that third-party. This proceeding is in a preliminary stage. In addition, Stadtlander is a 49% equity owner of a limited liability company formed for the purpose, among other things, of operating a specialty pharmaceutical business to provide services to patients diagnosed with a serious mental illness. This limited liability company is governed by an operating agreement that contains, among other things, a covenant prohibiting the members from participating in certain competing activities. The other member of the limited liability company has asserted that upon consummation of the Merger, PharMerica would be subject to the non-compete provisions of the operating agreement unless certain activities currently performed by PharMerica were performed through the limited liability company. Bergen disputes this position. Counsel has agreed to provide certain indemnification to Bergen with respect to each of the matters described in this paragraph.

    On February 10, 1999, Bergen completed the acquisition of 100% of the capital stock of J.M. Blanco, Inc., ("J.M. Blanco"), Puerto Rico's largest pharmaceutical distributor, headquartered in Guaynabo, Puerto Rico. Bergen paid approximately $29.7 million in cash and assumed approximately $22.2 million in debt.

    The purchase prices of the MII, Stadtlander and J.M. Blanco acquisitions, to be accounted for as purchases for financial reporting purposes, are subject to adjustments after the completion of acquisition audits.

    Additional information concerning Bergen and its subsidiaries is included in the Bergen documents filed with the Commission, which are incorporated herein by reference. See "Where You Can Find More Information."

    Bergen and Subcorp each have their principal executive offices at 4000 Metropolitan Drive, Orange, California, and their telephone number is (714) 385-4000.

SUBCORP

    Subcorp is a newly formed subsidiary of Bergen formed solely for the purpose of effecting the Merger.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of Bergen and PharMerica, which are incorporated herein by reference. The unaudited pro forma information is presented for illustration purposes only in accordance with the assumptions set forth below, and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated nor is it necessarily indicative of future operating results or financial position of the combined enterprise. The unaudited pro forma condensed combined financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of the Merger or any merger-related expenses.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

    The following unaudited pro forma condensed combined balance sheet presents, under the purchase method of accounting, the consolidated balance sheets of Bergen and PharMerica combined as of December 31, 1998, as if the Merger had occurred on that date.

                                                                                                        PRO FORMA
                                              BERGEN BRUNSWIG      PHARMERICA         PRO FORMA          COMBINED
                                             DECEMBER 31, 1998  DECEMBER 31, 1998  ADJUSTMENTS (1)   BALANCES (2)(3)
                                             -----------------  -----------------  ---------------  ------------------
                                                                          (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents................    $      68,344      $      32,312     $          --     $      100,656
  Receivables, net.........................        1,047,285            250,711           (14,558)(d)        1,283,438
  Inventories..............................        1,966,727             55,686                            2,022,413
  Income taxes receivable..................           23,264                 --                               23,264
  Deferred income taxes....................               --             37,017                               37,017
  Other current assets.....................            9,184              9,507                               18,691
                                             -----------------  -----------------  ---------------  ------------------
    Total current assets...................        3,114,804            385,233           (14,558)         3,485,479
                                             -----------------  -----------------  ---------------  ------------------
Property--at cost..........................          292,241            113,168                              405,409
Accumulated depreciation and                        (145,290)           (48,981)                            (194,271)
  amortization.............................
                                             -----------------  -----------------                   ------------------
  Property--net............................          146,951             64,187                              211,138
                                             -----------------  -----------------  ---------------  ------------------
Goodwill...................................          257,679            699,313          1,103,530(a)        1,361,209
                                                                                          (699,313)(a)
Deferred income taxes......................            7,647                 --                                7,647
Deferred charges and other assets..........          100,786             15,592                              116,378
                                             -----------------  -----------------  ---------------  ------------------
    Total assets...........................    $   3,627,867      $   1,164,325     $     389,659     $    5,181,851
                                             -----------------  -----------------  ---------------  ------------------
                                             -----------------  -----------------  ---------------  ------------------
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
  Accounts payable and accrued                 $   2,037,406      $      95,940     $     (14,558)(d)   $    2,118,788
    liabilities............................
  Customer credit balances.................          160,278                 --                              160,278
  Deferred income taxes....................           76,647                 --                               76,647
  Current portion of long-term                         1,913              6,151                                8,064
    obligations............................
                                             -----------------  -----------------  ---------------  ------------------
    Total current liabilities..............        2,276,244            102,091           (14,558)         2,363,777
                                             -----------------  -----------------  ---------------  ------------------
Long-term debt.............................          668,359            591,552                            1,259,911
Deferred income taxes......................               --             26,567           (19,652)(e)            6,915
Other long-term liabilities................           15,719             11,280                               26,999
                                             -----------------  -----------------  ---------------  ------------------
    Total long-term obligations............          684,078            629,399           (19,652)         1,293,825
                                             -----------------  -----------------  ---------------  ------------------
Shareowners' equity:
  Common stock.............................          168,465                894               (894)(c)          205,337
                                                                                            36,872(b)
  Paid-in capital..........................           88,103            417,114            819,832(b)          907,935
                                                                                          (417,114)(c)
  Retained earnings........................          481,537             14,827           (14,827)(c)          481,537
  Other....................................              185                 --                                  185
                                             -----------------  -----------------  ---------------  ------------------
    Total..................................          738,290            432,835           423,869          1,594,994
  Treasury shares..........................          (70,745)                --                              (70,745)
                                             -----------------  -----------------  ---------------  ------------------
    Total shareowners' equity..............          667,545            432,835           423,869          1,524,249
                                             -----------------  -----------------  ---------------  ------------------
    Total liabilities and shareowners'         $   3,627,867      $   1,164,325     $     389,659     $    5,181,851
      equity...............................
                                             -----------------  -----------------  ---------------  ------------------
                                             -----------------  -----------------  ---------------  ------------------

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Information.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

TWELVE MONTHS ENDED SEPTEMBER 30, 1998

    The following table sets forth the condensed combined statement of earnings of PharMerica and Bergen as if the two companies had combined on October 1, 1997. Bergen's historical fiscal year ends on September 30, while PharMerica's historical fiscal year ends on December 31. For purposes of combining PharMerica's historical financial information with Bergen's historical financial information in the following pro forma condensed combined statement of earnings, the financial information of Bergen for the fiscal year ended September 30, 1998 has been combined with PharMerica's financial information for the three months ended December 31, 1997 (the last three months of PharMerica's fiscal year ended December 31, 1997) and PharMerica's financial information for the nine months ended September 30, 1998.

                                                 FISCAL YEAR
                                                    ENDED      TWELVE MONTHS
                                                SEPTEMBER 30,      ENDED
                                                    1998       SEPTEMBER 30,                      PRO FORMA
                                                   BERGEN           1998         PRO FORMA        COMBINED
                                                  BRUNSWIG       PHARMERICA    ADJUSTMENTS(1)   RESULTS(2)(3)
                                                -------------  --------------  --------------  ---------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales and other revenues:
  Excluding bulk shipments to customers'
    warehouses................................  $  13,720,017   $  1,047,410    $   (471,232)(f)  $  14,296,195
  Bulk shipments to customers' warehouses.....      3,401,651             --                        3,401,651
                                                -------------  --------------  --------------  ---------------
    Total net sales and other revenues........     17,121,668      1,047,410        (471,232)      17,697,846
                                                -------------  --------------  --------------  ---------------
Costs and other expenses:
  Cost of sales...............................     16,371,403        594,169        (471,232)(f)     16,494,340
  Distribution, selling, general and
    administrative expenses...................        534,119        401,242           2,675(g)        938,036
  Special charges (4).........................        110,247        123,650         (99,000)(g)        134,897
                                                -------------  --------------  --------------  ---------------
    Total costs and expenses..................     17,015,769      1,119,061        (567,557)      17,567,273
                                                -------------  --------------  --------------  ---------------

Operating earnings (loss) (4).................        105,899        (71,651)         96,325          130,573
Net interest expense..........................         39,996         30,404          (1,865)(h)         68,535
                                                -------------  --------------  --------------  ---------------
Earnings (loss) before provision for taxes on
  income......................................         65,903       (102,055)         98,190           62,038
Provision for taxes on income.................         62,801            791             879(i)         64,471
                                                -------------  --------------  --------------  ---------------
Net earnings (loss)(4)........................  $       3,102   $   (102,846)   $     97,311    $      (2,433)
                                                -------------  --------------  --------------  ---------------
                                                -------------  --------------  --------------  ---------------
Earnings (loss) per share (4)(5):
  Basic.......................................  $        0.03                                   $       (0.02)
                                                -------------                                  ---------------
                                                -------------                                  ---------------
  Diluted.....................................  $        0.03                                   $       (0.02)
                                                -------------                                  ---------------
                                                -------------                                  ---------------
Weighted average number of common shares
  outstanding (5):
  Basic.......................................        101,118                                         123,631
                                                -------------                                  ---------------
                                                -------------                                  ---------------
  Diluted.....................................        102,620                                         125,133
                                                -------------                                  ---------------
                                                -------------                                  ---------------

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Information.

THREE MONTHS ENDED DECEMBER 31, 1998

    The following table sets forth the condensed combined statement of earnings of PharMerica and Bergen as if the two companies had combined on October 1, 1998. For purposes of combining PharMerica's historical financial information with Bergen's historical financial information in the following pro forma condensed combined statement of earnings, the financial information of Bergen for the first three months of its current fiscal year has been combined with PharMerica's financial information for the last three months of PharMerica's fiscal year ended December 31, 1998.

                                                                   THREE MONTHS ENDED DECEMBER 31, 1998
                                                          -------------------------------------------------------
                                                                                                      PRO FORMA
                                                             BERGEN                    PRO FORMA       COMBINED
                                                            BRUNSWIG    PHARMERICA   ADJUSTMENTS(1)  RESULTS(2)(3)
                                                          ------------  -----------  --------------  ------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales and other revenues:
  Excluding bulk shipments to customers' warehouses.....  $  3,960,106   $ 293,812    $   (144,708)(f)  $4,109,210
  Bulk shipments to customers' warehouses...............     1,060,212          --                     1,060,212
                                                          ------------  -----------  --------------  ------------
    Total net sales and other revenues..................     5,020,318     293,812        (144,708)    5,169,422
                                                          ------------  -----------  --------------  ------------

Costs and other expenses:
  Cost of sales.........................................     4,821,690     170,706        (144,708)(f)   4,847,688
  Distribution, selling, general and administrative
    expenses............................................       143,048     102,053             657(g)     245,758
                                                          ------------  -----------  --------------  ------------
    Total costs and expenses............................     4,964,738     272,759        (144,051)    5,093,446
                                                          ------------  -----------  --------------  ------------

Operating earnings......................................        55,580      21,053            (657)       75,976
Net interest expense....................................         8,718      11,094            (366)(h)      19,446
                                                          ------------  -----------  --------------  ------------

Earnings before provision for taxes on income...........        46,862       9,959            (291)       56,530
Provision for taxes on income...........................        18,979       4,136             928(i)      24,043
                                                          ------------  -----------  --------------  ------------
Net earnings............................................  $     27,883   $   5,823    $     (1,219)   $   32,487
                                                          ------------  -----------  --------------  ------------
                                                          ------------  -----------  --------------  ------------

Earnings per share (5):
  Basic.................................................  $       0.27                                $     0.25
                                                          ------------                               ------------
                                                          ------------                               ------------
  Diluted...............................................  $       0.27                                $     0.25
                                                          ------------                               ------------
                                                          ------------                               ------------

Weighted average number of common shares outstanding
  (5):
  Basic.................................................       103,170                                   127,751
                                                          ------------                               ------------
                                                          ------------                               ------------
  Diluted...............................................       104,968                                   129,551
                                                          ------------                               ------------
                                                          ------------                               ------------

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1. PRO FORMA ADJUSTMENTS

    (a) Represents the preliminary computation of the excess of the purchase price over the estimated fair value of the tangible net assets acquired ("goodwill") associated with the acquisition of PharMerica by Bergen. Under the Merger Agreement, Bergen will acquire all of the capital stock of PharMerica at the exchange ratio described in Note 3 below. Assuming that the acquisition was consummated on December 31, 1998, Bergen would have recorded goodwill of approximately $1,103.5 million, would have issued approximately 24.6 million shares of Bergen Common Stock based on approximately 89.4 million shares of PharMerica Common Stock outstanding on that date, and would have completed the transaction at a cost of approximately $856.7 million, based on Bergen's closing stock price of $34.875 on December 31, 1998. In addition, goodwill was decreased by PharMerica's historical goodwill of $699.3 million at December 31, 1998, as required under the purchase accounting method.

    (b) Represents the issuance of shares of Bergen Common Stock as described in adjustment (a) above.

    (c) Represents the elimination of PharMerica's historical stockholders' equity balances.

    (d) Represents the elimination of Bergen's accounts receivable and PharMerica's related accounts payable at December 31, 1998.

    (e) Represents the elimination of PharMerica's historical long-term deferred income tax liability related to that portion of PharMerica's historical goodwill which is deductible for federal income tax purposes.

    (f) Represents the elimination of Bergen's sales to PharMerica and elimination of PharMerica's related cost of sales for the twelve-month and three-month periods ended September 30, 1998 and December 31, 1998, respectively. The unrealized gross profit on Bergen's products remaining in PharMerica's beginning and ending inventory was not material in either period.

    (g) Represents the estimated effect of increased goodwill amortization expense of $2.7 million and $0.7 million for the twelve-month and three-month periods ended September 30, 1998 and December 31, 1998, respectively, attributable to additional goodwill recorded in the combination of Bergen and PharMerica as described in adjustment (a) above over a 40-year amortization period. Also represents the reversal of PharMerica's historical goodwill writedown of $99.0 million during the twelve months ended September 30, 1998, assuming that the Merger was consummated at the beginning of that period, as required under the purchase accounting method.

    (h) Represents the estimated effect of decreased interest expense attributable to Bergen's assumption of PharMerica's borrowings under its credit facility at an effective cost of 5.74% and 5.42% for the twelve months and three months ended September 30, 1998 and December 31, 1998, respectively. The effect of decreased interest expense on the remainder of PharMerica's indebtedness to be assumed by Bergen in the Merger has not been estimated because it is possible that Bergen may not refinance such indebtedness.

    (i) Represents an increase of $0.9 million related to the establishment of the pro forma consolidated income tax provision for the twelve months ended September 30, 1998 and the three months ended December 31, 1998.

NOTE 2. RECLASSIFICATIONS

    Certain reclassifications have been made to the unaudited historical financial statements of PharMerica to conform to the presentation expected to be used by the combined companies.

NOTE 3. EXCHANGE RATIO

    Under the Merger Agreement, each outstanding share of PharMerica Common Stock will be converted into 0.275 of a share of Bergen Common Stock. This exchange ratio was used in computing share and per share amounts in the accompanying unaudited pro forma combined condensed financial statements.

NOTE 4. EFFECT OF SPECIAL CHARGES

    Bergen's historical amounts for the twelve months ended September 30, 1998 include special pre-tax charges for writedown of goodwill of $87.3 million, merger expenses of $14.6 million, abandonment of capitalized software of $5.3 million and restructuring expenses of $3.0 million. PharMerica's historical amounts for the twelve months ended September 30, 1998, excluding the goodwill writedown of $99.0 million described in Note 1(g) above, include pre-tax charges for restructuring expenses of $15.0 million, impairment losses of $5.2 million and a loss on disposition of a business of $4.5 million. The effect of these special charges on the unaudited pro forma condensed combined results for the twelve months ended September 30, 1998 was to:

    - reduce pro forma net earnings by $117.8 million; and

    - reduce pro forma diluted earnings per share by $0.93 per share.

NOTE 5. (LOSS) EARNINGS PER SHARE

    The pro forma (loss) earnings per share reflects the weighted average number of shares of Bergen Common Stock that would have been outstanding if the Merger occurred at the beginning of the periods presented, based upon an exchange ratio of 0.275 shares of Bergen Common Stock to be issued for each share of PharMerica Common Stock outstanding, and the dilutive impact of stock options and warrants using the treasury stock method. All PharMerica options and warrants are assumed to be converted into options and warrants for shares of Bergen Common Stock at the exchange ratio before application of the treasury stock method.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

    As a result of the Merger, PharMerica's stockholders will receive shares of Bergen Common Stock in exchange for their shares of PharMerica Common Stock. The following is a summary of certain material differences between the rights of holders of PharMerica Common Stock and the rights of holders of Bergen Common Stock. These differences arise in part from the differences between the Delaware General Corporation Law (the "Delaware Law"), which governs PharMerica, and the New Jersey Business Corporation Act (the "New Jersey Law"), which governs Bergen. Additional differences arise from the governing instruments of the two companies (in the case of PharMerica, the PharMerica Certificate of Incorporation (the "PharMerica Certificate"), the PharMerica Bylaws and the PharMerica Rights Agreement, and, in the case of Bergen, the Bergen Restated Certificate of Incorporation (the "Bergen Restated Certificate"), the Bergen Bylaws and the Bergen Rights Agreement. Although it is impractical to compare all of the aspects in which the Delaware Law and the New Jersey Law and the companies' governing instruments differ with respect to stockholders' rights, the following discussion summarizes certain significant differences between them. This summary is qualified in its entirety by reference to applicable provisions of the New Jersey Law and the Delaware Law and to the companies' governing instruments.

REMOVAL OF DIRECTORS

    BERGEN. Under New Jersey Law and in accordance with the Bergen Restated Certificate, any director may be removed at any time, either for or without cause, by, and only by, a majority of the votes cast by the holders of record of Bergen Common Stock voting at a meeting of such stockholders called for such purpose.

    PHARMERICA. The PharMerica Certificate and Bylaws provide that any or all of the directors of PharMerica may be removed, at any time but only for cause, by the holders of a majority of the outstanding shares of PharMerica entitled to vote generally in the election of directors.

VACANCIES ON THE BOARD

    BERGEN. The Bergen Bylaws provide that any vacancy in the Bergen Board may be filled by a majority of the remaining directors or by the stockholders at a stockholders' meeting called for such purpose.

    PHARMERICA. The Delaware Law and the PharMerica Bylaws provide that vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the remaining directors of a corporation. The Delaware Law further provides that if, at the time of filling any vacancy or newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), a court may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares having the right to vote for such directors, order an election to be held to fill any such vacancies or to replace the directors chosen by the directors then in office.

RIGHT TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

    BERGEN. The New Jersey Law, together with the Bergen Bylaws, permits special meetings of stockholders to be called by the president, the chairman of the board of directors, and the board of directors. The New Jersey Law also provides that upon application of the holder or holders of not less than 10% of all the shares entitled to vote at a meeting, a court, in an action in which the court may proceed in a summary manner, for good cause shown, may order a special meeting of the stockholders to be called.

    PHARMERICA. The Delaware Law, together with the PharMerica Certificate, provides that special meetings of stockholders may be called by the board of directors or by the holders of not less than 25% of the shares entitled to vote at such meeting.
STOCKHOLDER ACTION WITHOUT A MEETING

    BERGEN. The New Jersey Law generally provides that any action that may be taken by stockholders at a meeting may be taken without a meeting by the written consent of stockholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize such action at a meeting at which all stockholders entitled to vote thereon were present and voting.

    PHARMERICA. The PharMerica Certificate requires that all actions to be taken by PharMerica's stockholders be effected solely at an annual or special meeting, and prohibits PharMerica's stockholders from taking any action by written consent in lieu of a meeting.

STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS

    BERGEN. The New Jersey Law and the Bergen Bylaws provide that a stockholder who has been a stockholder for at least six months or who holds, or is authorized in writing by holders of, at least five percent of the outstanding shares of any class or series of stock of Bergen upon at least five days' written demand has the right for any proper purpose to inspect in person or by agent or attorney the minutes of the proceedings of Bergen's stockholders and Bergen's record of stockholders. Irrespective of the period such shareholder has held his or her stock or the amount of stock such shareholder holds, a court is empowered, upon proof of proper purpose, to compel production for examination by the stockholder of the books and records of account, minutes and record of stockholders of Bergen. The New Jersey Law also provides that a list of stockholders be available for inspection by any stockholder during a meeting of stockholders.

    PHARMERICA. Pursuant to the Delaware Law, any stockholder, in person or by attorney or other agent, may, upon written demand given under oath and stating the purpose thereof, inspect for any proper purpose PharMerica's stock ledger, a list of its stockholders and its other books and records. A proper purpose is a purpose reasonably related to such person's interest as a stockholder. A list of stockholders is to be open to the examination of any stockholder, for any purpose germane to a meeting of stockholders, for a period of at least 10 days prior to such meeting. The list is also to be produced and kept at the place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

AMENDMENT OF CHARTER DOCUMENTS

    BERGEN. The New Jersey Law provides that a proposed amendment to the certificate of incorporation of a corporation organized prior to January 1, 1969 (as is the case with Bergen) requires approval by the board of directors and an affirmative vote of two-thirds of the votes cast by the holders of shares entitled to vote thereon, unless the corporation has adopted the majority voting requirement by amendment of its certificate of incorporation. Bergen has adopted such a majority voting requirement. In addition, the Bergen Restated Certificate provides that a proposed amendment to the Bergen Restated Certificate which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock (as hereinafter defined) so as to adversely affect any outstanding Junior

Preferred Stock requires the affirmative vote of the holders of a majority of the outstanding shares of Junior Preferred Stock, voting separately as a class.

    PHARMERICA. Pursuant to the Delaware Law, a proposed amendment to a corporation's certificate of incorporation requires a resolution adopted by the board of directors and the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon and the affirmative vote of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class. If any such amendment would adversely affect the rights of any holders of shares of a class or series, the vote of the holders of a majority of all outstanding shares of such class or series, voting as a class, is also necessary to authorize such amendment.

    The PharMerica Certificate provides that any changes to Article Ninth (regarding the classified Board), Article Tenth (regarding the personal liability of directors), Eleventh (regarding the indemnification of directors and officers), Twelfth (regarding the voting requirement described in this paragraph) and Article Thirteenth (regarding action by written consent) require the affirmative vote of the holders of at least two-thirds of the outstanding shares of PharMerica entitled to vote.

AMENDMENT AND REPEAL OF BYLAWS

    BERGEN. Under the New Jersey Law and the Bergen Bylaws, the Bergen Bylaws may be amended or repealed, and new bylaws may be adopted, by either the Bergen Board or a majority of the votes cast by the holders of Bergen Common Stock. However, the Bergen Board may not amend the Bergen Bylaws in such a way to change the number of directors below the minimum or above the maximum numbers fixed in the Bergen Bylaws.

    PHARMERICA. The Delaware Law, the PharMerica Certificate and PharMerica Bylaws provide that the PharMerica Bylaws may be amended, added to or repealed by an affirmative vote of at least a majority of either (i) the shares of PharMerica stock entitled to vote thereon, or (ii) the PharMerica Board of Directors.

CORPORATION'S BEST INTEREST

    BERGEN. Under the New Jersey Law, a director of a New Jersey corporation, in discharging his or her duties to the corporation and in determining what he or she reasonably believes to be in the best interest of the corporation, may consider any of the following (in addition to the effects of any action on stockholders): (i) the effects of the action on the corporation's employees, suppliers, creditors and customers, (ii) the effects of the action on the community in which the corporation operates and (iii) the long-term as well as the short-term interests of the corporation and its stockholders, including the possibility that these interests may best be served by the continued independence of the corporation. If, on the basis of the foregoing factors, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the board of directors will have no obligation to facilitate, remove any obstacles to, or refrain from impeding such proposal or offer.

    PHARMERICA.  Delaware Law does not include a comparable statutory provision.

MERGERS, ACQUISITIONS AND CERTAIN OTHER TRANSACTIONS

    BERGEN. The New Jersey Law requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called parent-subsidiary mergers) by the

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board of directors and by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon; provided that in the case of a corporation organized prior to January 1, 1969, as is the case with Bergen, any such proposed transaction requires the affirmative vote of two-thirds of the votes cast by the holders of shares entitled to vote thereon unless the corporation has adopted the majority voting requirement by amendment of its certificate of incorporation adopted by the affirmative vote of two-thirds of the votes cast by the holders of shares entitled to vote thereon. Bergen has adopted the majority voting requirement. The New Jersey Law does not require stockholder approval for control share acquisitions and does not require stockholder approval for a merger if the corporation is the surviving entity and
(i) such corporation's certificate of incorporation is not amended in connection with the merger, (ii) the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and rights, immediately after the merger, and (iii) the number of voting or participation shares outstanding immediately after the merger, plus the number of voting or participation shares issuable on conversion of other securities or on exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 40% the total number of voting or participation shares of the surviving corporation outstanding immediately before the merger.

    PHARMERICA. The Delaware Law requires the affirmative vote of a majority of the Board of Directors of a Delaware corporation and at least a majority of such corporation's outstanding shares entitled to vote thereon to authorize a merger or consolidation, unless (i) such corporation is the surviving corporation, (ii) such corporation's certificate of incorporation is not amended, (iii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding share of such corporation after the effective date of the merger and (iv) either no shares of common stock of such corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of such corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan, do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. A sale of all or substantially all of a Delaware corporation's assets or a voluntary dissolution of a Delaware corporation requires the affirmative vote of a majority of the Board of Directors and at least a majority of such corporation's outstanding shares entitled to vote thereon.

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

    BERGEN. The New Jersey Law provides generally that no public corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey (a "resident domestic corporation") may engage in any "business combination" (as defined in the New Jersey Law) with any "interested stockholder" (generally, a 10% or greater stockholder) of such corporation for a period of five years following such interested stockholder's stock acquisition, unless such business combination is approved by the board of directors of such corporation prior to the stock acquisition.

    PHARMERICA. In general, Section 203 of the Delaware Law prohibits an interested stockholder (generally, a 15% or greater stockholder) of a Delaware corporation from engaging in a "business combination" (as defined in the Delaware Law) with such corporation for three years following the time such person became an interested stockholder.

    This provision is not applicable when (i) prior to the time the stockholder becomes an interested stockholder, the Board of Directors of the corporation approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder, (ii) upon consummation

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of the transaction that results in the stockholder becoming an interested stockholder, such interested stockholder owns at least 85% of the outstanding voting stock of the corporation, not including shares owned by directors who are also officers and by certain employee stock plans or (iii) at or subsequent to the time that the stockholder becomes an interested stockholder, the business combination is approved by the Board of Directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock entitled to vote thereon, excluding shares owned by the interested stockholder.

    Section 203 of the Delaware Law allows corporations to elect not to be subject to its provisions. PharMerica has not made such an election.

    The Florida Business Corporation Act has provisions, informally known as the "Affiliated Transaction Statute" and the "Control-Share Acquisition Statute," that are intended to deter hostile takeovers of Florida-based corporations, and by statute, may apply to PharMerica.

    In general, the Affiliated Transaction Statute requires that, subject to limited exceptions, any "affiliated transaction" between a corporation with more than 300 shareholders and a person who is a beneficial owner of more than 10% of the corporation's outstanding shares (or an affiliate or asociate of that person) must be approved by a majority of the "disinterested directors" of the corporation or the holders of two-thirds of the voting shares of the corporation (excluding shares beneficially owned by the more than 10% shareowner or his affiliate/associate). Absent such approval or an exception, the statute requires that a "fair price" be paid to stockholders in a transaction such as the Merger. The Affiliated Transaction Statute will not apply to the Merger because the Merger has been approved by a majority of the "disinterested directors" of PharMerica.

    Under the Control-Share Acquisition Statute, absent an applicable exemption, "control shares" of an issuing public corporation that are acquired in a "control-share acquisition" will retain their voting rights only to the extent granted by a resolution that is approved by a majority of each class of voting securities of the issuing public corporation. "Control shares" are shares of an issuing corporation owned by a person that, immediately after acquisition of the shares, would entitle the person to exercise directly or indirectly in the election of directors of the corporation, voting power within any of the following ranges: (A) 20% or more but less than 33% of all voting power of the corporation's voting securities, (B) 33% or more but less than a majority of all voting power of the corporation's voting securities or (C) a majority or more of all the voting power of the corporation's voting securities. A "control share acquisition" is a direct or indirect acquisition by a person of ownership of, or the power to direct the exercise of voting power with respect to, "control shares." If so authorized in its bylaws or articles of incorporation, an issuing public corporation may redeem control shares for fair value in certain circumstances. Furthermore, unless otherwise provided in a corporation's bylaws or articles of incorporation before a control-share acquisition occurs, all the stockholders of the issuing public corporation will have dissenters' rights, if control shares representing a majority or more of all voting power in the election of directors of the corporation are acquired in the transaction and accorded full voting rights.

    A number of transactions are exempted from the Control Share Acquisition Statute. The Control-Share Acquisition Statute will not apply to the Merger because it has been approved by the Board of Directors of PharMerica and will be accomplished in compliance with the laws of Delaware under which PharMerica and Subcorp are incorporated.

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BERGEN RIGHTS AGREEMENT

    For a description of the Bergen Rights Agreement, see "Description of Bergen Capital Stock."

PHARMERICA RIGHTS AGREEMENT

    On August 12, 1998, the PharMerica Board declared a dividend payable August 24, 1998 of one right (a "PharMerica Right") for each outstanding share of PharMerica Common Stock held of record at the close of business on August 24, 1998 (the "Record Time"), or issued thereafter and prior to the Separation Time (as hereinafter defined) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. The PharMerica Rights have been issued pursuant to a Stockholder Protection Rights Agreement, dated as of August 13, 1998 (the "PharMerica Rights Agreement"), between PharMerica and Harris Trust and Savings Bank, as PharMerica's Rights Agent (the "PharMerica Rights Agent"). Each PharMerica Right entitles its registered holder to purchase from PharMerica, after the Separation Time, one one-thousandth of a share of Participating Preferred Stock, par value $0.01 per share ("Participating Preferred Stock"), for $30.00 (the "Exercise Price"), subject to adjustment.

    The PharMerica Rights will be evidenced by the PharMerica Common Stock certificates until the close of business on the earlier of (either, the "Separation Time") (i) the tenth business day (or such later date as the PharMerica Board may from time to time fix by resolution adopted prior to the Separation Time that would otherwise have occurred) after the date on which any person commences a tender or exchange offer which, if consummated, would result in such person becoming an Acquiring Person, as defined below, and (ii) the tenth day after the first date or such earlier or later date as the PharMerica Board may from time to time fix (the "Flip-in Date") of public announcement by PharMerica or any person that such person has become an Acquiring Person (the date of such public announcement being, the "Stock Acquisition Date"); provided that if a tender or exchange offer referred to in clause (i) is canceled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any shares of stock pursuant thereto, such offer shall be deemed never to have been made. An "Acquiring Person" is any person having "beneficial ownership" (as defined in the PharMerica Rights Agreement) of 15% or more of the outstanding shares of PharMerica Common Stock, which term shall not include (i) PharMerica, any wholly-owned subsidiary of PharMerica or any employee stock ownership or other employee benefit plan of PharMerica, (ii) any person who is the beneficial owner of 15% or more of the outstanding PharMerica Common Stock as of the date of the PharMerica Rights Agreement or who shall become the beneficial owner of 15% or more of the outstanding PharMerica Common Stock solely as a result of an acquisition of PharMerica Common Stock by PharMerica, until such time as such person acquires additional PharMerica Common Stock, other than through a dividend or stock split, (iii) any person who becomes the beneficial owner of 15% or more of the outstanding PharMerica Common Stock without any plan or intent to seek or affect control of PharMerica if such person promptly divests sufficient securities such that such 15% or greater beneficial ownership ceases or (iv) any person who beneficially owns shares of PharMerica Common Stock consisting solely of (A) shares acquired pursuant to the grant or exercise of an option granted by PharMerica in connection with an agreement to merge with, or acquire, PharMerica entered into prior to a Flip-in Date, (B) shares owned by such person and its Affiliates and Associates at the time of such grant and (C) shares, amounting to less than 1% of the outstanding PharMerica Common Stock, acquired by Affiliates and Associates of such person after the time of such grant.

    The PharMerica Rights will not be exercisable until the Business Day (as defined in the PharMerica Rights Agreement) following the Separation Time. The PharMerica Rights will expire on the earliest of (i) the Exchange Time (as defined below), (ii) the close of business on August 24, 2008, (iii) the date on which the PharMerica Rights are terminated as described below and (iv) upon the merger of

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PharMerica into another corporation pursuant to an agreement entered into prior to a Stock Acquisition Date (in any such case, the "Expiration Time").

    In the event that prior to the Expiration Time a Flip-in Date occurs, each PharMerica Right (other than PharMerica Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof, which PharMerica Rights shall become void) will constitute the right to purchase from PharMerica, upon the exercise thereof in accordance with the terms of the PharMerica Rights Agreement, that number of shares of PharMerica Common Stock of PharMerica having an aggregate Market Price (as defined in the PharMerica Rights Agreement), on the Stock Acquisition Date that gave rise to the Flip-in Date, equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price. In addition, the PharMerica Board may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of PharMerica Common Stock, elect to exchange all (but not less than all) of the then outstanding PharMerica Rights (other than PharMerica Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof, which PharMerica Rights become void) for shares of PharMerica Common Stock at an exchange ratio of one share of PharMerica Common Stock per PharMerica Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Separation Time (the "Exchange Ratio"). Immediately upon such action by the PharMerica Board (the "Exchange Time"), the right to exercise the PharMerica Rights will terminate and each PharMerica Right will thereafter represent only the right to receive a number of shares of PharMerica Common Stock equal to the Exchange Ratio.

    Whenever PharMerica shall become obligated, as described in the preceding paragraph, to issue shares of PharMerica Common Stock upon exercise of or in exchange for PharMerica Rights, PharMerica, at its option, may substitute therefor shares of Participating Preferred Stock, at a ratio of one one-thousandth of a share of Participating Preferred Stock for each share of PharMerica Common Stock so issuable.

    In the event that prior to the Expiration Time PharMerica enters into, consummates or permits to occur a transaction or series of transactions after the time an Acquiring Person has become such in which, directly or indirectly,
(i) PharMerica shall consolidate or merge or participate in a binding share exchange with any other person if, at the time of the consolidation, merger or share exchange or at the time PharMerica enters into an agreement with respect to such consolidation, merger or share exchange, the Acquiring Person controls the PharMerica Board and (A) any term of or arrangement concerning the treatment of shares of capital stock in such merger, consolidation or share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of PharMerica Common Stock or (B) the person with whom such transaction or series of transactions occurs is the Acquiring Person or an Affiliate or Associate thereof or (ii) PharMerica shall sell or otherwise transfer (or one or more of its subsidiaries shall sell or otherwise transfer) assets (A) aggregating more than 50% of the assets (measured by either book value or fair market value) or (B) generating more than 50% of the operating income or cash flow, of PharMerica and its subsidiaries (taken as a whole) to any other person (other than PharMerica or one or more of its wholly owned subsidiaries) or to two or more such persons which are affiliated or otherwise acting in concert, if, at the time of such sale or transfer of assets or at the time PharMerica (or any such subsidiary) enters into an agreement with respect to such sale or transfer, the Acquiring Person controls the PharMerica Board (a "Flip-over Transaction or Event"), the PharMerica Rights Agreement provides that PharMerica shall take such action as shall be necessary to ensure, and shall not enter into, consummate or permit to occur such Flip-over Transaction or Event until it shall have entered into a supplemental agreement with the person engaging in such Flip-over Transaction or Event or the parent corporation thereof (the "Flip-over Entity"), for the benefit of the holders of the PharMerica Rights, providing, that upon consummation or occurrence of the Flip-over Transaction or Event (i) each PharMerica

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Right shall thereafter constitute the right to purchase from the Flip-over
Entity, upon exercise thereof in accordance with the terms of the PharMerica Rights Agreement, that number of shares of common stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price and (ii) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all the obligations and duties of PharMerica pursuant to the PharMerica Rights Agreement. For purposes of the foregoing description, the term "Acquiring Person" shall include any Acquiring Person and its Affiliates and Associates counted together as a single person.

    The Board of Directors of PharMerica may, at its option, at any time prior to the close of business on the Flip-in Date, terminate the PharMerica Rights without any payment to the holders thereof, as provided in the PharMerica Rights Agreement. Immediately upon the action of the PharMerica Board electing to terminate the PharMerica Rights, without any further action and without any notice, the right to exercise the PharMerica Rights will terminate and each PharMerica Right will thereafter be null and void.

    In connection with the execution of the Merger Agreement, PharMerica entered into a First Amendment to Stockholder Protection Rights Agreement, dated as of January 11, 1999 (the "Rights Agreement Amendment"). The Rights Agreement Amendment amended the PharMerica Rights Agreement to exclude the Merger from certain provisions contained in the PharMerica Rights Agreement. The Rights Agreement Amendment exempted Bergen (solely for purposes of consummating the Merger) from the definition of "Acquiring Person" and declared that the Merger would not trigger a "Stock Acquisition Date", "Separation Time" or "Flip-in Date".

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                      DESCRIPTION OF BERGEN CAPITAL STOCK

    The authorized capital stock of Bergen consists of 200,000,000 shares (subject to change to 300,000,000 shares upon approval of the Bergen Charter Proposal) of Bergen Common Stock, and 3,000,000 shares of preferred stock, without par value (the "Bergen Preferred Stock"). As of March 12, 1999, there were 109,327,384 shares of Bergen Common Stock and no shares of Bergen Preferred Stock outstanding, 3,066,811 shares of Bergen Common Stock were held in Bergen's treasury and no shares of Bergen Preferred Stock were held in Bergen's treasury. As of March 12, 1999, 6,832,605 shares of Bergen Common Stock were reserved for issuance upon the exercise or conversion of outstanding options, warrants or convertible securities granted by Bergen.

COMMON STOCK

    From time to time, Bergen may issue additional authorized but unissued shares of Bergen Common Stock for share dividends, stock splits, employee benefit programs, financing and acquisition transactions, and other general corporate purposes. Such shares of Bergen Common Stock will be available for issuance without action by the Bergen stockholders, unless such action is required by applicable law or the rules of the NYSE or any other stock exchange on which Bergen Common Stock may be listed in the future.

    The Bergen stockholders do not have preemptive rights and have no rights to convert their Bergen Common Stock into any other security. All shares of Bergen Common Stock are entitled to participate equally and ratably in such dividends on Bergen Common Stock as may be declared by the Bergen Board of Directors. In the event of the liquidation, dissolution, or winding-up of the affairs of Bergen, after payment of liabilities and payment to the holders of the Bergen Preferred Stock of the full amounts to which they have a liquidation preference, the holders of Bergen Common Stock are entitled to share ratably per share without regard to class in all assets remaining for distribution to stockholders generally. Holders of Bergen Common Stock are entitled to one vote per share at every meeting of the Bergen stockholders, for the election and removal of directors and upon all other matters on which stockholders are entitled to vote. The Bergen Common Stock is not subject to cumulative voting rights. Bergen's directors are elected to staggered terms, typically lasting for three year periods.

PREFERRED STOCK

    The Bergen Restated Certificate provides that the Bergen Board of Directors is authorized to divide the Bergen Preferred Stock into one or more series, to determine the designations of and the number of shares of any series and, to determine the relative rights, preferences and limitations of the shares of any class or of any series. All such determinations may be made by amendments to the Bergen Restated Certificate adopted by the Bergen Board of Directors. Such amendments may describe:

    - the number of shares constituting that series;

    - the rate and times at which, and the terms and conditions on which, dividends on Bergen Preferred Stock of that series will be paid;

    - provisions making dividends payable with respect to Bergen Preferred Stock of that series cumulative, non-cumulative or partially cumulative;

    - provisions making dividends payable with respect to the Bergen Preferred Stock of that series fully participating, partially participating, or non-participating, and payable on a parity with subordinate or in preference to the dividends payable on any other class or series;

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
    - the right, if any, of the holders of the Bergen Preferred Stock of that series to convert the same into, or exchange the same for, shares of other classes or series of stock of Bergen and the terms and conditions of that conversion or exchange, including provision for adjustment of the conversion price or rate in such events as the Bergen Board of Directors shall determine;

    - the redemption price or prices, if any, and the time or times at which, and the terms and conditions on which, Bergen Preferred Stock of that series many be redeemed;
    - the rights of the holders of Bergen Preferred Stock of that series upon the voluntary or involuntary dissolution, liquidation or winding up of Bergen;

    - the terms or amount of any sinking fund provided for the purchase or redemption of the Bergen Preferred Stock of that series; and

    - provisions giving the Bergen Preferred Stock of that series special, limited, multiple or no voting rights and specifying those voting rights, if any.

BERGEN RIGHTS AGREEMENT

    On February 8, 1994, in connection with the Rights Agreement of that date (the "Bergen Rights Agreement"), the Bergen Board declared a dividend distribution of one right for each outstanding share of Bergen Common Stock to stockholders of record at the close of business on February 18, 1994. Each right ("Bergen Right") entitles the registered holder to purchase from Bergen a unit (a "Unit") consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value (the "Junior Preferred Stock"), at a purchase price of $80.00 per Unit, subject to adjustment (the "Purchase Price").

    At present, the Bergen Rights are attached to all Bergen Common Stock certificates representing outstanding shares, and no separate certificates evidencing Bergen Rights ("Bergen Rights Certificates") have been distributed. The Bergen Rights will separate from the Bergen Common Stock and a "Bergen Distribution Date" will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (a "Bergen Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Bergen Common Stock (the "Bergen Stock Acquisition Date"), or (ii) ten business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of Bergen Common Stock. Until the Bergen Distribution Date, (i) the Bergen Rights will be evidenced by the Bergen Common Stock certificates and will be transferred with and only with such Bergen Common Stock certificates, (ii) Bergen Common Stock certificates issued after February 18, 1994 will contain a notation incorporating the Bergen Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Bergen Common Stock outstanding will also constitute the transfer of the Bergen Rights associated with the Bergen Common Stock represented by such certificate.

    The Bergen Rights are not exercisable until the Bergen Distribution Date and will expire at the close of business on February 18, 2004, unless earlier redeemed by Bergen as described below.

    As soon as practicable after the Bergen Distribution Date, Bergen Rights Certificates will be mailed to holders of record of the Bergen Common Stock as of the close of business on the Bergen Distribution Date and, thereafter, the separate Bergen Rights Certificates alone will represent the Bergen Rights. Except as otherwise determined by the Bergen Board of Directors, only shares of Bergen Common Stock issued prior to the Bergen Distribution Date will be issued with Bergen Rights.

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    In the event that (i) Bergen is the surviving corporation in a merger with a
Bergen Acquiring Person and the Bergen Common Stock is not changed or exchanged,
(ii) a person becomes the beneficial owner of more than 15% of the then outstanding shares of Bergen Common Stock (unless such transaction is approved by the Bergen Board or such person is excepted by the Bergen Board, in either case before such person acquires beneficial ownership of more than 15% of the outstanding Bergen Common Stock), (iii) a Bergen Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Bergen Rights Agreement, or (iv) during such time as there is a Bergen Acquiring Person, an event occurs which results in such Bergen Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), each holder of a Bergen Right will thereafter have the right to receive, upon exercise, Bergen Common Stock (or, in certain circumstances, cash, property or other securities of Bergen) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph (the "Bergen Flip-In Events"), all Bergen Rights that are, or (under certain circumstances specified in the Bergen Rights Agreement) were, beneficially owned by any Bergen Acquiring Person will be null and void. However, Bergen Rights are not exercisable following the occurrence of any of the Bergen Flip-In Events until such time as the Bergen Rights are no longer redeemable by Bergen as set forth below.

    In the event that, at any time following a Bergen Stock Acquisition Date,
(i) Bergen is acquired in a merger or other business combination transaction in which Bergen is not the surviving corporation (other than following a permitted transaction, as described in the Bergen Rights Agreement), or (ii) 50% or more of Bergen's assets or earning power is sold or transferred, then each holder of a Bergen Right (except Bergen Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of a Bergen Right.

    The Purchase Price payable, and the number of Units of Junior Preferred Stock or other securities or property issuable, upon exercise of the Bergen Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock, (ii) if holders of the Junior Preferred Stock are granted certain rights or warrants to subscribe for Junior Preferred Stock or convertible securities at less than the current market price of the Junior Preferred Stock, or (iii) upon the distribution to holders of the Junior Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred Stock on the last trading date prior to the date of exercise.

    At any time after the occurrence of any of the Bergen Flip-In Events, the Board of Directors of Bergen may exchange the Bergen Rights (other than Bergen Rights owned by a Bergen Acquiring Person which will become void as described above), in whole or in part, for shares of Bergen Common Stock or shares of preferred stock of Bergen having essentially the same value or economic rights as shares of Bergen Common Stock, at an exchange ratio of one share of Bergen Common Stock per Right, subject to antidilution adjustments.

    At any time until ten days following a Bergen Stock Acquisition Date, Bergen may redeem the Bergen Rights in whole, but not in part, at a price of $.01 per Bergen Right (payable in cash, Bergen Common Stock or other consideration deemed appropriate by the Bergen Board of Directors). Under certain circumstances set forth in the Bergen Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors (as hereinafter defined). After the redemption period has expired, Bergen's right of redemption may be reinstated if a Bergen Acquiring Person reduces his beneficial ownership to 15% or less of the outstanding shares of Bergen Common Stock in a transaction or series of transactions not involving Bergen. Immediately upon the action of the Bergen Board of Directors ordering redemption of the Bergen Rights, with, where required, the concurrence of the Continuing Directors, the Bergen Rights will terminate and the only right of the holders of Bergen Rights will be to receive the $.01 redemption price.

    The term "Continuing Directors" means any member of the Bergen Board who was a member of the Bergen Board prior to the date of the Bergen Rights Agreement, and any person who is subsequently elected to the Bergen Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include a Bergen Acquiring Person, or an affiliate or associate of a Bergen Acquiring Person, or any representative of the foregoing entities.

    Until a Bergen Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Bergen, including, without limitation, the right to vote or to receive dividends. While the distribution of the Bergen Rights will not be taxable to shareholders or to Bergen, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Bergen Rights become exercisable for Bergen Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.

    Other than those provisions relating to the principal economic terms of the Bergen Rights, any of the provisions of the Bergen Rights Agreement may be amended by the Bergen Board prior to the Bergen Distribution Date. After the Bergen Distribution Date, the provisions of the Bergen Rights Agreement may be amended by the Bergen Board (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Bergen Rights (excluding the interests of any Bergen Acquiring Person), or to shorten or lengthen any time period under the Bergen Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Bergen Rights are not redeemable.

GENERAL

    In some circumstances, certain stockholders may consider provisions in the New Jersey Law described under "Comparison of Stockholders' Rights," certain terms in the Bergen Restated Certificate (including terms which, among other things, provide for the election of directors on a staggered term basis and authorize the Bergen Board to establish the terms of series of preferred stock without stockholder approval) and the Bergen Rights Agreement to have the effect of deterring tender offers and other comparable transactions. Tender offers and other non-open market acquisitions of stock are frequently made at prices above the prevailing market price of a corporation's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of such stock to reach levels that are higher than would otherwise be the case. The Bergen Board believes that such provisions of the New Jersey Law and the Bergen Rights Agreement enable the Board to maximize value for all Bergen stockholders as a group and that the above-mentioned provisions of the Bergen Restated Certificate advance fundamental interests of Bergen and its stockholders.

                             ELECTION OF DIRECTORS

    Bergen's Restated Certificate provides that the Bergen Board of Directors shall consist of not more than 15 directors nor less than 9 directors, the exact number within such limits to be fixed by the Bergen Board of Directors as provided in the By-Laws, which currently provide for 11 directors. The directors are divided into three approximately equivalent-sized classes, each class serving for a period of three years on a staggered-term basis. Accordingly, at the Bergen Annual Meeting, there are four nominees for Class II directors, whose terms are expiring and who are being nominated for a three year term.

    It is intended that persons named as proxies in the accompanying proxy card will vote, unless such authority is withheld, for the election of the nominees named below to serve until the expiration of their respective terms and thereafter until their successors shall have been duly elected and qualified. In the event the nominees named below refuse or are unable to serve, which is not anticipated, the persons named as proxies reserve full discretion to vote for any or all persons as then may be nominated.

    The following sets forth information as of November 1, 1998, concerning the nominees for election to Bergen's Board of Directors and comparable information with respect to directors whose term of office will continue beyond the Bergen Annual Meeting. All of the nominees currently serve as directors of Bergen.

NOMINEES FOR DIRECTORS FOR TERMS WHICH WILL EXPIRE AT THE 2002 ANNUAL MEETING
  (CLASS II DIRECTORS)

JOSE E. BLANCO, SR.                                               Director since     Age 72
                                                                  1992

    Chairman of the Board (since 1987) of J.M. Blanco, Inc. (wholesale pharmaceutical distribution). Mr. Blanco is Chairman of Bergen's
Investment/Retirement Plan Committee and Vice Chairman of Bergen's Audit Committee.

CHARLES J. LEE                                                    Director since     Age 73
                                                                  1972

    Former Managing Director, Smith Barney Inc. (investment banking) (1989 to
1996). Mr. Lee is Chairman of Bergen's Audit Committee and a member of Bergen's Executive, Financing and Nominating Committees.

GEORGE R. LIDDLE                                                  Director since     Age 71
                                                                  1969

    Investment Adviser. Former Vice President, Kidder, Peabody & Co., Inc. (stockbrokers), retired. Mr. Liddle is a member of Bergen's
Investment/Retirement Plan Committee.

GEORGE E. REINHARDT, JR.                                         Director since     Age 69
                                                                 1985

    Formerly a consultant (1992 to 1995) to, and Senior Vice President (1991), Chief Financial Officer (1976 to 1991) and Vice President, Finance (1981 to
1991) of, Bergen. Mr. Reinhardt is a member of Bergen's Executive, Financing, Investment/Retirement Plan and Nominating Committees.

THE BERGEN BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES.

DIRECTORS WHOSE TERMS EXPIRE AT THE 2000 ANNUAL MEETING
  (CLASS III DIRECTORS)

RODNEY H. BRADY                                                  Director since      Age 65
                                                                 1973

    President and Chief Executive Officer, Deseret Management Corporation (diversified corporate holding company) since April 1996. Former President and Chief Executive Officer, Bonneville International Corporation (broadcast communications) (1985 to 1996). Mr. Brady is a director of Deseret

Mutual Insurance Company and First Security Corporation. Mr. Brady is Vice Chairman of Bergen's Compensation/Stock Option Committee and is a member of Bergen's Executive, Financing and Nominating Committees.

CHARLES C. EDWARDS, M.D.                                         Director since      Age 75
                                                                 1985

    Former President and Chief Executive Officer, Scripps Clinic and Research Foundation and Scripps Institutions of Medicine and Science (health care) (1991 to 1993). Dr. Edwards is a director of Molecular Biosystems, Inc., Northern Trust Bank and IDEC Pharmaceutical Company. Dr. Edwards is Chairman of Bergen's Compensation/Stock Option Committee and Vice Chairman of Bergen's Investment/Retirement Plan Committee.

JAMES R. MELLOR                                                   Director since     Age 68
                                                                  1979

    Chairman of the Board, USEC, Inc. (energy company) since July 1998. Former Chairman of the Board and Chief Executive Officer (1993 to 1997), and former President and Chief Operating Officer (1991 to 1993) of General Dynamics Corporation (diversified defense and aerospace). Mr. Mellor is a director of General Dynamics Corporation, Aeromovel USA, Inc., Pinkertons, Inc., USEC, Inc. and Computer Sciences Corporation. Mr. Mellor is a member of Bergen's Compensation/Stock Option Committee.

FRANCIS G. RODGERS                                                Director since     Age 72
                                                                  1982

    Author and Lecturer. Former Vice President, Marketing, IBM (information processing systems), retired. Mr. Rodgers is a director of Dialogic Corporation and Milliken and Company. Mr. Rodgers is a member of Bergen's Audit Committee.

DIRECTORS WHOSE TERMS EXPIRE AT THE 2001 ANNUAL MEETING
  (CLASS I DIRECTORS)

ROBERT E. MARTINI                                                 Director since     Age 66
                                                                  1962

    Chairman of the Board (since 1992) of, and consultant (since June 1997) to, Bergen and formerly its Chief Executive Officer (1990 to January 1997) and President (1981 to 1992). Mr. Martini is a director of Mossimo, Inc. Mr. Martini is Chairman of Bergen's Financing and Nominating Committees and a member of Bergen's Executive Committee. Mr. Martini is the father of Brent R. Martini, an Executive Vice President of Bergen.

NEIL F. DIMICK                                                    Director since     Age 49
                                                                  1995

    Executive Vice President and Chief Financial Officer (since 1992) of Bergen and formerly its Vice President, Finance (1991 to 1992). President of Bergen Brunswig Specialty Company (since 1998), ASD Specialty Healthcare, Inc. (formerly known as Alternate Site Distributors, Inc.) (since 1996), and Integrated Commercialization Solutions, Inc. (since 1998), each subsidiaries of Bergen. Mr. Dimick is a member of Bergen's Financing and Investment/Retirement Committees.

DONALD R. RODEN                                                   Director since     Age 52
                                                                  1995

    Chief Executive Officer (since January 1997), President (since 1995) and formerly the Chief Operating Officer (1995 to 1997) of Bergen. Prior to joining Bergen in 1995, Mr. Roden was a healthcare industry consultant (1993 to 1995) and Chief Executive, North America (1989 to 1993) of Reed Elsevier Medical (publishing). Mr. Roden is Chairman of Bergen's Executive Committee and a member of Bergen's Financing and Nominating Committees.

DIRECTOR EMERITUS

JOHN CALASIBETTA                                          Director from 1962 to      Age 93
                                                          1998

    Former Senior Vice President of Bergen.

MEETINGS OF THE BERGEN BOARD OF DIRECTORS AND ITS COMMITTEES
    The Bergen Board of Directors holds regular quarterly meetings and meets on other occasions when required by special circumstances. In addition to meeting as a group to review Bergen's business affairs, all directors also devote their time and talents to the Bergen Board's six principal standing Committees. The Committees, their membership and primary functions, are as follows:

    The Executive Committee, unless provided otherwise by law, exercises all of the authority of the Bergen Board of Directors when the Board is not in session. The current members of this Committee are Donald R. Roden, Chairman, Rodney H. Brady, Charles J. Lee, Robert E. Martini and George E. Reinhardt, Jr.

    The Audit Committee reviews significant audit and accounting policies and practices, meets with Bergen's independent auditors and reviews the performance of the internal auditing functions. The current members of this Committee are Charles J. Lee, Chairman, Jose E. Blanco, Sr., Vice Chairman, and Francis G. Rodgers.

    The Compensation/Stock Option Committee has the responsibility for recommending to the Bergen Board of Directors the compensation, bonus plans and stock options for Bergen's officers who are directors and for approving stock options and bonuses for employees which are recommended by management. This Committee also recommends to the Bergen Board the annual and meeting fees for non-employee directors. The current members of this Committee are Dr. Charles C. Edwards, Chairman, Rodney H. Brady, Vice Chairman and James R. Mellor.

    The Investment/Retirement Plan Committee has the responsibility of reviewing and making investment decisions relating to Bergen's retirement plans, as well as overseeing and approving changes to those plans. The current members of this Committee are Jose E. Blanco, Sr., Chairman, Dr. Charles C. Edwards, Vice Chairman, Neil F. Dimick, George R. Liddle and George E. Reinhardt, Jr.

    The Nominating Committee has the responsibility to recommend to the Bergen Board of Directors persons to fill vacancies on the Bergen Board of Directors. The current members of this Committee are Robert E. Martini, Chairman, Rodney H. Brady, Charles J. Lee, George E. Reinhardt, Jr. and Donald R. Roden. The Nominating Committee has not established procedures for receiving nominations from stockholders.

    The Financing Committee reviews Bergen's asset and liability structure and considers its funding and capital needs. It receives reports on the progress of investment activities and reviews strategies that have been developed to meet changing economic and market conditions. The current members of this Committee are Robert E. Martini, Chairman, Rodney H. Brady, Neil F. Dimick, Charles J. Lee, George E. Reinhardt, Jr. and Donald R. Roden.

    During the year ended September 30, 1998, there were twenty-one meetings of Bergen's Board of Directors, eleven meetings of its Executive Committee, three meetings of its Compensation/Stock Option Committee, four meetings of its Audit Committee, four meetings of its Investment/Retirement Plan Committee, no meetings of its Nominating Committee and no meetings of its Financing Committee. All directors attended more than 75% of the aggregate of (a) the total number of meetings of the Bergen Board, and (b) the total number of meetings held by all Committees of the Bergen Board on which they served as members.

DIRECTOR COMPENSATION

    Bergen's employee directors are not paid any fees, as such, for service on the Bergen Board or on any Committee of the Bergen Board. Each of Bergen's non-employee directors received for fiscal 1998 an annual fee of $36,000 for Board service and an attendance fee of $2,000 for each Board meeting attended in person or $600 for each such meeting participated in by telephone. For Committee meetings, non-employee directors (other than the Chairman of the Committees) received $1,000 for each Committee meeting attended in person and $600 for each such meeting participated in by telephone. The Chairman of each Committee who is a non-employee director received a fee of $1,500 for each Committee meeting attended in person and $900 for each telephone meeting of the Committee in which he participated. A non-employee director who serves less than six months in a fiscal year receives 50% of the annual fee, and if he serves six months or more in a fiscal year, receives 100% of the prevailing annual fee. Bergen's Deferred Compensation Plan provided that a non-employee director of Bergen could elect to defer up to 100% of these fees or any fixed amount not less than $2,500 of such fees into said Plan.

    Bergen has a nonqualified Capital Accumulation Plan for its non-employee directors. The maximum benefit available to these directors under this plan is $150,000, payable upon retirement in 120 equal consecutive monthly installments. If the non-employee director has served for less than ten years, his benefit upon retirement will be based upon 10% of the maximum benefit for each year of Board service with a minimum of three years of service required for inclusion in the plan. If a director dies before the normal retirement age of 70 and his termination from Board service, his beneficiary will receive an amount equal to 100% of the amount Bergen would have paid the director had normal retirement age been attained.

    Under Bergen's Amended and Restated 1989 Stock Incentive Plan each non-employee director was automatically entitled to an option covering 7,500 shares of Common Stock upon his initial election or appointment to the Board, and was thereafter entitled to an annual grant ("Annual Grant") only if Bergen attained a ten percent or greater return on common equity in the preceding fiscal year. During fiscal 1998, each non-employee director received an Annual Grant of options covering 4,000 shares of Bergen Common Stock.

    The Bergen Board has approved Bergen's 1999 Non-Employee Directors' Stock Plan and Bergen's 1999 Deferred Compensation Plan, subject to stockholder approval, each of which modifies some of the foregoing description. For a description of these plans, see "Other Matters to be Voted Upon at the Bergen Annual Meeting" commencing on page 110.

BENEFICIAL OWNERSHIP OF BERGEN COMMON STOCK

    The following table sets forth certain information regarding the ownership of Bergen Common Stock as of November 1, 1998, by: (a) each director (including Mr. Calasibetta, a director emeritus)
and nominee; (b) each of the Named Executive Officers (as defined below); and
(c) all directors and executive officers as a group:

                                                            AGGREGATE NUMBER
                                                                OF SHARES        PERCENT OF
                                                              BENEFICIALLY       OUTSTANDING
                                                             OWNED(1)(2)(3)        SHARES
                                                            -----------------  ---------------
Jose E. Blanco, Sr........................................          23,380            *
Rodney H. Brady (4).......................................         115,146            *
John Calasibetta (5)......................................         464,774            *
Charles J. Carpenter......................................          83,180            *
Neil F. Dimick............................................         177,500            *
Dr. Charles C. Edwards....................................          34,202            *
William J. Elliott........................................          42,390            *
Charles J. Lee............................................          42,884            *
George R. Liddle (6)......................................          81,604            *
Brent R. Martini (7)......................................         603,824            *
Robert E. Martini (8).....................................       5,523,518              5.4
James R. Mellor...........................................          40,004            *
George E. Reinhardt, Jr...................................         221,344            *
Donald R. Roden...........................................         273,748            *
Francis G. Rodgers........................................          43,284            *
All directors, nominees and executive officers as a group,
  including those above (20 persons)......................       8,217,934              8.0

------------------------

* Denotes ownership of less than 1% of the outstanding shares of Bergen Common Stock.

(1) All share information has been adjusted to reflect a 2 for 1 stock split effected as of December 1, 1998.

(2) Information as to beneficial ownership by the directors and executive officers named above has been furnished to Bergen by such individuals. Except as indicated otherwise in the footnotes and except for 94,812 shares beneficially owned by Robert E. Martini, shares shown as beneficially owned are those to which the individual has sole voting and dispositive power. Such shares, where applicable, may be subject to community property laws and related statutes under which a spouse may be entitled to share in the management of the community property, which may include the right to vote or dispose of the shares.

(3) Includes the number of shares that could be purchased by exercise of options exercisable as of November 1, 1998, or within 60 days thereafter under Bergen's stock option or stock incentive plans, as follows: Jose E. Blanco, Sr.-23,380 shares; Rodney H. Brady-31,260 shares; Charles J. Carpenter-54,486 shares; Neil F. Dimick-161,000 shares; Dr. Charles C. Edwards-27,978 shares; William J. Elliott- 33,696 shares; Charles J. Lee-31,260 shares; George R. Liddle-21,414 shares; Brent R. Martini-122,082 shares; Robert E. Martini-370,876 shares; James R. Mellor-31,260 shares; George E. Reinhardt, Jr.-23,380 shares; Donald R. Roden-218,748 shares; Francis G. Rodgers-31,260 shares, and all directors and executive officers as a group, including those above (20 persons)--1,587,502 shares.

(4) Includes 4,626 shares held by two sons living at home and 79,260 shares held by Mr. Brady and his wife together as tenants in common.

(5) Held by a limited partnership the limited partner of which is a trust for the benefit of Mr. Calasibetta.

(6) Includes 58,336 shares held by Mr. Liddle as co-trustee for the benefit of him and his wife.

(7) Includes 456,718 shares held in trust for Brent R. Martini's benefit.

(8) Includes 94,812 shares beneficially owned by Mr. Martini for which he does not have voting or dispositive power.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
    Section 16(a) of the Exchange Act requires Bergen's directors, officers and persons who own more than ten percent of a registered class of Bergen's equity securities to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the NYSE. Directors, officers and greater than 10 percent beneficial owners are required by applicable regulations to furnish Bergen with copies of all Section 16(a) forms they file.

    Based solely upon a review of the copies of the forms or information furnished to Bergen, Bergen believes that during its 1998 fiscal year all filing requirements applicable to its directors and officers were satisfied on a timely basis, except that Charles E. Carpenter (an executive officer of Bergen) failed to file on a timely basis a report disclosing an acquisition of shares pursuant to a stock option exercise, William J. Elliott (an executive officer of Bergen) failed to file on a timely basis a report disclosing an acquisition of shares pursuant to a stock option exercise and John P. Naughton (a former executive officer of Bergen) failed to file on a timely basis an acquisition of shares pursuant to a stock option exercise and a disposition of shares. These failures to file on a timely basis were inadvertent; the required filings were made promptly after the failures to file on a timely basis were noted.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth information for the fiscal years ended September 30, 1998, 1997 and 1996, respectively, with respect to certain compensation awarded or paid to Bergen's Chief Executive

Officer and its other four most highly compensated executive officers during fiscal 1998 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                           COMPENSATION
                                                                                           -------------
                                                                                              AWARDS
                                                           ANNUAL COMPENSATION             -------------
                                                -----------------------------------------   SECURITIES
                                                                              OTHER         UNDERLYING
NAME AND PRINCIPAL                                                           ANNUAL          OPTIONS/          ALL OTHER
POSITION                               YEAR     SALARY($)  BONUS($)(1)   COMPENSATION($)    SARS(#)(2)    COMPENSATION($)(3)
-----------------------------------  ---------  ---------  -----------  -----------------  -------------  -------------------
Donald R. Roden                           1998    568,750     718,400          52,413(4)       300,000             5,000
  President and Chief                     1997    500,000     465,700          67,694(4)        31,250             1,154
  Executive Officer                       1996    400,000     359,000          63,601(4)       118,751            --

Neil F. Dimick                            1998    366,250     462,900          51,073(5)       180,000             5,000
  Executive Vice President,               1997    325,000     309,900          47,290(5)        --                 4,750
  Chief Financial Officer                 1996    275,000     269,300         132,631(5)        50,001             4,571

Brent R. Martini                          1998    270,833     327,100          --              150,000             5,000
  Executive Vice                          1997    225,000     186,100          22,863(6)        --                 2,841
  President                               1996    171,667     114,600           7,200           32,263             4,571

Charles J. Carpenter                      1998    257,083     312,200          --              150,000             5,000
  Executive Vice President,               1997    225,000     200,000          15,605(7)        --                 4,750
  Chief Procurement Officer               1996    169,167     117,800           7,200           31,250             2,591

William J. Elliott                        1998    283,333     217,400          --              150,000             5,000
  Executive Vice                          1997    265,000     185,400          51,786(8)        11,000             3,363
  President                               1996(9)    --        --              --               31,250            --

------------------------------

(1) Amounts in this column reflect the aggregate annual bonus which was earned for such fiscal year.

(2) Number of shares granted has been adjusted to reflect the 2 for 1 stock split effected as of December 1, 1998.

(3) Reflects corporate contributions under Bergen's Pre-Tax Investment Retirement Account Employer Contributions Plus Plan.

(4) Includes $16,362, $31,992 and $35,188 of imputed compensation reflecting the difference between the average market interest rate for Bergen and the interest free loan to Mr. Roden for fiscal years 1996, 1997 and 1998, respectively, described under "Certain Transactions."

(5) Includes $16,288, $18,281 and $22,872 of imputed compensation reflecting the difference between the average market interest rate for Bergen and the interest free loan to Mr. Dimick for fiscal years 1996, 1997 and 1998, respectively, described under "Certain Transactions."

(6) Includes $6,169 of imputed compensation reflecting the difference between the average market interest rate for Bergen and the interest free loan to Brent R. Martini for fiscal year 1997 described under "Certain Transactions."

(7) Includes $4,113 of imputed compensation reflecting the difference between the average market interest rate for Bergen and the interest free loan to Mr. Carpenter for fiscal year 1997 described under "Certain Transactions."

(8) Includes $17,763 of imputed compensation reflecting the difference between the average market interest rate for Bergen and the interest free loan to Mr. Elliott for fiscal year 1997, described under "Certain Transactions."

(9) Mr. Elliott's employment with Bergen commenced during fiscal year 1997; accordingly, no compensation amounts (other than options granted immediately prior to the commencement of active employment) are reportable for fiscal year 1996.

EMPLOYMENT AND SEVERANCE AGREEMENTS

    In April 1994, the Board authorized Bergen to enter into written employment agreements (the "Employment Agreements") and severance agreements (the "Severance Agreements") with certain executive officers of Bergen, including Mr. Dimick. Similar agreements were entered into in October 1995 with Mr. Roden, in September 1996 with Mr. Carpenter and Brent R. Martini, and in October 1996 with Mr. Elliott.

    Each of the Employment Agreements is for a term of three years. The Employment Agreements automatically extend on a monthly basis so that the outstanding term is always three years, subject to the option of either party to terminate the automatic extension provision at any time. Pursuant to each Employment Agreement, each Named Executive Officer is to receive his then effective annual base compensation, a bonus that shall be equal to that paid to other executive officers at the same level, but, regardless of what may be paid to other executives, in any event no less than fifty percent of the average of the Named Executive Officer's previous three annual bonuses, and other benefits and allowances. In the event of death or disability, each Named Executive Officer or their beneficiary, as the case may be, will receive the compensation provided for under his Employment Agreement for the term of the Agreement, calculated as if notice to terminate had been given 30 days prior to such event.

    Pursuant to the Employment Agreements, Bergen will indemnify each Named Executive Officer with respect to any actions, claims or settlements arising out of the performance of his duties, including the payment of all reasonable attorneys' fees and necessary costs and expenses. In addition, Bergen will pay as incurred all reasonable attorneys' fees and necessary costs and disbursements incurred by the Named Executive Officer in connection with any dispute under the Employment Agreement, whether or not the Named Executive Officer prevails.

    Pursuant to the Employment Agreements, a Named Executive Officer's employment may be terminated without a claim for damages arising against Bergen
(1) upon notice by the Named Executive Officer, except for "good reason"; (2) by mutual agreement between the Named Executive Officer and Bergen; or (3) by Bergen for cause. If the Employment Agreement is terminated by Bergen for any other reason, or if the Named Executive Officer terminates the Employment Agreement for "good reason" (including, but not limited to, an adverse change in such officer's position from his position at the time he entered into the Employment Agreement), he will be entitled to damages equal to the present value equivalent of the compensation he would have been paid under the Employment Agreement for the next three years, less his earned income from other employment, if any.

    The Severance Agreements with the Named Executive Officers, which provide for benefits additional to the Employment Agreements, require payment of cash and other benefits in the event of a voluntary or involuntary termination of employment within three years following a Change in Control (as defined) of Bergen. Payment under the Severance Agreements would consist of 2.99 times the average annual W-2 compensation paid by Bergen for the most recent five taxable years of the Named Executive Officer ending before the date of the Change in Control if, following a Change in Control, such Named Executive Officer is terminated without cause, such Named Executive Officer terminates for any reason within 180 days after a Change in Control, or if such Named Executive Officer terminates for "good reason" (including, but not limited to, an adverse change in such officer's position from his position at the time of the Change in Control). The Severance Agreements continue until three years and one day after a Change in Control or until the Named Executive Officer receives the severance payment under the Severance Agreements.

    Under the Severance Agreements, a Change in Control with respect to Bergen is deemed to occur 90 days prior to (i) the acquisition by any person, entity or group, within the meaning of Section 13(d) and 14(d) of the Exchange Act (excluding for this purpose (A) Bergen or (B) any employee benefit plan of Bergen which acquires beneficial ownership of voting securities of Bergen), of 50% or more of beneficial ownership (within the meaning of Rule 13(d)-3 promulgated under the Exchange Act) of the combined voting power of Bergen's then outstanding securities; (ii) any rolling period of two consecutive years in which individuals who at the beginning of such period constitute the Board of Directors of Bergen (and any new director whose election or nomination for election was approved by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Bergen; provided, however, no director shall be considered to have been so approved if such director initially assumed office as a result of either an actual or threatened "election contest" (as described in Rule 14(a)-11 under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors, including as a result of any agreement intended to avoid or settle any such election contest or proxy contest; (iii) the approval by Bergen's stockholders of a dissolution or liquidation of Bergen; (iv) the sale (or similar transaction) of all or substantially all of Bergen's operating assets; or (v) a merger or consolidation, or a transaction having a similar effect, where (A) Bergen is not the survivor, (B) the majority of the Bergen Common Stock is no longer held by the holders of Bergen Common Stock immediately prior to the transaction, or (C) Bergen Common Stock is converted into cash, securities or other property.

    If any payment or acceleration of any benefits extended from Bergen to any Named Executive Officer upon a Change in Control would be subject to the excise tax imposed by Section 4999 of the Code, then the Named Executive Officer shall be entitled to receive an additional "gross up bonus" in an amount necessary to provide the Named Executive Officer with sufficient after income tax funds to fully pay all such excise taxes on both the payment and the gross up bonus.

    Pursuant to the Severance Agreement, Bergen will pay as incurred all reasonable attorneys' fees and necessary costs and disbursements incurred by the Named Executive Officer in connection with any dispute under the Severance Agreement, whether or not the Named Executive Officer prevails.

CONSULTING AGREEMENT

    Bergen and Robert E. Martini, the Chairman of the Board of Bergen's Board of Directors, have entered into a consulting agreement as of June 1, 1997 (the "Consulting Agreement") pursuant to which Mr. Martini continues to serve Bergen as a consultant in exchange for a fee of $300,000 per year and certain continued benefits. The Consulting Agreement currently provides for a three-year evergreen term. The benefits to be provided to Mr. Martini consist of continued participation in Bergen's Retired Officers' Medical Plan (the "ROM Plan") and other benefits that are made available to executive officers of Bergen, including a bonus. During January 1999, Mr. Martini received a bonus of $200,000 with respect to performance during fiscal 1998.

RETIRED OFFICERS' MEDICAL PLAN

    In addition to the above arrangements, Bergen has an unfunded, non-qualified ROM Plan available to certain named officers of Bergen and their spouses, including executive officers now retired from Bergen. The ROM Plan provides for payment of the participant's medical, dental, vision and prescription expenses at a level commensurate with Bergen's medical benefit plans that are in effect upon the executive officer's retirement (as defined in the ROM Plan documents), but limited to the difference between benefits received or potentially available from other insurance sources (including governmental programs), if any, and the total expense actually incurred. The duration of the benefit is for the lifetime of the executive officer and the executive officer's spouse if such officer is married at the time of such officer's retirement. Based upon the various eligibility criteria under the ROM Plan, two of the Named Executive Officers (Charles J. Carpenter and Brent R. Martini) presently are eligible to receive benefits upon their retirement from Bergen.

STOCK OPTION GRANTS AND EXERCISES

    The following tables provide information with respect to stock options granted to and exercised by the Named Executive Officers during Bergen's fiscal year ended September 30, 1998 and with respect to stock options held by the Named Executive Officers:

                  OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)(2)

                                                                                 INDIVIDUAL GRANTS
                                                        --------------------------------------------------------------------
                                                                         % OF TOTAL
                                                          NUMBER OF     OPTIONS/SARS
                                                         SECURITIES      GRANTED TO
                                                         UNDERLYING     EMPLOYEES IN     EXERCISE                 GRANT DATE
                                                        OPTIONS/SARS     FISCAL YEAR       PRICE     EXPIRATION    PRESENT
NAME                                                     GRANTED(#)         1998         ($/SHARE)      DATE       VALUE($)
------------------------------------------------------  -------------  ---------------  -----------  -----------  ----------
Donald R. Roden.......................................      100,000(3)         3.38        21.0625     11/13/07      875,125(4)
                                                            200,000(5)         6.76        24.9063      9/23/08    2,515,000(6)

Neil F. Dimick........................................       60,000(3)         2.03        21.0625     11/13/07      524,325(4)
                                                            120,000(5)         4.06        24.9063      9/23/08    1,509,000(6)

Brent R. Martini......................................       50,000(3)         1.69        21.0625     11/13/07      436,625(4)
                                                            100,000(5)         3.38        24.9063      9/23/08    1,257,500(6)

Charles J. Carpenter..................................       50,000(3)         1.69        21.0625     11/13/07      436,625(4)
                                                            100,000(5)         3.38        24.9063      9/23/08    1,257,500(6)

William J. Elliott....................................       50,000(3)         1.69        21.0625     11/13/07      436,625(4)
                                                            100,000(5)         3.38        24.9063      9/23/08    1,257,500(6)

------------------------

(1) All option information with respect to stock options granted prior to December 1, 1998 has been adjusted to reflect a 2 for 1 stock split effected as of that date.

(2) All options were granted as nonstatutory stock options to purchase shares of Bergen Common Stock at 100% of fair market value on the date of grant, unless otherwise noted, and vest 25% one year after the date of grant and then 25% per year thereafter.

(3) Of this amount, options covering 4,746 shares were granted as incentive stock options, which vest 100% four years after the date of grant.

(4) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 6.25%, an option term of ten years, a dividend yield of 1.72% and a stock volatility of .334.
(5) Shares vest 33 1/3% one year after the date of grant and 33 1/3% per year thereafter.

(6) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 5.50%, an option term of ten years, a dividend yield of 1.55% and a stock volatility of .467.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES(1)

                                                                          NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                            SHARES                       UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS/
                                          ACQUIRED ON      VALUE       OPTIONS/SARS AT FY END (#)      SARS AT FY END ($)(2)
                                           EXERCISE      REALIZED    ------------------------------  -------------------------
NAME                                          (#)           ($)        EXERCISABLE    UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
---------------------------------------  -------------  -----------  ---------------  -------------  ----------  -------------
Donald R. Roden........................            0             0        134,372          465,630    2,050,515     2,930,895
Neil F. Dimick.........................            0             0        133,342          233,288    2,278,930       841,249
Brent R. Martini.......................            0             0         96,924          203,288    1,590,513       856,617
Charles J. Carpenter...................        8,694        72,812         41,316          200,000      601,634       970,378
William J. Elliott.....................        8,694        84,497         29,890          196,916      342,211       752,404

------------------------

(1) All share amounts and dollar values have been adjusted to reflect the 2 for 1 stock split effected as of December 1, 1998.

(2) Pursuant to the rules promulgated by the Commission, these values were calculated by determining the difference between the value of Bergen Common Stock at fiscal year end ($25.28 on September 30, 1998) and the exercise price of the options.

PENSION TABLE

    The following table shows the estimated annual benefits payable under Bergen's non-qualified Supplemental Executive Retirement Plan ("SERP") at age 62 to persons in specified compensation and years of service classifications, based on a joint and 75 percent survivor annuity form of retirement income. The table also includes benefits payable under Bergen's Capital Accumulation Plan ("CAP") for executives who participate in the CAP, which was the SERP's predecessor plan and which was frozen to all employee participants on October 7, 1987.

AVERAGE ANNUAL                                                        ESTIMATED ANNUAL RETIREMENT BENEFITS FOR
COMPENSATION                                                           YEARS OF CREDITED SERVICE SHOWN BELOW
DURING HIGHEST THREE OF FINAL                                      ----------------------------------------------
FIVE YEARS BEFORE RETIREMENT                                           10          20          30          40
-----------------------------------------------------------------  ----------  ----------  ----------  ----------
$ 200,000........................................................  $   69,600  $  122,900  $  122,900  $  122,900
  400,000........................................................     172,400     279,100     279,100     279,100
  600,000........................................................     275,200     435,200     435,200     435,200
  800,000........................................................     377,800     591,000     591,000     591,000
 1,000,000.......................................................     483,300     749,900     749,900     749,900

As of September 30, 1998, full years of actual credited service in these plans are: Mr. Roden--3 years; Mr. Dimick--7 years; Brent R. Martini--11 years; Mr. Carpenter--18 years; and Mr. Elliott--2 years.

    Compensation for a particular year as used for the calculation of retirement benefits under the SERP includes base salary received during the year (including salary deferred under a salary reduction arrangement) and excludes all other compensation. Benefits, which are designed to be a certain percentage of the participant's aggregate compensation over the participant's last three years of service, are reduced by the following amounts:
(1) the participant's primary insurance amount payable under the Social Security Act at retirement age; (2) the participant's benefit under the CAP; (3) an annuitized amount based upon an assumed level of participation in Bergen's Pre-Tax Investment Retirement Account Employer Contributions Plus Plan; and (4) any amounts owed by a participant to Bergen (except to the extent that such amount owed is under a program that expressly provides that there will not be an offset). Benefits are payable under the SERP in the form of a joint and survivor annuity, consisting of monthly payments to each participant for his or her life and, upon his or her death, a specified percentage of his or her monthly benefit to his or her surviving beneficiary for the beneficiary's remaining life. In the alternative, a participant may elect to receive his or her benefit in a lump sum. Bergen may direct that any vested benefit of a participant be paid in a lump sum upon the death of the participant. A $5,000 funeral benefit is available to a participant's estate, offset by any funeral benefit paid under the CAP. Generally, the CAP benefit is a monthly retirement benefit paid over a specified number of months that, at the election of a participant, may be paid in a lump sum. Upon a change in control (as defined in the CAP and SERP), certain senior executive officers' benefits payable under the SERP would be accelerated such that their credited years of service in these plans would be as if they had attained the normal retirement age. In addition, a master trust (the assets of which are subject to the claims of Bergen's general creditors) for certain executive officer deferral plans has been established to preserve these and certain other executive benefits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following persons served on Bergen's Compensation/Stock Option Committee during the fiscal year ended September 30, 1998: James R. Mellor, Charles C. Edwards and Rodney H. Brady. None of the persons named was an officer or employee of Bergen or any of its subsidiaries during the current fiscal year or during the fiscal year ended September 30, 1998. With the exception of Mr. Brady, none of the persons named is a former officer of Bergen or any of its subsidiaries; Mr. Brady was an officer of Bergen and its subsidiaries more than ten years ago.

    For information regarding indemnification arrangements applicable to Bergen's directors, see "--Certain Transactions."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF BERGEN'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS JOINT PROXY STATEMENT/ PROSPECTUS, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH SET FORTH BELOW SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

    Bergen applies a consistent philosophy toward the compensation of its executive officers. This philosophy is based on the premise that the achievements of Bergen result from the coordinated efforts of all individuals working toward its stated mission. Bergen strives to achieve those objectives through teamwork that is focused on meeting the expectations of its customers, stockholders and employees.

    The Compensation/Stock Option Committee ("Committee") is currently comprised of three (3) non-employee directors.

COMPENSATION PHILOSOPHY

    The goals of the compensation program are to (1) align individual contributions with business objectives and performance; (2) enable Bergen to attract, retain and reward executive officers who contribute to the long-term success of Bergen; and (3) motivate those executives to advance stockholder interest. Bergen's compensation program for executive officers is based on the following two policies of Bergen:

    BERGEN PAYS COMPENSATION BASED ON CORPORATE AND INDIVIDUAL PERFORMANCE.

    Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as increases in return on equity, net earnings, profitability and market share. Individual performance is evaluated by reviewing the extent to which the executive is meeting predetermined corporate and personal objectives, implementing new programs and services, progressing towards organizational and management development and fostering teamwork and corporate values.

    BERGEN PROVIDES A TOTAL COMPENSATION PACKAGE WHICH IS COMPETITIVE.

    Bergen regularly compares its pay practices for its executive officers with those of other leading companies and sets, in part, its pay parameters based on this review. Bergen strives to set the compensation paid to an individual based upon comparisons to other executives inside Bergen and at comparable organizations. Bergen believes that its competitors for executive talent go beyond all the companies that would be included in the peer group established to compare stockholder returns. Consideration is given to annual national surveys and each executive's talent and experience. Thus, the groups used for evaluation of competitive compensation is a larger population than the peer group index in the Comparison of Five Year Cumulative Total Return graph included in this joint proxy statement/prospectus.

COMPENSATION VEHICLES

    Bergen has a simple total compensation program that consists of cash- and equity-based compensation. Having a compensation program that allows Bergen to successfully attract and retain key employees permits it to enhance stockholder values, provide efficient service to customers, foster corporate values and teamwork, and adequately reward employees. These vehicles are:

    CASH-BASED COMPENSATION

    Cash-based compensation represents a combination of base salary and annual incentive based bonus. Salary levels are determined based on a review of competitive data and internal pay levels for various positions. Base salary levels are typically at the midpoint in the wholesale pharmaceutical industry but below the median in comparable size companies.

    The annual incentive based bonus is measured against the achievement of financial criteria established by senior management and the Bergen Board each year as well as qualitative improvements and individual performance. The financial measures for the most recent fiscal year were based upon a comparison of actual performance with goals established near the beginning of the year with respect to increases in net earnings, return on equity, sales growth and, for some executive officers, earnings as a percentage of sales, profit plan achievement and meeting objectives relative to corporate priorities for the fiscal year. The Chief Executive Officer and Chief Financial Officer may earn a maximum of 120% of base salary, and other executive officers may qualify for maximum awards ranging from 60% to 120% of base salary. In practice, salary and bonus combined have typically placed Bergen at the midpoint in the wholesale pharmaceutical industry, but below the median for comparable size companies.

    EQUITY-BASED COMPENSATION

    The purpose of the Stock Option Program is to provide longer term incentives to employees to work to maximize stockholder value. This program also utilizes vesting periods designed to encourage key employees to continue in the employ of Bergen. The Committee, based on recommendations of compensation consultants, management and historical practices, grants stock options to a broad-based management population representing approximately six percent of the total employee pool.

CEO COMPENSATION

    Actions recommended by the Committee (and approved by the Board) specific to Mr. Roden, the Chief Executive Officer, relative to fiscal 1998 were as follows:

    SALARY ADJUSTMENT, GRANT OF BONUS AND STOCK OPTION IN FISCAL 1998.

    Mr. Roden was granted a 13.75% salary increase, which brought his base pay to $568,750 per annum for fiscal 1998. This adjustment was made in large part because of the increase in revenues and operating earnings for the year ended September 30, 1997 and recent increases in Bergen's operating margin percentage.

    Mr. Roden was evaluated by the Committee against several criteria that form Bergen's bonus plan. Bergen's bonus plan is comprised of both objective and subjective elements. Those objective criteria include an evaluation related to meeting the annual corporate objectives, increases in net earnings, return on equity, sales growth and other predetermined objectives. These criteria allow the Chief Executive Officer to earn up to 25%, 25%, 25% and 25% (or, in certain instances, a greater percentage), respectively, of his base salary. In addition, during fiscal 1998, the Chief Executive Officer along with other management executives was eligible for a supplemental award of up to 20% of annual bonus if certain extraordinary earnings goals were achieved quarter-by-quarter and for the full fiscal year. Based upon an evaluation of the potential award amount for each of the objective criteria under the Bonus Plan compared to the level of achievement attained by Mr. Roden during Bergen's fiscal year 1998 in meeting each such criterion, the Committee awarded Mr. Roden the sum of $718,400.

    In certain circumstances, the Chief Executive Officer may earn a discretionary award of up to 50% of his base salary if the Committee determines that he has met other non-financial and numeric-based management objectives, but such discretionary award combined with the award for the objective criteria may not exceed 100%, in the aggregate, of base salary. No such amount was granted in fiscal 1998.

    Mr. Roden also participated in Bergen's equity-based compensation program. Options granted in fiscal 1998 are shown under the caption "Option/SAR Grants in Last Fiscal Year". In considering the grant of options to Mr. Roden, the Committee took into consideration those items discussed above.

COMMITTEE POLICY REGARDING COMPLIANCE WITH SECTION 162(M) OF THE CODE

    The 1993 Omnibus Budget Reconciliation Act ("OBRA") became law in August 1993. Under the law, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1,000,000 in any one year. Under OBRA, the deduction limit does not apply to payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be made from a plan that is administered by a committee of outside directors and be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the Committee must certify that the performance goals were achieved before payments can be awarded.

    The Committee will continue to consider and evaluate all of Bergen's compensation programs in light of the OBRA legislation and related regulations. However, Bergen may pay compensation which is not deductible in certain circumstances if sound business judgment so requires.

    In order to qualify Bergen's Amended and Restated 1989 Stock Incentive Plan as "performance-based," Bergen amended that Plan in fiscal 1995 after receiving stockholder approval at the annual meeting. The amendment established a maximum annual grant of option shares to an employee under this Plan. Similarly, the Board has approved certain new plans of Bergen, subject to stockholder approval, which are intended to qualify as "performance-based". For information regarding such plans, see "Other Matters to be Voted Upon at the Bergen Annual Meeting--Bergen Plan Proposals."

COMPENSATION/STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS

Dr. Charles C. Edwards, CHAIRMAN
Rodney H. Brady, VICE CHAIRMAN
James R. Mellor

PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) for the five years and one month ended September 30, 1998, on Bergen Common Stock with the cumulative return of the New York Stock Exchange Index and the stocks for peer companies with Standard Industrial Classification Code 5122, drugs and proprietary wholesale (weighting the returns of these peer companies based on stock market capitalization). The peer companies selected by Bergen are Akorn, Inc.; Allou Health & Beauty Care, Inc.; Bindley Western Industries, Inc.; Cardinal Health, Inc.; D & K Healthcare Resources, Inc. (formerly known as D&K Wholesale Drug, Inc.); Herbalife International, Inc.; Mark Solutions, Inc.; McKesson Corporation; Moore Medical Corporation; PharMerica and Tristar Corporation. Cumulative total stockholder return (on an assumed initial investment of $100 at August 31, 1993), as determined at the end of Bergen's fiscal year, reflects the change in stock price, assuming reinvestment of dividends for the five years and one month ended September 30, 1998. (Bergen changed its fiscal year-end during fiscal 1994 from August 31 to September 30).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC



                                    [GRAPH]



                                                   8/31/93    9/30/94    9/29/95    9/30/96    9/30/97    9/30/98
                                                  ---------  ---------  ---------  ---------  ---------  ---------
Bergen Brunswig Corporation.....................  $  100.00  $   96.30  $  135.20  $  204.60  $  330.40  $  418.00
NYSE Stock Market (U.S. Companies)..............  $  100.00  $  102.10  $  130.00  $  155.20  $  214.00  $  222.70
Self-Determined Peer Group......................  $  100.00  $  170.60  $  218.40  $  292.50  $  440.10  $  631.90

CERTAIN TRANSACTIONS

    In April 1990, the Bergen Board of Directors approved an unfunded deferred compensation loan program available to the executive officers of Bergen (the "Executive Loan Program") for the purpose of providing them with an incentive to remain with Bergen. Under this program, loans are available to certain executive officers of Bergen, except those who are also members of the Board. Under the original terms of the program, (A) each outstanding loan matures upon the officer's termination of employment unless extended by the Board and is evidenced by a secured promissory note in the principal amount of the loan which bears no interest, (B) an executive officer may borrow up to 125% of his or her annual salary in effect upon the date of any request, and (C) the value of collateral securing the loan must equal at least 125% of the principal loan amount. Although no interest is charged by Bergen to the employee, the employee is deemed by the Internal Revenue Service to have compensation in the amount of interest calculated according to a formula prescribed by the Internal Revenue Service. The employee is also deemed to have paid interest in a like amount to Bergen.

    In addition to the above loans, the Board has approved making loans to other key employees under terms similar to the Executive Loan Program. The principal amount of these loans outstanding as of December 31, 1998 to Robert E. Martini (Chairman of the Board of Bergen) was $1,400,000. The loans to Donald R. Roden and Neil F. Dimick (executive officers and directors of Bergen), at the time made, and to William J. Elliott, Charles J. Carpenter and Brent R. Martini (executive officers of Bergen) were made pursuant to the Executive Loan Program and were in the amounts of $625,000, $406,250, $331,250, $281,250 and $281,250,
respectively, as of December 31, 1998. In addition, Mr. Elliott received a relocation loan in the amount of $100,000 during fiscal 1997. Such amounts also represent the largest aggregate amount of each executive officer's indebtedness during Bergen's last fiscal year.

    In 1998 Bergen and the Named Executive Officers and certain other executive officers entered into separate agreements which have the effect of amending (without any conditions or further actions required on the part of such officers) the above-mentioned executive loans made under the Executive Loan Program, as evidenced by their respective promissory notes and related loan documentation, such that if either (A) the applicable executive officer remains in continuous employment with Bergen until August 2001, or (B) such executive officer's employment with Bergen is terminated before such date by Bergen without cause or by such executive officer with good reason (as such term is defined in the Employment Agreements) or as a result of such executive officer's death or disability, then upon such date or the date of such termination, as applicable, the entire unpaid principal balance of such executive officer's loan will be unconditionally and automatically (meaning no action required on the part of such officer) forgiven and canceled with no interest due.

    Bergen entered into a life insurance plan for Robert E. Martini in 1985. Under this insurance plan, Bergen pays the premiums on certain life insurance policies which provide him (or his assignees) with a death benefit of $1,400,000 and which may provide certain alternative benefits in the event of a lifetime surrender of the policy. Bergen expects to maintain this policy in full force until Mr. Martini's seventy-fifth birthday, whether he is employed by Bergen or has retired.

    On November 25, 1998, Bergen entered into a Stock Purchase Agreement with Jose E. Blanco Garrido, Thomas Blanco Garrido and J.M. Blanco, Inc. ("Blanco"), pursuant to which Bergen acquired all of the outstanding capital stock of Blanco, which was owned by Jose E. Blanco Garrido and Thomas Blanco Garrido (collectively, the "Sellers"). The estimated net purchase price was $23.9 million, subject to certain adjustments. The Stock Purchase Agreement also provided that prior to the closing, Blanco was permitted to pay to the Sellers an aggregate dividend of up to $14 million. The Sellers are the sons of Jose E. Blanco, Sr., who has served as Chairman of the Board of Blanco and also serves on the Bergen Board of Directors.

    Under Article VII of the Bergen Restated Certificate, every person who is or was a director, officer, employee or agent of Bergen and the legal representative of such a person is entitled to receive indemnification from Bergen to the fullest extent permitted by law. Under New Jersey law, directors and officers may be indemnified in certain situations, subject to Bergen's having taken certain actions and the directors and officers having met certain specified standards of conduct. In 1986, Bergen entered into individual agreements (collectively, the "Indemnity Agreement") to indemnify each of its directors against liabilities and defense costs to the extent that such directors would have been insured under the director and officer liability insurance policies which were in effect on December 31, 1984 (the "1984 Policy"). Bergen believes that the coverage addresses liabilities arising under ERISA, securities and antitrust laws. The obligation of Bergen to indemnify a director under the Indemnity Agreement is limited to $30 million, in the aggregate, the maximum coverage available under the 1984 Policy. However, the Indemnity Agreement does not limit a director's right to recover in excess of such $30 million maximum from Bergen if the director is otherwise entitled to statutory indemnification. The Indemnity Agreement was ratified by Bergen's stockholders at Bergen's December 1986 Annual Meeting.

          OTHER MATTERS TO BE VOTED UPON AT THE BERGEN ANNUAL MEETING

    In addition to voting upon the Merger and the election of directors, Bergen's stockholders will be asked to vote upon the Bergen Charter Proposal, the Bergen Plan Proposals and the Stockholder Proposal at the Bergen Annual Meeting. The Bergen Charter Proposal, each of the Bergen Plan Proposals and the Stockholder Proposal are described below, together with the recommendations of Bergen's Board of Directors with respect to each such matter.
BERGEN CHARTER PROPOSAL (Item 3 on the Bergen Proxy Card)

    The Bergen Board has unanimously approved an amendment to Article VI of the Bergen Restated Certificate to increase the authorized number of shares of Bergen Common Stock from 200,000,000 to 300,000,000 and recommends that Bergen stockholders approve and adopt the amendment. The full text of Article VI reflecting this amendment is attached to this joint proxy statement/prospectus as Annex D.

    The additional Bergen Common Stock for which authorization is sought would have the same rights and privileges as the Bergen Common Stock presently outstanding. See "Description of Bergen Capital Stock." Holders of Bergen Common Stock have no preemptive rights to subscribe to or for any additional shares of Bergen.

    As of March 12, 1999, 109,327,384 shares of Bergen Common Stock were outstanding, 3,066,811 were issued and held in treasury, and 6,832,605 shares were reserved for issuance under outstanding stock options. As of such date, excluding Bergen Common Stock already reserved as described above, a balance of 83,840,011 authorized shares of Bergen Common Stock would have been available for issuance without stockholder action. As a result of the Merger and the transactions contemplated by the Merger Agreement, it is currently contemplated that Bergen will issue up to 26,282,129 additional shares of Bergen Common Stock in connection with the Merger.

    The Bergen Board of Directors believes that it is desirable to have additional authorized but unissued Bergen Common Stock available for possible employee benefit programs, financing and acquisition transactions, and other general corporate purposes. Although there can be no assurance that such transactions will occur in the future, the Bergen Board wishes to have Bergen Common Stock available for such purposes if conditions warrant. Like the presently authorized but unissued Bergen Common Stock, the additional Bergen Common Stock would be available for issuance without further action by the Bergen stockholders, unless such action is required by applicable law or the rules of the NYSE on which transactions in Bergen Common Stock are presently reported or any other stock exchange on which Bergen Common Stock may be listed in the future. The authorization of additional Bergen Common Stock will enable Bergen, as the need may arise, to take timely advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with the holding of a special meeting of its stockholders.

    The authorized and unissued shares of Bergen Common Stock could be issued for the purpose of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Bergen Common Stock, to acquire control of Bergen with a view to effecting a merger, sale of Bergen's assets, or similar transaction, since the issuance of Bergen Common Stock could be used to dilute the share ownership or voting rights of such a person or entity. Further, any of such authorized but unissued shares of Bergen Common Stock could be privately placed with purchasers who might support incumbent management, making a change in control of Bergen more difficult.

BERGEN'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE BERGEN CHARTER PROPOSAL.

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BERGEN PLAN PROPOSALS

    NON-EMPLOYEE DIRECTORS' STOCK PLAN (Item 4 on the Bergen Proxy Card)

    The Bergen Board of Directors proposes that Bergen's stockholders approve the adoption of the Bergen Brunswig Corporation 1999 Non-Employee Directors' Stock Plan (the "Non-Employee Directors' Stock Plan") described below. On September 24, 1998, the Board of Directors adopted (subject to stockholder approval at the Bergen Annual Meeting) the Non-Employee Directors' Stock Plan.
    THE FOLLOWING IS A SUMMARY OF CERTAIN TERMS OF THE NON-EMPLOYEE DIRECTORS' STOCK PLAN, THE FULL TEXT OF WHICH IS SET FORTH IN ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ALTHOUGH THE MAJOR FEATURES OF THE NON-EMPLOYEE DIRECTORS' STOCK PLAN ARE SUMMARIZED BELOW, THIS IS ONLY A SUMMARY AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE PLAN. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS ASCRIBED TO THEM IN THE NON-EMPLOYEE DIRECTORS' STOCK PLAN.

    PURPOSE AND ELIGIBILITY. The purpose of the Non-Employee Directors' Stock Plan is to help Bergen retain as directors qualified persons who are not employees of Bergen or its subsidiaries and to secure for Bergen the inherent benefit of increased stock ownership by such directors. Only directors who are not employees of Bergen or any of its subsidiaries may participate in the Non-Employee Directors' Stock Plan.

    SHARES AVAILABLE UNDER THE NON-EMPLOYEE DIRECTORS' STOCK PLAN. A total of 750,000 shares of Bergen Common Stock will be reserved for issuance under the Non-Employee Directors' Stock Plan, which amount will be proportionately adjusted in the event of certain changes in Bergen's capitalization, a merger, or a similar transaction. Shares issued pursuant to the Non-Employee Directors' Stock Plan may be either authorized but unissued shares, treasury shares or a combination thereof.

    ADMINISTRATION. The Non-Employee Directors' Stock Plan will be administered by a committee consisting exclusively of members of Bergen's Board of Directors who are not non-employee directors. The Committee will have authority to adopt such rules as it deems necessary to carry out the purposes of the Non-Employee Directors' Stock Plan and to construe and interpret the plan.

    RESTRICTED SHARES. The Non-Employee Directors' Stock Plan provides that each non-employee director will be granted a number of shares of Bergen Common Stock ("Restricted Shares") equivalent to 25% of his or her annual retainer, in lieu of cash compensation for such portion thereof. The number of Restricted Shares awarded to a non-employee director at the beginning of each fiscal year will be determined by dividing 25% of the non-employee director's annual retainer by the fair market value of one share of Bergen Common Stock on the first business day of such fiscal year.

    The Restricted Shares granted to a non-employee director under the Non-Employee Directors' Stock Plan will vest in full as of the first anniversary of the date such Restricted Shares were awarded; provided that each Restricted Share will become fully vested upon a non-employee director's termination of service due to death, disability, retirement in accordance with the retirement policy for non-employee directors then in effect, or involuntary termination of service on the Board other than for cause.

    DIRECTOR SHARES. In addition to receiving 25% of a non-employee director's annual fee in Restricted Shares, a non-employee director may elect prior to the start of each fiscal year of Bergen to receive all or additional portions of his or her annual retainer and other fees (except to the extent that such fees are the subject of Restricted Shares) in shares of Bergen Common Stock in lieu of cash therefor. The number of shares of Bergen Common Stock, rounded up or down to the next whole share to avoid fractional shares, will be determined by dividing the amount of such fees by the fair market value of one share of Bergen Common Stock on the first business day of such fiscal year.

    DIRECTOR OPTION GRANTS. The Non-Employee Directors' Stock Plan also provides for automatic, non-discretionary grants of nonqualified stock options ("Director Options") to non-employee directors.

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Each non-employee director of the Bergen Board on the date the Non-Employee
Director's Stock Plan was adopted by the Bergen Board was granted an option to purchase 20,000 shares of Bergen Common Stock. Each new non-employee director will also receive, on the date of his or her initial appointment to the Bergen Board (or reappointment after a period during which he or she did not serve on the Bergen Board), an option to purchase 20,000 shares of Bergen Common Stock.

    At each annual meeting of Bergen stockholders other than the annual meeting coincident with or first succeeding the non-employee director's election to the Board (or reappointment after a period during which he or she did not serve on the Board), and other than the Bergen Annual Meeting, such director will receive an additional option to purchase 6,000 shares of Bergen Common Stock (or, if lesser, the number determined by multiplying 6,000 by a fraction, the numerator of which is the number of months since the prior annual meeting during which such individual served on the Board in the capacity of a non-employee director, and the denominator of which is the number of months since the prior annual meeting). All Director Options will have a per share exercise price equal to the fair market value of the shares on the date of grant. Such exercise price may be paid in cash or previously owned stock or a combination thereof.

    Director Options vest and become exercisable in equal installments as of the date of each of the first three annual meetings of Bergen's stockholders following the date of grant. Notwithstanding this vesting schedule, a Director Option will become fully vested and exercisable upon a non-employee director's termination of service due to death, disability or retirement in accordance with the retirement policy for non-employee directors then in effect.

    If a non-employee director's service as a member of the Board terminates due to death, disability or retirement, all Director Options must be exercised within three years following such termination. If a non-employee director's service as a member of the Board terminates for any other reason, such non-employee director must exercise any Director Options that have vested as of the date of such termination within the twelve month period following such termination and all Director Options that have not vested as of the date of such termination will immediately expire.

    CHANGE IN CONTROL. In general, if a Change in Control of Bergen occurs after the Non-Employee Directors' Stock Plan becomes effective and a non-employee director who was a member of the Board at the time of the Change in Control is not reelected or nominated for reelection to the Board, all of such director's outstanding Director Options will become fully exercisable, and all restrictions and conditions of all of such director's outstanding Restricted Shares will lapse. In addition, in the event of a Change in Control of Bergen occurring after the Plan becomes effective, the Board of Directors or the Compensation Committee is, in general, authorized to make appropriate adjustments to the Director Options, including notifying each optionee that his or her outstanding Options will be canceled unless exercised within a reasonable period of time and that if canceled, such optionee will be paid a sum equal to the excess of the fair market value of the Bergen Common Stock which is subject to the Option over the exercise price of such Option. A Change in Control for purposes of the Non-Employee Directors' Stock Plan is defined as it is defined for purposes of the Bergen Brunswig Corporation 1999 Management Stock Incentive Plan described below.

    AMENDMENT AND TERMINATION. Bergen's Board of Directors may amend or terminate the Non-Employee Directors' Stock Plan at any time, except that stockholder approval is required to increase the maximum number of shares issuable under the Non-Employee Directors' Stock Plan. The Plan will automatically terminate on the tenth anniversary of its effective date. The consent of a non-employee director is required to the extent that any amendment or termination would adversely affect such non-employee director's rights with respect to any previously granted Restricted Shares, Director Shares or Options or would result in the distribution of amounts credited to such non-employee director's deferred compensation account or could reasonably be expected to result in the immediate taxation of amounts deferred in a non-employee director's deferred compensation account.

    FEDERAL INCOME TAX CONSEQUENCES.

    BECAUSE OF THE COMPLEXITY OF THE FEDERAL INCOME TAX LAWS AND THE APPLICATION OF VARIOUS STATE INCOME TAX LAWS, THE FOLLOWING DISCUSSION OF TAX CONSEQUENCES IS GENERAL IN NATURE AND RELATES SOLELY TO FEDERAL INCOME TAX MATTERS. PARTICIPANTS IN THE NON-EMPLOYEE DIRECTORS' STOCK PLAN ARE ADVISED TO CONSULT THEIR OWN PERSONAL TAX ADVISORS. IN ADDITION, THE FOLLOWING SUMMARY IS BASED UPON AN ANALYSIS OF THE INTERNAL REVENUE CODE AS CURRENTLY IN EFFECT, EXISTING LAWS, JUDICIAL DECISIONS, ADMINISTRATIVE RULINGS, REGULATIONS AND PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE.

    RESTRICTED SHARES. A grant of Restricted Shares should not result in the recognition of taxable income by a non-employee director or in a deduction to Bergen, unless the non-employee director makes a special election with the Internal Revenue Service pursuant to Section 83(b) of the Code, as discussed below in "Management Stock Incentive Plan--Federal Income Tax Consequences--Stock Awards." Upon vesting (and lapse of the risk of forfeiture of the Restricted Shares), a non-employee director will be taxed at ordinary income tax rates on the then fair market value of the Restricted Shares and Bergen will receive a tax deduction equal to the amount of such income. Gain or loss upon a subsequent sale of any Restricted Shares will be taxed to the director as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold).

    DIRECTOR SHARES. A non-employee director will be taxed at ordinary income tax rates on the fair market value of Director Shares in the taxable year in which such Director Shares are received and Bergen will receive a tax deduction at such time equal to the amount of such income. Gain or loss upon a subsequent sale of any Director Shares will be taxed to the director as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold).

    DIRECTOR OPTION GRANTS. The grant of a stock option to a non-employee director should not result in the recognition of taxable income by the non-employee director and should not result in a deduction to Bergen. Upon exercise, a non-employee director will recognize ordinary income in an amount equal to the excess of the fair market value of Bergen Common Stock purchased over the exercise price, and a tax deduction is allowable to Bergen equal to the amount of such income. Gain or loss upon a subsequent sale of any Bergen Common Stock received upon the exercise of a stock option generally would be taxed to the director as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the non-employee director.

BERGEN'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE
  NON-EMPLOYEE DIRECTORS' STOCK PLAN.

    MANAGEMENT STOCK INCENTIVE PLAN (Item 5 on the Bergen Proxy Card)

    The Bergen Board of Directors proposes that Bergen's stockholders approve the adoption of the Bergen Brunswig Corporation 1999 Management Stock Incentive Plan (the "Management Stock Incentive Plan") described below. On September 24, 1998, the Bergen Board of Directors adopted (subject to stockholder approval at the Bergen Annual Meeting) the Management Stock Incentive Plan.

    THE FOLLOWING IS A SUMMARY OF CERTAIN TERMS OF THE MANAGEMENT STOCK INCENTIVE PLAN, THE FULL TEXT OF WHICH IS SET FORTH IN ANNEX F TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ALTHOUGH THE MAJOR FEATURES OF THE MANAGEMENT STOCK INCENTIVE PLAN ARE SUMMARIZED BELOW, THIS IS ONLY A SUMMARY AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE PLAN. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS ASCRIBED TO THEM IN THE MANAGEMENT STOCK INCENTIVE PLAN.

    PURPOSE AND ELIGIBILITY. The purpose of the Management Stock Incentive Plan is to attract, retain and motivate officers and other key employees and consultants of Bergen and its subsidiaries, to compensate them for their contributions to the growth and profits of Bergen and to encourage their ownership of stock of Bergen. The Management Stock Incentive Plan authorizes the issuance of certain

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awards ("Awards") to such individuals (referred to in the Management Stock
Incentive Plan as "Eligible Individuals"). Bergen estimates that there are approximately 290 Eligible Individuals as of January 1, 1999.

    SHARES AVAILABLE UNDER THE MANAGEMENT STOCK INCENTIVE PLAN. An aggregate of 10,000,000 shares of Bergen Common Stock are authorized for issuance under the Management Stock Incentive Plan (up to 500,000 of which may be the subject of SARs, Performance Share Awards and Other Awards as described below), which amount will be proportionately adjusted in the event of certain changes in Bergen's capitalization, a merger, or a similar transaction. Such shares may be treasury shares or newly issued shares or a combination thereof.

    In accordance with the requirements of the regulations under Section 162(m) of the Code, the Management Stock Incentive Plan limits the number of shares that may be granted to an individual participant in any fiscal year of Bergen to 1,000,000 shares.

    ADMINISTRATION. The Compensation Committee or other committee appointed by the Board (the "Committee") will administer the Management Stock Incentive Plan, approve the eligible individuals who will receive Awards, determine the form and terms of the Awards and have the power to fix and accelerate vesting periods. Subject to certain limitations, the Committee may from time to time delegate some or all of its authority to an administrator consisting of one or more members of the Committee or one or more officers of Bergen.

    AWARDS--GENERAL. The Management Stock Incentive Plan authorizes a broad array of Awards based on Bergen's Common Stock, including (i) stock awards consisting of one or more shares of Bergen Common Stock granted to Eligible Individuals ("Stock Awards"), (ii) stock options ("Stock Options"), (iii) stock appreciation rights ("SARs"), which may be granted in tandem with or independently of Stock Options, (iv) conditional awards which may be earned upon the satisfaction of certain specified performance criteria ("Performance Share Awards") and (v) other forms of equity-based or equity-related awards which the Committee determines to be consistent with the purposes of the Management Stock Incentive Plan and the interests of Bergen ("Other Awards"). Such Other Awards may also include cash payments which may be based on one or more criteria determined by the Committee which are unrelated to the value of Bergen Common Stock.

    The vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, restrictions on transferability or provision for mandatory resale to Bergen) shall be determined by the Committee. The Committee may accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award or (iii) the date on which any Stock Option or SAR first becomes exercisable. The Committee shall also have full authority to determine the effect, if any, that a participant's termination of employment will have on the vesting, exercisability, payment or lapse of restrictions applicable to an outstanding Award; provided, however, that a participant will be deemed to have satisfied any condition on the exercise of Stock Options in the event of his death, disability or retirement after having attained age 62 or completed 15 years of service with Bergen.

    Bergen may require a participant to pay such sum to Bergen as may be necessary to cover any taxes or other charges imposed on Bergen with respect to property or income received by a participant pursuant to the Management Stock Incentive Plan. Bergen may offer loans to participants to satisfy withholding requirements on such terms as the Committee may determine.

    No Awards shall be made under the Management Stock Incentive Plan after the tenth anniversary of the date on which the Management Stock Incentive Plan is approved by the stockholders of Bergen.

    AWARDS--STOCK AWARDS. Recipients of Stock Awards are entitled to exercise voting rights and receive dividends with respect to the shares of Bergen Common Stock underlying such Awards upon receipt of such Awards.

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
    AWARDS--STOCK OPTIONS. An award of Stock Options may consist of either nonqualified stock options or incentive stock options. A Stock Option entitles the participant to acquire a specified number of shares of Bergen Common Stock at an exercise price determined by the Committee, which generally may not be less than the fair market value of the shares on the date of award of the Stock Option. The exercise price may be paid in cash or previously owned stock or a combination thereof and, if the terms of the Stock Option so provide, in whole or in part through the withholding of shares of Bergen Common Stock subject to the Stock Option with a value equal to the exercise price. In addition, Bergen has authorized a "cashless exercise" procedure that affords participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of a Stock Option in order to generate sufficient cash to pay the exercise price and/or to satisfy withholding tax obligations related to the Stock Option. Stock Options expire no later than ten years from the date of grant.

    AWARDS--STOCK APPRECIATION RIGHTS. Recipients of SARs are entitled to receive an amount, if any, equal to the fair market value of a share of Bergen Common Stock on the date of exercise over the SAR exercise price specified in the applicable award agreement. At the discretion of the Committee, payments to a participant upon exercise of an SAR may be made in shares, cash or a combination thereof. An SAR may be granted alone or in addition to other Awards, or in tandem with a Stock Option.

    AWARDS--PERFORMANCE SHARE AWARDS. A Performance Share Award will entitle a participant to receive a specified number of shares, an equivalent amount of cash or a combination thereof upon satisfaction of certain specified performance criteria. Payment in settlement of a Performance Share Award shall be made as soon as practicable following the conclusion of the applicable performance period, or at another time determined by the Committee.

    AWARDS TO SECTION 162(M) OFFICERS. Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company, as determined pursuant to the rules of the SEC, unless the payments are made under qualifying performance-based plans and upon the attainment of certain performance goals. The Management Stock Incentive Plan contains special provisions that are intended to enable the Committee, if it so chooses, to make Awards to Bergen's officers who are subject to Section 162(m) of the Code ("Section 162(m) Officers") that will qualify as "qualified performance-based compensation" for purposes of Section 162(m) of the Code. Section 162(m) Awards may consist of Stock Options, SARs, Stock Awards, Performance Share Awards or Other Awards, the vesting, exercisability and/or payment of which is conditioned upon the attainment for the applicable performance period of specified performance targets related to designated performance goals for such period selected by the Committee. Performance goals will be selected from among the following performance criteria: (i) net revenue, (ii) net earnings, (iii) operating earnings or income, (iv) absolute and/or relative return on equity or assets, (v) earnings per share, (vi) cash flow, (vii) pretax profits, (viii) earnings growth, (ix) revenue growth, (x) book value per share, (xi) stock price and (xii) performance relative to peer companies, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures.

    In addition to the foregoing, the Committee may also grant Section 162(m) Officer Stock Options or SARs which may, pursuant to the regulations promulgated under Section 162(m), be qualified as performance-based compensation for Section 162(m) purposes without regard to the foregoing.

    CHANGE IN CONTROL. In general, if a Participant's employment with Bergen is involuntarily terminated for any reason within four years following a Change in Control of Bergen which occurs after the Management Stock Incentive Plan becomes effective, all of the Participant's outstanding Stock Options and SARs will become fully exercisable, all restrictions and conditions of all outstanding Stock Awards will lapse, and all of the Participant's Performance Share Awards will be deemed to have been fully

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
earned. In addition, in the event of a Change in Control of Bergen occurring after the Plan becomes effective, the Board of Directors or the Compensation Committee is, in general, authorized to make appropriate adjustments to the Stock Options, including notifying each optionee that his or her outstanding Options will be canceled unless exercised within a reasonable period of time and that if canceled, such optionee will be paid a sum equal to the excess of the fair market value of the Common Stock which is subject to the Option over the exercise price of such Option.

    A Change in Control for purposes of the Management Stock Incentive Plan will generally be deemed to occur if: (i) any person becomes the owner of 33 1/3% or more of Bergen's voting securities; (ii) directors who constitute Bergen's Board at the beginning of any two-year period, and any new directors whose election or nomination for election was approved by a vote of at least a majority of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease to constitute at least a majority of Bergen's Board; (iii) the stockholders of Bergen approve a merger or consolidation in which Bergen's voting securities do not continue to represent at least a majority of the surviving entity; or (iv) the stockholders of Bergen approve a reorganization, liquidation, or sale of all or substantially all of Bergen's assets.

    AMENDMENT. The Bergen Board of Directors or the Committee may amend or terminate the Management Stock Incentive Plan at any time, except that stockholder approval is required to increase the maximum number of shares issuable under the Plan. No amendment or termination may adversely affect a participant's rights with respect to previously granted Awards without his or her consent.

    NEW PLAN BENEFITS. Awards under the Management Stock Incentive Plan will be authorized by the Committee in its sole discretion. For this reason it is not possible to determine the benefits or amounts that will be received by any particular employees or group of employees in the future.

    FEDERAL INCOME TAX CONSEQUENCES

    BECAUSE OF THE COMPLEXITY OF THE FEDERAL INCOME TAX LAWS AND THE APPLICATION OF VARIOUS STATE INCOME TAX LAWS, THE FOLLOWING DISCUSSION OF TAX CONSEQUENCES IS GENERAL IN NATURE AND RELATES SOLELY TO FEDERAL INCOME TAX MATTERS. PARTICIPANTS IN THE MANAGEMENT STOCK INCENTIVE PLAN ARE ADVISED TO CONSULT THEIR OWN PERSONAL TAX ADVISORS. IN ADDITION, THE FOLLOWING SUMMARY IS BASED UPON AN ANALYSIS OF THE INTERNAL REVENUE CODE AS CURRENTLY IN EFFECT, EXISTING LAWS, JUDICIAL DECISIONS, ADMINISTRATIVE RULINGS, REGULATIONS AND PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE.

    NONQUALIFIED STOCK OPTIONS. The grant of a nonqualified stock option should not result in the recognition of taxable income by the participant or in a deduction to Bergen. Upon exercise, a participant should recognize ordinary income in an amount equal to the excess of the fair market value of Bergen's Common Stock purchased over the exercise price. Bergen is required to withhold tax on the amount of income so recognized, and a tax deduction is allowable equal to the amount of such income (subject to the satisfaction of certain conditions in the case of Stock Options exercised by Section 162(m) Officers). Gain or loss upon a subsequent sale of any Bergen Common Stock received upon the exercise of a nonqualified stock option generally would be taxed to the participant as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the participant.

    INCENTIVE STOCK OPTIONS. Upon the grant or exercise of an incentive stock option within the meaning of Section 422 of the Code, no income will be realized by the participant for federal income tax purposes and Bergen will not be entitled to any deduction. However, the excess of the fair market value of Bergen Common Stock as of the date of exercise over the exercise price will constitute an adjustment to taxable income for purposes of the alternative minimum tax. If the shares of Bergen Common Stock are not disposed of within the one-year period beginning on the date of the transfer of such shares to the participant, nor within the two-year period beginning on the date of grant of the

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Stock Option, any profit realized by the participant upon the disposition of such shares will be taxed as long-term capital gain and no deduction will be allowed to Bergen. If the shares of Bergen Common Stock are disposed of within the one-year period from the date of transfer of such shares to the participant or within the two-year period from the date of grant of the Stock Option, the excess of the fair market value of the shares upon the date of exercise or, if less, the fair market value on the date of disposition, over the exercise price will be taxable as ordinary income of the participant at the time of disposition, and a corresponding deduction to Bergen will be allowable. Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the participant. If a Stock Option intended to qualify as an incentive stock option is exercised by a person who was not continually employed by Bergen or certain of its affiliates from the date of grant of such Stock Option to a date not more than three months prior to such exercise (or one year if such person is disabled), then such Stock Option will not qualify as an incentive stock option and will instead be taxed as a nonqualified stock option, as described above.

    STOCK AWARDS. A participant who is awarded a Stock Award should not be taxed at the time of award unless the participant makes a special election with the Internal Revenue Service pursuant to Section 83(b) of the Code as discussed below. Upon lapse of the risk of forfeiture or restrictions on transferability applicable to the Bergen Common Stock comprising the Stock Award, the participant will be taxed at ordinary income tax rates on the then fair market value of such Bergen Common Stock and a corresponding deduction to Bergen will be allowable (subject to the satisfaction of certain conditions in the case of Stock Awards granted to Section 162(m) Officers). In such case, the participant's basis in such Bergen Common Stock will be equal to the ordinary income so recognized. Upon subsequent disposition of such Bergen Common Stock, the participant will realize capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold).

    Pursuant to Section 83(b) of the Code, the participant may elect within 30 days of receipt of the Stock Award to be taxed at ordinary income tax rates on the fair market value of Bergen Common Stock comprising such Stock Award at the time of award (determined without regard to any restrictions which may lapse). In that case, the participant will acquire a basis in such Bergen Common Stock equal to the ordinary income recognized by the participant at the time of award. No tax will be payable upon lapse or release of the restrictions or at the time Bergen Common Stock first becomes transferable, and any gain or loss upon subsequent disposition will be a capital gain or loss. In the event of a forfeiture of Bergen Common Stock with respect to which a participant previously made a Section 83(b) election, the participant will not be entitled to a loss deduction.

    PERFORMANCE SHARE AWARDS. A participant who receives a Performance Share Award will be taxed at ordinary income tax rates on the then fair market value of the shares of Bergen Common Stock distributed at the time of payment in settlement of such Performance Share Award and a corresponding deduction will be allowable to Bergen at that time (subject to the satisfaction of certain conditions in the case of Performance Share Awards granted to Section 162(m) Officers). The participant's basis in the shares of Bergen Common Stock will be equal to the amount taxed as ordinary income, and on subsequent disposition the participant will realize capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold).

    BERGEN'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE MANAGEMENT STOCK INCENTIVE PLAN.

    DEFERRED COMPENSATION PLAN (Item 6 on the Bergen Proxy Card)

    The Bergen Board of Directors proposes that Bergen's stockholders approve the adoption of the Bergen Brunswig Corporation 1999 Deferred Compensation Plan (the "Deferred Compensation Plan") described below. On September 24, 1998, the Bergen Board of Directors adopted (subject to stockholder approval at the Bergen Annual Meeting) the Deferred Compensation Plan.

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    THE FOLLOWING IS A SUMMARY OF CERTAIN TERMS OF THE DEFERRED COMPENSATION
PLAN, THE FULL TEXT OF WHICH IS SET FORTH IN ANNEX G TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ALTHOUGH THE MAJOR FEATURES OF THE DEFERRED COMPENSATION PLAN ARE SUMMARIZED BELOW, THIS IS ONLY A SUMMARY AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE PLAN. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS ASCRIBED TO THEM IN THE DEFERRED COMPENSATION PLAN.

    PURPOSE AND ELIGIBILITY. The purpose of the Deferred Compensation Plan is to help Bergen attract and retain qualified officers and directors, to secure for Bergen the inherent benefit of increased stock ownership by such officers and directors, and to provide such officers and directors the opportunity to defer payment of a portion of their compensation and fees. Key management employees of Bergen and its subsidiaries and non-employee directors of Bergen may participate in the Deferred Compensation Plan, and Bergen estimates the total number of participants at approximately 120.

    SHARES AVAILABLE UNDER THE DEFERRED COMPENSATION PLAN. An aggregate of 2,000,000 shares of Bergen Common Stock are authorized for issuance under the Deferred Compensation Plan, which amount will be proportionately adjusted in the event of certain changes in Bergen's capitalization, a merger, or a similar transaction. Such shares may be treasury shares or newly issued shares or a combination thereof.

    DEFERRAL OF COMPENSATION AND FEES. A participant in the Deferred Compensation Plan who is an employee (an "Employee Participant") may, prior to the start of each year, elect under the Plan to defer payment of between $2,500 and 50% of his cash compensation to be paid for such year. An Employee Participant may also elect under the Plan to defer payment of between $2,500 and 50% of any incentive compensation payable under any long-term incentive or performance plan maintained by Bergen provided that such Participant's election is made at least 12 months prior to the date such incentive compensation would otherwise be paid. A participant who is a non-employee director may, prior to the start of each year, elect under the Plan to defer $2,500 or more of his annual retainer and meeting fees to be paid for such year.

    CREDITING OF DEFERRED AMOUNTS. Deferred compensation and fees under the Deferred Compensation Plan ("Deferred Amounts") are credited to a deferred compensation account maintained by Bergen for each participant. The deferred compensation accounts are unfunded; that is, all benefits accumulated and due under the Deferred Compensation Plan in respect of any participant are payable from the general assets of Bergen. A participant may elect the extent to which his or her Deferred Amounts are to be treated as Cash Credits, Fund Credits, or Stock Credits. Deferred Amounts treated as Cash Credits are credited each month with assumed interest at the prevailing prime rate plus one percent. Deferred Amounts treated as Fund Credits are credited daily with a rate of return based on the performance of measurement funds selected by the Plan Administrator. To the extent that a participant elects to have his Deferred Amounts treated as Stock Credits, his deferred compensation account will be credited each month with a number of Stock Credits equal to the full and fractional number of shares of Bergen Common Stock that could be purchased with such Deferred Amounts based on the average of the closing prices of the Bergen Common Stock traded on the NYSE (the "Closing Price") during such month, plus, in the discretion of the Board of Directors, up to one-half (.5) of a share of Bergen Common Stock (the "supplemental shares") for each full share credited. In the event that Bergen pays any dividend or other distribution with respect to Bergen Common Stock, each unit of stock credited to the deferred compensation account of a participant will be credited with a dividend equivalent determined by dividing the amount of cash and other property that is distributed with respect to one share of Bergen Common Stock pursuant to such dividend by the Closing Price of the Bergen Common Stock during the month in which the dividend is payable.

    A participant may elect, prior to the beginning of a year, to reallocate Deferred Amounts previously credited as Cash Credits, Fund Credits or Stock Credits effective as of the first day of such year. A participant who elects to reallocate a Stock Credit forfeits any supplemental shares referred to above.

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    DISTRIBUTIONS.  A Participant may elect to receive payment of his deferred compensation account following disability, retirement or other termination of employment. Alternatively, a participant may elect to receive the portion of his deferred compensation account attributable to Deferred Amounts for a year as of any other date elected by the participant. Payment is to be made, at the election of a participant, either in a single distribution or in installments over a period ranging from 3 to 15 years. To the extent that a participant's deferred compensation account is represented by Cash Credits and Fund Credits, payment will be made in cash. To the extent that a participant's deferred compensation account is represented by Stock Credits, distribution will be made in shares of Bergen Common Stock. If installment payments are elected, the participant's deferred compensation account will continue to be credited with interest credits, fund earning credits and dividend credits, as applicable.

    In the event of the death of a participant, his or her deferred compensation account shall be paid to his or her designated beneficiary (or estate if no beneficiary is designated) in either a single distribution or installments, as selected by the participant on a beneficiary designation form.

    The Plan Administrator is authorized to accelerate the payment of all or a portion of a participant's deferred compensation account in the event that the participant incurs a severe financial hardship occasioned by accident, illness, disability or similar misfortune or change of circumstance affecting the participant or his or her dependents.

    ADMINISTRATION. The Plan Administrator of the Deferred Compensation Plan is the most senior Human Resources executive of Bergen as determined by the Bergen Board of Directors. The Plan Administrator is authorized to make, administer and interpret rules and regulations determined by the Plan Administrator to be necessary to administer the Deferred Compensation Plan. Any determination, decision or action of the Plan Administrator in connection with the interpretation, administration or application of the Deferred Compensation Plan will be binding upon all participants.

    AMENDMENT OR TERMINATION. The Bergen Board of Directors may amend or terminate the Plan at any time; provided that neither an amendment to the Deferred Compensation Plan nor the termination of the Deferred Compensation Plan may adversely affect any amounts previously credited to a participant without the participant's consent.

    FEDERAL INCOME TAX CONSEQUENCES.

    BECAUSE OF THE COMPLEXITY OF THE FEDERAL INCOME TAX LAWS AND THE APPLICATION OF VARIOUS STATE INCOME TAX LAWS, THE FOLLOWING DISCUSSION OF TAX CONSEQUENCES IS GENERAL IN NATURE AND RELATES SOLELY TO FEDERAL INCOME TAX MATTERS. PARTICIPANTS IN THE DEFERRED COMPENSATION PLAN ARE ADVISED TO CONSULT THEIR OWN PERSONAL TAX ADVISORS. IN ADDITION, THE FOLLOWING SUMMARY IS BASED UPON AN ANALYSIS OF THE INTERNAL REVENUE CODE AS CURRENTLY IN EFFECT, EXISTING LAWS, JUDICIAL DECISIONS, ADMINISTRATIVE RULINGS, REGULATIONS AND PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE.

    Deferred amounts credited to a participant's deferred compensation account in the form of Cash Credits, Fund Credits and/or Stock Credits will represent merely an unfunded and unsecured promise to pay benefits to the participant in the future and therefore should not be currently taxable. Upon payment in settlement of a participant's deferred compensation account, the participant will recognize ordinary income in an amount equal to the value of each payment received, and Bergen will be entitled to a corresponding deduction at such time (subject to the satisfaction of certain conditions in the case of Section 162(m) Officers as described under "--Management Stock Incentive Plan--Awards to
Section 162(m) Officers"). To the extent that a participant's deferred compensation account is settled in shares, the gain or loss on a subsequent sale of such shares will be taxed to the participant as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold).

BERGEN'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE DEFERRED COMPENSATION PLAN.

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    MANAGEMENT STOCK ACCUMULATION PLAN (Item 7 on the Bergen Proxy Card)

    The Bergen Board of Directors proposes that the stockholders approve the adoption of the Bergen Brunswig Corporation 1999 Management Stock Accumulation Plan (the "Management Stock Accumulation Plan ") described below. On September 24, 1998, the Bergen Board of Directors adopted (subject to stockholder approval at the Bergen Annual Meeting) the Management Stock Accumulation Plan.
    THE FOLLOWING IS A SUMMARY OF CERTAIN TERMS OF THE MANAGEMENT STOCK ACCUMULATION PLAN, THE FULL TEXT OF WHICH IS SET FORTH IN ANNEX H TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ALTHOUGH THE MAJOR FEATURES OF THE MANAGEMENT STOCK ACCUMULATION PLAN ARE SUMMARIZED BELOW, THIS IS ONLY A SUMMARY AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE PLAN. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS ASCRIBED TO THEM IN THE MANAGEMENT STOCK ACCUMULATION PLAN.

    PURPOSE AND ELIGIBILITY. The purpose of the Management Stock Accumulation Plan is to attract, retain and motivate officers and other key employees of Bergen and its subsidiaries, to compensate them for their contributions to the growth and profits of Bergen and to encourage ownership by them of stock of Bergen. The Management Stock Accumulation Plan authorizes Bergen, upon direction of the Compensation Committee of the Bergen Board of Directors, to grant loans to key executives of Bergen and its subsidiaries selected for participation by the Compensation Committee. Bergen estimates that there are approximately eight eligible key executives as of January 1, 1999.

    LOANS AMOUNTS. Loans granted under the Management Stock Accumulation Plan to a participant may be for a term of between one and five years and in an amount not in excess of three times the participant's annual base salary in effect at the time the loan is granted; provided, however, that the aggregate amount of loans issued to any participant under the Plan may not exceed $1,000,000. No loan may be issued under the Management Stock Accumulation Plan after September 30, 2004.

    LOAN TERMS. Loans will bear a rate of interest determined by the Compensation Committee (but not less than the "applicable federal rate" set forth under Section 1274(d) of the Code in the case of any Section 162(m) Officer (see "--Management Stock Incentive Plan--Awards to Section 162(m) Officers")), be payable on the expiration date of the loan term (the "Loan Expiration Date") and contain such other terms and conditions as the Compensation Committee determines to be appropriate consistent with reasonable commercial lending terms. All loans granted under the Plan are with recourse against the personal assets of the executive to whom the loan is granted.

    USE OF LOAN PROCEEDS. Loans issued under the Management Stock Accumulation Plan are conditioned on the recipient's application of the proceeds thereof towards the purchase of Bergen Common Stock on the open market. Bergen Common Stock so acquired by a participant will be held by Bergen as collateral for the participant's loan. While held as collateral, the participant will have all rights of a stockholder with respect thereto, including voting and dividend rights.

    LOAN CREDITS. During the term of a loan, the Compensation Committee may award Credits to participants based upon the attainment for the applicable performance period of specified performance targets related to designated performance goals for such period selected by the Committee. Performance goals will be selected from among the following performance criteria: (i) net revenue,
(ii) net earnings, (iii) operating earnings or income, (iv) absolute and/or relative return on equity or assets, (v) earnings per share, (vi) cash flow,
(vii) pretax profits, (viii) earnings growth, (ix) revenue growth, (x) book value per share, (xi) stock price and (xii) performance relative to peer companies, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures.

    Each Credit is the equivalent of one dollar, and a participant's accumulated Credits, if any, shall be applied to the repayment of the loan on the Loan Expiration Date provided that the participant is

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either employed by Bergen or a subsidiary of Bergen on the Expiration Date or is not in the employ of Bergen or a subsidiary of Bergen due to the participant's death, disability, retirement after age 65 or involuntary termination of employment other than for Cause (defined, generally, as (i) the participant's failure to devote his full time and efforts to the business of Bergen, (ii) the participant's unauthorized disclosure during employment or for a period of two years' thereafter of certain confidential information of Bergen, and (iii) the participant's breach of a covenant regarding "works made for hire"). A participant who is not in the employ of Bergen or a subsidiary on the Expiration Date will forfeit any Credits if he or she breaches either the covenant regarding non-disclosure of confidential information of Bergen or the "works made for hire" covenant described above. In the event that a participant's employment terminates due to death, or disability or a participant's employment is involuntarily terminated other than for Cause, he will continue to be awarded Credits for the remainder of the term of the loan(s) in an amount, or at a rate, which is not less than the highest amount, or rate, of Credits earned by such participant during any year of the loan preceding such termination of employment.

    CHANGE IN CONTROL. In general, in the event of a Change in Control, each participant who is in the employ of Bergen or any subsidiary of Bergen at such time will continue to be awarded Credits for the remainder of the term of the loan(s) in an amount, or at a rate, which is not less than the greater of the highest amount, or rate, of Credits earned by such participant during any year of the loan preceding the Change in Control or earned by any other participant in any year following the Change in Control.

    A Change in Control for purposes of the Management Stock Accumulation Plan is defined as it is defined for purposes of the Management Stock Incentive Plan.

    AMENDMENT OR TERMINATION. The Bergen Board of Directors or the Compensation Committee may amend or terminate the Management Stock Accumulation Plan at any time; provided that neither an amendment to the Management Stock Accumulation Plan nor the termination of the Management Stock Accumulation Plan may adversely affect the participant's rights under any loan or under the Plan without his or her consent.

    FEDERAL INCOME TAX CONSEQUENCES.

    BECAUSE OF THE COMPLEXITY OF THE FEDERAL INCOME TAX LAWS AND THE APPLICATION OF VARIOUS STATE INCOME TAX LAWS, THE FOLLOWING DISCUSSION OF TAX CONSEQUENCES IS GENERAL IN NATURE AND RELATES SOLELY TO FEDERAL INCOME TAX MATTERS. PARTICIPANTS OF THE MANAGEMENT STOCK ACCUMULATION PLAN ARE ADVISED TO CONSULT THEIR OWN PERSONAL TAX ADVISORS. IN ADDITION, THE FOLLOWING SUMMARY IS BASED UPON AN ANALYSIS OF THE INTERNAL REVENUE CODE AS CURRENTLY IN EFFECT, EXISTING LAWS, JUDICIAL DECISIONS, ADMINISTRATIVE RULINGS, REGULATIONS AND PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE.

    A participant who is issued a loan should not recognize taxable income solely as a result of the issuance of a loan. Credits earned during the term of a loan represent merely an unfunded and unsecured promise to apply such Credits to the repayment of a loan on the Expiration Date and therefore should not be currently taxable. A participant should recognize ordinary income at the Expiration Date of a loan to the extent that the loan is repaid by application of Credits earned during the term of a loan and Bergen should be entitled to a corresponding deduction at such time (subject to the satisfaction of certain conditions in the case of Section 162(m) Officers, as described under "--Management Stock Incentive Plan--Awards to Section 162(m) Officers").

    BERGEN'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE MANAGEMENT STOCK ACCUMULATION PLAN.

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    EMPLOYEE STOCK PURCHASE PLAN (Item 8 of the Bergen Proxy Card)

    The Bergen Board of Directors proposes that Bergen's stockholders approve the adoption of the Bergen Brunswig Corporation 1999 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan" or the "ESP Plan") described below. On September 24, 1998, the Board of Directors adopted (subject to stockholder approval at the Bergen Annual Meeting) the Employee Stock Purchase Plan covering 500,000 shares of Bergen Common Stock.
    THE FOLLOWING IS A SUMMARY OF CERTAIN TERMS OF THE EMPLOYEE STOCK PURCHASE PLAN, THE FULL TEXT OF WHICH IS SET FORTH IN ANNEX I TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ALTHOUGH THE MAJOR FEATURES OF THE EMPLOYEE STOCK PURCHASE PLAN ARE SUMMARIZED BELOW, THIS IS ONLY A SUMMARY AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE ESP PLAN. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS ASCRIBED TO THEM IN THE EMPLOYEE STOCK PURCHASE PLAN.

    PURPOSE. The purpose of the ESP Plan is to provide employees of Bergen with an opportunity to purchase shares of Bergen Common Stock through payroll deductions and to foster interest in Bergen's success, growth and development.

    PLAN PERIODS; INVESTMENT LIMITATIONS. Employee purchases will be made on a semi-annual basis, beginning with the semi-annual period commencing on July 1, 1999 (each semi-annual period, a "Purchase Period"). Employees who participate in the ESP Plan will authorize Bergen to withhold from each paycheck a specific percentage of their "Base Salary," (as defined in the ESP Plan) subject to the following limitations: (i) no more than 25% of Base Salary may be withheld; and
(ii) no more than $25,000 may be invested by any participant in any calendar year.

    ELIGIBILITY. In order to be eligible to participate in the ESP Plan for any Purchase Period, a participant (i) must have been employed by Bergen or its subsidiaries on a "Full-Time Basis" for at least the five months preceding the commencement of the Purchase Period and (ii) must not own five percent or more of Bergen's voting stock. For purposes of the ESP Plan, a participant will be deemed to be employed on a Full-Time Basis if he or she works at least 20 hours per week. Non-employee directors and non-employee officers of Bergen are not eligible to participate.

    PURCHASE PRICE; PAYMENT. For any Purchase Period, shares of Common Stock will be purchased under the ESP Plan at a price equal to 85% of the lesser of
(i) the "Closing Price" (as defined) of Bergen Common Stock on the first trading day of the Purchase Period (the "Base Option Price") and (ii) the Closing Price of the Bergen Common Stock on the last trading day of the Purchase Period. In general, the term "Closing Price" means the closing sale price of a share of Bergen Common Stock on the New York Stock Exchange as quoted in THE WALL STREET JOURNAL.

    Bergen will utilize participants' accumulated payroll deductions to purchase Bergen Common Stock at the purchase price determined in accordance with the formula described above, subject in all instances to the purchase limitations described above. Fractional shares will not be purchased. To the extent that a participant's payroll deductions cannot be utilized to purchase Bergen Common Stock due to such purchase limitations, such amounts will be promptly refunded. Accumulated payroll deductions shall be commingled with general assets of Bergen and shall not accrue interest.

    ENROLLMENT. In order to participate in the ESP Plan with respect to a Purchase Period, an employee must enroll in the ESP Plan prior to, and must satisfy all eligibility requirements as of, the first day of the Purchase Period.

    WITHDRAWALS AND REDUCTIONS. A participant that has enrolled in the ESP Plan for any Purchase Period may withdraw from the ESP Plan by delivering a withdrawal form to the Plan Administrator prior to the last day of such Purchase Period. An employee shall automatically be deemed to have withdrawn from the ESP Plan upon termination of employment for any reason. Upon withdrawal, Bergen will return to the participant all of his or her payroll deductions during the current Purchase

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Period. An employee who withdraws from the ESP Plan during a Purchase Period may not re-enter the ESP Plan until the following Purchase Period.

    Participants may reduce, but may not increase, the amount of their payroll deductions (expressed as a percentage of Base Salary) during the Purchase Period. To ease the administrative burden upon Bergen, a participant may only reduce his or her payroll deductions once during each Purchase Period.

    SHARES COVERED BY THE PLAN. A total of 500,000 shares of Bergen Common Stock may be purchased pursuant to the ESP Plan. Such shares may either be treasury shares purchased on the market by Bergen or shares originally issued by Bergen.

    ADMINISTRATION. The ESP Plan will be administered by the Compensation Committee of Bergen's Board of Directors. The Compensation Committee is authorized to make, administer and interpret rules and regulations determined by the Compensation Committee to be necessary to administer the ESP Plan. Any determination, decision or action of the Committee in connection with the interpretation, administration or application of the ESP Plan will be binding upon all participants.

    AMENDMENT OR TERMINATION. The Bergen Board of Directors may amend or terminate the ESP Plan at any time. In the event that the ESP Plan is terminated prior to the last day of a Purchase Period, such Purchase Period shall be deemed to have ended on the effective date of such termination.

    FEDERAL INCOME TAX CONSEQUENCES.

    BECAUSE OF THE COMPLEXITY OF THE FEDERAL INCOME TAX LAWS AND THE APPLICATION OF VARIOUS STATE INCOME TAX LAWS, THE FOLLOWING DISCUSSION OF TAX CONSEQUENCES IS GENERAL IN NATURE AND RELATES SOLELY TO FEDERAL INCOME TAX MATTERS. PARTICIPANTS IN THE EMPLOYEE STOCK PURCHASE PLAN ARE ADVISED TO CONSULT THEIR OWN PERSONAL TAX ADVISORS. IN ADDITION, THE FOLLOWING SUMMARY IS BASED UPON AN ANALYSIS OF THE INTERNAL REVENUE CODE AS CURRENTLY IN EFFECT, EXISTING LAWS, JUDICIAL DECISIONS, ADMINISTRATIVE RULINGS, REGULATIONS AND PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE.

    The ESP Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, but is intended to qualify as an "employee stock purchase plan", as defined in Section 423 of the Code. Under such a plan, an employee must report as compensation in the year of disposition of shares purchased under the ESP Plan (or at the employee's death) the lesser of (a) the excess of the fair market value at the time of disposition (or death) over the purchase price or (b) the excess of the fair market value of the shares at the time the option was granted over the initial Base Option Price. Any excess of appreciated value is considered a capital gain. In order to qualify for capital gains tax treatment, the employee must hold the stock to a date that is more than two years from the date of option grant and one year from the date of purchase. If these holding requirements are met, Bergen is not entitled to any deduction for tax purposes. On the other hand, if the employee does not meet the holding period requirements, the employee realizes at the time of disposition ordinary income to the extent of the difference between the price paid for the shares and the fair market value on the purchase date, irrespective of the price at which the employee disposes of the shares, and an amount equal to such ordinary income is deductible by Bergen in the year of the disposition.

    ADMINISTRATIVE MATTERS. The amounts received by Bergen upon the purchase of shares of Bergen Common Stock pursuant to the ESP Plan will be used for general corporate purposes.

    No current directors who are not employees will receive any benefit as a result of the adoption of the ESP Plan. The benefits that will be received as a result of the adoption of the ESP Plan by the current executive officers of Bergen and by all eligible employees are not currently determinable. If the ESP Plan had been effective on January 1, 1999, approximately 500 employees of Bergen and its subsidiaries would have been eligible to participate in the ESP Plan.

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    THE BERGEN BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE
EMPLOYEE STOCK PURCHASE PLAN.

STOCKHOLDER PROPOSAL (Number 9 on the Bergen Proxy Card)

    Bergen has been advised that one of its stockholders intends to present the proposal set forth below for consideration at the Bergen Annual Meeting.

    The name, address and stock ownership of the proponent will be furnished by the Corporate Secretary of Bergen to any person, orally or in writing as requested, promptly upon receipt of any oral or written request. FOR THE REASONS SET FORTH IN ITS STATEMENT IN OPPOSITION IMMEDIATELY FOLLOWING THIS STOCKHOLDER PROPOSAL, THE BERGEN BOARD OF DIRECTORS DOES NOT SUPPORT AND URGES YOU TO VOTE AGAINST THIS PROPOSAL.

RESOLUTION

    WHEREAS, the Company's Board of Directors, without shareholder approval, has adopted a plan, commonly known as a "poison pill", with a "dead hand" provision which permits only the board members that adopted the poison pill to redeem the pill;

    WHEREAS, this type of poison pill, unlike most poison pills, not only allows the current Board to effectively thwart acquisition offers which may be favored by a majority of shareholders, but also denies shareholders the right to replace this Board with new directors empowered to redeem the poison pill, permitting such offers to go forward;

    WHEREAS, a "dead hand" poison pill has a coercive effect on the shareholders' basic right to freely elect a new Board and also takes away normal decision-making authority in this important area from a newly elected Board;

    WHEREAS, such a "dead hand" poison pill interferes with good corporate governance and can reduce the value of the company's shares to the detriment of shareholders.

    "RESOLVED, that the shareholders request that the Board of Directors:

    Redeem the "dead hand" poison pill, unless approved by the affirmative vote of a majority of shares of the Company entitled to vote at a meeting of shareholders held as soon as practicable."

SUPPORTING STATEMENT

    "By adopting the poison pill without shareholder approval, the current Board unilaterally deprived shareholders of the traditional right to sell their shares to potential bidders. By adding the "dead hand" feature, this Board also denies appropriate decision making authority to a new Board, elected by shareholders, to decide what is in the best interests of shareholders on this important subject.

    Traditional poison pills have been defended with the argument that directors can generally be trusted to act in the shareholders' interest, and if they do not, they can be replaced by the shareholders with other directors.

    Adoption of the "dead hand" poison pills, however, is different. The purpose is "entrenchment", by coercing shareholders into voting for incumbent directors to preserve the possibility of redemption of the pill. Their intended effect is to preclude proxy contests for corporate control, which are an appropriate means to challenge incumbent management.

    We believe that the right of shareholders freely to elect a board of directors with full power to represent the shareholders' interests is the foundation-stone of good corporate governance. Yet this Board has unilaterally deprived shareholders of their only real protection against a board that acts

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against their interests--the ability to freely elect a board of their choosing with full powers to represent them in all respects. In our view, this Board by its actions has violated its fiduciary responsibility to shareholders.

    By supporting this resolution, shareholders can protect the value of their investment by sending a message to Bergen that we value our right to elect a Board that is prepared and able to represent shareholder interests on all proper matters; and that we will not support unilateral actions by the Board that restrict our ability to meaningfully exercise our voting rights."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE PROPOSAL

    In February, 1994, the Bergen Board of Directors adopted Bergen's shareowner rights plan to protect Bergen's shareowners against abusive takeover tactics and to ensure that each shareowner would be treated fairly in the event of an unsolicited offer to acquire Bergen. The Board believes that the continuation of Bergen's shareowner rights plan is in the best interests of Bergen and its shareowners.

    Bergen's shareowner rights plan is not designed or intended to, nor would it, prevent an unsolicited, non-abusive offer to acquire Bergen at a fair price. Rather, the plan is designed and intended to enhance the Board's ability to discharge its fiduciary duty by protecting both a shareowner's right to retain an equity investment in Bergen and also the full value of that investment without preventing an offer to acquire Bergen at a fair price and upon terms that treat all shareowners fairly. The Board's ability to achieve this objective by negotiating with a potential acquiror on behalf of all shareowners is significantly greater than the ability of shareowners individually.

    The consequences of shareowners rights plans were most recently validated by a study released in November 1997 by Georgeson & Company Inc., New York, New York, a nationally recognized proxy solicitation and investor relations firm, after an extensive analysis of takeover transactions, which found that: (i) premiums paid to acquire companies with shareowner rights plans were on average eight percentage points higher than premiums paid for target companies that did not have shareowner rights plans; (ii) the presence of a shareowner rights plan at a target company did not increase the likelihood of the defeat of a hostile takeover bid, nor the withdrawal of a friendly bid; and (iii) a shareowner rights plan did not reduce the likelihood that a company would become a takeover target. (The takeover rate was similar for companies with and without shareowner rights plans.)

    The Board does not believe that the continuing director provisions of the Bergen shareowners rights plan have the adverse effects suggested by the proponent. Such provisions assure that persons with background and experience in issues relating specifically to Bergen will be able to perform the functions described above, thereby enhancing shareowner value.

    For the reasons set forth above, the Board of Directors urges Bergen's stockholders to reject this proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE FOREGOING STOCKHOLDER PROPOSAL. Proxies solicited by Bergen's Board of Directors will be so voted unless stockholders specify otherwise.

        OTHER MATTERS TO BE VOTED UPON AT THE PHARMERICA SPECIAL MEETING

PHARMERICA ADJOURNMENT PROPOSAL

    PharMerica is submitting to PharMerica's stockholders a proposal to authorize the named attorneys-in-fact to vote in favor of the PharMerica Adjournment Proposal at the PharMerica Special Meeting in the event that there are not sufficient votes to approve the PharMerica Merger Proposal at the time of the PharMerica Special Meeting. Even though a quorum may be present at the PharMerica Special Meeting, it is possible that PharMerica may not have received sufficient votes to approve the PharMerica Merger Proposal at the time of the PharMerica Special Meeting. In that event, the PharMerica Merger Proposal could not be approved unless the PharMerica Special Meeting were adjourned in order to permit further solicitation of proxies.

    In order to allow the proxies that have been received by PharMerica at the time of the PharMerica Special Meeting to be voted for such adjournment, if necessary, PharMerica has submitted the question of adjournment under such circumstances to PharMerica's stockholders for their consideration. A majority of the shares of PharMerica Common Stock present in person or represented by proxy at the PharMerica Special Meeting and entitled to vote thereat is required in order to approve any such adjournment.

    The PharMerica Board recommends that PharMerica's stockholders vote their proxies in favor of the PharMerica Adjournment Proposal so that their proxies may be used for such purpose, should it become necessary. Properly executed proxies will be voted in favor of the PharMerica Adjournment Proposal unless otherwise noted thereon. If it is necessary to adjourn the PharMerica Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to PharMerica's stockholders other than an announcement of such time and place at the PharMerica Special Meeting. The PharMerica Adjournment Proposal relates only to an adjournment occurring for purposes of soliciting additional proxies for approval of the PharMerica Merger Proposal in the event that there are insufficient votes to approve the PharMerica Merger Proposal at the PharMerica Special Meeting. Any other adjournment (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

    The PharMerica Board retains full authority to postpone the PharMerica Special Meeting prior to such PharMerica Special Meeting being convened without the consent of any stockholder.

THE PHARMERICA BOARD OF DIRECTORS RECOMMENDS THAT PHARMERICA'S STOCKHOLDERS VOTE FOR THE PHARMERICA ADJOURNMENT PROPOSAL.

                                 LEGAL MATTERS

    The validity of the shares of Bergen Common Stock to be issued in the Merger will be passed upon for Bergen by Lowenstein Sandler PC, counsel to Bergen. Such firm has also rendered the opinion referred to under "Certain United States Federal Income Tax Consequences."

                                    EXPERTS

    The consolidated financial statements of Bergen and its consolidated subsidiaries as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998 incorporated in this joint proxy statement/prospectus by reference from Bergen's Annual Report on Form 10-K, as amended (the "Form 10K, as amended"), for the year ended September 30, 1998 have been audited by Deloitte & Touche LLP, independent public accountants, as indicated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements and schedules of PharMerica, Inc. and subsidiaries (formerly Pharmacy Corporation of America) as of December 31, 1998 and 1997 and for the years then ended, incorporated by reference in this joint proxy statement/prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements of PharMerica, Inc. and subsidiaries for the year ended December 31, 1996, appearing in PharMerica, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 OTHER MATTERS

    Deloitte & Touche LLP examined and reported on Bergen's accounts for the year ended September 30, 1998. The selection of these independent accountants for the current fiscal year has been made by the Bergen Board of Directors upon the recommendation of its Audit Committee.

    Representatives of Deloitte & Touche LLP are expected to be present at the Bergen Annual Meeting with the opportunity to make statements if they so desire. Representatives of Arthur Andersen LLP are expected to be present at the PharMerica Special Meeting with the opportunity to make statements if they so desire. In each case, such representatives are also expected to be available to respond to appropriate questions.

    The PharMerica Board of Directors knows of no matters to be presented at the PharMerica Special Meeting other than the ones set forth in the PharMerica Notice of Special Meeting of Stockholders. However, if any other matters do come before the PharMerica Special Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

    The Bergen Board of Directors knows of no matters to be presented at the Bergen Annual Meeting other than the ones set forth in the Bergen Notice of Annual Meeting of Stockholders. However, if any other matters do come before the Bergen Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

                             STOCKHOLDER PROPOSALS

    If the Merger is not consummated, PharMerica anticipates that its 1999 annual meeting of stockholders will be held in August 1999. In order for stockholder proposals to be considered for inclusion in the proxy statement of PharMerica for that meeting, such proposals must, under the rules of the Commission, be received by PharMerica by April 1, 1999. To date, PharMerica has not received any such proposals for inclusion in PharMerica's proxy materials for its 1999 annual meeting of stockholders. Additionally, in order for a stockholder proposal to be presented at the 1999 annual meeting of stockholders, such proposals must be delivered to PharMerica's Secretary not less than 60 nor more than 90 days prior to the date of its 1999 annual meeting of stockholders.

    Any Bergen Stockholder who intends to present a proposal at Bergen's 2000 annual meeting of stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by Bergen at its principal executive offices not later than November 16, 1999. Bergen will not be required to include in its proxy statement a form of proxy or shareholder proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by regulations of the Commission.

    In addition, proposals of Bergen's stockholders that such stockholders intend to present at Bergen's 2000 annual meeting but not include in Bergen's proxy statement and form of proxy relating to such annual meeting (a "Non-Rule 14a-8 Proposal") must be received by Bergen's Secretary at Bergen's offices at 4000 Metropolitan Drive, Orange, California 92868 between January 23, 2000 and February 22, 2000; provided, however, if Bergen's 2000 annual meeting is held before March 23, 2000 or after June 21, 2000, a Non-Rule 14a-8 Proposal must be received during the period commencing 90 days prior to Bergen's 2000 annual meeting and ending on the later of the 60th day prior to Bergen's 2000 annual meeting or the 10th day after the meeting date is publicly announced. In the event that Bergen does not receive timely notice with respect to a Non-Rule 14a-8 Proposal, management of Bergen would use its discretionary authority to vote the shares it represents as the Board of Directors may recommend.

                      WHERE YOU CAN FIND MORE INFORMATION

    Bergen has filed with the Commission a Registration Statement under the Securities Act that registers the offer and sale to PharMerica stockholders of the shares of Bergen Common Stock to be issued in connection with the Merger. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Bergen and PharMerica. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this joint proxy statement/prospectus.

    In addition, Bergen and PharMerica file reports, proxy statements and other information with the Commission under the Exchange Act. Please call the Commission at l-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the
Commission:

Public Reference Room          New York Regional Office       Chicago Regional Office
450 Fifth Street, N.W.         7 World Trade Center           Citicorp Center
Room 1024                      Suite 1300                     500 West Madison Street
Washington, D.C. 20549         New York, New York 10048       Suite 1400
                                                              Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Bergen and PharMerica, who file electronically with the Commission. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about Bergen at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Commission allows Bergen and PharMerica to "incorporate by reference" information into this joint proxy statement/prospectus. This means that our companies can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

    This joint proxy statement/prospectus incorporates by reference the documents listed below that Bergen and PharMerica have previously filed with the Commission. They contain important information about our companies and their financial condition. Some of these filings have been amended by later filings, which are also listed.

BERGEN COMMISSION FILINGS (FILE NO. 1-5110)               PERIOD/AS OF DATE

Registration Statement on Form 8-A                        February 14, 1994
Annual Report on Form 10-K                                Year ended September 30, 1998
Amendment No. 1 to Annual Report on Form 10-K             Year ended September 30, 1998
Current Report on Form 8-K                                November 12, 1998
Quarterly Report on Form 10-Q                             Quarter ended December 31, 1998
Current Report on Form 8-K                                January 13, 1999
Current Report on Form 8-K                                January 26, 1999

PHARMERICA COMMISSION FILINGS (FILE NO. 0-20606)          PERIOD/AS OF DATE
Registration Statement on Form 8-A                        June 18, 1986
Amendment No. 1 to
  Registration Statement on Form 8-A                      July 18, 1996
Registration Statement on Form 8-A                        August 24, 1998
Current Report on Form 8-K                                September 3, 1998
Current Report on Form 8-K                                October 15, 1998
Annual Report on Form 10-K                                Year ended December 31, 1998
Current Report on Form 8-K                                January 15, 1999

    Bergen and PharMerica incorporate by reference additional documents that either company may file with the Commission between the date of this joint proxy statement/prospectus and the date of the Bergen Annual Meeting and the PharMerica Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    You can obtain any of the documents incorporated by reference in this document through Bergen or PharMerica as the case may be, or from the Commission through the Commission's world wide web site at the address given above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

FOR BERGEN STOCKHOLDERS:                       FOR PHARMERICA STOCKHOLDERS:
Bergen Brunswig Corporation                    PharMerica, Inc.
4000 Metropolitan Drive                        175 Kelsey Lane
Orange, California 92868                       Tampa, Florida 33619
Telephone: (714) 385-4000                      Telephone: (813) 626-7788
Attention: Milan A. Sawdei,                    Attention: Curtis B. Johnson,
  Chief Legal Officer                          General Counsel

    If you would like to request documents, please do so by April 15, 1999 to receive them before the Meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

    Stockholders who require assistance in changing or revoking a proxy should contact the solicitation agent that Bergen and PharMerica have hired in connection with the Meetings:

                    FOR BERGEN AND PHARMERICA STOCKHOLDERS:
                            Georgeson & Company Inc.
                         Wall Street Plaza, 30th Floor
                            New York, New York 10005
                           800-223-2064 (bankers and
                              brokers: 212-440-9800)

                             INDEX OF DEFINED TERMS

                                                                                                      PAGE NO.
                                                                                                   ---------------
1984 Policy......................................................................................              109
Acquisition Agreement............................................................................               63
Annual Grant.....................................................................................               96
Annual Meeting...................................................................................               28
Antitrust Division...............................................................................               51
Awards...........................................................................................              114
Base Option Price................................................................................              122
Bergen...........................................................................................               28
Bergen Acquiring Person..........................................................................               90
Bergen Annual Meeting............................................................................               28
Bergen Basic Representations.....................................................................               65
Bergen Board Proposal............................................................................               29
Bergen Charter Proposal..........................................................................               29
Bergen Common Stock..............................................................................               28
Bergen Exchange Option...........................................................................               50
Bergen Exchange Warrant..........................................................................               66
Bergen Flip-in Events............................................................................               91
Bergen Merger Proposal...........................................................................               28
Bergen Plan Proposals............................................................................               29
Bergen Preferred Stock...........................................................................               89
Bergen Quorum Condition..........................................................................               30
Bergen Record Date...............................................................................               30
Bergen Restated Certificate......................................................................               81
Bergen Right.....................................................................................               90
Bergen Rights Agreement..........................................................................               90
Bergen Rights Certificate........................................................................               90
Bergen Stock Acquisition Date....................................................................               90
Beverly..........................................................................................               73
Blanco...........................................................................................              108
CAP..............................................................................................              103
Capstone.........................................................................................               20
Certificates.....................................................................................               53
Change in Control Payment........................................................................               50
Circumstance.....................................................................................               55
Closing Date.....................................................................................               53
Closing Price....................................................................................              118
Code.............................................................................................               58
Committee........................................................................................         104, 114
Comparable Acquisitions..........................................................................               47
Comparable Companies.............................................................................               46
Competing Transaction............................................................................               62
Consulting Agreement.............................................................................              102
Contingency Steps................................................................................               69
Counsel..........................................................................................               35
CY...............................................................................................               41
CY+1 EPS.........................................................................................               41
CY+2 EPS.........................................................................................               41
DCF..............................................................................................               42
Deferred Amounts.................................................................................              118
Deferred Compensation Plan.......................................................................              117

                                                                                                      PAGE NO.
                                                                                                   ---------------
Deferred Compensation Plan Proposal..............................................................               29
Delaware Law.....................................................................................               81
Director Options.................................................................................              111
DLJ..............................................................................................               35
DLJ Opinion......................................................................................               39
Drug Company.....................................................................................               73
EBIT.............................................................................................               41
EBITDA...........................................................................................           41, 46
Effective Time...................................................................................               28
Eligible Individuals.............................................................................              114
Employee Participant.............................................................................              118
Employee Stock Purchase Plan.....................................................................              122
Employee Stock Purchase Plan Proposal............................................................               29
Employment Agreements............................................................................               99
Engagement Letter................................................................................               44
EPS..............................................................................................           41, 46
ESP Plan.........................................................................................              122
Exchange Act.....................................................................................               45
Exchange Ratio...................................................................................       28, 53, 87
Exchange Time....................................................................................               87
Executive Loan Program...........................................................................              108
Exercise Price...................................................................................               86
Expiration Time..................................................................................               87
Flip-in Date.....................................................................................               86
Flip-over Entity.................................................................................               87
Flip-Over Transaction or Event...................................................................               87
Form 10K, as amended.............................................................................              126
FTC..............................................................................................               51
Full-Time Basis..................................................................................              122
GAAP.............................................................................................               56
HSR Act..........................................................................................               51
Indemnity Agreement..............................................................................              109
Initial Condition................................................................................               30
Junior Preferred Stock...........................................................................               90
Loan Expiration Date.............................................................................              120
Lowenstein Sandler Tax Opinion...................................................................               58
LTM..............................................................................................           41, 46
Management Stock Accumulation Plan...............................................................              120
Management Stock Accumulation Plan Proposal......................................................               29
Management Stock Incentive Plan..................................................................              113
Management Stock Incentive Plan Proposal.........................................................               29
Material Adverse Effect..........................................................................               55
Medical Company..................................................................................               73
Meetings.........................................................................................               28
Merger...........................................................................................               28
Merger Agreement.................................................................................               28
Named Executive Officers.........................................................................               99
NationsBanc Montgomery...........................................................................               35
New Jersey Law...................................................................................               81
Non-Employee Directors' Stock Plan...............................................................              111
Non-Employee Directors' Stock Plan Proposal......................................................               29
Non-Rule 14a-8 Proposal..........................................................................              126
OBRA.............................................................................................              106
Other Awards.....................................................................................              114

                                                                                                      PAGE NO.
                                                                                                   ---------------
Participating Preferred Stock....................................................................               86
PCA..............................................................................................               21
Performance Share Awards.........................................................................              114
PharMerica.......................................................................................               28
PharMerica Adjournment Proposal..................................................................               28
PharMerica Basic Representations.................................................................               64
PharMerica Board Recommendation..................................................................               62
PharMerica Certificate...........................................................................               81
PharMerica Common Stock..........................................................................               28
PharMerica Merger Proposal.......................................................................               28
PharMerica Option................................................................................               50
PharMerica Quorum Condition......................................................................               29
PharMerica Record Date...........................................................................               29
PharMerica Right.................................................................................               86
PharMerica Rights Agent..........................................................................               86
PharMerica Rights Agreement......................................................................           52, 86
PharMerica Special Meeting.......................................................................               28
PharMerica Warrant...............................................................................               66
PPS..............................................................................................               27
Purchase Period..................................................................................              122
Purchase Price...................................................................................               90
RDCs.............................................................................................               74
Record Time......................................................................................               86
Registration Statement...........................................................................               58
Restricted Shares................................................................................              111
Rights Agreement Amendment.......................................................................           52, 88
ROM Plan.........................................................................................              102
SARs.............................................................................................              114
Second Condition.................................................................................               30
Section 162(m) Officers..........................................................................              115
Securities Act...................................................................................               45
Selected Acquisitions............................................................................               47
Selected Institutional Pharmacy Companies........................................................               41
Selected Pharmaceutical Distribution Companies...................................................               42
Selected Transactions............................................................................               41
Sellers..........................................................................................              108
Separation Time..................................................................................               86
SERP.............................................................................................              103
Severance Agreements.............................................................................               99
Special Meeting..................................................................................               28
Specialty Company................................................................................               73
Stadtlander......................................................................................               30
Stock Acquisition Date...........................................................................               86
Stock Awards.....................................................................................              114
Stock Options....................................................................................              114
Stockholder Proposal.............................................................................               29
Subcorp..........................................................................................               28
Success Fee......................................................................................               49
Supply Agreement.................................................................................               34
Surviving Corporation............................................................................               28
Transaction Price................................................................................               41
Unit.............................................................................................               90

                                                                         ANNEX A

                            AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                          BERGEN BRUNSWIG CORPORATION
                                  ("Bergen"),
                              PEACOCK MERGER CORP.
                   a wholly owned direct subsidiary of Bergen
                                  ("Subcorp"),
                                      and
                                PHARMERICA, INC.
                                 ("PharMerica")
                          Dated as of January 11, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
AGREEMENT AND PLAN OF MERGER...............................................................................           1
PRELIMINARY STATEMENTS.....................................................................................           1
ARTICLE I.          THE MERGER.............................................................................           1
  1.1.              The Merger.............................................................................           1
  1.2.              Effective Time.........................................................................           2
  1.3.              Effects of the Merger..................................................................           2
  1.4.              Certificate of Incorporation and Bylaws................................................           2
  1.5.              Directors and Officers of the Surviving Corporation....................................           2
ARTICLE II.         CONVERSION OF SECURITIES...............................................................           2
  2.1.              Conversion of Capital Stock............................................................           2
  2.2.              Exchange Ratio; Fractional Shares; Adjustments.........................................           3
  2.3.              Exchange of Certificates...............................................................           4
  2.3.1             Exchange Agent.........................................................................           4
  2.3.2             Exchange Procedures....................................................................           4
  2.3.3             Distributions with Respect to Unexchanged Shares.......................................           5
  2.3.4             No Further Ownership Rights in PharMerica Common Stock.................................           5
  2.3.5             Termination of Exchange Fund...........................................................           5
  2.3.6             No Liability...........................................................................           6
  2.3.7             Investment of Exchange Fund............................................................           6
  2.4               Treatment of Stock Options and Warrants................................................           6
  2.4.1             Conversion of Stock Options and Warrants...............................................           6
  2.2.4             Registration Statement.................................................................           7
ARTICLE III.        REPRESENTATIONS AND WARRANTIES OF PHARMERICA...........................................           7
  3.1               Organization and Qualification.........................................................           7
  3.2               Authority Relative to this Agreement...................................................           8
  3.3               Consents; No Conflicts.................................................................           9
  3.4               Board Recommendation...................................................................          10
  3.5               State Anti-takeover Statutes; Stockholder Protection Rights Agreement; Other                     10
                    Provisions.............................................................................
  3.6               No Existing Violation, Default, Etc....................................................          11
  3.7               Licenses and Permits...................................................................          11
  3.8               Registration Statement; Prospectus/Joint Proxy Statement...............................          11
  3.9               Finders or Brokers; Compensation Arrangements..........................................          12
  3.10              SEC Filings............................................................................          12
  3.11              Financial Statements...................................................................          13
  3.12              Absence of Undisclosed Liabilities.....................................................          13
  3.13              Absence of Changes or Events...........................................................          14
  3.14              Capitalization.........................................................................          14
  3.15              Capital Stock of Subsidiaries..........................................................          16
  3.16              Litigation.............................................................................          16
  3.17              Insurance..............................................................................          16
  3.18              Title to and Condition of Properties...................................................          17
  3.19              Leases.................................................................................          17
  3.20              Contracts and Commitments..............................................................          18
  3.21              Labor Matters..........................................................................          19
  3.22              No Change in Control Puts..............................................................          19
  3.23              Employment and Labor Contracts.........................................................          19
  3.24              Intellectual Property Rights...........................................................          19

                                                                                                                PAGE
                                                                                                                -----
  3.25              Taxes..................................................................................          20
  3.26              Employee Benefit Plans.................................................................          22
  3.27              Environmental Matters..................................................................          25
  3.28              Intentionally Omitted..................................................................          28
  3.29              Institutional Pharmacy Business........................................................          28
  3.30              Fairness Opinion.......................................................................          30
  3.31              Year 2000..............................................................................          30
ARTICLE IV.         REPRESENTATIONS AND WARRANTIES OF BERGEN AND SUBCORP...................................          30
  4.1               Organization and Qualification.........................................................          30
  4.2               Authority Relative to this Agreement...................................................          31
  4.3               Consents; No Conflicts.................................................................          31
  4.4               Board Recommendation...................................................................          33
  4.5               No Existing Violation, Default, Etc....................................................          33
  4.6               Licenses and Permits...................................................................          33
  4.7               Registration Statement; Prospectus/Joint Proxy Statement...............................          33
  4.8               Finders or Brokers; Compensation Arrangements..........................................          34
  4.9               SEC Filings............................................................................          34
  4.10              Financial Statements...................................................................          35
  4.11              Absence of Changes.....................................................................          35
  4.12              Capitalization.........................................................................          35
  4.13              Litigation.............................................................................          36
  4.14              Title to and Condition of Properties...................................................          36
  4.15              Taxes..................................................................................          37
  4.16              Absence of Undisclosed Liabilities.....................................................          37
  4.17              Year 2000..............................................................................          38
ARTICLE V.          COVENANTS OF THE PARTIES...............................................................          38
  5.1.              Access and Information.................................................................          38
  5.2.              PharMerica's Affirmative Covenants.....................................................          39
  5.3.              Bergen's Affirmative Covenants.........................................................          40
  5.4.              PharMerica's Negative Covenants........................................................          40
  5.5.              Bergen's Negative Covenants............................................................          42
  5.6.              Closing Documents......................................................................          42
  5.7.              HSR Act................................................................................          42
  5.8.              Further Actions........................................................................          44
  5.9.              Employment Agreements..................................................................          44
  5.10.             Public Announcements...................................................................          45
  5.11.             Stockholders' Meetings.................................................................          45
  5.11.1            Bergen Annual Meeting..................................................................          45
  5.11.2            PharMerica Special Meeting.............................................................          45
  5.12              Preparation of the Prospectus/Joint Proxy Statement and the Registration Statement.....          45
  5.13              Indemnification; Directors' and Officers' Insurance....................................          46
  5.14              Merger Subsidiary......................................................................          47
  5.15              NYSE Listing...........................................................................          47
  5.16              Employee and Employee Benefits.........................................................          47
  5.17              No Solicitation; Withdrawal of the Board Recommendation................................          48
  5.18              Termination Right......................................................................          49
  5.19              Affiliates of PharMerica...............................................................          50
  5.20              Subsequent Financial Statements........................................................          50
  5.21              Environmental Matters..................................................................          50

                                                                                                                PAGE
                                                                                                                -----
  5.22              Financial Statements for a Current Report on Form 8-K..................................          50
  5.23              Tax-Free Treatment.....................................................................          51
  5.24              Employee Stock Purchase Plans..........................................................          51
ARTICLE VI.         CONDITIONS.............................................................................          52
  6.1.              Conditions to the Obligations of Each Party............................................          52
  6.2.              Conditions to Bergen's and Subcorp's Obligations.......................................          53
  6.3.              Conditions to PharMerica's Obligations.................................................          55
ARTICLE VII.        TERMINATION AND AMENDMENT..............................................................          56
  7.1.              Termination............................................................................          56
  7.2.              Effect of Termination..................................................................          59
  7.3.              Amendment..............................................................................          60
  7.4.              Exclusive Remedy.......................................................................          60
  7.5.              Extension; Waiver......................................................................          60
  7.6.              Standstill.............................................................................          61
ARTICLE VIII.       MISCELLANEOUS..........................................................................          61
  8.1.              No Survival of Representations and Warranties..........................................          61
  8.2.              Notices................................................................................          61
  8.3.              Interpretation.........................................................................          62
  8.4.              Counterparts...........................................................................          62
  8.5.              Entire Agreement.......................................................................          62
  8.6.              Third-Party Beneficiaries..............................................................          62
  8.7.              Governing Law..........................................................................          62
  8.8.              Consent to Jurisdiction; Venue.........................................................          63
  8.9.              Specific Performance...................................................................          63
  8.10.             Assignment.............................................................................          63
  8.11.             Expenses...............................................................................          63
  8.12.             Severability...........................................................................          63
  8.13.             No Strict Construction.................................................................          64

Exhibits:

A-1  Affiliate's Letter

Definitions:
Acquisition Agreement                             Section 5.18
Agreement                                         lead-in
Antitrust Laws                                    Section 5.7.2
Applicable Laws                                   Section 2.3.3
April 1997 Agreements                             Section 3.25
Antitrust Division                                Section 6.1.3
Bergen                                            lead-in
Bergen Annual Meeting                             Section 3.8
Bergen Approvals                                  Section 6.2.4
Bergen Balance Sheet                              Section 4.14
Bergen Common Stock                               Section 4.12.1
Bergen Compensation and Benefit Plans             Section 4.3.2
Bergen Contracts                                  Section 4.3.2
Bergen Disclosure Statement                       Lead-in to Article IV
Bergen Exchange Option                            Section 2.4.1
Bergen Exchange Warrant                           Section 2.4.1
Bergen Licenses                                   Section 4.6
Bergen Material Adverse Effect                    Section 4.1
Bergen Permitted Encumbrances                     Section 4.14
Bergen Preferred Stock                            Section 4.12.1
Bergen SEC Reports                                Section 4.9.1
Bergen Shareowners' Rights Plan                   Section 4.12.1
Bergen Supply Agreement                           Section 7.2
Bergen Tax Returns                                Section 4.15
Business Combination                              Section 7.2
CERCLA                                            Section 3.27.4
Certificate of Merger                             Section 1.2
Certificates                                      Section 2.3.2
Circumstance                                      Sections 3.1 and 4.1
Closing                                           Section 1.2
Closing Date                                      Section 1.2
COBRA                                             Section 3.26.13
Code                                              Section 2.4.1
Competing Transaction                             Section 5.17
Confidentiality Agreement                         Section 8.5
Contingency Steps                                 Section 7.2
Costs                                             Section 7.2.2
Delaware Secretary of State                       Section 1.2
DGCL                                              Section 1.1
Effective Time                                    Section 1.2
Environment                                       Section 3.27.9.1
Environmental Laws                                Section 3.27.9.2
Environmental Notice                              Section 3.27.9.3
ERISA                                             Section 3.26.1
ERISA Affiliate                                   Section 3.26.1
Exchange Act                                      Section 3.8
Exchange Agent                                    Section 2.3.1

Exchange Fund                                     Section 2.3.1
Exchange Ratio                                    2.2.1
FDA                                               Section 2.3.3
Governmental Authority                            Section 2.3.6
Hazardous Materials                               Section 3.27.9.4
HSR Act                                           Section 3.3.1
Intellectual Property Rights                      Section 3.24
IRS                                               Section 3.3.1
Lowenstein Sandler                                Section 5.23
Merger                                            Preliminary Statement A
Merger Consideration                              Section 2.1.2
New Employment Agreement                          Section 5.9
NYSE                                              Section 3.3.1
Order                                             Section 5.7.2
Outside Date                                      Section 7.1.3
PBGC                                              Section 3.3.1
PharMerica                                        Lead-in
PharMerica Affiliate Letter                       Section 5.19
PharMerica Approvals                              Section 6.2.4
PharMerica Balance Sheet                          Section 3.18
PharMerica Board Recommendation                   Section 3.4
PharMerica Common Stock                           Section 3.14. 1
PharMerica Compensation and Benefit Plans         Section 3.3.2
PharMerica Contracts                              Section 3.3.2
PharMerica Disclosure Statement                   Lead-in to Article III
PharMerica Employee Benefit Plans                 Section 3.26.3
PharMerica Employees                              Section 5.16
PharMerica Licenses                               Section 3.7
PharMerica Material Adverse Effect                Section 3.1
PharMerica Option Plans                           Section 3.14. 1
PharMerica Pharmacy Contracts                     Section 3.29.2
PharMerica Pension Benefit Plans                  Section 3.26.1
PharMerica Permitted Encumbrances                 Section 3.18
PharMerica Preferred Stock                        Section 3.14.1
PharMerica Rights Agreement                       Section 3.5
PharMerica SEC Reports                            Section 3.10.1
PharMerica Special Meeting                        Section 3.8
PharMerica Stockholders                           Preliminary Statement B
PharMerica Warrants                               Section 3.14.1
PharMerica Welfare Plans                          Section 3.26.2
Premises                                          Section 5.21
Prospectus/Joint Proxy Statement                  Section 3.5
Registration Statement                            Section 3.8
SEC                                               Section 2.4.2
Securities Act                                    Section 2.3.4
Subcorp                                           Lead-in
Subsidiaries                                      Sections 3.1 and 4.1
Surviving Corporation                             Section 1.1
Tax/Taxes                                         Section 3.25
Tax Returns                                       Section 3.25
Third Party Firm                                  Section 7.1.8

                          AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (this "AGREEMENT") is made and entered into as of the 11(th) day of January, 1999, by and among Bergen Brunswig Corporation, a New Jersey corporation ("BERGEN"), Peacock Merger Corp., a Delaware corporation and a wholly owned subsidiary of Bergen ("SUBCORP"), and PharMerica, Inc., a Delaware corporation ("PHARMERICA").

                             PRELIMINARY STATEMENTS

    A. Bergen desires to combine its pharmaceutical distribution business and other businesses with the institutional pharmacy and other businesses operated by PharMerica through the merger of Subcorp with and into PharMerica, with PharMerica as the surviving corporation (the "MERGER"), pursuant to which each share of PharMerica Common Stock (as defined in Section 3.14.1) outstanding at the Effective Time (as defined in Section 1.2), together with each associated right issued under the PharMerica Rights Agreement (as defined in Section 3.5), will be converted into the right to receive a fraction of a share of Bergen Common Stock (as defined in Section 4.12.1), together with a fraction of an associated right under the Bergen Shareowners' Rights Plan (as defined in Section 4.12.1) and cash in lieu of fractional shares, as more fully provided herein.

    B. The Board of Directors of PharMerica has determined that the Merger is consistent with and in furtherance of the long-term business strategy of PharMerica and PharMerica desires to combine its institutional pharmacy and other businesses with the pharmaceutical distribution business and other businesses operated by Bergen and for the holders of shares of PharMerica Common Stock ("PHARMERICA STOCKHOLDERS") to have a continuing equity interest in the combined Bergen/PharMerica businesses through the ownership of Bergen Common Stock.

    C. The respective Boards of Directors of Bergen, Subcorp and PharMerica have determined that the Merger, in the manner contemplated herein, is desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement.

    NOW, THEREFORE, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I.
                                   THE MERGER

    1.1. THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into PharMerica at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and PharMerica shall continue its existence under the laws of the State of Delaware. PharMerica, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

    1.2. EFFECTIVE TIME. As promptly as possible on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "DELAWARE SECRETARY OF STATE") a certificate of merger (the "CERTIFICATE OF MERGER") in such form as is required by Section 251 of the DGCL and executed in accordance with Section 251 of the DGCL. The Merger shall become effective (the "EFFECTIVE TIME") when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Bergen and PharMerica and specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "CLOSING") shall be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 or such other place as the parties may agree, as soon as practicable (but in any event within five business days) following the date upon which all conditions set forth in Article VI hereof have been satisfied or waived, or at such other date as Bergen and PharMerica may agree, provided that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the "CLOSING DATE." For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

    1.3. EFFECTS OF THE MERGER. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

    1.4. CERTIFICATE OF INCORPORATION AND BYLAWS. At the Effective Time, (i) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Certificate of Incorporation of Subcorp, except for Article I thereof which shall continue to read "The name of the corporation is PharMerica, Inc.", and (ii) the Bylaws of Subcorp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; in each case until amended in accordance with applicable law.

    1.5. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. From and after the Effective Time, individuals designated by Bergen prior to the Effective Time shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. On or prior to the Closing Date, PharMerica shall deliver to Bergen a written resignation, in form and substance satisfactory to Bergen, from each director of PharMerica, effective as of the Effective Time.

                                  ARTICLE II.
                            CONVERSION OF SECURITIES

    2.1. CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Bergen, Subcorp or PharMerica or their respective stockholders:

            2.1.1 Each share of common stock, $0.01 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

            2.1.2 Subject to the other provisions of this Article II, each share of PharMerica Common Stock, together with each associated right issued under the PharMerica Rights Agreement, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a fraction of a share of Bergen Common Stock equal to the Exchange Ratio (as defined in Section 2.2.1), together with the appropriate fraction of an associated right under the Bergen Shareowners' Rights Plan (the consideration referred to in this Section 2.1.2 being hereinafter referred to as the "MERGER CONSIDERATION").

            2.1.3 Each share of capital stock of PharMerica held in the treasury of PharMerica shall be canceled and retired and no payment shall be made in respect thereof.

    2.2. EXCHANGE RATIO; FRACTIONAL SHARES; ADJUSTMENTS.

            2.2.1  The "EXCHANGE RATIO" shall be equal to 0.275.

            2.2.2 No certificates for fractional shares of Bergen Common Stock shall be issued as a result of the conversion provided for in Section 2.1.2. In lieu of any such fractional shares, the holder of a certificate previously evidencing PharMerica Common Stock, upon presentation of such fractional interest represented by an appropriate certificate for PharMerica Common Stock to the Exchange Agent pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value of such fractional interest (determined by reference to the average of the per share last daily closing prices of Bergen Common Stock as quoted on the NYSE (and as reported by THE WALL STREET JOURNAL or, if not reported thereby, by another authoritative source) during the ten (10) consecutive trading days ending on the fourth trading day immediately preceding the Closing Date. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of PharMerica Common Stock shall be surrendered for the account of the same holder, the number of shares of Bergen Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

            2.2.3 In the event that, subsequent to the date hereof and prior to the Effective Time, Bergen shall declare a stock dividend or other distribution payable in shares of Bergen Common Stock or securities convertible into shares of Bergen Common Stock, or effect a stock split, reclassification, combination or other change with respect to shares of Bergen Common Stock, the Exchange Ratio set forth in this Section 2.2 shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

    2.3. EXCHANGE OF CERTIFICATES.

            2.3.1 EXCHANGE AGENT. Promptly following the Effective Time, Bergen shall deposit with ChaseMellon Stockholder Services, Inc. or such other exchange agent as may be designated by Bergen (the "EXCHANGE AGENT"), for the benefit of PharMerica Stockholders, for exchange in accordance with this Section 2.3, certificates representing shares of Bergen Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of PharMerica Common Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.2 (such shares of Bergen Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND").

            2.3.2 EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, Bergen shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of PharMerica Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1.2 the following: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Bergen may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Bergen Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate or certificates representing the whole number of shares of Bergen Common Stock which such holder has the right to receive pursuant to Section 2.1.2 (and representing each associated right under the Bergen Shareowners' Rights Plan) in such denominations and registered in such names as such holder may request and
(y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax. The shares represented by the Certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and the unpaid dividends and distributions, if any, payable to holders of shares of PharMerica Common Stock. In the event of a transfer of ownership of shares of PharMerica Common Stock which is not registered on the transfer records of PharMerica, a certificate representing the proper number of shares of Bergen Common Stock (and representing each associated right under the Bergen Shareowners' Rights Plan), together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of PharMerica Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing whole shares of Bergen Common Stock issuable pursuant to Section 2.1.2 (and representing each associated right under the Bergen Shareowners' Rights Plan) and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II.

            2.3.3  DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED
SHARES. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Bergen Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Authority (as defined in Section 2.3.6), including, without limitation, the Federal Prescription Drug Marketing Act and comparable or related state law provisions, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act, the Good Manufacturing Practices standards of the Food and Drug Administration (the "FDA"), federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn or related state or local statutes or regulations, applicable state laws regulating pharmacy or wholesaling practices, the Occupational Safety and Health Act and the regulations promulgated thereunder (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, "APPLICABLE LAWS"), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Bergen Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Bergen Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Bergen Common Stock, less the amount of any withholding taxes which may be required thereon.

            2.3.4 NO FURTHER OWNERSHIP RIGHTS IN PHARMERICA COMMON STOCK. All shares of Bergen Common Stock issued upon surrender of Certificates in accordance with the terms hereof (and each associated right under the Bergen Shareowners' Rights Plan) and all cash paid pursuant to this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of PharMerica Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of PharMerica of shares of PharMerica Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.3. Certificates surrendered for exchange by any person constituting an "AFFILIATE" of PharMerica for purposes of Rule 145(c) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"), shall not be exchanged until Bergen has received written undertakings from such person in the form attached hereto as EXHIBIT A-1.

            2.3.5 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to PharMerica Stockholders six months after the date of the mailing required by Section 2.3.2 shall be delivered to Bergen, upon demand therefor, and holders of Certificates previously representing shares of PharMerica Common Stock who have not theretofore complied with this Section 2.3 shall thereafter look only to Bergen for payment of any claim to shares of Bergen Common Stock, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

            2.3.6 NO LIABILITY. None of Bergen, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of PharMerica Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of PharMerica Common Stock in respect of such Certificate would otherwise escheat to or become the property of any local, domestic, foreign or multi-national court, arbitration tribunal, administrative agency, commission, legislative body or other governmental or regulatory body, agency, instrumentality or authority (a "GOVERNMENTAL AUTHORITY")), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Bergen, free and clear of all claims or interest of any person previously entitled thereto.

            2.3.7 INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Bergen, on a daily basis. Any interest and other income resulting from such investments shall be paid to Bergen upon termination of the Exchange Fund pursuant to Section 2.3.5.

    2.4. TREATMENT OF STOCK OPTIONS AND WARRANTS.

            2.4.1 CONVERSION OF OPTIONS. Prior to the Effective Time, Bergen and PharMerica shall take all such actions as may be necessary to cause each unexpired and unexercised option (each, a "PHARMERICA OPTION") under all stock option plans of PharMerica in effect on the date hereof which has been granted by PharMerica to current or former directors, officers, employees, consultants or representatives of PharMerica or to other persons with relationships to PharMerica and each PharMerica Warrant (as defined in Section 3.14) to be automatically converted at the Effective Time into an option (a "BERGEN EXCHANGE OPTION") or warrant (a "BERGEN EXCHANGE WARRANT"), as the case may be, to purchase that number of shares of Bergen Common Stock equal to the number of shares of PharMerica Common Stock issuable immediately prior to the Effective Time upon exercise of the PharMerica Option or PharMerica Warrant (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio (the product of such multiplication to be rounded to the nearest whole number), with an exercise price equal to the exercise price which existed under the corresponding PharMerica Option or PharMerica Warrant divided by the Exchange Ratio (the quotient of such division to be rounded to the nearest penny), and with other terms and conditions that are the same as the terms and conditions of such PharMerica Option or PharMerica Warrant immediately before the Effective Time; provided that with respect to any PharMerica Option that is an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE"), the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. In connection with the issuance of Bergen Exchange Options and Bergen Exchange Warrants, Bergen shall (i) reserve for issuance the number of shares of Bergen Common Stock that will become subject to Bergen Exchange Options and Bergen Exchange Warrants pursuant to this Section 2.4 and (ii) from and after the Effective Time, upon exercise of Bergen Exchange Options and Bergen Exchange Warrants, make available for issuance all shares of Bergen Common Stock covered thereby, subject to the terms and conditions applicable thereto.

            2.4.2 S-8 REGISTRATION STATEMENT. Bergen agrees to use its reasonable efforts to file with the Securities and Exchange Commission (the "SEC") as promptly as practicable (but in no event more than ten business days) after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register shares of Bergen Common Stock issuable upon exercise of the Bergen Exchange Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF PHARMERICA

    Except as set forth in the disclosure statement delivered by PharMerica to Bergen at or prior to the execution of this Agreement (the "PHARMERICA DISCLOSURE STATEMENT") (each section of which qualifies the correspondingly numbered representation and warranty, regardless of whether such representation or warranty expressly refers to or is qualified by reference to such PharMerica Disclosure Statement), PharMerica represents and warrants to Bergen as follows:

    3.1 ORGANIZATION AND QUALIFICATION. Each of PharMerica and its Subsidiaries (as defined in this Section 3.1) is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the PharMerica SEC Reports (as defined in Section 3.10.1). Each of PharMerica and each of PharMerica's Subsidiaries is duly qualified to transact business as a foreign corporation or other foreign entity and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property requires such qualification, except for failures to be so qualified or in good standing which would not, singly or in the aggregate with all such other failures, have a PharMerica Material Adverse Effect. "PHARMERICA MATERIAL ADVERSE EFFECT" means, with respect to any event, occurrence, matter, failure of event or occurrence, change, effect, state of affairs, breach, default, violation, fine, penalty or failure to comply (each, a "CIRCUMSTANCE"), individually or taken together with all other Circumstances contemplated by or in connection with any or all of the representations and warranties made in this Agreement, a material adverse effect on the business, assets (including without limitation intangible assets), liabilities (contingent or otherwise), financial condition or results of operations of PharMerica and its Subsidiaries, taken as a whole; provided, however, that PharMerica Material Adverse Effect shall not be deemed to include the impact of: (A) any decline in the share price of either PharMerica Common Stock or Bergen Common Stock, except that any effect underlying such decline shall be considered in determining whether a PharMerica Material Adverse Effect has occurred to the extent that such effect would otherwise be so considered); (B) the implementation of changes in generally accepted accounting principles; (C) actions and omissions of PharMerica or its Subsidiaries taken or permitted with the prior written consent of Bergen after the date hereof; (D) expenses reasonably incurred by PharMerica or its Subsidiaries in consummating the transactions contemplated by this Agreement; and (E) the impact of the implementation of the prospective payment system for skilled nursing facilities and other long-term care providers, except to the extent that such implementation would render consummation of the transactions contemplated by this Agreement illegal. Neither PharMerica nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation (or other applicable charter document), as amended, or by-laws, as amended, or, if it is a limited liability company or partnership, its operating agreement, partnership agreement or other comparable agreement. True and complete copies of the certificate of incorporation and by-laws, as currently in effect, of PharMerica and copies that are true and complete in all material respects of the certificate of incorporation and by-laws, as currently in effect, of each Subsidiary of PharMerica have been previously delivered or made available to Bergen. No amendments to the certificate of incorporation, as amended, of PharMerica have been authorized since December 31, 1997 and, except as set forth in minute books and other organizational documents made available to Bergen for its review, no amendments to the by-laws, as amended, of PharMerica have been authorized since December 31, 1997. For purposes of this Agreement, all references to the "SUBSIDIARIES" of PharMerica shall constitute references to any entity (i) the accounts of which would be consolidated with those of PharMerica in PharMerica's consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are owned by PharMerica and/or one or more subsidiaries of PharMerica.

    3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. PharMerica has the corporate power and authority to execute and deliver this Agreement and, upon obtaining the approval of a majority of the outstanding shares of PharMerica Common Stock at the PharMerica Special Meeting (as defined in Section 3.8.1) or any adjournment thereof as authorized under the DGCL, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of PharMerica, and except as stated in the preceding sentence, no other corporate proceedings on the part of PharMerica are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PharMerica and, assuming the due authorization, execution and delivery hereof by Bergen and Subcorp and subject to stockholder approval as aforesaid, constitutes a valid and binding agreement of PharMerica, enforceable against PharMerica in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

    3.3 CONSENTS, NO CONFLICTS.

            3.3.1 Except for actions to be taken in connection with (a) the filing of the Certificate of Merger, (b) the filing and effectiveness of the Registration Statement (as hereinafter defined), (c) the filings required under and in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (d) any filings required under the New Jersey Industrial Site Recovery Act, (e) filings required pursuant to any state securities or "BLUE SKY" laws, (f) filings and other matters relating to the listing on the New York Stock Exchange (the "NYSE") of the shares of Bergen Common Stock required to be issued pursuant to this Agreement, (g) notices to or filings with the Internal Revenue Service (the "IRS") or the Pension Benefit Guaranty Corporation (the "PGBC") with respect to any employee benefit plans (to the extent such notices to and filings with the IRS or the PGBC are described in Section 3.3.1 of the PharMerica Disclosure Statement), (h) any other filings, notices, disclosures or registrations set forth in Section 3.3.1 of the PharMerica Disclosure Statement and (i) other consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a PharMerica Material Adverse Effect, no filing or registration with, notification or disclosure to, or permit, authorization, consent or approval of, (x) any court,
(y) any government agency or body or (z) any third party, whether acting in an individual, fiduciary or other capacity, is required for the consummation by PharMerica of the Merger or the other transactions contemplated hereby.

            3.3.2 Except as set forth in Section 3.3.2 of the PharMerica Disclosure Statement, the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and compliance by PharMerica with any of the provisions hereof do not and will not: (i) subject to obtaining the approval of the Merger by a majority of the outstanding shares of PharMerica Common Stock, conflict with or result in any breach or violation of any provision of the certificate of incorporation (or other comparable charter documents), as amended, or by-laws, as amended, of PharMerica or any of its Subsidiaries or, with respect to a Subsidiary of PharMerica that is a limited liability company or partnership, its operating agreement, partnership agreement or other comparable agreement or (ii) result in
(1) a breach or violation of, a default under or an event triggering any payment, obligation or acceleration of any obligation pursuant to any existing pension plans, welfare plans, multiemployer plans, employee benefit plans, benefit arrangements or similar plans, arrangements or policies, including without limitation bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, health or group insurance, severance pay, retirement or other benefit plans, and all similar arrangements or policies of PharMerica and its Subsidiaries (the "PHARMERICA COMPENSATION AND BENEFIT PLANS") or any grant or award made under any of the foregoing, (2) a breach or violation of, a default under or an event triggering a right of termination of, a default under, or the acceleration of any obligation or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time or both) pursuant to any provision of, any agreement, lease of real or personal property, marketing agreement, contract, note, mortgage, indenture or other obligation of PharMerica or any of its Subsidiaries ("PHARMERICA CONTRACTS") or, subject to making all filings, notifications and disclosures and receipt of all permits, authorizations, consents and approvals referred to in clauses "A" through "H" of Section 3.3.1 or in Section
3.3.1 of the PharMerica Disclosure Statement, any law, rule, ordinance or regulation or judgment, decree, order or award to which PharMerica or any of its Subsidiaries is subject or any governmental or non-governmental authorization, consent, approval, registration, franchise, license or permit under which PharMerica or any of its Subsidiaries conducts any of its business, or (3) any other change in the rights or obligations of any party under any of the PharMerica Contracts, except, with respect to this clause (ii), for breaches, violations, defaults, triggering events, creations of liens, pledges, security interests or other encumbrances on assets, or changes in rights or obligations which would not, singly or in the aggregate with all other such matters, have a PharMerica Material Adverse Effect.

    3.4 BOARD RECOMMENDATION. The Board of Directors of PharMerica has, by a unanimous vote of those Directors in attendance at a meeting of such Board duly held on January 10, 1999 approved and adopted this Agreement, the Merger and the other transactions contemplated hereby. At such meeting, the Board of Directors of PharMerica determined that the consideration to be received by holders of PharMerica Common Stock pursuant to the Merger is fair to the holders of shares of PharMerica Common Stock and recommended that the holders of such shares approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (the "PHARMERICA BOARD RECOMMENDATION").

    3.5  STATE ANTI-TAKEOVER STATUTES; STOCKHOLDER PROTECTION RIGHTS
AGREEMENT. PharMerica has granted all approvals and taken all other steps necessary to exempt the Merger and the other transactions contemplated hereby from the requirements and provisions of Section 203 of the DGCL, Section
607.0901 of the Florida Corporation Law, Section 607.0902 of the Florida Corporation Law and any other state antitakeover statute or regulation such that none of the provisions of any such "BUSINESS COMBINATION", "MORATORIUM", "CONTROL SHARE" or other state antitakeover statute or regulation (x) prohibits or restricts either PharMerica's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement or any provision hereof, or (z) would subject Bergen to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. A copy of the resolutions adopted by PharMerica's Board to effect such results, which resolutions have been adopted by a majority of the "DISINTERESTED DIRECTORS" (as such term is defined in Section 607.0901(1)(h) of the Florida Corporation Law) of PharMerica's Board, has been provided to Bergen prior to the execution of this Agreement. The Stockholder Protection Rights Agreement, dated as of August 13, 1998 (the "PHARMERICA RIGHTS AGREEMENT"), between PharMerica and Harris Trust and Savings Bank, as Rights Agent, has been amended so that, solely with respect to the transactions contemplated by this Agreement (after taking into consideration the rights granted by Counsel Corporation and its affiliates to Bergen as described by Bergen in a report on
Schedule 13D filed by Bergen with the SEC in November 1998), Bergen is exempt from the definition of "ACQUIRING PERSON" contained in the PharMerica Rights Agreement and no "STOCK ACQUISITION DATE", "SEPARATION TIME" or "FLIP-IN DATE" (as such terms are defined in the PharMerica Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Merger pursuant to this Agreement. The PharMerica Rights Agreement, as so amended, has not been further amended or modified. Copies of all such amendments to the PharMerica Rights Agreement have been previously provided to Bergen. The PharMerica Rights Agreement will expire pursuant to Section 5.2 thereof immediately prior to the Effective Time.

    3.6 NO EXISTING VIOLATION, DEFAULT, ETC. None of PharMerica or its Subsidiaries is in violation (except for any violations which would not, singly or in the aggregate with all such other violations, have a PharMerica Material Adverse Effect) of (A) any Applicable Law or (B) any order, decree or judgment of any Governmental Authority having jurisdiction over PharMerica or any of its Subsidiaries. No event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default, exists under any PharMerica Contract or any lease, permit, license or other agreement or instrument to which PharMerica or any of its Subsidiaries is a party or by which any of them is bound or to which any of the properties, assets or operations of PharMerica or any of its Subsidiaries is subject (except for any events of default or other defaults which would not, singly or in the aggregate with all such other defaults, have a PharMerica Material Adverse Effect).

    3.7 LICENSES AND PERMITS. Each of PharMerica and its Subsidiaries has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies ("PHARMERICA LICENSES") as are necessary to own, lease or operate its properties and to conduct its business in the manner described in the PharMerica SEC Reports and as presently conducted and all such PharMerica Licenses are valid and in full force and effect, other than any failure to have any such PharMerica License or any failure of any such PharMerica License to be valid and in full force and effect as would not, singly or in the aggregate with all such other failures, have a PharMerica Material Adverse Effect. PharMerica or one or more of its Subsidiaries are participants in the Medicaid program in the states listed in Section 3.7 of the PharMerica Disclosure Statement. Each of PharMerica and its Subsidiaries is and, within the period of all applicable statutes of limitations, has been in compliance with its obligations under such PharMerica Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such PharMerica Licenses, other than any such failure to be in compliance with such obligations or any such revocation or termination as would not, singly or in the aggregate with all such other failures, revocations or terminations, have a PharMerica Material Adverse Effect. PharMerica has no knowledge of any facts or circumstances that could reasonably be expected to result in an inability of PharMerica or any of its Subsidiaries to renew any PharMerica License, other than any such non-renewal as would not, singly or in the aggregate with all such non-renewals, have a PharMerica Material Adverse Effect. Subject to making all filings, notifications and disclosures and receipt of all permits, authorizations, consents and approvals referred to in Section 3.3.1 of the PharMerica Disclosure Statement, neither the execution and delivery by PharMerica of this Agreement nor the consummation of any of the transactions contemplated herein will result in any revocation or termination of any material PharMerica License. Set forth in
Section 3.7 of the PharMerica Disclosure Statement is a true and complete list of all material PharMerica Licenses which are necessary for the conduct of the business presently conducted by PharMerica and its Subsidiaries.

    3.8 REGISTRATION STATEMENT; PROSPECTUS/JOINT PROXY STATEMENT. None of the information supplied by PharMerica for inclusion in, and none of the information regarding PharMerica and its Subsidiaries incorporated by reference in, the registration statement under the Securities Act registering the Bergen Common Stock to be issued pursuant to the Merger (such registration statement, as amended by any amendments thereto, being referred to herein as the "REGISTRATION STATEMENT") or the prospectus/joint proxy statement to be sent to the stockholders of Bergen and PharMerica in connection with the annual meeting of stockholders of Bergen at which such stockholders will be asked to approve the issuance of Bergen Common Stock pursuant to the Merger (the "BERGEN ANNUAL MEETING") and the special meeting of the stockholders of PharMerica at which such stockholders will be asked to approve the Merger and this Agreement (the "PHARMERICA SPECIAL MEETING") (such prospectus/joint proxy statement, as amended by any amendments thereto, being referred to herein as the "PROSPECTUS/JOINT PROXY STATEMENT"), including all amendments and supplements to the Registration Statement and Prospectus/Joint Proxy Statement, shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective and, in the case of the Prospectus/Joint Proxy Statement, on the date or dates the Prospectus/Joint Proxy Statement is first mailed to Bergen and PharMerica stockholders and on the date or dates of the Bergen Annual Meeting and the PharMerica Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    3.9  FINDERS OR BROKERS; COMPENSATION ARRANGEMENTS.  Except as set forth in
Section 3.9 of the PharMerica Disclosure Statement, neither PharMerica nor any Subsidiary of PharMerica has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned in whole or part upon consummation of the Merger. The compensation payable by or on behalf of PharMerica and its Subsidiaries (with respect to the transactions contemplated hereby) to any investment banker, broker, finder or intermediary identified in Section 3.9 of the PharMerica Disclosure Statement is set forth in one or more engagement letters delivered to Bergen prior to the execution of this Agreement.

    3.10  SEC FILINGS.

            3.10.1 Except as set forth in Section 3.10 of the PharMerica Disclosure Statement, PharMerica (and, with respect to periods prior to December 30, 1997, Captsone Pharmacy Services, Inc.) has, in all material respects, filed with the SEC all required forms, reports and documents required to be filed by it with the SEC since December 31, 1994 (collectively, the "PHARMERICA SEC REPORTS"), all of which, when filed (in the case of forms, reports and documents filed pursuant to the Exchange Act) or when declared effective (in the case of registration statements filed pursuant to the Securities Act), complied as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. As of their respective dates, the PharMerica SEC Reports (including documents included as exhibits thereto or incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            3.10.2 PharMerica will deliver to Bergen as soon as they become available true and complete copies of any report or statement mailed by PharMerica to its security holders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by Bergen, as to which PharMerica makes no representation) will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and will further comply in all material respects with all applicable requirements of law, except for such failures to comply as to form, untrue statements or omissions or further failures to comply which would not be reasonably likely to have, individually or in the aggregate, a PharMerica Material Adverse Effect. The audited consolidated financial statements and unaudited consolidated interim financial statements of PharMerica and its Subsidiaries to be included or incorporated by reference in such reports and statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and in accordance with all applicable published accounting requirements under the Securities Act and the Exchange Act, and will fairly present in all material respects the consolidated financial position of PharMerica and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows of PharMerica and its Subsidiaries for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent that they may not include footnotes or may be condensed or summary statements); provided, however, that any pro forma financial statements will not necessarily be indicative of the consolidated financial position of PharMerica as of the respective dates thereof and the consolidated results of operations and cash flows of PharMerica for the periods indicated.

    3.11 FINANCIAL STATEMENTS. The audited year-end consolidated financial statements and unaudited consolidated interim financial statements included or incorporated by reference in the PharMerica SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements), and in accordance with all applicable published accounting requirements under the Securities Act and the Exchange Act, and fairly present in all material respects the consolidated financial position of the entities described therein as of the dates thereof and the consolidated results of operations and consolidated cash flows of such entities for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements); provided, however, that any pro forma financial statements will not necessarily be indicative of the consolidated financial position of PharMerica as of the respective dates thereof and the consolidated results of operations and cash flows of PharMerica for the periods indicated.

    3.12 ABSENCE OF UNDISCLOSED LIABILITIES. Neither PharMerica nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except for those liabilities or allowances recorded, accrued or reserved against on the PharMerica Balance Sheet (as defined in Section 3.18) or described in the notes thereto, and except for liabilities or obligations that would not, singly or in the aggregate, be reasonably expected to have a PharMerica Material Adverse Effect.

    3.13 ABSENCE OF CHANGES OR EVENTS. Except for (a) matters publicly disclosed by PharMerica prior to the date hereof (including without limitation matters disclosed in PharMerica SEC Reports filed prior to the date hereof), (b) matters disclosed in Section 3.13 of the PharMerica Disclosure Statement and (c) matters disclosed in Section 3.16 of the PharMerica Disclosure Statement:

            3.13.1 Since September 30, 1998: (i) PharMerica and its Subsidiaries have conducted their business in the ordinary course and have not entered into any material oral or written agreement or other material transaction that is not in the ordinary course of business (other than this Agreement) or that could reasonably be expected to result in a PharMerica Material Adverse Effect; (ii) neither PharMerica nor any of its Subsidiaries have sustained any material loss or interference with their business or properties from fire, flood, windstorm, accident, strike or other calamity (whether or not covered by insurance); (iii) there has been no material change in the indebtedness of PharMerica and its Subsidiaries, no change in the capital stock of PharMerica and no dividend or distribution of any kind declared, paid or made by PharMerica on any class of its capital stock; (iv) there has been no event or condition which has caused a PharMerica Material Adverse Effect, nor any development, occurrence or state of facts or circumstances known to PharMerica that could, singly or in the aggregate, reasonably be expected to result in a PharMerica Material Adverse Effect; and (v) there has been no material change by PharMerica in its accounting principles, practices or methods.

            3.13.2 Since September 30, 1998, other than in the ordinary course of business consistent with past practice, there has not been any increase in the compensation or other benefits payable, or which could become payable, by PharMerica, to its officers or key employees, or any amendment of any of the PharMerica Compensation and Benefit Plans.

    3.14  CAPITALIZATION.

            3.14.1 The authorized capital stock of PharMerica consists solely of 300,000,000 shares of PharMerica's common stock, par value $0.01 per share (the "PHARMERICA COMMON STOCK"), and 500,000 shares of PharMerica's preferred stock, par value $0.01 per share (the "PHARMERICA PREFERRED STOCK"). As of December 31, 1998, there were 89,387,106 shares of PharMerica Common Stock and no shares of PharMerica Preferred Stock outstanding and no shares of PharMerica Common Stock or PharMerica Preferred Stock were held in PharMerica's treasury; and except for shares which have been issued upon the exercise of PharMerica Warrants and PharMerica Options outstanding on December 31, 1998, there have been no issuances of capital stock of PharMerica since December 31, 1998. As of December 31, 1998, 290,000 shares of PharMerica Common Stock were issuable upon the exercise of outstanding warrants (the "PHARMERICA WARRANTS") and 5,969,272 shares of PharMerica Common Stock were issuable upon the exercise of outstanding PharMerica Options granted under the stock option plans of PharMerica (the "PHARMERICA OPTION PLANS"); no shares of PharMerica Common Stock are reserved for issuance for any purpose other than upon exercise of such outstanding PharMerica Warrants or such outstanding PharMerica Options or upon the grant of other options pursuant to the PharMerica Option Plans or pursuant to the PharMerica Rights Agreement. Since December 31, 1998, no PharMerica Warrants or PharMerica Options have been granted and no agreements or commitments have been made to grant any PharMerica Warrants or PharMerica Options. Except for the foregoing, there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating PharMerica to issue, transfer or sell any shares of capital stock of PharMerica or any other securities convertible into or evidencing the right to subscribe for any such shares. There are no outstanding stock appreciation rights with respect to the capital stock of PharMerica. All issued and outstanding shares of PharMerica Common Stock are duly authorized and validly issued, fully paid and nonassessable and have not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, PharMerica subject to) any preemptive or similar rights created by statute, the Certificate of Incorporation or By-laws of PharMerica or any agreement to which PharMerica is a party or by which it may be bound.

            3.14.2 Except as set forth in Section 3.14.2 of the PharMerica Disclosure Statement, there are no (i) obligations, contingent or otherwise, of PharMerica or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of PharMerica Common Stock or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person, or (ii) agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings (or any component thereof), or calculated in accordance therewith, of PharMerica or any of its Subsidiaries.
Section 3.14.2 of the PharMerica Disclosure Statement sets forth the contingent earn-out obligations to which PharMerica or any of its Subsidiaries is subject. There are no voting trusts, proxies or other agreements or understandings to which PharMerica is a party or by which PharMerica is bound with respect to the voting of any shares of capital stock of PharMerica.

            3.14.3 PharMerica has delivered or made available to Bergen complete and correct copies of each of the PharMerica Warrants and each of the plans or agreements pursuant to which the PharMerica Options have been granted, including all amendments thereto. Section 3.14.3 of the PharMerica Disclosure Statement sets forth a complete and correct list of all outstanding PharMerica Warrants and PharMerica Options, setting forth (i) the exercise price of each outstanding PharMerica Warrant and PharMerica Option, (ii) the number of PharMerica Warrants and PharMerica Options and (iii) the date of issuance or grant of each such PharMerica Warrant or PharMerica Option. Since September 30, 1998, the time periods during which the PharMerica Options may be exercised have not been extended with respect to any of the PharMerica Options. Section 3.14.3 of the PharMerica Disclosure Statement sets forth a complete and correct list of all restricted stock awards applicable to PharMerica Common Stock, including the recipients and the number of shares of PharMerica Common Stock received or to be received by each.

    3.15 CAPITAL STOCK OF SUBSIDIARIES. The only direct or indirect Subsidiaries of PharMerica are those listed in Section 3.15 of the PharMerica Disclosure Statement. PharMerica is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock of each of its Subsidiaries, there are no proxies with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating PharMerica or any of such Subsidiaries to issue, transfer or sell any shares of capital stock of any of such Subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. All of such shares so beneficially owned by PharMerica are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by PharMerica, directly or indirectly, free and clear of any claim, lien or encumbrance of any kind with respect thereto. Except as set forth in Section 3.15 of the PharMerica Disclosure Statement, PharMerica does not directly or indirectly own any interest in any corporation, partnership, limited liability company, joint venture or other business association or entity.

    3.16 LITIGATION. Except as set forth in Section 3.16 of the PharMerica Disclosure Statement or in the PharMerica SEC Reports, as of the date hereof there are no material pending actions, suits, proceedings or, to the knowledge of PharMerica, investigations by, against or affecting PharMerica, any of its Subsidiaries or any of their properties, assets or operations, or with respect to which PharMerica or any of its Subsidiaries is responsible by way of indemnity or otherwise. Except as set forth in Section 3.16 of the PharMerica Disclosure Statement: (i) no pending or, to the knowledge of PharMerica, threatened actions, suits, proceedings or investigations by, against or affecting PharMerica, any of its Subsidiaries or any of their properties, assets or operations, or with respect to which they are responsible by way of indemnity or otherwise, whether or not disclosed in such PharMerica SEC Reports, would, singly or in the aggregate with all such other actions, suits, investigations or proceedings, reasonably be expected to have a PharMerica Material Adverse Effect; and (ii) to the knowledge of PharMerica, no actions, suits, proceedings or investigations which would reasonably be expected to have a PharMerica Material Adverse Effect are threatened or contemplated and there is no reasonable basis, to the knowledge of PharMerica, for any action, suit, proceeding or investigation, whether or not threatened or contemplated, which could reasonably be expected to have a PharMerica Material Adverse Effect.

    3.17 INSURANCE. PharMerica and its Subsidiaries have insurance policies and fidelity bonds covering it and its Subsidiaries' assets, business, equipment, properties, operations, employees, officers and directors which PharMerica reasonably and in good faith believes are adequate to conduct the business of PharMerica and its Subsidiaries. All premiums due and payable under all such policies and bonds have been paid, and PharMerica is otherwise in full compliance with the terms and conditions of all such policies and bonds, except where the failure to have made payment or to be in full compliance would not, individually or in the aggregate with all such other failures, have a PharMerica Material Adverse Effect. PharMerica reasonably believes that the reserves established by PharMerica and its Subsidiaries in respect of all matters as to which PharMerica or any of its Subsidiaries self-insures or carries retention and/or deductibles, including without limitation workers' medical coverage and workers' compensation, are adequate and appropriate, and PharMerica is not aware of any facts or circumstances existing as of the date hereof that would reasonably be expected to cause such reserves to be materially inadequate or inappropriate. Section 3.17 of the PharMerica Disclosure Statement sets forth a true and complete list of all insurance policies, including retention and/or deductible programs, and fidelity bonds of PharMerica. PharMerica has previously provided to Bergen's counsel a copy of the existing insurance policies referred to in Section 5.13.2. Section 3.17 of the PharMerica Disclosure Statement sets forth the amount of the annual premium currently paid for directors' and officers' liability insurance by PharMerica and its Subsidiaries.

    3.18 TITLE TO AND CONDITION OF PROPERTIES. PharMerica and its Subsidiaries have good title to all of the real property and personal property reflected on PharMerica's September 30, 1998 unaudited consolidated balance sheet contained in PharMerica's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 filed with the SEC (the "PHARMERICA BALANCE SHEET"), except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice and except for defects of title which are not material to PharMerica and its Subsidiaries taken as a whole. Neither PharMerica nor any of its Subsidiaries owns any material real property. No real or personal property owned or leased by PharMerica or any of its Subsidiaries is subject to claims, liens or other encumbrances of any kind or character, including, without limitation, mortgages, pledges, liens, conditional sale agreements, charges, security interests, easements, restrictive covenants, rights of way or options, except for (i) liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and in respect of which PharMerica or its appropriate Subsidiary has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (ii) mechanics', carriers', workers', repairers', materialmen's, landlords' and other similar statutory or common law liens incurred in the ordinary course of business for obligations not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and in respect of which PharMerica or its appropriate Subsidiary has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (iii) in the case of real property, easements, rights of way, restrictions, minor defects or irregularities in title that do not individually or in the aggregate have a material adverse effect on the value or use of the real property encumbered thereby as currently used in the operation of the business of PharMerica or its Subsidiaries; (iv) those which would not materially interfere with the conduct of the business of PharMerica and its Subsidiaries (the encumbrances described in clauses (i) through (iv) of this sentence, collectively, the "PHARMERICA PERMITTED ENCUMBRANCES"); (v) those securing liabilities reflected in the PharMerica Balance Sheet; or (vi) those described in Section 3.18 of the PharMerica Disclosure Statement.

    3.19 LEASES. There have been delivered or made available to Bergen true and complete copies of each lease pursuant to which real or personal property is held under lease by PharMerica or any of its Subsidiaries (limited, in the case of personal property, to leases pursuant to which annual rentals are reasonably expected to be at least $100,000 per year), and true and complete copies of each lease pursuant to which PharMerica or any of its Subsidiaries leases real or personal property to others (limited in the case of personal property, to leases pursuant to which annual rentals are reasonably expected to be at least $100,000 per year). Section 3.19 of the PharMerica Disclosure Statement sets forth a true and complete list of all such leases, and such leases are the only leases that are material to the business conducted by PharMerica and its Subsidiaries taken as a whole. All of the leases so listed (i) are, in all material respects, valid and subsisting and in full force and effect with respect to PharMerica and its Subsidiaries, as the case may be, and, to PharMerica's knowledge, with respect to any other party thereto and (ii) were entered into as a result of bona fide arm's length negotiations with the other party or parties thereto. PharMerica or its Subsidiaries, as the case may be, have valid leasehold interests in all properties leased thereunder free and clear of all material liens and encumbrances other than PharMerica Permitted Encumbrances. The real properties leased by PharMerica and its Subsidiaries are, in all material respects, in good operating order and condition, subject to ordinary wear and tear. To PharMerica's knowledge, there are no material structural, mechanical or other defects in any improvements located on such real properties.

    3.20 CONTRACTS AND COMMITMENTS. Except as set forth in Section 3.20 of the PharMerica Disclosure Statement or as set forth as an exhibit in a PharMerica SEC Report filed since December 31, 1997, neither PharMerica nor any of its Subsidiaries is a party to any existing contract, obligation or commitment of any type in any of the following categories:

            3.20.1 contracts for the purchase by PharMerica or any of its Subsidiaries of medicines, materials, supplies or equipment which are not cancelable upon 90 days' or less notice and which either (i) have not been entered into in the ordinary course of business and consistent with past practice or (ii) provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, or (iii) contracts obligating PharMerica or its Subsidiaries to make capital expenditures in excess of $200,000;

            3.20.2 contracts under which PharMerica or any of its Subsidiaries has, except by way of endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice, become absolutely or contingently or otherwise liable for (i) the performance of any other person, firm or corporation under a contract, or (ii) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation;

            3.20.3 powers of attorney outstanding from PharMerica or any of its Subsidiaries other than as issued in the ordinary course of business and consistent with past practice with respect to customs, insurance, patent, trademark or tax matters, or to agents for service of process;

            3.20.4 contracts under which any amount payable by PharMerica or any of its Subsidiaries is dependent upon, or calculated in accordance with, the revenues or earnings (or any component thereof of PharMerica or any of its Subsidiaries;

            3.20.5 contracts with any director, officer, employee or affiliate of PharMerica or any of its Subsidiaries other than in such person's capacity as a director, officer or employee of PharMerica or any of its Subsidiaries;

            3.20.6 contracts which limit or restrict where PharMerica or any of its Subsidiaries may conduct its business or the type or line of business in which PharMerica or any of its Subsidiaries may engage;

            3.20.7 contracts with any party for the loan of money or availability of credit to or from PharMerica or any of its Subsidiaries (except credit extended by PharMerica or any of its Subsidiaries to its customers in the ordinary course of business and consistent with past practice); or

            3.20.8 any material hedging, option, derivative or other similar transaction.

True and complete copies of all contracts, obligations and commitments listed in
Section 3.20 of the PharMerica Disclosure Statement have been delivered or made available to Bergen. None of PharMerica or its Subsidiaries or, to the knowledge of PharMerica, any other party is in breach of or default under any of the contracts, obligations and commitments listed in Section 3.20 of the PharMerica Disclosure Statement or under any other PharMerica Contracts (and, to the knowledge of PharMerica, no facts or circumstances exist which could reasonably support the assertion of any such breach or default) except for breaches and defaults which would not, singly or in the aggregate with all other such breaches, have a PharMerica Material Adverse Effect.

    3.21 LABOR MATTERS. None of PharMerica or its Subsidiaries is a party to any union contract or other collective bargaining agreement. Each of PharMerica and its Subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, safety, wages and hours, and neither PharMerica nor any of its Subsidiaries is engaged in any unfair labor practice, except for such failures to comply or unfair labor practices as could not, individually or in the aggregate, reasonably be expected to result in a PharMerica Material Adverse Effect. There is no labor strike, slowdown or stoppage pending (or, to the knowledge of PharMerica, any labor strike or stoppage threatened) against or affecting PharMerica or any of its Subsidiaries. To PharMerica's knowledge, no union organizing activities with respect to any of its or its Subsidiaries' employees are occurring or threatened.

    3.22 NO CHANGE OF CONTROL PUTS. Except as described in Section 3.22 of the PharMerica Disclosure Statement, neither the execution and delivery by PharMerica of this Agreement nor the consummation of the Merger or any other transaction contemplated hereby gives rise to any obligation of PharMerica or any of its Subsidiaries to, or any right of any holder of any security of PharMerica or any of its Subsidiaries to require PharMerica to, purchase, offer to purchase, redeem or otherwise prepay or repay any such security, or deposit any funds to effect the same.

    3.23 EMPLOYMENT AND LABOR CONTRACTS. Except as set forth in Section 3.23 of the PharMerica Disclosure Statement, neither PharMerica nor any of its Subsidiaries is a party to any employment, management services, consultation or other contract or agreement with any past or present officer, director or employee or, to the knowledge of PharMerica, any entity affiliated with any past or present officer, director or employee, other than the agreements executed by employees generally, the forms of which have been provided to Bergen.

    3.24 INTELLECTUAL PROPERTY RIGHTS. PharMerica or its Subsidiaries own or have the right to use all material Intellectual Property Rights (as defined in this Section 3.24) necessary to the conduct of their respective businesses. Subject to obtaining any associated consents with respect to agreements or licenses listed in Section 3.3.2 of the PharMerica Disclosure Statement, each Intellectual Property Right owned or used by PharMerica or any of its Subsidiaries immediately prior to the Effective Time will be owned or available for use, in all material respects, by the Surviving Corporation or its subsidiaries on substantially the same terms and conditions immediately subsequent to the Effective Time. Section 3.24 of the PharMerica Disclosure Statement contains a list of all material patents, trade names, registered copyrights, trademarks and service marks, mask works and applications for the foregoing owned or used by PharMerica or its Subsidiaries. Except as set forth in Section 3.24 of the PharMerica Disclosure Statement, (i) PharMerica and/or its Subsidiaries have valid and unencumbered (except for PharMerica Permitted Encumbrances) title to the Intellectual Property Rights set forth in such
Section 3.24 and, to PharMerica's knowledge, such title has not been challenged (pending or threatened) by others except for the encumbrances listed therein;
(ii) no material rights or licenses to use Intellectual Property Rights have been granted or acquired by PharMerica or its Subsidiaries; (iii) there have been no claims or assertions made by others that PharMerica or its Subsidiaries has infringed any Intellectual Property Rights of others by the sale of products, the rendering of services or any other activity since December 31, 1992; (iv) to the knowledge of PharMerica, there has been no such infringement by PharMerica or any of its Subsidiaries since December 31, 1992; (v) PharMerica has no knowledge of any infringement of Intellectual Property Rights of PharMerica or any of its Subsidiaries by others; and (vi) all Intellectual Property Rights owned by PharMerica or its Subsidiaries are in good standing with the registration authority therefor, if any, and, to the extent recorded on the public record, are recorded in the name of PharMerica or its Subsidiaries. True and complete copies of all material listed in Section 3.24 of the PharMerica Disclosure Statement have been delivered or made available to Bergen. For purposes of this Agreement, the phrase "INTELLECTUAL PROPERTY RIGHTS" shall mean and include rights relating to patents, trademarks, service marks, trade names, copyrights, mask works, inventions, processes, trade secrets, know-how, confidentiality agreements, consulting agreements, software and any documentation relating to the manufacture, marketing, sale, licensing or maintenance of products or services by PharMerica or its Subsidiaries.

    3.25 TAXES. (i) PharMerica and its Subsidiaries have, in all material respects, prepared and timely filed or will, in all material respects, timely file with the appropriate governmental agencies all franchise, income and all other Tax returns and reports (hereinafter collectively referred to as "TAX RETURNS") required to be filed by them on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of PharMerica and/or its Subsidiaries (copies of which Tax Returns for the past three fiscal years have been delivered or made available to Bergen) and such Tax Returns were (or in the case of Tax Returns to be filed subsequent to the date hereof, will be) correct and complete in all material respects when filed; (ii) all Taxes of PharMerica and its Subsidiaries have been paid in full to the proper authorities or fully accrued or provided for with respect to fiscal periods for which there are publicly available financial statements and otherwise on the books of PharMerica, other than such Taxes as are adequately reserved for in accordance with generally accepted accounting principles; (iii) all deficiencies asserted in writing as a result of Tax examinations of federal, state and foreign income, sales and franchise and all other Tax Returns filed by PharMerica and its Subsidiaries have, in all material respects, either been paid or adequately reserved for in accordance with generally accepted accounting principles or are not material to PharMerica and its Subsidiaries taken as a whole; (iv) to the knowledge of PharMerica, no unpaid deficiency has been asserted or assessed against PharMerica or any of its Subsidiaries, and no examination of PharMerica or any of its Subsidiaries is pending or threatened for any material amount of Tax by any taxing authority (with respect to any such action, Section 3.25 of the PharMerica Disclosure Statement sets forth the periods at issue and the category of Tax, and the examining authority's and any corresponding revenue agents' reports relating to the issue have been delivered or made available to Bergen); (v) except as set forth in the PharMerica Disclosure Statement, no extension of the period for assessment or collection of any Tax of PharMerica or any of its Subsidiaries is currently in effect and no extension of time within which to file any Tax Return of PharMerica or any of its Subsidiaries has been requested, which Tax Return has not since been filed;
(vi) no Tax liens have been filed with respect to any Taxes of PharMerica or any of its Subsidiaries except for property taxes which have accrued but with respect to which penalty for nonpayment has not occurred; (vii) neither PharMerica nor any of its Subsidiaries has agreed to make any adjustment by reason of a change in its accounting methods that would affect the taxable income or deductions of PharMerica or any of its Subsidiaries for any period ending after the Effective Time; (viii) PharMerica and its Subsidiaries have complied in all material respects with all laws requiring Taxes to be deducted and withheld from the amounts paid or owing to their employees, independent contractors, creditors, stockholders or other third parties; (ix) there are no Tax sharing agreements or arrangements under which PharMerica or any Subsidiary will have any obligation or liability on or after the Effective Time; (x) PharMerica and its Subsidiaries have no foreign losses as defined in Section 904(f)(2) of the Internal Revenue Code of 1986, as amended; (xi) to the knowledge of PharMerica, there are no transfer pricing agreements made by or on behalf of PharMerica or any of its Subsidiaries with any taxation authority;
(xii) no asset of PharMerica or any of its Subsidiaries is held in an arrangement for which partnership Tax Returns are being filed and neither PharMerica nor any of its Subsidiaries is a partner in any partnership; (xiii) neither PharMerica nor any of its Subsidiaries owns any interest in any "CONTROLLED FOREIGN CORPORATION" (within the meaning of Section 957 of the
Code), "PASSIVE

FOREIGN INVESTMENT COMPANY" (within the meaning of Section 1297 of the Code) or other entity the income of which is required to be included in the income of PharMerica or such Subsidiary; (xiv) neither PharMerica nor any of its Subsidiaries has made an election under Section 341(f) of the Code; (xv) neither PharMerica nor any of its Subsidiaries is obligated to make any payments that would constitute excess parachute payments within the meaning of Section 280G of the Code; (xvi) none of PharMerica and its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xvii) to PharMerica's knowledge, none of PharMerica and its Subsidiaries has any liability for the Taxes of any Person (other than PharMerica and its Subsidiaries) under any statute or regulation, as a transferee or successor, by contract, or otherwise. For purposes of this Agreement, the term "TAX" means any of the following, and the term "TAXES" means all of the following, imposed by or payable to any Governmental Authority any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including without limitation taxes under section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, or value added tax, any alternative or add on minimum tax, any estimated tax, and any levy, impost, duty, assessment, withholding or any other governmental charge of any kind whatsoever, in each case including any interest, penalty, or addition thereto, whether disputed or not. The agreement and plan of merger, dated as of April 15, 1997, by and among Capstone Pharmacy Services, Inc. and Beverly Enterprises, Inc. and the related distribution agreement referenced therein (such agreement and plan of merger and such distribution agreement, the "APRIL 1997 AGREEMENTS") were binding (within the meaning of
Section 1012(d)(3)(A) of the Taxpayer Relief Act of 1997) on April 15, 1997 and at all times thereafter. All of the information submitted and representations made to the Internal Revenue Service in connection with the private letter ruling request(s) regarding the transactions described in such agreements were accurate and complete in all material respects at the time such ruling request(s) were made. To the knowledge of PharMerica, there is no evidence that would preclude PharMerica or Bergen from establishing, pursuant to Section 355(e)(2)(B) of the Code, that (i) the Merger and (ii) the transactions consummated by Capstone Pharmacy Services, Inc. and Beverly Enterprises, Inc. pursuant to the April 1997 Agreements are "NOT PURSUANT TO A PLAN OR SERIES OF RELATED TRANSACTIONS" (within the meaning of such Code Section).

    3.26  EMPLOYEE BENEFIT PLANS; ERISA.

            3.26.1 Except as set forth in Section 3.26 of the PharMerica Disclosure Statement, there are no "EMPLOYEE PENSION BENEFIT PLANS" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by PharMerica or any of its Subsidiaries or any of their ERISA Affiliates (as hereinafter defined), or to which PharMerica or any of its Subsidiaries or any of their ERISA Affiliates contributes or is obligated to make payments thereunder or otherwise may have any liability ("PHARMERICA PENSION BENEFIT PLANS"). For purposes of this Agreement, "ERISA AFFILIATE" shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in Section 414(b),
(c), (m) or (o) of the Code which includes PharMerica or any of its Subsidiaries.

            3.26.2 PharMerica has delivered or made available to Bergen true and complete copies of, and Section 3.26 of the PharMerica Disclosure Statement lists, all PharMerica Pension Benefit Plans, "WELFARE BENEFIT PLANS" (as defined in Section 3(1) of ERISA) covering employees (or former employees), maintained or contributed to by PharMerica or any of its Subsidiaries or under which PharMerica or any of its Subsidiaries otherwise may have any liability ("PHARMERICA WELFARE PLANS"), all multiemployer plans (as defined in Section 3(37) of ERISA) to which PharMerica or any of its Subsidiaries or any of their ERISA Affiliates is required to make contributions or otherwise may have any liability (which multiemployer plans are designated as such in such Section 3.26), and all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, change of control, executive compensation, "TOP HAT", other equity-based compensation, and vacation plans, agreements, or arrangements maintained or contributed to by PharMerica or any of its Subsidiaries.

            3.26.3 PharMerica and each of its Subsidiaries, and each of the PharMerica Pension Benefit Plans, PharMerica Welfare Plans, and all other plans or arrangement referenced in Section 3.26.2 (collectively, the "PHARMERICA EMPLOYEE BENEFIT PLANS") are, and have been maintained, in compliance with the applicable provisions of ERISA and other Applicable Laws except where the failure to comply would not, singly or in the aggregate, reasonably be expected to have a PharMerica Material Adverse Effect.

            3.26.4 All material contributions to and all material payments from the PharMerica Employee Benefit Plans which are required to have been made in accordance with the PharMerica Employee Benefit Plans and, when applicable,
Section 302 of ERISA or Section 412 of the Code, have been timely made.

            3.26.5 The PharMerica Pension Benefit Plans intended to qualify under Section 401(a) of the Code either (i) have a current favorable determination letter from the IRS, or (ii) have been submitted on a timely basis to obtain a favorable determination letter, and nothing has occurred with respect to such PharMerica Pension Benefit Plans which is likely to cause the loss of tax qualified status or exemption or the imposition of any material liability, penalty, or tax under ERISA or the Code. Such plans have been amended to the extent required to maintain the qualified status of the plans.

            3.26.6 There are (i) no investigations or audits pending or, to the knowledge of PharMerica, threatened by any governmental entity involving any PharMerica Employee Benefit Plan, (ii) no termination proceedings involving any PharMerica Pension Benefit Plan and (iii) no pending or, to the knowledge of PharMerica, threatened claims (other than routine uncontested claims for benefits), suits or proceedings relating to any PharMerica Employee Benefit Plan, against the assets of any of the trusts under any PharMerica Employee Benefit Plan or against any fiduciary of any PharMerica Employee Benefit Plan who is PharMerica, any Subsidiary of PharMerica, any officer or employee of PharMerica or its Subsidiaries or, to PharMerica's knowledge, any other fiduciary, except for those which would not, singly or in the aggregate, give rise to any liability which would reasonably be expected to have a PharMerica Material Adverse Effect, nor, to the knowledge of PharMerica, are there any facts which could give rise to any such liability except for those which would not, singly or in the aggregate, reasonably be expected to have a PharMerica Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

            3.26.7 No trustee, administrator, fiduciary or any "PARTY IN INTEREST" or "DISQUALIFIED PERSON" with respect to any PharMerica Employee Benefit Plan who is PharMerica, any Subsidiary of PharMerica, any officer or employee of PharMerica or its Subsidiaries or, to PharMerica's knowledge, any other trustee, administrator, fiduciary, "PARTY-IN-INTEREST" or disqualified person, has engaged in a "PROHIBITED TRANSACTION" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could result in a tax or penalty on PharMerica or any of its Subsidiaries under Section 4975 of the Code or Section 502(i) of ERISA, except any such event which would not, singly or in the aggregate, reasonably be expected to have a PharMerica Material Adverse Effect.

            3.26.8 None of the PharMerica Pension Benefit Plans is subject to Title IV of ERISA.

            3.26.9 Neither PharMerica nor any Subsidiary of PharMerica nor any ERISA Affiliate has incurred any currently outstanding liability to the Pension Benefit Guaranty Corporation (the "PBGC") or to a trustee appointed under
Section 4042(b) or (c) of ERISA (other than for the payment of premiums, all of which have been paid when due) and PharMerica has no knowledge of any events, facts or conditions which reasonably could be expected to give rise to any such liability. No PharMerica Pension Benefit Plan has applied for, received, or been the subject of, a waiver of the minimum funding standards imposed by Section 412 of the Code.

            3.26.10 Neither PharMerica, any of its Subsidiaries nor any of their ERISA Affiliates has any liability (including without limitation any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA.

            3.26.11 With respect to each of the PharMerica Employee Benefit Plans, true, correct and complete copies of the following documents have been delivered or made available to Bergen: (i) the current plans and related trust documents, including amendments thereto, (ii) any current summary plan descriptions, (iii) the three most recent Forms 5500, financial statements and actuarial reports, if applicable, and (iv) the most recent IRS determination letter, if applicable.

            3.26.12 Neither PharMerica, nor to PharMerica's knowledge, any of its Subsidiaries, any organization to which PharMerica is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, nor any of their ERISA Affiliates has engaged in any transaction, within the meaning of Section 4069(a) of ERISA, except where the liability therefor would not, singly or in the aggregate, reasonably be expected to have a PharMerica Material Adverse Effect.

            3.26.13 None of the PharMerica Welfare Plans maintained by PharMerica or any of its Subsidiaries include retiree life or retiree health benefits or provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). PharMerica and each of its Subsidiaries which maintain a "GROUP HEALTH PLAN" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply would not, singly or in the aggregate, reasonably be expected to have a PharMerica Material Adverse Effect.

            3.26.14 No material liability under any PharMerica Employee Benefit Plan has been funded or satisfied by or with the purchase of a contract from an insurance company as to which PharMerica or any of its Subsidiaries has received notice that such insurance company is in rehabilitation.

            3.26.15 Except as set forth in Section 3.26 of the PharMerica Disclosure Statement, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits, deemed satisfaction of goals or conditions, forgiveness or modification of loans, or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee or former employee of PharMerica or any of its Subsidiaries.

            3.26.16  Intentionally omitted.

            3.26.17 With respect to each PharMerica Employee Benefit Plan and any other similar arrangement or plan either currently or previously terminated, maintained, or contributed to by any entity which either is currently or was previously under common control with PharMerica or any of its Subsidiaries as determined under Section 414 of the Code, no event has occurred and no condition exists that after the Merger could subject PharMerica or Bergen, directly or indirectly, to any material liability (including without limitation liability under any indemnification agreement) under Section 412, 4971, 4975, or 4980B of the Code or Section 502, 601 or 606 of ERISA.

            3.26.18 All material contributions and all material payments to or with respect to each PharMerica Employee Benefit Plan have been timely made and PharMerica has made adequate provision for reserves to satisfy contributions and payments that have not been made because they are not yet due under the terms of such plan or related arrangement, document, or applicable law. No PharMerica Employee Benefit Plan has any material unfunded benefits that are not fully reflected in the PharMerica Balance Sheet.

            3.26.19 No agreement, commitment, or obligation exists to increase, in any material respect, any benefits under any PharMerica Employee Benefit Plan or to adopt any new PharMerica Employee Benefit Plan.

    3.27  ENVIRONMENTAL MATTERS.

            3.27.1 Except as would not, singly or in the aggregate with all other such instances of non-compliance, have a PharMerica Material Adverse Effect, PharMerica and its Subsidiaries are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws (as hereinafter defined), which compliance includes, without limitation, the possession of all licenses, permits, registrations and other governmental authorizations (collectively, "ENVIRONMENTAL AUTHORIZATIONS") required under all applicable Environmental Laws, and compliance with the terms and conditions thereof, and there are no circumstances of which PharMerica is aware which may materially prevent or interfere with such compliance in the future. To PharMerica's knowledge, all Environmental Authorizations currently held by PharMerica and its Subsidiaries pursuant to Environmental Laws are identified in Section 3.27.1 of the PharMerica Disclosure Statement and represent all Environmental Authorizations necessary for the conduct of the businesses of PharMerica and its Subsidiaries as currently conducted. Neither PharMerica nor any of its Subsidiaries has been notified, or has any reasonable basis to believe, that any such Environmental Authorizations will be modified, suspended or revoked or cannot be renewed or otherwise maintained in the ordinary course of business. To PharMerica's knowledge, the execution and delivery of this Agreement and the consummation by PharMerica of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Authorizations, and will not require any notification, registration, reporting, filing, investigation or remediation under any applicable Environmental Laws.

            3.27.2 There are no Environmental Notices (as hereinafter defined) that, singularly or in the aggregate, reasonably could be expected to have a PharMerica Material Adverse Effect (i) pending or, to the knowledge of PharMerica, threatened against PharMerica or any of its Subsidiaries, (ii) to the knowledge of PharMerica, pending or threatened against any person or entity whose liability for such Environmental Notice could reasonably be expected to be imputed or attributed by law or contract to PharMerica or any of its Subsidiaries, (iii) that to the knowledge of PharMerica could subject PharMerica to any material risk of liability, loss or damages, or (iv) that to the knowledge of PharMerica could reasonably be expected to require any material investigation, removal or remedial or corrective action by PharMerica or any of its Subsidiaries. Since December 31, 1997 neither PharMerica nor any of its Subsidiaries has received any Environmental Notice alleging that PharMerica or any of its Subsidiaries is subject to liability under any Environmental Law or that PharMerica or any of its Subsidiaries is not in full compliance with all applicable Environmental Laws.

            3.27.3 There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, notice or demand letter or request for information or, to the knowledge of PharMerica, investigation pending or, to the knowledge of PharMerica, threatened under any Environmental Law (i) against PharMerica or any of its Subsidiaries, or (ii) to the knowledge of PharMerica against any person or entity in connection with which liability could reasonably be expected to be imputed or attributed by law or contract to PharMerica or any of its Subsidiaries, except, with respect to each of clauses (i) and (ii), for such demands, claims, notices of violation, notice or demand letters or requests for information which singly or in the aggregate could not reasonably be expected to have a PharMerica Material Adverse Effect.

            3.27.4 To the knowledge of PharMerica, no property or facility presently or formerly owned, operated or leased by PharMerica or any of its present Subsidiaries, or to the knowledge of PharMerica any of its former Subsidiaries, or any of their respective predecessors in interest, is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, pursuant to the Comprehensive Environmental

Response, Compensation and Liability Act, as amended ("CERCLA"), or on any comparable list established under any Environmental Law, nor has PharMerica or any of its Subsidiaries received any written notification of potential or actual liability or any request for information under CERCLA or any comparable foreign, state or local law.

            3.27.5 Other than in material compliance with applicable Environmental Laws, there has been no disposal, spill, discharge or release of any Hazardous Materials (as hereinafter defined) generated, used, owned, stored or controlled by PharMerica, or, to the knowledge of PharMerica, any of its Subsidiaries or any of their respective predecessors in interest on, at or under any property presently or formerly owned, leased or operated by PharMerica, or, to the knowledge of PharMerica, its Subsidiaries, or any predecessors in interest, and to the knowledge of PharMerica there are no Hazardous Materials located in, at, on or under, or in the vicinity of, any such facility or property, or at any other location, that (i) could reasonably be expected to subject PharMerica to a material risk of liability, loss or damages, or result in PharMerica's incurring material costs under any Environmental Law, (ii) could reasonably be expected to form the basis of any material Environmental Notice against or with respect to PharMerica or any of its Subsidiaries, or against any person or entity whose liability for any Environmental Notice could reasonably be expected to be imputed or attributed by law or contract to PharMerica or any of its Subsidiaries or (iii) could reasonably be expected to require material investigation, removal or remedial or corrective action by PharMerica or any of its Subsidiaries, that in any case singularly or in the aggregate reasonably could be expected to have a PharMerica Material Adverse Effect.

            3.27.6 Other than in material compliance with applicable Environmental Laws, without in any way limiting the generality of the foregoing, to the knowledge of PharMerica (i) there are and have been no underground or aboveground storage tanks or other storage receptacles or related piping or other disposal areas containing Hazardous Materials located on, at or under property owned, operated or leased by PharMerica, any of its Subsidiaries or any of their respective predecessors in interest, (ii) there are and have been no polychlorinated biphenyls located on any properties owned, operated or leased by PharMerica or any of its Subsidiaries, and (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, operated or leased by PharMerica or any of its Subsidiaries.

            3.27.7 To the knowledge of PharMerica, no lien has been recorded under any Environmental Law with respect to any properties, assets or facilities owned, operated or leased by PharMerica or any of its Subsidiaries.

            3.27.8 PharMerica has given Bergen and its authorized representatives access to all records and files in its possession or control relating to actual or potential compliance or liability issues of PharMerica or its Subsidiaries and any of their respective predecessors in interest under any Environmental Laws, including, without limitation, all reports, studies, analyses, tests or monitoring results pertaining to the existence of Hazardous Material or any other environmental concern relating to properties, assets or facilities currently or formerly owned, operated, managed, leased, used or controlled by PharMerica or any of its Subsidiaries, or otherwise concerning compliance with or liability under any Environmental Laws.

            3.27.9  For purposes of this Agreement:

                  3.27.9.1 "ENVIRONMENT" shall mean any surface water, groundwater or drinking water supply, land surface or subsurface strata or ambient air and includes, without limitation, any indoor location.

                  3.27.9.2 "ENVIRONMENTAL LAWS" shall mean CERCLA, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act of 1976, as amended, and any other federal, state, local or foreign statute, rule, regulation, order, judgment, directive, decree or common law, as now or previously in effect and regulating, relating to or imposing liability or standards of conduct concerning air emissions, water discharges, noise emissions, the release or threatened release or discharge of any Hazardous

Material into the Environment, the generation, handling, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the outdoor or indoor Environment, or employee health or safety. The term "ENVIRONMENTAL LAWS" shall also include laws governing the transfer of real property or a business that require notification, registration, reporting, filing, investigation or remediation prior to, concurrent with or following sale or transfer of control of any property, facility or establishment in connection with the actual or threatened presence or release of Hazardous Materials at such property, facility or establishment.

                  3.27.9.3 "ENVIRONMENTAL NOTICE" shall mean any written communication, notice or claim by any Governmental Authority or other third party alleging civil or criminal liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental costs, compliance costs or harm, injuries or damages to any person, property, natural resources, or any fines or penalties) or alleging noncompliance arising out of, based upon, resulting from or relating to any Environmental Law.

                  3.27.9.4 "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant or hazardous, toxic or dangerous waste, substance, constituent or material defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any medical waste, any biochemical waste, any asbestos, radon, any petroleum or petroleum product, any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, virus, infectious disease agent and any other substance that can give rise to liability under any Environmental Law.

    3.28  INTENTIONALLY OMITTED.

    3.29  INSTITUTIONAL PHARMACY BUSINESS.

            3.29.1 Section 3.29 of the PharMerica Disclosure Statement lists each pharmacy utilized by PharMerica and its Subsidiaries in connection with their pharmacy business and indicates (i) the location of each such pharmacy and
(ii) whether such pharmacy premises are owned or held pursuant to a leasehold interest, management agreement or otherwise. No other person or entity has any beneficial ownership or interest in or to any such pharmacy nor does any other person or entity have any right or option to acquire any beneficial ownership or interest in or to any such pharmacy.

            3.29.2 Section 3.29 of the PharMerica Disclosure Statement lists all of the customers to which PharMerica and its Subsidiaries provided pharmacy services pursuant to oral or written contracts which generated revenues in excess of $10,000,000 for the year ended December 31, 1997 ("PHARMERICA PHARMACY CONTRACTS"). Except as set forth in such Section 3.29, PharMerica has not been informed, and has no reason to believe, that any PharMerica Pharmacy Contract will be terminated for or without cause.

            3.29.3 To PharMerica's knowledge, none of PharMerica nor any of its Subsidiaries has violated or is in violation of any law or order of any court or governmental authority that is applicable to any of them, their businesses or their properties, including but not limited to the Medicare and Medicaid fraud and abuse provisions of the Social Security Act, the Civil Monetary Penalties Law of the Social Security Act, the so called "STARK" law, 42 USC Section 1395nn, or any other federal or state law, statute, rule or regulation prohibiting rebates, kickbacks, fee-splitting or other financial incentives or inducements, including but not limited to providing products or services below cost for the referral or continuation of business, except for any past or present violations which could not, singly or in the aggregate, reasonably be expected to result in a PharMerica Material Adverse Effect. None of PharMerica or its Subsidiaries is, to the knowledge of PharMerica, under investigation by the Office of Inspector General of the Department of Health and Human Services or any other federal or state investigatory or regulatory body or agency relating to their business activities, nor is PharMerica aware of any state of facts which could reasonably be likely to subject PharMerica or its Subsidiaries to a claim for civil penalties (other than penalties which would be immaterial to PharMerica and its Subsidiaries, taken as a whole), criminal fines or other sanctions (other than criminal fines or other sanctions which would be immaterial to PharMerica and its

Subsidiaries, taken as a whole) with respect to a violation or claimed violation of any such laws or regulations relating to the conduct of their business.

            3.29.4  Intentionally omitted.

            3.29.5 To PharMerica's knowledge, PharMerica and its Subsidiaries have delivered or made available true and correct billing requests for reimbursement and underlying information to all governmental programs, including, but not limited to, the Medicare and Medicaid programs, in substantial compliance with all rules, regulations, policies and procedures of such governmental programs and of the fiscal intermediaries of such programs, except for any failures to be true and correct or any failures to be in compliance which could not, singly or in the aggregate, reasonably be expected to result in a PharMerica Material Adverse Effect. To the knowledge of PharMerica, all such billings were for goods and/or services actually provided, and at charges or costs that were lawful in all material respects, and PharMerica and its Subsidiaries have appropriate documentation to support such billing requests, except for any charges or costs (if deemed to be unlawful) or lack of documentation that could not, singly or in the aggregate, reasonably be expected to result in a PharMerica Material Adverse Effect. To the knowledge of PharMerica, all accounts receivable of PharMerica and its Subsidiaries reflected in the PharMerica Balance Sheet represent, in all material respects, valid claims against debtors for sales of products or services or other charges on or before the date of the PharMerica Balance Sheet, are not subject to discount to any material extent except for normal cash discounts and have been appropriately reduced, in all material respects, to their estimated net realizable value.

    3.30 FAIRNESS OPINION. PharMerica has received the opinion of Donaldson Lufkin & Jenrette Securities Corporation to the effect that as of the date hereof the Merger Consideration is fair to PharMerica's stockholders from a financial point of view.

    3.31 YEAR 2000. Subject to the completion schedule set forth in the most recent PharMerica SEC Report heretofore filed by PharMerica with the SEC, PharMerica and its Subsidiaries have taken, in all material respects, the steps described in the PharMerica SEC Reports with respect to the computer systems and software of PharMerica and its Subsidiaries relating to the specification of dates in, into and between the 20th and 21st centuries.

                                  ARTICLE IV.
                       REPRESENTATIONS AND WARRANTIES OF
                               BERGEN AND SUBCORP

    Except as set forth in the disclosure statement delivered by Bergen to PharMerica at or prior to the execution of this Agreement (the "BERGEN DISCLOSURE STATEMENT") (each section of which qualifies the correspondingly numbered representation and warranty, regardless of whether such representation or warranty expressly refers to or is qualified by reference to such Bergen Disclosure Statement), Bergen and Subcorp jointly and severally represent and warrant to PharMerica as follows:

    4.1 ORGANIZATION AND QUALIFICATION. Each of Bergen and its Subsidiaries (as defined in this Section 4.1) is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Bergen SEC Reports (as defined in Section 4.9.1). Each of Bergen and each of Bergen's Subsidiaries is duly qualified to transact business as a foreign corporation or other foreign entity and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property requires such qualification, except for failures to be so qualified or in good standing which would not, singly or in the aggregate with all such other failures, have a Bergen Material Adverse Effect. "BERGEN MATERIAL ADVERSE EFFECT" means, with respect to any event, occurrence, matter, failure of event or occurrence, change, effect, state of affairs, breach, default, violation, fine, penalty or failure to comply (each, a "CIRCUMSTANCE"), individually or taken together with all other Circumstances contemplated by or in connection with any or all of the representations and warranties made in this Agreement, a material adverse effect on the business, assets (including without limitation intangible assets), liabilities (contingent or otherwise), financial condition or results of operations of Bergen and its Subsidiaries, taken as a whole; provided, however, that Bergen Material Adverse Effect shall not be deemed to include the impact of: (A) any decline in the share price of either Bergen Common Stock or PharMerica Common Stock, except that any effect underlying such decline shall be considered in determining whether a Bergen Material Adverse Effect has occurred to the extent that such effect would otherwise be so considered; (B) the implementation of changes in generally accepted accounting principles; (C) actions and omissions of Bergen or its Subsidiaries taken or permitted with the prior written consent of PharMerica after the date hereof; (D) expenses reasonably incurred by Bergen or its Subsidiaries in consummating the transactions contemplated by this Agreement; and (E) the impact of the implementation of the prospective payment system for skilled nursing facilities and other long term care providers, except to the extent that such implementation would render consummation of the transactions contemplated by this Agreement illegal. Neither Bergen nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation (or other applicable charter document) or By-laws or, if it is a limited liability company or partnership, its operating agreement, partnership agreement or other comparable agreement. True and complete copies of the certificate of incorporation and By-laws, as currently in effect, of Bergen have been previously delivered or made available to PharMerica. Except for amendments reflected in the Restated Certificate of Incorporation and By-laws of Bergen heretofore delivered to PharMerica and amendments described in Section 4.1 of the Bergen Disclosure Statement, no amendments to the Restated Certificate of Incorporation, as amended, and By-laws, as amended, of Bergen have been authorized from September 30, 1998 through the date hereof. For purposes of this Agreement, all references to the "SUBSIDIARIES" of Bergen shall constitute references to any entity (i) the accounts of which would be consolidated with those of Bergen in Bergen's consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are owned by Bergen and/or one or more subsidiaries of Bergen.

    4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Bergen and Subcorp each have the corporate power and authority to execute and deliver this Agreement and, upon obtaining the requisite approval of the holders of Bergen Common Stock at the Bergen Annual Meeting or any adjournment thereof with respect to the issuance of shares of Bergen Common Stock pursuant to the Merger, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Bergen and Subcorp and by Bergen as the sole stockholder of Subcorp, and except as stated in the preceding sentence, no other corporate proceedings on the part of Bergen or Subcorp are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Bergen and Subcorp and, assuming the due authorization, execution and delivery hereof by PharMerica and subject to stockholder approval as aforesaid, constitutes a valid and binding agreement of Bergen and Subcorp, enforceable against Bergen and Subcorp in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

    4.3. CONSENTS; NO CONFLICTS.

            4.3.1 Except for actions to be taken in connection with (a) the filing of the Certificate of Merger, (b) the filing and effectiveness of the Registration Statement, (c) the filings required under and in connection with the applicable requirements of the HSR Act, (d) any filings required under the New Jersey Industrial Site Recovery Act, (e) filings required pursuant to any state securities or "BLUE SKY" laws,

(f) filings and other matters relating to the listing on the NYSE of the share of Bergen Common Stock required to be issued pursuant to this Agreement, (g) any filings, notices, disclosures or registrations set forth in Section 4.3.1 of the PharMerica Disclosure Statement, (h) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby and (i) other consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Bergen Material Adverse Effect, no filing or registration with, notification or disclosure to, or permit, authorization, consent or approval of, (x) any court, (y) any government agency or body or (z) any third party, whether acting in an individual, fiduciary or other capacity, is required for the consummation by Bergen or Subcorp of the Merger or the other transactions contemplated hereby.

            4.3.2 Except as set forth in Section 4.3.2 of the Bergen Disclosure Statement, the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and compliance by Bergen and Subcorp with any of the provisions hereof do not and will not: (i) subject to obtaining the requisite approval of the issuance of Bergen Common Stock pursuant to the Merger by the holders of Bergen Common Stock, conflict with or result in any breach or violation of any provision of the certificate of incorporation (or other comparable charter documents) or By-laws of Bergen or any of its Subsidiaries or, with respect to a Subsidiary of Bergen that is a limited liability company or partnership, its operating agreement, partnership agreement or other comparable agreement or (ii) result in
(1) a breach or violation of, a default under or an event triggering any payment, obligation or acceleration of any obligation pursuant to any existing pension plans, welfare plans, multi-employer plans, employee benefit plans, benefit arrangements or similar plans, arrangements or policies, including without limitation, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, health or group insurance, severance pay, retirement or other benefit plans, and all similar arrangements or policies of Bergen and its Subsidiaries (the "BERGEN COMPENSATION AND BENEFIT PLANS") or any grant or award made under any of the foregoing, (2) a breach or violation of, a default under or an event triggering a right of termination of, a default under, or the acceleration of any obligation or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time or both) pursuant to any provision of, any agreement, lease of real or personal property, marketing agreement, contract, note, mortgage, indenture or other obligation of Bergen or any of its Subsidiaries ("BERGEN CONTRACTS") or, subject to making all filings, notifications and disclosures and receipt of all permits, authorizations, consents and approvals referred to in clauses "a" through "i" of Section 4.3.1 or in Section 4.3.1 of the Bergen Disclosure Statement, any law, rule, ordinance or regulation or judgment, decree, order or award to which Bergen or any of its Subsidiaries is subject or any governmental or non-governmental authorization, consent, approval, registration, franchise, license or permit under which Bergen or any of its Subsidiaries conducts any of its business, or (3) any other change in the rights or obligations of any party under any of the Bergen Contracts, except, with respect to this clause (ii), for breaches, violations, defaults, triggering events, creations of liens, pledges, security interests or other encumbrances on assets, or changes in rights or obligations which would not, singly or in the aggregate with all other such matters, have a Bergen Material Adverse Effect.

    4.4 BOARD RECOMMENDATION. The Board of Directors of Bergen has, by a unanimous vote at a meeting of such Board duly held on January 8, 1999, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby. At such meeting, the Board of Directors of Bergen recommended that the holders of Bergen Common Stock approve the issuance of Bergen Common Stock pursuant to this Agreement.

    4.5 NO EXISTING VIOLATION, DEFAULT, ETC. None of Bergen or its Subsidiaries is in violation (except for any violations which would not, singly or in the aggregate with all such other violations, have a Bergen Material Adverse Effect) of (A) any Applicable Law or (B) any order, decree or judgment of any Governmental Authority having jurisdiction over Bergen or any of its Subsidiaries. No event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default, exists under any Bergen Contract or any lease, permit, license or other agreement or instrument to which Bergen or any of its Subsidiaries is a party or by which any of them is bound or to which any of the properties, assets or operations of Bergen or any of its Subsidiaries is subject (except for any events of default or other defaults which would not, singly or in the aggregate with all such other defaults, have a Bergen Material Adverse Effect).

    4.6 LICENSES AND PERMITS. Each of Bergen and its Subsidiaries has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies ("BERGEN LICENSES") as are necessary to own, lease or operate its properties and to conduct its business in the manner described in the Bergen SEC Reports and as presently conducted and all such Bergen Licenses are valid and in full force and effect, other than any failure to have any such Bergen License or any failure of any such Bergen License to be valid and in full force and effect as would not, singly or in the aggregate with all such other failures, have a Bergen Material Adverse Effect. Each of Bergen and its Subsidiaries is and, within the period of all applicable statutes of limitations, has been in compliance with its obligations under such Bergen Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Bergen Licenses, other than any such failure to be in compliance with such obligations or any such revocation or termination as would not, singly or in the aggregate with all such other failures, revocations or terminations, have a Bergen Material Adverse Effect. Bergen has no knowledge of any facts or circumstances that could reasonably be expected to result in an inability of Bergen or any of its Subsidiaries to renew any Bergen License, other than any such non-renewal as would not, singly or in the aggregate with all such non-renewals, have a Bergen Material Adverse Effect. Subject to making all filings, notifications and disclosures and receipt of all permits, authorizations, consents and approvals referred to in Section 4.3.1 of the Bergen Disclosure Statement, neither the execution and delivery by Bergen or Subcorp of this Agreement nor the consummation of any of the transactions contemplated herein will result in any revocation or termination of any material Bergen License.

    4.7 REGISTRATION STATEMENT; PROSPECTUS/JOINT PROXY STATEMENT. None of the information supplied by Bergen for inclusion in, and none of the information regarding Bergen and its Subsidiaries incorporated by reference in, the Registration Statement or the Prospectus/Joint Proxy Statement, including all amendments and supplements thereto, shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective, and, in the case of the Prospectus/Joint Proxy Statement, on the date or dates the Prospectus/Joint Proxy Statement is first mailed to Bergen and PharMerica stockholders and on the date or dates of the Bergen Annual Meeting and the PharMerica Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement and the Prospectus/Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be.

    4.8  FINDERS OR BROKERS; COMPENSATION ARRANGEMENTS.  Except as set forth in
Section 4.8 of the Bergen Disclosure Statement, neither Bergen nor any Subsidiary of Bergen has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned in whole or part upon consummation of the Merger. The compensation payable by or on behalf of Bergen and its Subsidiaries (with respect to the transactions contemplated hereby) to any investment banker, broker, finder or intermediary identified in Section 4.8 of the Bergen Disclosure Statement is set forth in one or more engagement letters delivered to PharMerica prior to the execution of this Agreement.

    4.9  SEC FILINGS.

            4.9.1 Bergen has, in all material respects, filed with the SEC all required forms, reports and documents required to be filed by it with the SEC since December 31, 1994 (collectively, the "BERGEN SEC

REPORTS"), all of which, when filed (in the case of forms, reports and documents filed pursuant to the Exchange Act) or when declared effective (in the case of registration statements filed pursuant to the Securities Act), complied as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. As of their respective dates, the Bergen SEC Reports (including documents included as exhibits thereto or incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            4.9.2 Bergen will deliver to PharMerica as soon as they become available true and complete copies of any report or statement mailed by Bergen to its security holders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by PharMerica, as to which Bergen makes no representation) will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and will further comply in all material respects with all applicable requirements of law, except for such failures to comply as to form, untrue statements or omissions or further failures to comply which would not be reasonably likely to have, individually or in the aggregate, a Bergen Material Adverse Effect. The audited consolidated financial statements and unaudited consolidated interim financial statements of Bergen and its Subsidiaries to be included or incorporated by reference in such reports and statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and in accordance with all applicable published accounting requirements under the Securities Act and the Exchange Act, and will fairly present in all material respects the consolidated financial position of Bergen and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows of Bergen and its Subsidiaries for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent that they may not include footnotes or may be condensed or summary statements); provided, however, that any pro forma financial statements will not necessarily be indicative of the consolidated financial position of Bergen as of the respective dates thereof and the consolidated results of operations and cash flows of Bergen for the periods indicated.

    4.10 FINANCIAL STATEMENTS. Bergen's audited consolidated year-end financial statements and Bergen's unaudited consolidated interim financial statements included or incorporated by reference in the Bergen SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements), and in accordance with all applicable published accounting requirements under the Securities Act and the Exchange Act, and fairly present in all material respects the consolidated financial position of the entities described therein as of the dates thereof and the consolidated results of operations and consolidated cash flows of such entities for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements); provided, however, that any pro forma financial statements will not necessarily be indicative of the consolidated financial position of Bergen as of the respective dates thereof and the consolidated results of operations and cash flows of Bergen for the periods indicated.

    4.11 ABSENCE OF CHANGES. Since September 30, 1998, except for (a) matters publicly disclosed by Bergen prior to the date hereof (including without limitation matters disclosed in Bergen SEC Reports filed prior to the date hereof) and (b) matters disclosed in Section 4.13 of the Bergen Disclosure Statement, there has been no event or condition which has caused a Bergen Material Adverse Effect, nor any development, occurrence or state of facts or circumstances known to Bergen that could, singly or in the aggregate, reasonably be expected to result in a Bergen Material Adverse Effect.

    4.12  CAPITALIZATION.

            4.12.1 Subject to Section 4.12.1 of the Bergen Disclosure Statement, the authorized capital stock of Bergen consists solely of 200,000,000 shares of Bergen's Class A common stock, par value $1.50 per share (the "BERGEN COMMON STOCK"), and 3,000,000 shares of preferred stock, without par value (the "BERGEN PREFERRED STOCK"). As of December 1, 1998, there were 103,269,500 shares of Bergen Common Stock and no shares of Bergen Preferred Stock outstanding, 8,952,812 shares of Bergen Common Stock were held in Bergen's treasury and no shares of Bergen Preferred Stock were held in Bergen's treasury. As of December 1, 1998, 6,658,024 shares of Bergen Common Stock were reserved for issuance upon the exercise or conversion of outstanding options, warrants or convertible securities granted or issuable by Bergen. Section 4.12.1 of the Bergen Disclosure Statement describes Bergen's obligations as of the date hereof to issue its Class A Common Stock pursuant to previously executed business combination agreements. Each outstanding share of Bergen Common Stock is, and all shares of Bergen Common Stock to be issued in connection with the transactions contemplated hereby will be, duly authorized and validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and each outstanding share of Bergen Common Stock has not been, and all shares of Bergen Common Stock to be issued in connection with the transactions contemplated hereby will not be, subject to or issued in violation of any preemptive or similar rights. As of the date hereof, except for (a) stock options issuable pursuant to stock option plans adopted or assumed by Bergen,
(b) shares of Bergen Common Stock issuable pursuant to other employee benefit plans disclosed in Bergen SEC Reports, (c) securities issuable in connection with business combinations disclosed in Bergen SEC Reports, (d) securities issuable pursuant to the Rights Agreement, dated as of February 8, 1994, between Bergen and Chemical Trust Company of California (the "BERGEN SHAREOWNERS' RIGHTS PLAN"), and (e) matters described in Section 4.12 of the Bergen Disclosure Statement, Bergen is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bergen Common Stock or Bergen Preferred Stock or any other equity securities of Bergen or any securities representing the right to purchase or otherwise receive any shares of Bergen Common Stock or Bergen Preferred Stock or any other equity securities of Bergen.

            4.12.2 Bergen has delivered or made available to PharMerica complete and correct copies of each stock option plan adopted or assumed by Bergen as of the date hereof.

    4.13 LITIGATION. Except for legal proceedings described in Section 4.13 of the Bergen Disclosure Statement or in the Bergen SEC Reports, there are no material pending actions, suits, proceedings or, to the knowledge of Bergen, investigations by, against or affecting Bergen, any of its Subsidiaries or any of their properties, assets or operations, or with respect to which Bergen or any of its Subsidiaries is responsible by way of indemnity or otherwise, which would, singly or in the aggregate with all such other actions, suits, investigations or proceedings, reasonably be expected to have a Bergen Material Adverse Effect.

    4.14 TITLE TO AND CONDITION OF PROPERTIES. As of the date hereof, Bergen and its Subsidiaries have good title to all of the real property and personal property reflected on Bergen's September 30, 1998 audited consolidated balance sheet contained in Bergen's Annual Report on Form 10-K for the year ended September 30, 1998 filed with the SEC (the "BERGEN BALANCE SHEET"), except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice and except for defects of title which are not material to Bergen and its Subsidiaries taken as a whole. Except as set forth in
Section 4.14 of the Bergen Disclosure Statement, as of the date hereof, no such real or personal property is subject to claims, liens or other encumbrances of any kind or character, including, without limitation, mortgages, pledges, liens, conditional sale agreements, charges, security interests, easements, restrictive covenants, rights of way or options, except for (i) liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and in respect of which Bergen or its appropriate Subsidiary has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (ii) mechanics', carriers', workers', repairers', materialmen's, landlords' and other similar statutory or common law liens incurred in the ordinary course of business for obligations not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and in respect of which Bergen or its appropriate Subsidiary has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (iii) in the case of real property, easements, rights of way, restrictions, minor defects or irregularities in title that do not individually or in the aggregate have a material adverse effect on the value or use of the real property encumbered thereby as currently used in the operation of the business of Bergen or its Subsidiaries; (iv) those which would not materially interfere with the conduct of the business of Bergen and its Subsidiaries or impair Bergen's ability to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (the encumbrances described in clauses (i) through (iv) of this sentence collectively, the "BERGEN PERMITTED ENCUMBRANCES"); (v) those securing liabilities reflected in the Bergen Balance Sheet; or (vi) those described in Section 4.14 of the Bergen Disclosure Statement.

    4.15 TAXES. Except with respect to entities the acquisition of which is consummated subsequent to the date hereof (as to which no representation is made in this Section 4.15): (i) Bergen and its Subsidiaries have, in all material respects, prepared and timely filed or will, in all material respects, timely file with the appropriate governmental agencies all franchise, income and all other Tax returns and reports (hereinafter collectively referred to as "BERGEN TAX RETURNS") required to be filed by them on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Bergen and/or its Subsidiaries; (ii) all Taxes of Bergen and its Subsidiaries have been paid in full to the proper authorities or fully accrued or provided for with respect to fiscal periods for which there are publicly available financial statements and otherwise on the books of Bergen, other than such Taxes as are adequately reserved for in accordance with generally accepted accounting principles or are not material to Bergen and its Subsidiaries taken as a whole; (iii) all deficiencies asserted in writing as a result of Tax examinations of federal, state and foreign income, sales and franchise and all other Tax Returns filed by Bergen and its Subsidiaries have, in all material respects, either been paid or adequately reserved for in accordance with generally accepted accounting principles; and (iv) as of the date hereof, to the knowledge of Bergen, no unpaid deficiency has been asserted or assessed against Bergen or any of its Subsidiaries, and no examination of Bergen or any of its Subsidiaries is pending or threatened, for any material amount of Tax by any taxing authority.

    4.16 ABSENCE OF UNDISCLOSED LIABILITIES. As of the date hereof, neither Bergen nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except for those liabilities or allowances recorded, accrued or reserved against on the Bergen Balance Sheet (as defined in Section 4.14) or described in the notes thereto, except for liabilities or obligations that would not, singly or in the aggregate, be reasonably expected to have a Bergen Material Adverse Effect and except for those liabilities described in
Section 4.16 of the Bergen Disclosure Statement.

    4.17 YEAR 2000. Subject to the completion schedule set forth in the most recent Bergen SEC Report heretofore filed by Bergen with the SEC, Bergen and its Subsidiaries have taken, in all material respects, the steps described in the Bergen SEC Reports with respect to the computer systems and software of Bergen and its Subsidiaries relating to the specification of dates in, into and between the 20th and 21st centuries.

                                   ARTICLE V.
                            COVENANTS OF THE PARTIES

    5.1 ACCESS AND INFORMATION. Prior to the Closing, and except for disclosures which would cause PharMerica or any of its Subsidiaries to waive the attorney-client privilege or otherwise violate Applicable Law or any material confidentiality agreement, Bergen shall be entitled to make or cause to be made such investigation of PharMerica and its Subsidiaries, and the financial and legal condition thereof, as Bergen deems necessary or advisable, and PharMerica shall cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, PharMerica shall (a) permit Bergen and its agents and representatives or cause them to be permitted to have full and complete access to the premises, operating systems, computer systems (hardware and software) and books and records of PharMerica and its Subsidiaries upon reasonable notice during regular business hours, (b) furnish or cause to be furnished to Bergen such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to PharMerica and its Subsidiaries and their businesses as Bergen shall request from time to time and
(c) cause its accountants to furnish to Bergen and its accountants access to all work papers relating to any of the periods covered by financial statements provided by PharMerica to Bergen hereunder. Prior to the Closing, and except for disclosures which would cause Bergen or any of its Subsidiaries to waive the attorney-client privilege or otherwise violate Applicable Law or any material confidentiality agreement, Bergen shall (a) provide complete and accurate information to PharMerica and its representatives in response to reasonable requests for information made in order to enable PharMerica to confirm the accuracy of the representations set forth in Article IV (including the continuing accuracy of those representations which are not made as of a particular date) and the fulfillment of the covenants of this Article V and the closing conditions in Sections 6.1 and 6.3 and (b) furnish to PharMerica's financial advisor complete and accurate information comparable to the types of information heretofore furnished by Bergen to PharMerica's financial advisor in connection with the transactions contemplated hereby and such other information as such financial advisor may reasonably request (in light of prevailing circumstances) in order to perform its financial advisory role on behalf of PharMerica. Prior to the Closing, Bergen shall not use any information provided to it in confidence by PharMerica for any purposes unrelated to this Agreement. PharMerica shall not use any information provided to it in confidence by Bergen for any purposes unrelated to this Agreement. Except with respect to publicly available documents, in the event that this Agreement is terminated, (a) Bergen will return to PharMerica all documents obtained by it from PharMerica and its Subsidiaries in confidence and any copies thereof in the possession of Bergen or its agents and representatives or, at the option of Bergen, Bergen shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to PharMerica and (b) PharMerica will return to Bergen all documents obtained by it from Bergen and its Subsidiaries in confidence and any copies thereof in the possession of PharMerica or its agents and representatives or, at the option of PharMerica, PharMerica shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to Bergen. No investigation by Bergen or PharMerica heretofore or hereafter made shall modify or otherwise affect the conditions to the obligation of Bergen and PharMerica to consummate the transactions contemplated hereby.

    5.2 PHARMERICA'S AFFIRMATIVE COVENANTS. Prior to the Closing, except as otherwise expressly provided herein, PharMerica shall (and PharMerica shall cause each of its Subsidiaries to):

            5.2.1 conduct its business only in the ordinary and regular course of business consistent with past practices;

            5.2.2 use commercially reasonable efforts to keep in full force and effect its corporate existence and all material rights, franchises, Intellectual Proprietary Rights and goodwill relating or pertaining to its businesses;

            5.2.3 endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees, and continue to compensate its employees consistent with past practices;

            5.2.4 use commercially reasonable efforts to maintain the Intellectual Property Rights so as not to affect adversely the validity or enforcement thereof; maintain its other assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement;

            5.2.5 maintain its books, accounts and records in accordance with generally accepted accounting principles;

            5.2.6 use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to Bergen's obligation to close to be satisfied; and

            5.2.7 promptly notify Bergen in writing if, prior to the consummation of the Closing, to its knowledge (a) any of the representations and warranties contained in Article III cease to be accurate and complete in all material respects (except for any representation and warranty (i) which is qualified hereunder as to materiality, as to which such notification shall be given if PharMerica or its Subsidiaries obtain knowledge that such representation and warranty is inaccurate in any respect, or (ii) that addresses matters only as of a particular date, which need only be true and correct as of such date) or 4(b) PharMerica fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.2.7 shall not limit or otherwise affect the remedies available hereunder to Bergen.

    5.3 BERGEN'S AFFIRMATIVE COVENANTS. Prior to the Closing, except as otherwise expressly provided herein, Bergen shall (and Bergen shall cause each of its Subsidiaries to):

            5.3.1 use commercially reasonable efforts to keep in full force and effect its corporate existence and all material rights, franchises, intellectual proprietary rights and goodwill relating or obtaining to its businesses;

            5.3.2 endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees;

            5.3.3 maintain its books, accounts and records in accordance with generally accepted accounting principles;

            5.3.4 use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to PharMerica's obligation to close to be satisfied; and

            5.3.5 promptly notify PharMerica in writing if, prior to the consummation of the Closing, to its knowledge (a) any of the representations and warranties contained in Article IV cease to be accurate and complete in all material respects (except for any representation and warranty (i) which is qualified hereunder as to materiality, as to which such notification shall be given if Bergen or its Subsidiaries obtain knowledge that such representation and warranty is inaccurate in any respect, or (ii) that addresses matters only as of a particular date, which need only be true and correct as of such date) or
(b) Bergen fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3.5 shall not limit or otherwise affect the remedies available hereunder to PharMerica.

    5.4 PHARMERICA'S NEGATIVE COVENANTS. Prior to the Closing, without the prior written consent of Bergen or as otherwise expressly provided herein, PharMerica will not and PharMerica will cause its Subsidiaries not to:

            5.4.1 take any action or omit to take any action which would result in PharMerica's or any of its Subsidiaries' (a) incurring any trade accounts payable outside of the ordinary course of Business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased in the ordinary course of business; (b) increasing any of its indebtedness for borrowed money except in the ordinary course of business; (c) guaranteeing the obligations of any entity other than PharMerica's Subsidiaries,
(d) making any purchases of pharmaceuticals other than from the manufacturers thereof or wholesalers or other distributors authorized by such manufacturers to distribute their products; (e) merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any business or any proprietorship, firm, association, limited liability company, corporation or other business organization; (f) increasing or decreasing the rate or type of compensation payable to any officer, director, employee or consultant of PharMerica or any of its Subsidiaries (other than regularly scheduled increases in base salary and annual bonuses consistent with prior practice); (g) entering into or amending any collective bargaining agreement, or creating or modifying any pension or profit-sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or any other employee benefit plan, or increasing the level of benefits under any such plan, or extending the exercisability of any outstanding stock option or increasing or decreasing any severance or termination pay benefit or any other fringe benefit; (h) making any representation to anyone indicating any intention of Bergen or its Subsidiaries to retain, institute, or provide any employee benefit plans; (i) declaring or paying any dividend or making any distribution with respect to, or purchasing or redeeming, shares of the capital stock of PharMerica; (j) selling or disposing of any assets otherwise than in the ordinary course of business of PharMerica and its Subsidiaries; (k) making any capital expenditures other than in the ordinary course of business consistent with past practices and in no event in excess of $10,000,000 in the aggregate; (l) except for PharMerica Common Stock issuable upon exercise of a PharMerica Stock Option or PharMerica Warrant outstanding on December 31, 1998, issuing any shares of the capital stock of any kind of PharMerica or its Subsidiaries, transferring from the treasury of PharMerica or its Subsidiaries any shares of the capital stock of PharMerica or its Subsidiaries or issuing or granting any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating PharMerica or its Subsidiaries to issue, or to transfer from treasury, any shares of capital stock of any class or kind, or securities convertible into any such shares; (m) modifying, amending or terminating any material PharMerica Contract other than in the ordinary course of business that is consistent with past practices; or (n) entering into any other transaction outside of the ordinary course of business;

            5.4.2 change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles as advised by PharMerica's regular independent accountants;

            5.4.3 take any action that would likely result in the representations and warranties set forth in Article III (other than representations made as of a particular date) becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

            5.4.4 incur or create any encumbrances, liens, pledges or security interests on assets other than PharMerica Permitted Encumbrances;

            5.4.5 except as contemplated herein, take any action or omit to take any action which would materially interfere with Bergen's rights to compel performance of each of the obligations of PharMerica under this Agreement;

            5.4.6 take or omit to be taken any action, or permit any of its affiliates to take or to omit to take any action, which would reasonably be expected to result in a PharMerica Material Adverse Effect;

            5.4.7 amend or modify, or propose to amend or modify, the PharMerica Rights Agreement, as amended as of the date hereof; or

            5.4.8 agree or commit to take any action precluded by this Section 5.4.

    5.5 BERGEN'S NEGATIVE COVENANTS. Prior to the Closing, without the prior written consent of PharMerica or as otherwise expressly provided herein, Bergen will not and Bergen will cause its Subsidiaries not to:

            5.5.1 change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles as advised by Bergen's regular independent accountants;

            5.5.2 take any action that would likely result in the representations and warranties set forth in Article IV (other than representations made as of a particular date) becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

            5.5.3 except as contemplated herein, take any action or omit to take any action which would materially interfere with PharMerica's rights to compel performance of each of the obligations of Bergen under this Agreement;

            5.5.4 take or omit to be taken any action, or permit any of its affiliates to take or to omit to take any action, which would reasonably be expected to result in a Bergen Material Adverse Effect;

            5.5.5 amend Bergen's Restated Certificate of Incorporation or By-laws in any material manner that does not generally apply to all of Bergen's stockholders; or

            5.5.6 agree or commit to take any action precluded by this Section 5.5.

    5.6 CLOSING DOCUMENTS. PharMerica shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to Bergen the documents or instruments described in Section 6.2. Bergen shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to PharMerica the documents or instruments described in Section 6.3.

    5.7 HSR ACT.

            5.7.1 Each of Bergen and PharMerica shall (A) make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental

Authority in respect of such filings or such transactions, and (C) cooperate with the other party in connection with any such filing (including without limitation the exchange between the parties, or where prudent, between the outside counsel of the parties, of relevant materials prior to the filing of such materials, provided that nothing herein shall obligate a party hereto to waive attorney-client protections or similar protections, and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as hereinafter defined) with respect to any such filing or any such transaction. Each party shall use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither party shall independently participate in any formal meeting with any Governmental Authority in respect of any filing, investigation or other inquiry relating to the Merger without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings relating to the Merger under or relating to the HSR Act or other Antitrust Laws.

            5.7.2 Each of Bergen and PharMerica shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Clayton Act, as amended, the Sherman Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statues, rules, regulations, orders, decrees, guidelines, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition (collectively, "ANTITRUST LAWS"). In connection therewith and subject to Section 5.7.3, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Bergen and PharMerica shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding, including without limitation any legislative, administrative or judicial action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each an "ORDER"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless by mutual agreement Bergen and PharMerica decide that any such action is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.7 shall limit a party's right to terminate this Agreement pursuant to Section 7.1, so long as such party has up to then complied in all material respects with its obligations under this Section 5.7. Each of Bergen and PharMerica shall use all reasonable efforts to take such action as may be required to cause the early termination or expiration of the waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

            5.7.3 If required to avoid a Governmental Authority instituting an action challenging the transactions contemplated by this Agreement under the Antitrust Laws and seeking to enjoin or prohibit the consummation of any of the transactions contemplated by this Agreement (or if required to settle any such action previously instituted by a Governmental Authority), Bergen shall, and, at the direction of Bergen, PharMerica shall, propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any of their respective businesses or assets, or take or agree to take any action or agree to any limitation as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing; provided, however, that this Section 5.7.3 shall not require Bergen to take any action if such action, in the reasonable judgment of Bergen's Board of Directors, would be reasonably likely to have a Bergen Material Adverse Effect after the Effective Time giving effect to consummation of the transactions contemplated by this Agreement.

    5.8 FURTHER ACTIONS. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable in light of the circumstances, the Merger and the other transactions contemplated by this Agreement, including without limitation (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings, (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Bergen Material Adverse Effect or a PharMerica Material Adverse Effect from occurring prior to or after the Effective Time, (C) the preparation of the Prospectus/Joint Proxy Statement and the Registration Statement, the declaration of effectiveness of the Registration Statement by the SEC and the mailing of the Prospectus/Joint Proxy Statement to the stockholders of Bergen and PharMerica, (D) if necessary as a result of the circumstances, the amendment of the Registration Statement and Prospectus/Joint Proxy Statement as required by law, (E) the taking of all action necessary to ensure that the Merger constitutes a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, and (F) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

    5.9 EMPLOYMENT AGREEMENT. Prior to execution of this Agreement, the officer of PharMerica identified in Section 5.9 of the Bergen Disclosure Statement has executed an employment agreement (the "NEW EMPLOYMENT AGREEMENT"). PharMerica shall not amend or modify the New Employment Agreement at or before the Effective Time.

    5.10 PUBLIC ANNOUNCEMENTS. Unless otherwise required by Applicable Laws or requirements of the NYSE or Nasdaq (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Bergen and PharMerica shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

    5.11.  STOCKHOLDERS' MEETINGS.

    5.11.1 BERGEN ANNUAL MEETING. Subject to Article VII, Bergen shall take all action in accordance with the federal securities law, the New Jersey Business Corporations Act, Bergen's Restated Certificate of Incorporation, as amended, and Bergen's By-laws, as amended, necessary to convene the Bergen Annual Meeting to be held on the earliest practical date as reasonably determined by Bergen in light of the circumstances, and to obtain the consent and approval of Bergen's stockholders with respect to the issuance of Bergen Common Stock pursuant to the Merger, including (in the absence of conditions that would justify the termination of this Agreement) recommending such approval to Bergen's stockholders.

    5.11.2  PHARMERICA SPECIAL MEETING.  Subject to Sections 5.17 and 5.18 and
Article VII, PharMerica shall take all action in accordance with the federal securities laws, the DGCL, PharMerica's Certificate of Incorporation, as amended, and PharMerica's By-laws, as amended, necessary to convene the PharMerica Special Meeting to be held on the earliest practical date as reasonably determined by Bergen in light of the circumstances, and to obtain the consent and approval of PharMerica's stockholders with respect to this Agreement and the transactions contemplated hereby, including (in the absence of conditions that would justify the termination of this Agreement) recommending such approval to PharMerica's stockholders.

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    5.12  PREPARATION OF THE JOINT/PROXY STATEMENT AND THE REGISTRATION
STATEMENT. Bergen shall, as soon as is reasonably practicable, prepare the Prospectus/Joint Proxy Statement to be included in the Registration Statement. Once both parties consent to the filing of the Prospectus/Joint Proxy Statement with the SEC (which consent shall not be unreasonably withheld), Bergen shall file the Prospectus/Joint Proxy Statement with the SEC, which filing shall be made on a confidential basis to the extent permitted by the regulations of the SEC with respect to such filings. Consistent with the timing for the Bergen Annual Meeting and the PharMerica Special Meeting as determined by Bergen in accordance with Section 5.11, Bergen shall, subject to the consent of PharMerica (which shall not be unreasonably withheld), prepare and file the Registration Statement with the SEC as soon as is reasonably practicable following clearance of the Prospectus/Joint Proxy Statement by the SEC and reasonable approval of the Prospectus/Joint Proxy Statement by PharMerica and Bergen and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, Bergen or PharMerica shall obtain knowledge of any information contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Prospectus/Joint Proxy Statement, the party obtaining such knowledge will promptly so advise the other party in writing and both PharMerica and Bergen will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Prospectus/Joint Proxy Statement. PharMerica shall promptly furnish to Bergen all financial and other information concerning it as may be required for the Prospectus/Joint Proxy Statement and any supplements or amendments thereto. Bergen and PharMerica shall cooperate in the preparation of the Prospectus/Joint Proxy Statement in a timely fashion and shall use all reasonable efforts to clear the Prospectus/Joint Proxy Statement and the Registration Statement with the Staff of the SEC. Promptly after the Registration Statement is declared effective by the SEC, each of PharMerica and Bergen shall use all reasonable efforts to mail at the earliest practicable date to its stockholders the Prospectus/Joint Proxy Statement, which shall include all information required under Applicable Law to be furnished to PharMerica's stockholders and Bergen's stockholders in connection with the Merger and the transactions contemplated thereby and shall include the PharMerica Board Recommendation to the extent not previously withdrawn in compliance with Section
5.17 and the written opinion of Donaldson Lufkin & Jenrette Securities Corporation described in Section 7.1.8. Bergen also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified or submitting to taxation in any jurisdiction in which it is not subject to taxation) required to be taken under any applicable state securities laws in connection with the issuance of Bergen Common Stock in the Merger. Notwithstanding any provision herein to the contrary, prior to the time that the Registration Statement is declared effective, the Prospectus/Joint Proxy Statement shall contain the audited consolidated financial statements described in clause "a" of Section 5.22.1.

    5.13  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

            5.13.1 From and after the Effective Time, to the fullest extent permitted by law, Bergen shall indemnify, defend and hold harmless the present and former officers and directors of PharMerica in respect of acts or omissions occurring prior to the Effective Time to the fullest extent provided or permitted under PharMerica's Certificate of Incorporation, as amended and restated through the date hereof, and PharMerica's By-laws, as amended and restated through the date hereof. Notwithstanding the foregoing, Bergen shall not be liable for any settlement relating to such acts or omissions effected without Bergen's prior written consent, which consent shall not be unreasonably withheld.

            5.13.2 Bergen shall use all reasonable efforts to cause the Surviving Corporation or Bergen to obtain and maintain in effect for a period of six years after the Effective Time, policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as currently existing policies maintained by PharMerica; provided, however, that neither the

Surviving Corporation nor Bergen shall be required to pay an annual premium during such six-year period for such insurance coverage in excess of 150% of the annual premium currently paid for such insurance by PharMerica.

            5.13.3 Bergen covenants and agrees from and after the Effective Time to provide to the directors of PharMerica, if any, who become directors of Bergen directors' and officers' liability insurance on the same basis and to the same extent as that, if any, provided to other directors of Bergen.

    5.14 MERGER SUBSIDIARY. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to Bergen) or any material liabilities.

    5.15 NYSE LISTING. Bergen shall use its reasonable efforts to cause the Bergen Common Stock issuable pursuant to the Merger (including, without limitation, the Bergen Common Stock issuable upon the exercise of the Bergen Exchange Options) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

    5.16 EMPLOYEES AND EMPLOYEE BENEFITS. Following the Effective Time, Bergen shall provide generally to officers and employees of PharMerica and its Subsidiaries employee benefits under employee benefit and welfare plans on terms and conditions which are substantially similar to those provided by PharMerica and its Subsidiaries on the date hereof. From and after the Effective Time, Bergen shall treat all service by PharMerica Employees (as defined below) with PharMerica and its Subsidiaries and their respective predecessors prior to the Effective Time for all purposes as service with Bergen (except to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which PharMerica Employees participate after the Effective Time, Bergen shall waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any PharMerica Employee who was, as of the Effective Time, excluded from participation in a PharMerica Benefit Plan by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time by a PharMerica Employee or a PharMerica Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Bergen and subsidiaries of Bergen. For purposes of this Section 5.16, "PHARMERICA EMPLOYEES" shall mean persons who are, as of the Effective Time, employees of PharMerica or its Subsidiaries. Bergen also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation contracts disclosed in Section 3.23 of the PharMerica Disclosure Statement between PharMerica or one of its Subsidiaries and any current of former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the provisions of the PharMerica Employee Benefit Plans listed in Section 3.26 of the PharMerica Disclosure Statement as such provisions exist on the date hereof.

    5.17  NO SOLICITATION; WITHDRAWAL OF THE PHARMERICA BOARD RECOMMENDATION.

            5.17.1 PharMerica agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving PharMerica, or acquisition of any capital stock of PharMerica (other than upon exercise of PharMerica Options or PharMerica Warrants which are outstanding as of the date hereof) or 20% or more of the assets of PharMerica and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by PharMerica of any material assets or capital stock of any other person, or any combination of the foregoing (a "COMPETING TRANSACTION"), or negotiate, explore or otherwise engage in discussions with any person (other than Bergen, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of the Merger by PharMerica's stockholders, PharMerica may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction which was not solicited or encouraged after the date of this Agreement if and so long as the Board of Directors of PharMerica determines, in good faith by a majority vote, after consultation with its financial advisors and consultation and receipt of advice from its outside legal counsel, that failing to take such action (i.e., furnishing information, negotiating and engaging in discussions, as aforesaid) would be inconsistent with the fiduciary duties of the Board of Directors of PharMerica under Applicable Law. PharMerica will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction.

            5.17.2 Notwithstanding any other provision of this Section 5.17, in the event that, prior to the approval of the Merger by PharMerica's stockholders, the Board of Directors of PharMerica determines, in response to a written proposal for a Competing Transaction which was not solicited or encouraged after the date of this Agreement, such determination to be in good faith by a majority vote after consultation with its financial advisors and consultation and receipt of advice from its outside legal counsel, that its failure to withdraw, modify or change the PharMerica Board Recommendation would be inconsistent with the fiduciary duties of the PharMerica Board of Directors under Applicable Law, the Board of Directors of PharMerica may (subject to the provisions of this Section 5.17) withdraw, modify or change, in a manner adverse to Bergen, the PharMerica Board Recommendation and, to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction by disclosing such withdrawn, modified or changed PharMerica Board Recommendation in connection with a tender or exchange offer for PharMerica securities, provided that PharMerica (i) provides Bergen with written notice of (A) its intention to withdraw, modify or change the PharMerica Board Recommendation and (B) the terms and conditions of any Competing Transaction at least 48 hours prior to any termination of this Agreement pursuant to this Section 5.17 (it being understood that once 48 hours has elapsed since PharMerica's first notice to Bergen of its intent to withdraw, modify or change the PharMerica Board Recommendation, PharMerica may, in its discretion, terminate this Agreement pursuant to this Section 5.17 regardless of any response by Bergen to such notice if such termination is in accordance with the provisions of this Section 5.17, and (ii) delivers to Bergen concurrent with such withdrawal, modification or change (A) a written notice of termination of this Agreement pursuant to this Section 5.17, (B) a payment in cash by wire transfer in immediately available funds to an account designated by Bergen in the amount of Bergen's Costs (as hereinafter defined) as the same may have been estimated by Bergen in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Bergen's definitive determination of such (costs), and a payment in cash by wire transfer in immediately available funds to an account designated by Bergen in the amount of the termination fee as provided in Section 7.2 and (C) a written acknowledgment from PharMerica that upon termination of this Agreement pursuant to this Section 5.17, the amended and restated Bergen Supply Agreement described in Section 7.2.2 shall be in effect, shall be binding upon PharMerica and its successors and assigns and shall be honored in accordance with its terms. The foregoing shall in no way limit or otherwise affect Bergen's right to terminate this Agreement pursuant to
Section 7.1.4. The PharMerica Board of Directors shall not take any action to change the approval of the Board of Directors of PharMerica for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby, including the Merger, unless and until this Agreement is terminated.

            5.17.3 From and after the execution of this Agreement, PharMerica shall, as promptly as possible and in any event within 24 hours of receipt, advise Bergen in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and furnish to Bergen within 24 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto. In addition, PharMerica shall immediately advise Bergen, in writing, if the Board of Directors of PharMerica shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of Section 5.17.1.

    5.18 TERMINATION RIGHT. If, prior to the approval of the Merger by PharMerica's stockholders, the Board of Directors of PharMerica determines, in response to a written proposal for a Competing Transaction which was not solicited or encouraged after the date of this Agreement, such determination to be in good faith by a majority vote after consultation with its financial advisors and consultation and receipt of advice from its outside legal counsel, that it must withdraw, modify or change the PharMerica Board Recommendation (all in accordance with and in compliance with Section 5.17) and that a failure to do so would be inconsistent with the fiduciary duties of the Board of Directors of PharMerica under Applicable Law, then if PharMerica has complied with each of the provisions of Section 5.17 (including without limitation each of the provisions of Section 5.17.2), it may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") with respect to such Competing Transaction.

    5.19 AFFILIATES OF PHARMERICA. PharMerica shall cause each person who may be at the Effective Time or was on the date hereof an "affiliate" of PharMerica for purposes of Rule 145 under the Securities Act, to execute and deliver to Bergen no less than five days prior to the date of the Closing, the written undertakings in the form attached hereto as Exhibit A-1 (the "PHARMERICA AFFILIATE LETTER"). No later than ten days prior to the date of the Closing, PharMerica, after consultation with its outside counsel, shall provide Bergen with a letter (reasonably satisfactory to Bergen's Chief Legal Officer) specifying all of the persons or entities who, in PharMerica's opinion, may be deemed to be "affiliates" of PharMerica under the preceding sentence. The foregoing notwithstanding, Bergen shall be entitled to place legends as specified in the PharMerica Affiliate Letter on the certificates evidencing any shares of the Bergen Common Stock to be received by (i) any such "affiliate" of PharMerica specified in such letter or (ii) any person Bergen reasonably identifies (by written notice to PharMerica) as being a person who may be deemed an "affiliate" for purposes of Rule 145 under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for the Bergen Common Stock, consistent with the terms of the PharMerica Affiliate Letter, regardless of whether such person has executed the PharMerica Affiliate Letter and regardless of whether such person's name appears on the letter to be delivered pursuant to the preceding sentence.

    5.20 SUBSEQUENT FINANCIAL STATEMENTS. PharMerica shall consult with Bergen prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any PharMerica SEC Reports after the date of this Agreement.

    5.21 ENVIRONMENTAL MATTERS. Prior to the Closing, Bergen shall have the right, at its expense, to make such environmental studies of each of the premises at which PharMerica and its Subsidiaries conduct business (the "PREMISES"), including without limitation reviewing records, inspecting the properties and testing the air, subsoil, groundwater and building materials at the Premises, as it shall deem necessary to determine whether the Premises are in compliance with all applicable Environmental Laws and whether any Regulated Substances are present at the Premises, but shall indemnify and hold PharMerica and its Subsidiaries harmless from any loss, cost or damage proximately caused by such inspection. Such inspection shall be scheduled and performed so as not to unreasonably interfere with the business of PharMerica and its Subsidiaries.

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
    5.22  FINANCIAL STATEMENTS FOR A CURRENT REPORT ON FORM 8-K.

            5.22.1 Prior to the Closing, PharMerica shall provide to Bergen (a) regardless of when the Closing occurs, (i) audited consolidated balance sheets of PharMerica and its Subsidiaries as of December 31, 1998 and 1997, (ii) audited consolidated statements of income, cash flows and changes in shareholders' equity of PharMerica and its Subsidiaries for the years ended December 31, 1998, 1997 and 1996, and (iii) an unqualified report with respect to such audited financial statements by Arthur Andersen & Co. LLP, which report shall be in form and substance reasonably satisfactory to Bergen, and (b) if the Closing occurs on or after May 14, 1999, in addition to the items referred to in clause "a" of this Section 5.22.1, (i) unaudited consolidated balance sheets of PharMerica and its Subsidiaries as of March 31, 1999 and 1998 and (ii) unaudited consolidated statements of income, cash flows and changes in shareholders' equity of PharMerica and its Subsidiaries for the three months ended March 31, 1999 and 1998. Such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, and shall conform in all material respects to all provisions of the SEC's Regulation S-X, so that such financial statements meet the requirements for filing by Bergen with the SEC in response to Items 2 and 7 of the SEC's Current Report on Form 8-K.

            5.22.2 At the Closing, PharMerica shall cause Arthur Andersen & Co. LLP to deliver to Bergen an executed consent, in form and substance reasonably satisfactory to Bergen and suitable for filing by Bergen with the SEC, which consent shall authorize Bergen to file with the SEC the report delivered pursuant to Section 5.22.1.

            5.22.3 Upon Bergen's request, contemporaneous with the delivery of the consolidated financial statements described in clause "a" of Section 5.22.1, PharMerica shall cause Arthur Andersen & Co. LLP to make available to Bergen and its representatives the work papers generated in connection with such accounting firm's audit of the audited consolidated financial statements delivered pursuant to Section 5.22.1.

            5.22.4 Prior to the Closing, PharMerica shall cooperate with Bergen in providing to Bergen such consolidated financial statements, financial data and accountants' reports as Bergen shall reasonably request with respect to any filing that Bergen shall make under the Securities Act or the Exchange Act.

    5.23 TAX-FREE TREATMENT. Each of the parties shall use its best efforts to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code and to cooperate with one another in obtaining an opinion from Lowenstein Sandler PC ("Lowenstein Sandler"), counsel to Bergen, as provided for in Section 6.1.6. In connection therewith, each of Bergen and PharMerica shall deliver to Lowenstein Sandler representation letters and PharMerica shall use all reasonable efforts to obtain representation letters from appropriate stockholders of PharMerica and shall deliver any such letters so obtained to Lowenstein Sandler, in each case in form and substance reasonably satisfactory to Lowenstein Sandler. Each of Bergen and PharMerica represent one to the other that they are aware of no matter that would cause the Merger not to be treated as a tax free reorganization under Section 368(a) of the Code.

    5.24 EMPLOYEE STOCK PURCHASE PLANS. Consistent with the terms of PharMerica's stock purchase plans, promptly following the date hereof, PharMerica shall take such actions as are necessary to provide that (a) shares sold to plan participants pursuant to such plans subsequent to the date hereof shall be purchased by PharMerica or its agent in the market, (b) at or before the Effective Time, the amount of all payroll deduction contributions then held in each participant's plan account shall be returned to such participant and (c) as of the Effective Time, such plans shall be terminated.

                                  ARTICLE VI.
                                   CONDITIONS

    6.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of PharMerica, Bergen and Subcorp to consummate the Merger shall be subject to the satisfaction (or waiver by each party, to the extent permitted by law) of the following conditions:

            6.1.1(i) This Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by PharMerica's stockholders in the manner required by any Applicable Law, and (ii) the issuance of the shares of Bergen Common Stock to be issued in the Merger shall have been approved by Bergen's stockholders in the manner required by any Applicable Law and the applicable rules of the NYSE.

            6.1.2 No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect, which would prohibit consummation of the transactions contemplated by this Agreement or which would have a Bergen Material Adverse Effect after the Effective Time and after giving effect to consummation of the transactions contemplated by this Agreement.

            6.1.3 The waiting period required by the HSR Act, and any extensions thereof obtained by request or other action of the Federal Trade Commission (the "FTC") and/or the Antitrust Division of the United States Department of Justice (the "ANTITRUST DIVISION"), shall have expired or been terminated by the FTC and the Antitrust Division.

            6.1.4 The SEC shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator.

            6.1.5 The shares of Bergen Common Stock required to be issued pursuant to the Merger (including, without limitation, the Bergen Common Stock issuable upon the exercise of the Bergen Exchange Options) shall have been approved for listing on the NYSE, subject to official notice of issuance.

            6.1.6 PharMerica shall have received the opinion of Lowenstein Sandler, dated on or prior to the effective date of the Registration Statement and on the Closing Date, based in part on the representations referred to in
Section 5.23, to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) PharMerica, Bergen and Subcorp will each be a party to that reorganization and (iii) no gain or loss will be recognized by the stockholders of PharMerica upon the receipt of Bergen Common Stock in exchange for shares of PharMerica Common Stock pursuant to the Merger except with respect to cash received in lieu of fractional share interests in Bergen Common Stock.

    6.2 CONDITIONS TO BERGEN'S AND SUBCORP'S OBLIGATIONS. The obligations of Bergen and Subcorp to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by Bergen) prior to or at Closing of each of the following conditions:

            6.2.1  The representations and warranties of PharMerica set forth in
Article III shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to "materiality" or a PharMerica Material Adverse Effect set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a PharMerica Material Adverse Effect, provided that the representations and warranties set forth in Sections 3.1, 3.2, 3.5 and
3.14 shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured as of such specified date).

            6.2.2 PharMerica shall have performed in all material respects each of its obligations under this Agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Closing.

            6.2.3 Since the date of this Agreement, there shall not have occurred any act, event or omission having or reasonably likely to have a PharMerica Material Adverse Effect.

            6.2.4 PharMerica shall have obtained all authorizations, consents, waivers, approvals or other actions described in Section 6.2.4 of the PharMerica Disclosure Statement required in connection with the execution, delivery and performance of this Agreement by PharMerica and its Subsidiaries (the "PHARMERICA APPROVALS") and the PharMerica Approvals shall be in full force and effect as of the Closing Date. Bergen shall have obtained all authorizations, consents, waivers, approvals or other actions described in Section 6.2.4 of the Bergen Disclosure Statement (the "BERGEN APPROVALS") and the Bergen Approvals shall be in full force and effect as of the Closing Date.

            6.2.5 There shall not be pending any legal proceeding by any Governmental Authority or other third party which (a) in the reasonable judgment of Bergen's Board of Directors, is reasonably likely to cause a Bergen Material Adverse Effect after the Effective Time giving effect to consummation of the transactions contemplated by this Agreement and (b) either (i) challenges or seeks to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) except to the extent consistent with the obligations of Bergen and PharMerica pursuant to Section 5.7.3, seeks to prohibit or limit the ownership or operation by Bergen, PharMerica or any of their respective subsidiaries of, or to compel Bergen, PharMerica or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Bergen, PharMerica or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeks to impose limitations on the ability of Bergen to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation or (iv) except to the extent consistent with the obligations of Bergen and PharMerica pursuant to Section 5.7.3, seeks to prohibit Bergen or any subsidiary of Bergen from effectively controlling in any material respect the business or operations of Bergen or the subsidiaries of Bergen.

            6.2.6 Prior to or at the Closing, PharMerica shall have delivered to Bergen the following:

                  6.2.6.1 certificate of the President or a Vice President of PharMerica (executed on behalf of PharMerica), dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with this Agreement and (2) to such person's knowledge, the conditions specified in Sections 6.2.1, 6.2.2 and 6.2.3 have been satisfied;

                  6.2.6.2 certificate of the Secretary or Assistant Secretary of PharMerica, dated the Closing Date, as to the incumbency of any officer of such entity executing this Agreement or any document related hereto; and

                  6.2.6.3 a copy of (1) the Certificate of Incorporation, as amended, of PharMerica, certified by the Secretary of State of the State of Delaware and dated not earlier than fifteen days prior to the Closing, (2) a certificate of the Secretary of State of the State of Delaware, dated not earlier than fifteen days prior to the Closing and confirming that PharMerica is in good standing in the State of Delaware, (3) the by-laws, as amended, of PharMerica, certified by the Secretary or Assistant Secretary of PharMerica as of the Closing Date, and (4) the resolutions of PharMerica's Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of PharMerica as of the Closing Date.

            6.2.7 All reports of PharMerica's independent accountants relating to PharMerica's audited consolidated financial statements filed with (or incorporated by reference in any document filed with) the SEC subsequent to the date hereof and prior to the Effective Time shall certify, without qualification or exception, that such financial statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved and (b) fairly present, in all material respects, the consolidated financial position of the entities described therein as of the dates thereof and the consolidated results of operations and consolidated cash flows of such entities for the periods presented.

    6.3 CONDITIONS TO PHARMERICA'S OBLIGATIONS. The obligations of PharMerica to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by PharMerica) at or prior to the Closing of each of the following conditions:

            6.3.1 The representations and warranties of Bergen and Subcorp set forth in Article IV shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to "materiality" or a Bergen Material Adverse Effect set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a Bergen Material Adverse Effect, provided that the representations and warranties set forth in Sections 4.1, 4.2 and 4.12 shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured as of such specified date).

            6.3.2 Bergen and Subcorp shall have performed in all material respects each of its obligations under this Agreement and shall have complied in all material respects with each covenant to be performed and complied with by Bergen and Subcorp under this Agreement at or prior to the Closing.

            6.3.3 Bergen shall have obtained all of the Bergen Approvals and the Bergen Approvals shall be in full force and effect as of the Closing Date.

            6.3.4 Prior to or at the Closing, Bergen and Subcorp shall have delivered to PharMerica the following:

                  6.3.4.1 a certificate of the President or a Vice President of Bergen (executed on behalf of Bergen), dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with this Agreement and
(2) to such person's knowledge, the conditions specified in Sections 6.3.1,
6.3.2 and 6.3.5 have been satisfied;

                  6.3.4.2 a certificate of the Secretary or Assistant Secretary of each of Bergen and Subcorp, dated the Closing Date, as to the incumbency of any officer of Bergen and Subcorp executing this Agreement or any document related hereto;

                  6.3.4.3 a copy of (1) the Restated Certificate of Incorporation, as amended, of Bergen, certified by the Secretary of State of the State of New Jersey and dated not earlier than fifteen days prior to the Closing, (2) a certificate of the Secretary of State of the State of New Jersey, dated not earlier than fifteen days prior to the Closing and confirming that Bergen is in good standing in the State of Delaware, (3) the by-laws, as amended, of Bergen, certified by the Secretary or Assistant Secretary of Bergen as of the Closing Date, and (4) the resolutions of Bergen's Board of Directors (or Executive Committee thereof) authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of Bergen as of the Closing Date; and

                  6.3.4.4 a copy of (1) the Certificate of Incorporation, as amended, of Subcorp, certified by the Secretary of State of the State of Delaware and dated not earlier than fifteen days prior to the Closing, (2) a certificate of the Secretary of State of the State of Delaware, dated not earlier than fifteen days prior to the Closing and confirming that Subcorp is in good standing in the State of Delaware, (3) the by-laws, as amended, of Subcorp, certified by the Secretary or Assistant Secretary of Subcorp as of the Closing Date, and (4) the resolutions of Subcorp's Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of Subcorp as of the Closing Date.

            6.3.5 Since the date of this Agreement, there shall not have occurred any act, event or omission having or reasonably likely to have a Bergen Material Adverse Effect.

            6.3.6 All reports of Bergen's independent accountants relating to Bergen's audited consolidated financial statements filed with (or incorporated by reference in any document filed with) the SEC subsequent to the date hereof and prior to the Effective Time shall certify, without qualification or exception, that such financial statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved and (b) fairly present, in all material respects, the consolidated financial position of the entities described therein as of the dates thereof and the consolidated results of operations and consolidated cash flows of such entities for the periods presented.

                                  ARTICLE VII.
                           TERMINATION AND AMENDMENT

    7.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by PharMerica's stockholders and/or Bergen's stockholders):

            7.1.1  by mutual written consent of Bergen and PharMerica;

            7.1.2 by either Bergen or PharMerica if there shall be any law or regulation that, as supported by the written opinion of outside legal counsel, makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Bergen or PharMerica from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

            7.1.3 by either Bergen or PharMerica if the Merger shall not have been consummated before the Outside Date (as hereinafter defined), provided, however, that the right to terminate this Agreement under this Section 7.1.3 shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

            7.1.4 by Bergen if the Board of Directors of PharMerica shall withdraw, modify or change the PharMerica Board Recommendation in a manner adverse to Bergen;

            7.1.5 by either Bergen or PharMerica if at the PharMerica Special Meeting (including any adjournment or postponement thereof) the requisite vote (under all Applicable Laws) of PharMerica's stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

            7.1.6 by either Bergen or PharMerica if at the Bergen Annual Meeting (including any adjournment or postponement thereof) the requisite vote (under all Applicable Laws and the rules and regulations of the NYSE) of Bergen's stockholders to authorize the issuance of Bergen Common Stock in the Merger shall not have been obtained;

            7.1.7  by PharMerica, pursuant to Section 5.17 or Section 5.18;

            7.1.8 by PharMerica if (a) Donaldson Lufkin & Jenrette Securities Corporation, acting in good faith and in accordance with recognized professional standards consistent with prior practices, declines to provide PharMerica with an opinion, in substantially the form and substance of, and based on substantially the same analyses as were utilized in preparing, the opinion described in Section 3.30, to the effect that, as of the date of any Prospectus/Joint Proxy Statement, the Merger Consideration is fair to PharMerica's stockholders from a financial point of view and (b) an independent investment banking firm, mutually acceptable to Bergen and PharMerica (a "THIRD PARTY FIRM"), after being given a reasonable opportunity to perform a satisfactory inquiry, advises Bergen and PharMerica that, acting in good faith and in accordance with recognized professional standards consistent with prior practices, it is unable to provide PharMerica with an opinion, in form and substance consistent with industry practice to the effect that, as of the date of any Prospectus/Joint Proxy Statement, the Merger Consideration is fair to PharMerica's stockholders from a financial point of view; or by Bergen, if (c) Nationsbanc Montgomery Securities LLC, acting in good faith and in accordance with recognized professional standards consistent with prior practices, declines to provide Bergen with an opinion, in substantially the form and substance of, and based on substantially the same analyses as were utilized in preparing, the opinion delivered by such firm in connection with Bergen's execution of this Agreement, to the effect that, as of the date of any Prospectus/ Joint Proxy Statement, the Merger Consideration is fair to Bergen from a financial point of view, and (d) a Third Party Firm, after being given a reasonable opportunity to perform a satisfactory inquiry, advises Bergen and PharMerica that, acting in good faith and in accordance with recognized professional standards consistent with prior practices, it is unable to provide Bergen with an opinion, in form and substance consistent with industry practice to the effect that, as of the date of any Prospectus/Joint Proxy Statement, the Merger Consideration is fair to Bergen from a financial point of view.

            7.1.9 by either Bergen or PharMerica if any representation or warranty made in this Agreement (including without limitation the PharMerica Disclosure Statement and the Bergen Disclosure Statement) for its benefit is untrue in any material respect (other than representations and warranties which are qualified as to materiality, which representations and warranties will give rise to termination if untrue in any respect); provided that, in each case, (a) the party seeking to terminate this Agreement is not then in material breach of any material representation or warranty contained in this Agreement, (b) such untrue representation or warranty cannot be or has not been cured within 30 days after receipt of written notice of such breach and (c) in the case of PharMerica, except for the representations and warranties contained in Sections 3.1, 3.2, 3.5 and 3.14, and in the case of Bergen, except for the representations and warranties contained in Sections 4.1, 4.2 and 4.12, such untrue representation and warranty has, or is reasonably likely to have, a PharMerica Material Adverse Effect or a Bergen Material Adverse Effect, as the case may be and in each case after the Effective Time and after giving effect to consummation of the transactions contemplated by this Agreement;

            7.1.10 by either Bergen or PharMerica if the other party shall have defaulted in the performance of any material covenant or agreement under this Agreement; provided that, in each case, (a) the party seeking to terminate this Agreement has complied with its covenants and agreements under this Agreement in all material respects and (b) such failure to comply cannot be or has not been cured within 30 days after receipt of written notice of such default;

            7.1.11 by Bergen if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall require the divestiture or cessation of any of the present business or operations conducted by Bergen or its Subsidiaries or PharMerica or its Subsidiaries or shall impose any other material condition or requirement, which divestiture, cessation, condition or requirement, in the reasonable judgment of Bergen's Board of Directors, would be reasonably likely to have a Bergen Material Adverse Effect after the Effective Time giving effect to consummation of the transactions contemplated by this Agreement, except to the extent that any such divestiture, cessation, condition or requirement is consistent with the obligations of Bergen and PharMerica pursuant to Section 5.7.3;

            7.1.12 by Bergen, in the event that the conditions to its obligations set forth in Article VI have not been satisfied or waived by the date set for the Closing or in the event that such conditions cannot possibly be satisfied prior to the Outside Date, provided that Bergen is not then in material breach of any material representation, warranty, covenant or other agreement contained in this Agreement; or

            7.1.13 by PharMerica, in the event that the conditions to its obligations set forth in Article VI have not been satisfied or waived by the date set for the Closing or in the event that such conditions cannot possibly be satisfied prior to the Outside Date, provided that PharMerica is not then in material breach of any material representation, warranty, covenant or other agreement contained in this Agreement.

For purposes of this Agreement, the "OUTSIDE DATE" shall mean (a) June 1, 1999, or, (b) if a Third Party Firm (as defined herein) is retained pursuant to
Section 7.1.8, then July 1, 1999.

    7.2. EFFECT OF TERMINATION.

            7.2.1  In the event of the termination of this Agreement pursuant to
Section 7.1, this Agreement, except for any provisions relating to the confidentiality obligations of the parties hereto to each other and the provisions of this Section 7.2 and Section 8.11, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section
7.2 shall relieve any party to this Agreement of liability for a material breach of any material provision of this Agreement.

            7.2.2  PharMerica agrees that, if:

                  7.2.2.1 PharMerica terminates this Agreement pursuant to (a) either Section 5.17 or Section 5.18 and (b) Section 7.1.7;

                  7.2.2.2 Bergen terminates this Agreement pursuant to Section 7.1.4;

                  7.2.2.3 (A) Bergen or PharMerica terminates this Agreement pursuant to Section 7.1.5, (B) at the time of such failure by PharMerica's stockholders to so approve this Agreement there is a publicly announced or disclosed Competing Transaction with respect to PharMerica involving a third party, and (C) within 12 months after such termination, PharMerica shall enter into an Acquisition Agreement for a Business Combination (as defined herein) or consummates a Business Combination; or

                  7.2.2.4  (A) PharMerica terminates this Agreement pursuant to
Section 7.1.8, (B) at the time of such termination, there has been disclosed to PharMerica a proposal for a Competing Transaction with respect to PharMerica involving a third party, and (C) within 12 months after such termination, PharMerica shall enter into an Acquisition Agreement for a Business Combination or consummates a Business Combination, then, (W) in the case of a termination by Bergen as described in Section 7.2.2.2, within three business days following such termination, (X) in the case of a termination by PharMerica as described in Section 7.2.2.1, concurrently with such termination, (Y) in the case of a termination by PharMerica or Bergen as described in Section 7.2.2.3 where a Competing Transaction has been publicly announced or publicly disclosed prior to the PharMerica Special Meeting (including any adjournment or postponement thereof), prior to the earlier of the consummation of a Business Combination or execution of an Acquisition Agreement with respect thereto, or (Z) in the case of a termination by PharMerica as described in Section 7.2.2.4 has been disclosed to PharMerica at the time of such termination, prior to the earlier of the consummation of a Business Combination or execution of an Acquisition Agreement with respect thereto, the following steps (the "CONTINGENCY STEPS") will occur: (1) PharMerica will pay to Bergen in cash by wire transfer in immediately available funds to an account designated by Bergen (i) in reimbursement for Bergen's expenses an amount in cash equal to the aggregate amount of Bergen's Costs up to but not in excess of an amount equal to $6.0 million in the aggregate and (ii) a termination fee in an amount equal to $38.0 million and (2) the Bergen Supply Agreement shall be automatically amended and restated, without any further action of the parties thereto, to contain only the terms and conditions set forth in the amended and restated supply agreement exchanged by the parties on the date hereof. For purposes of this Section 7.2, "BUSINESS COMBINATION" means
(i) a merger, consolidation, share exchange, business combination or similar transaction involving PharMerica as a result of which PharMerica's stockholders prior to such transaction in the aggregate cease to own at least 85% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 20% of the assets of PharMerica and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than Bergen or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 15% of the PharMerica Common Stock whether by tender or exchange offer or otherwise. For purposes of this Agreement, "COSTS" means out-of-pocket costs, fees and expenses of Bergen's counsel, accountants, financial advisors and other experts and advisors (but with respect to financial advisors and such other experts and advisors, only if and to the extent a signed engagement letter delivered to PharMerica prior to execution of this Agreement provides for payment in such circumstances) as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation. For purposes of this Agreement, the term "BERGEN SUPPLY AGREEMENT" shall mean the Prime Vendor Service Agreement between PharMerica and Bergen, as amended.

    7.3. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors (or Executive Committees thereof, at any time before or after adoption of this Agreement by PharMerica's stockholders, but after any such approval, no amendment shall be made which by law requires further approval or authorization by PharMerica's stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    7.4. EXCLUSIVE REMEDY. In the event that the Contingency Steps are taken pursuant to Section 7.2, notwithstanding any other provision of this Agreement, it is understood and agreed that such Contingency Steps shall be the exclusive remedy for any act or omission resulting in the termination of this Agreement or other claim arising out of this Agreement or the transactions contemplated hereby.

    7.5. EXTENSION; WAIVER. At any time prior to the Effective Time, Bergen (with respect to PharMerica) and PharMerica (with respect to Bergen and Subcorp) by action taken or authorized by their respective Boards of Directors (or Executive Committees thereof), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

    7.6 STANDSTILL. In the event that PharMerica terminates this Agreement pursuant to Section 7.1.8, the standstill provisions of the Confidentiality Agreement (as defined herein) shall cease to apply, notwithstanding any provision in the Confidentiality Agreement to the contrary.

                                 ARTICLE VIII.
                                 MISCELLANEOUS

    8.1 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

    8.2. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, by overnight courier or sent by certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or if mailed, three calendar days after the date of mailing, as follows (or at such other address for a party as shall be specified by like notice):

            8.2.1  if to Bergen or Subcorp:

                 Bergen Brunswig Corporation
                 4000 Metropolitan Drive
                 Orange, CA 92868
                 Milan A. Sawdei, Esq.
                 Executive Vice President and
                 Chief Legal Officer

                 with a copy (which shall not constitute notice) to:

                 Peter H. Ehrenberg
                 Lowenstein, Sandler PC
                 65 Livingston Avenue
                 Roseland, New Jersey 07068
                 Telecopy No.: (973) 597-2400

            8.2.2  if to PharMerica:

                 PharMerica, Inc.
                 175 Kelsey Lane
                 Tampa, Florida
                 C. Arnold Renschler, M.D.
                 President and Chief Executive Officer

                 with a copy (which shall not constitute notice) to:

                 J. Vaughan Curtis
                 Alston & Bird LLP
                 One Atlantic Center
                 1201 West Peachtree Street
                 Atlanta, Georgia 30309-3424
                 Telecopy No.: (404) 881-4777

    8.3. INTERPRETATION.

            8.3.1 When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            8.3.2 For purposes of this Agreement, "KNOWLEDGE" of a party shall mean the actual knowledge of all officers of such party with a title of executive vice president or higher.

    8.4. COUNTERPARTS. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

    8.5. ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein), the Bergen Supply Agreement and, subject to
Section 7.6, the Confidentiality Agreement between PharMerica and Bergen dated September 28, 1998 ("CONFIDENTIALITY AGREEMENT") constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

    8.6. THIRD-PARTY BENEFICIARIES. Except for the agreements set forth in Sections 2.4.2 and 5.13, nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

    8.7. GOVERNING LAW. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the State of Delaware.

    8.8. CONSENT TO JURISDICTION; VENUE.

            8.8.1 Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in any Delaware state or federal court. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            8.8.2 Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the delivery of copies of such process to such party in the same manner as notice is to be provided pursuant to Section 8.2. Nothing in this Section 8.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

    8.9. SPECIFIC PERFORMANCE. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

    8.10. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    8.11. EXPENSES. Subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the Registration Statement and the Prospectus/Joint Proxy Statement (including filing fees related thereto but excluding legal and accounting fees and expenses) and the fees and disbursements of any Third Party Firm will be shared equally by Bergen and PharMerica.

    8.12 SEVERABILITY. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

    8.13 NO STRICT CONSTRUCTION. Each of Bergen, Subcorp and PharMerica acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party.

    IN WITNESS WHEREOF, Bergen, Subcorp and PharMerica have signed this Agreement as of the date first written above.

                                BERGEN BRUNSWIG CORPORATION

                                By:  /s/ DONALD R. RODEN
                                     -----------------------------------------
                                     Name: Donald R. Roden
                                     Title: President and Chief Executive
                                     Officer

                                PEACOCK MERGER CORP.

                                By:  /s/ DONALD R. RODEN
                                     -----------------------------------------
                                     Name: Donald R. Roden
                                     Title: President and Chief Executive
                                     Officer

                                PHARMERICA, INC.

                                By:  /s/ C. ARNOLD RENSCHLER
                                     -----------------------------------------
                                     Name: C. Arnold Renschler, M.D.
                                     Title: President and Chief Executive
                                     Officer

                         [Agreement and Plan of Merger]

                                                                         ANNEX B

              DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

As of January 10, 1999

Board of Directors
PharMerica, Inc.
175 Kelsey Lane
Tampa, FL 33619

Dear Sirs:

    You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of PharMerica, Inc. (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the proposed Agreement and Plan of Merger (the "Agreement"), by and among Bergen Brunswig Corporation ("Bergen"), Peacock Merger Corporation ("Merger Sub"), a wholly owned subsidiary of Bergen and the Company pursuant to which Merger Sub will be merged (the "Merger") with and into the Company.

    Pursuant to the Agreement, each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") will be converted, subject to certain exceptions, into the right to receive 0.275 shares of common stock, par value $1.50, per share of Bergen ("Bergen Common Stock").

    In arriving at our opinion, we have reviewed the draft form of the Agreement dated January 10, 1999 and exhibit thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Bergen, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning October 1, 1998 and ending December 31, 2003 prepared by the management of the Company and certain financial projections of Bergen for the period beginning October 1, 1998 and ending September 30, 2000 prepared by the management of Bergen. In addition, we have compared certain financial and securities data of the Company and Bergen with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Company Common Stock and Bergen Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or Bergen or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Bergen as to the future operating and financial performance of the Company and Bergen, respectively. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion as to the price at which Bergen Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services, including acting as lead manager for the Company's $325 million offering of Senior Subordinated Notes in March 1998, for which DLJ received usual and customary compensation.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the holders of Company Common Stock pursuant to the Agreement is fair to such stockholders from a financial point of view.

Very truly yours,

DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

By:                 /s/ RICHARD A. LANDGARTEN
           ------------------------------------------
                      Richard A. Landgarten
                         VICE PRESIDENT

                                                                         ANNEX C

                     NATIONSBANC MONTGOMERY SECURITIES LLC

January 10, 1999

Board of Directors
Bergen Brunswig Corporation
4000 Metropolitan Drive
Orange, California 92868-3510

Ladies and Gentlemen:

    We understand that Bergen Brunswig Corporation, a New Jersey corporation ("Bergen Brunswig"), Peacock Merger Corp., a Delaware corporation and a wholly owned subsidiary of Bergen Brunswig ("Subcorp"), and PharMerica, Inc., a Delaware corporation ("PharMerica") have entered into an agreement and plan of merger dated as of January 11, 1999 (the "Merger Agreement"), pursuant to which ("Subcorp") will be merged with and into PharMerica, with PharMerica as the surviving corporation (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Bergen Brunswig, we understand that each outstanding share of the common stock, $0.01 par value per share, of PharMerica ("PharMerica Common Stock") will be converted into the right to receive 0.275 shares of the Class A common stock, $1.50 par value per share, of Bergen Brunswig ("Bergen Brunswig Common Stock"), subject to certain adjustments (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

    You have asked for our opinion as investment bankers as to whether the Consideration to be paid by Bergen Brunswig pursuant to the Merger is fair to Bergen Brunswig from a financial point of view, as of the date hereof.

    In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to PharMerica and Bergen Brunswig, including the consolidated financial statements for recent years and interim periods to September 30, 1998 and certain other relevant financial and operating data relating to PharMerica made available to us from published sources and from the internal records of PharMerica; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, PharMerica Common Stock and Bergen Brunswig Common Stock; (iv) compared PharMerica from a financial point of view with certain other companies in the institutional pharmacy industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations in the institutional pharmacy industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of PharMerica and Bergen Brunswig certain information of a business and financial nature regarding PharMerica, furnished to us by them, including financial forecasts and related assumptions of PharMerica; (vii) reviewed financial forecasts of Bergen Brunswig provided to us by management of Bergen Brunswig; (viii) made inquires regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Bergen Brunswig's counsel; and (ix) performed such other analyses and examinations as we have deemed appropriate.

    In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for PharMerica and Bergen Brunswig provided to us by their respective management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts, including the earn-out estimates on PharMerica acquisitions, have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective management at the time of preparation as to the future financial performance of PharMerica and Bergen Brunswig and that they provide a reasonable basis upon which we can form our opinion. With respect to the forecasts for PharMerica, we have adjusted such forecasts to reflect realization of certain projected operational synergies with Bergen Brunswig, the estimated payouts on existing executive contracts and the costs required to upgrade systems for compliance purposes, in each case based on estimates provided by PharMerica management. We have not adjusted such forecasts to reflect possible future events, such as further changes in Medicare and Medicaid laws regarding reimbursement rates for pharmaceutical services provided to long-term care and assisted living facilities, or acquisitions of or by significant preferred provider customers of PharMerica, and we have assumed and that PharMerica will continue to service all existing preferred provider customers, and we have assumed that PharMerica will continue to service all existing preferred provider customers on the same terms as currently in effect. We have discussed the adjusted forecasts with management of Bergen Brunswig and they have acknowledged our use of such adjusted forecasts in arriving at our opinion. We have further assumed that there have been no material changes in PharMerica's assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to us. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of PharMerica, nor have we been furnished with any such appraisals. We have relied on advice of counsel and independent accountants to Bergen Brunswig as to all legal and financial reporting matters with respect to PharMerica, the Merger and the Merger Agreement including the legal status and financial reporting of litigation involving PharMerica. In that regard, we have assumed that no additional litigation reserves for PharMerica will be required to cover PharMerica's exposure for existing and future litigation and/or enforcement proceedings brought by government and/or private parties. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. You have informed us, and we have assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

    We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Bergen Brunswig of any of the conditions to its obligations thereunder.

    We have acted as financial advisor to Bergen Brunswig in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Bergen Brunswig and PharMerica, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, our affiliate, Bank of America, provides commercial banking services to Bergen Brunswig and PharMerica and has acted in agent and co-agent capacities for Bergen Brunswig and PharMerica, respectively.

    Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be paid by Bergen Brunswig pursuant to the Merger is fair to Bergen Brunswig from a financial point of view, as of the date hereof.

    This opinion is directed to the Board of Directors of Bergen Brunswig in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to

Bergen Brunswig and does not address the relative merits of the Merger and any alternatives to the Merger, Bergen Brunswig's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Bergen Brunswig, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in the Joint Proxy Statement/Prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Very truly yours,

/s/ NATIONSBANC MONTGOMERY SECURITIES LLC

                                    ANNEX D
                            FORM OF AMENDMENT TO THE
                    RESTATED CERTIFICATE OF INCORPORATION OF
                          BERGEN BRUNSWIG CORPORATION

         AMENDMENT TO ARTICLE SIXTH OF THE BERGEN RESTATED CERTIFICATE

    Resolved, that Article VI of the Restated Certificate of Incorporation of Bergen Brunswig Corporation be, and the same hereby is, amended by deleting the first sentence thereof, and replacing it with the following sentence:

    "The total authorized capital stock of the Corporation shall be 303,000,000 shares consisting of:

        1. 3,000,000 shares of Preferred Stock without nominal or par value; and

        2. 300,000,000 shares of Class A Common Stock, par value $1.50 per share."

                                    ANNEX E
                          BERGEN BRUNSWIG CORPORATION
                    1999 NON-EMPLOYEE DIRECTORS' STOCK PLAN

    1. DEFINITIONS.

    "AFFILIATE" and "ASSOCIATE" have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

    "ANNUAL FEES" means the cash portion of (i) any annual fee payable to a Non-Employee Director for service on the Board, (ii) any other fee determined on an annual basis and payable for service on, or for acting as chairperson of, any committee of the Board and (iii) any similar annual fee payable in respect of service on the board of directors of any Subsidiary or any committee of any such board of directors.

    "ANNUAL MEETING" means an annual meeting of the Company's stockholders.

    "BENEFICIAL OWNER" has the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

    "BENEFICIARY" or "BENEFICIARIES" means an individual or entity designated by a Non-Employee Director on a Beneficiary Designation Form to receive Deferred Benefit payments in the event of the Non-Employee Director's death.

    "BENEFICIARY DESIGNATION FORM" means a document, in a form approved by the Plan Administrator, to be used by Non-Employee Directors to name their respective Beneficiaries.

    "BOARD" means the Board of Directors of the Company.

    A "CHANGE IN CONTROL" of the Company shall be deemed to have occurred when:

        (a) any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates (collectively, an "ACQUIRING PERSON"), shall become the Beneficial Owner of 33 1/3 percent or more of the then outstanding shares of Common Stock or the Combined Voting Power of the Company,

        (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the "CONTINUING DIRECTORS"), cease for any reason to constitute a majority of the Board,

        (c) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the Surviving Entity (as defined in Section 16 hereof) or any Parent of such Surviving Entity) at least a majority of the Combined Voting Power of the Company, such Surviving Entity or the Parent of such Surviving Entity outstanding immediately after such merger or consolidation, or

        (d) the shareholders of the Company approve a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

    PROVIDED, HOWEVER, that a Change in Control shall not be deemed to have occurred in the event of

           (i) a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct all or substantially all of the business or businesses formerly conducted by the Company, or

           (ii) any transaction undertaken for the purpose of incorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMBINED VOTING POWER" means the combined voting power of the Company's or other relevant entity's then outstanding voting securities.

    "COMMON STOCK" means the Common Stock of the Company, par value $1.50 per share.

    "COMPANY" means Bergen Brunswig Corporation, a New Jersey corporation, or any successor to substantially all of its business.

    "DIRECTOR'S FEES" means the aggregate of a Non-Employee Director's Annual Fees and Meeting Fees.

    "DIRECTOR SHARES" means shares of Common Stock granted to a Non-Employee Director, which shall be subject to such terms and conditions as are set forth in Section 5(b) below.

    "DISABILITY" means eligibility for disability benefits under the terms of the Company's long-term disability plan in effect at the time the Non-Employee Director becomes disabled.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "FAIR MARKET VALUE" means, in the event the Common Stock is traded on a recognized securities exchange or quoted by the National Association of Securities Dealers Automated Quotations on National Market Issues, an amount equal to the average of the high and low prices of the Common Stock on such exchange or such quotation on the date set for valuation or, if no sales of Common Stock were made on said exchange or so quoted on that date, the average of the high and low prices of the Common Stock on the next preceding day on which sales were made on such exchange or quotations; or, if the Common Stock is not so traded or quoted, that value determined, in its sole discretion, by the Plan Administrator.

    "MEETING FEES" means (i) any meeting fee payable in respect of attendance at or participation in meetings of the Board or any committee of the Board or any meeting of the stockholders of the Company and (ii) any similar meeting fee payable in respect of service on the board of directors of any Subsidiary or any committee of any such board of directors.

    "NON-EMPLOYEE DIRECTOR" means a member of the Board who is not an employee of the Company or any of its Subsidiaries.

    "OPTION" means an option to purchase shares of Common Stock awarded to a Non-Employee Director pursuant to the Plan, which option shall not be intended to qualify, and shall not be treated, as an "incentive stock option" within the meaning of Section 422 of the Code.

    "PARENT" means any corporation which is a "parent corporation" within the meaning of Section 424 of the Code with respect to the relevant entity.

    "PERSON" means any person, entity, or "group" within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

    "PLAN" means the Bergen Brunswig Corporation 1999 Non-Employee Directors' Stock Plan.

    "PLAN ADMINISTRATOR" means the most senior Human Resources executive of the Company as determined by the Board.

    "RESTRICTED SHARES" means shares of Common Stock granted to a Non-Employee Director, which shares are subject to such restrictions on transfer or other incidents of ownership for such periods of time, and are subject to such terms and conditions as are set forth in Section 5(a) below.

    "RETIREMENT" means a Non-Employee Director ceasing to be a member of the Board as a result of retirement from the Board in accordance with the retirement policy then applicable to Board members.

    "SUBSIDIARY" means (i) any corporation which is a "subsidiary corporation" within the meaning of Section 424(f) of the Code with respect to the Company or
(ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Plan Administrator designates as a Subsidiary for the purposes of the Plan.

    2. PURPOSES. The purposes of the Plan are to retain the services of qualified individuals who are not employees of the Company to serve as members of the Board and to secure for the Company the benefits of the incentives inherent in increased Common Stock ownership by such individuals by awarding such individuals Restricted Shares, Director Shares and Options to purchase shares of Common Stock.

    3. ADMINISTRATION.

        (a) AUTHORITY. The Plan Administrator will be responsible for administering the Plan. The Plan Administrator will have authority to adopt such rules as it may deem appropriate to carry out the purposes of the Plan, and shall have authority to interpret and construe the provisions of the Plan and any agreements and notices under the Plan and to make determinations pursuant to any Plan provision. The Plan Administrator shall also have the authority to adjust the number of shares subject to an Option related to each Initial Award or Annual Award pursuant to Section 6(a) at any time and from time to time. Each interpretation, determination or other action made or taken by the Plan Administrator pursuant to the Plan shall be final and binding on all Persons. The Plan Administrator shall not be liable for any action or determination made in good faith, and the Plan Administrator shall be entitled to indemnification and reimbursement in the manner provided in the Company's Restated Certificate of Incorporation as it may be amended from time to time.

        (b) DELEGATION. The Plan Administrator may designate a committee composed of one or more employees of the Company to carry out the Plan Administrator's responsibilities under such conditions as it may set.

    4. SHARES AVAILABLE. Subject to the provisions of Section 12 of the Plan, the maximum number of shares of Common Stock which may be issued under the Plan shall not exceed 750,000 shares (the "SECTION 4 LIMIT"). Either authorized and unissued shares of Common Stock or treasury shares may be delivered pursuant to the Plan. For purposes of determining the number of shares that remain available for issuance under the Plan, the following rules shall apply:

        (a) the number of shares subject to awards granted under the Plan shall be charged against the Section 4 Limit; and

        (b) the Section 4 Limit shall be increased by:

           (i) the number of shares subject to an Option which lapses, expires or is otherwise terminated without the issuance of such shares,

           (ii) the number of shares tendered to pay the exercise price of an Option, and

           (iii) the number of shares withheld to satisfy any tax withholding obligations of a Non-Employee Director with respect to any shares or other payments hereunder.

    5. ANNUAL RETAINER WITH RESTRICTED SHARE AWARDS.

        (a) ANNUAL RETAINER.

           (i) RESTRICTED SHARE AWARDS.

               At the beginning of the Corporation's fiscal year, each Non-Employee Director shall receive an award of Restricted Shares in an amount equivalent to 25% of his or her Annual Fees in lieu of cash compensation therefor, rounded up or down to the next whole share in the event of fractional shares. The number of Restricted Shares so awarded to each such Non-Employee Director shall be determined by dividing 25% of such Annual Fees by the Fair Market Value of a share of Common Stock on the date of the award, except that in the case of Restricted Shares awarded with respect to Annual Fees payable for the Corporation's 1999 fiscal year, which shall be determined by the Fair Market Value of a share of Common Stock on September 24, 1998.

           (ii) TERMS OF RESTRICTED SHARE AWARDS.

               (A) VESTING SCHEDULE OF RESTRICTED SHARES. Each award of Restricted Shares granted pursuant to Section 5(a)(i)(A) above shall vest in full and become nonforfeitable as of the first anniversary following the award.

               (B) LAPSE OF RESTRICTIONS; FORFEITURE. Notwithstanding, anything herein to the contrary, if a Non-Employee Director ceases to be a member of the Board by reason of death, Disability, Retirement or in the event of his involuntary termination of service on the Board other than for cause, all Restricted Shares issued to such Non-Employee Director shall immediately vest in full and become nonforfeitable. If a Non-Employee Director ceases to be a member of the Board for any other reason, any Restricted Shares that have not vested as of the date of such termination of service shall immediately be forfeited and all further rights of such Non-Employee Director to or with respect to such Restricted Shares shall terminate without any obligation on the part of the Company.

               (C) SHARE CERTIFICATES; RIGHTS AND PRIVILEGES. At the time Restricted Shares are granted to a Non-Employee Director, share certificates representing the appropriate number of Restricted Shares shall be registered in the name of the Non-Employee Director but, prior to vesting, shall be held in the custody of the Company for the account of such Non-Employee Director. The certificates shall bear a legend restricting their transferability as provided in Section 5(a)(ii)(D) below. The Non-Employee Director shall have all the rights and privileges of a stockholder as to the Restricted Shares, including the right to receive dividends and the right to vote such Restricted Shares, subject to the restrictions set forth in Section 5(a)(ii)(D) below, unless and until such Restricted Shares are forfeited pursuant to Section 5(a)(ii)(B) above.

               (D) RESTRICTIONS ON TRANSFER. Prior to vesting, the Restricted Shares paid hereunder may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of.

        (b) DIRECTOR SHARES.

           (i) DIRECTOR SHARE AWARDS. Prior to the commencement of each fiscal year of the Corporation, a Non-Employee Director may elect to receive in Director Shares an additional specified percentage of his or her Director Fees for such year greater than the required 25% described above in lieu of cash compensation for such portion thereof, rounded up or down to the next whole share in the event of fractional amounts. The number of Director Shares so awarded to each Non-Employee Director shall be determined by dividing the portion of such Non-Employee Director's Director Fees to be paid in Director Shares by the Fair Market Value of a share of

       Common Stock on the first business day of the fiscal year of the Corporation to which such Fees relate.

           (ii) TERMS OF DIRECTOR SHARE AWARDS. At the time Director Shares are granted to a Non-Employee Director, unregistered share certificates representing the appropriate number of Director Shares shall be registered in the name of the Non-Employee Director and shall be delivered to the Non-Employee Director. The Non-Employee Director shall have all the rights and privileges of a stockholder as to such shares, including the right to receive dividends and the right to vote such shares. The Director Shares shall be immediately vested upon grant, shall not be forfeitable to the Company and shall not be subject to any restrictions on transfer (other than those imposed under applicable law or under any trading policy of the Company).

    6. OPTIONS. In addition to the awards of Restricted Shares and Director Shares described above in Section 5, each Non-Employee Director shall also receive awards of Options under the Plan as follows:

        (a) OPTION GRANTS.

           (i) INITIAL AWARD. Upon a Non-Employee Director's election to the Board (other than reelection for a successive term), such Non-Employee Director (including any Non-Employee Director reelected after a period during which he or she did not serve on the Board) shall receive an award consisting of an Option to purchase 20,000 shares of Common Stock. Each Non-Employee Director who is a member of the Board on the date of the adoption of the Plan by the Board shall be awarded Options to purchase 20,000 shares of Common Stock. Each option awarded under this paragraph shall have a per share exercise price equal to the Fair Market Value of the Common Stock on the date of award and shall be subject to the vesting schedule provided for in Section 6(b) and the other terms and conditions provided for herein.

           (ii) ANNUAL AWARDS. At each Annual Meeting other than the Annual Meeting coincident with or first succeeding a Non-Employee Director's initial election to the Board (or reelection after a period during, which he or she did not serve on the Board) and other than the first Annual Meeting following adoption of the Plan by the Board, each Non-Employee Director who will remain on the Board following the date of such Annual Meeting shall receive as of such date an award consisting of an Option to purchase 6,000 shares of Common Stock (or such lesser number determined by multiplying 6,000 by a fraction, the numerator of which is the number of full or partial months since the immediately preceding Annual Meeting during which such individual served on the Board in the capacity of a Non-Employee Director, and the denominator of which is the number of full or partial months since the immediately preceding Annual Meeting). Such Option shall have a per share exercise price equal to the Fair Market Value of the Common Stock on the date of award and shall be subject to the vesting schedule provided for in Section 6(b) and the other terms and conditions provided for herein.

        (b) VESTING SCHEDULE OF OPTIONS. Options awarded pursuant to the Plan shall vest and become exercisable in equal installments as of each of the first three Annual Meetings following the date of grant; PROVIDED, HOWEVER, that an Option shall become fully vested and exercisable upon a Non-Employee Director ceasing to be a member of the Board as a result of death, Disability, or Retirement. If a Non-Employee Director is notified that he will be involuntarily terminated from the Board without Cause, then all such Options awarded to such Non-Employee Director shall become fully vested and exercisable as of the date of his voluntary or involuntary termination from the Board. For purposes of this Section 6, "Cause" shall mean a determination by the Board that either of the following has occurred (A) an act or acts of dishonesty by the Non-Employee Director constituting a felony under applicable law and resulting or intending to result directly or indirectly in gain to or personal enrichment of the Non-Employee Director at the Company's expense; or (B) a material breach of the unauthorized disclosure provision provided for below.

        During the term that the Non-Employee Director Services on the Board, and for a period of two (2) years thereafter, the Non-Employee Director shall not, without the written consent of the Board or executive committee, disclose to any person, other than as required by law or court order, or other than to an employee of the Company or any of its affiliated corporations, or other than to a person to whom disclosure is necessary or appropriate in connection with the performance by the Non-Employee Director of his duties (including but not limited to disclosure to the Company'soutside accountants, attorneys or bankers of information properly requested by such persons), any confidential information obtained by Non-Employee Director while the Non-Employee Director serves on the Board. For purposes of this Plan, "confidential information" shall mean any information of the Company that the Company treats as confidential as well as any information that a prudent officer of the Company would consider to be proprietary or confidential to the Company, including without limitation, information with respect to any of the Company's services, customers, suppliers, techniques, patents and patent applications, methods (including manufacturing methods), products, designs, financial projections, industry projections or analyses, planned or pending agreements or future plans; provided, however, that "confidential information" shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Participant) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company.

        (c) EXERCISE OF OPTIONS FOLLOWING TERMINATION OF SERVICE.

           (i) EXERCISE FOLLOWING TERMINATION OF SERVICE DUE TO DEATH, DISABILITY OR RETIREMENT. If a Non-Employee Director: (A) ceases to be a member of the Board by reason of death, Disability, or Retirement; or (B) is notified that he will be involuntarily terminated from the Board without Cause, then all Options awarded to such Non-Employee Director may be exercised by such Non-Employee Director, or by his or her estate, personal representative or beneficiary, as the case may be, at any time within three years after the date of termination of service. At the end of such three-year period the Options shall expire.

           (ii) EXERCISE FOLLOWING OTHER TERMINATIONS OF SERVICE. If a Non-Employee Director ceases to be a member of the Board for any reason other than as set forth above in subsection (i) hereof, then (A) the Non-Employee Director shall have the right, subject to the terms and conditions hereof, to exercise the Option, to the extent it has vested as of the date of such termination of service, at any time within twelve months after the date of such termination, and (B) the unvested portion of any Options awarded to the Non-Employee Director shall be forfeited as of the date of termination of service.

        (d) TIME AND MANNER OF EXERCISE OF OPTIONS.

           (i) NOTICE OF EXERCISE. Subject to the other terms and conditions hereof, a Non-Employee Director may exercise any Options, to the extent such Options are vested, by giving written notice of exercise to the Company; PROVIDED, HOWEVER, that in no event shall an Option be exercisable for a fractional share. The date of exercise of an Option shall be the later of (i) the date on which the Company receives such written notice or (ii) the date on which the conditions provided in
       Section 6(d)(ii) are satisfied.

           (ii) PAYMENT.  Prior to the issuance of a certificate pursuant to
       Section 6(d)(v) hereof evidencing the shares of Common Stock in respect of which all or a portion of an Option shall have been exercised, a Non-Employee Director shall have paid to the Company the exercise price of the Option for all such shares purchased pursuant to the exercise of such Option. Payment may be made by personal check, bank draft or postal or express money order (such modes of payment are collectively referred to as "cash") payable to the order of the Company in U.S. dollars or in shares of Common Stock already owned by the Non-Employee Director valued at their Fair Market Value as of the last business day preceding the date of exercise, or in any combination of cash or such shares as the Plan Administrator in its sole discretion may approve. Payment of the exercise price in shares of Common Stock shall be made by delivering to the Company the share certificate(s) representing the required number of shares, with the Non-Employee Director signing his or her name on the back, or by attaching executed stock powers (the signature of the Non-Employee Director must be guaranteed in either case).

           (iii) STOCKHOLDER RIGHTS. A Non-Employee Director shall have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of an Option until a certificate evidencing such shares shall have been issued to the Non-Employee Director pursuant to
       Section 6(d)(v), and no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which the Non-Employee Director shall become the holder of record thereof.

           (iv) LIMITATION ON EXERCISE. No Option shall be exercisable unless the Common Stock subject thereto has been registered under the Securities Act and qualified under applicable state "blue sky" laws in connection with the offer and sale thereof, or the Company has determined that an exemption from registration under the Securities Act and from qualification under such state "blue sky" laws is available.

           (v) ISSUANCE OF SHARES. Subject to the foregoing conditions, as soon as is reasonably practicable after its receipt of a proper notice of exercise and payment of the exercise price of the Option for the number of shares with respect to which the Option is exercised, the Company shall deliver to the Non-Employee Director (or following the Non-Employee Director's death, such other Person entitled to exercise the Option), at the principal office of the Company or at such other location as may be acceptable to the Company and the Non-Employee Director (or such other Person), one or more stock certificates for the appropriate number of shares of Common Stock issued in connection with such exercise. Such shares shall be fully paid and nonassessable and shall be issued in the name of the Non-Employee Director (or such other Person).

        (e) RESTRICTIONS ON TRANSFER. An Option may not be transferred, pledged, assigned, or otherwise disposed of, except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of ERISA ("QDRO"); PROVIDED, HOWEVER, that the Plan Administrator may, subject to such terms and conditions as the Plan Administrator shall specify, permit the transfer of an Option to a Non-Employee Director's family members or to one or more trusts established in whole or in part for the benefit of one or more of such family members. The Option shall be exercisable, during the Non-Employee Director's lifetime, only by the Non-Employee Director or by the Person to whom the Option has been transferred in accordance with the previous sentence. No assignment or transfer of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or pursuant to a QDRO, shall vest in the assignee or transferee any interest or right in the Option, but immediately upon any attempt to assign or transfer the Option the same shall terminate and be of no force or effect.

    7. DEFERRAL OF DIRECTOR'S FEES. A Non-Employee Director may elect to defer all or a specified percentage of his or her Director's Fees in accordance with and subject to the terms of the Bergen Brunswig Corporation 1999 Deferred Compensation Plan.

    8. RECAPITALIZATION OR REORGANIZATION.

        (a) AUTHORITY OF THE COMPANY AND SHAREHOLDERS. The existence of the Plan shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

        (b) CHANGE IN CAPITALIZATION. Notwithstanding any other provision of the Plan, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination or exchange of shares or any other significant corporate event affecting the Common Stock, the Plan Administrator, in its discretion, may make (i) such proportionate adjustments as it considers appropriate (in the form determined by the Plan Administrator in its sole discretion) to prevent diminution or enlargement of the rights of Non-Employee Directors under the Plan with respect to the aggregate number of shares of Common Stock authorized to be awarded under the Plan, the number of shares of Common Stock covered by each outstanding Option and the exercise prices in respect thereof and the number of shares of Common Stock covered by future Option awards and/or (ii) such other adjustments as it deems appropriate. The Plan Administrator's determination as to what, if any, adjustments shall be made shall be final and binding on the Company and all Non-Employee Directors.

    9. TERMINATION AND AMENDMENT OF THE PLAN.

        (a) TERMINATION. The Plan shall terminate as of the tenth anniversary of the Effective Date. Following the termination date, no further awards of Restricted Shares, Director Shares or Options shall be granted pursuant to the Plan.

        (b) GENERAL POWER OF BOARD. Notwithstanding anything herein to the contrary, the Board may at any time and from time to time terminate, modify, suspend or amend the Plan in whole or in part (including by amending the Plan as provided in Section 3(a)); PROVIDED, HOWEVER, that no such termination, modification, suspension or amendment shall be effective without shareholder approval if such approval is required to comply with any applicable law or stock exchange rule; and PROVIDED FURTHER, that the Board may not, without shareholder approval, increase the maximum number of shares issuable under the Plan except as provided in Section 8(b) above.

        (c) WHEN NON-EMPLOYEE DIRECTORS' CONSENTS REQUIRED. The Board may not alter, amend, suspend, or terminate the Plan without the consent of any Non-Employee Director to the extent that such action would adversely affect his or her rights with respect to Restricted Shares, Director Shares or Options that have previously been granted.

    10. CHANGE IN CONTROL. Notwithstanding anything contained in the Plan to the contrary, if, within three years following a Change in Control which occurs after the Effective Date, a Non-Employee Director who was a member of the Board at the time of such Change in Control is not reelected or nominated for election to the Board, then (unless the Change in Control occurs within two years after the Effective Date and such result would, in the reasonable opinion of the Company's independent accountants delivered prior to the effective date of such Change in Control, preclude the event giving rise to such Change in Control from being accounted for as a pooling of interests) as of the date such Non-Employee Director ceases to be a member of the Board (i) all Stock Options of such Non-Employee Director then outstanding shall become fully exercisable, and (ii) all restrictions and conditions of all Restricted Shares of such Non-Employee Director then outstanding shall lapse. In addition, in the event of a Change in Control occurring after the Effective Date, the Board or the Committee may (unless the Change in Control occurs within two years after the Effective Date and such result would, in the reasonable opinion of the Company's independent accountants delivered prior to the effective date of such Change in Control, preclude the event giving rise to such Change in Control from being accounted for as a pooling of interests), in its sole discretion, make any or all of the following adjustments: (A) by written notice to each holder of a Stock Option (an "Optionee") provide that such Optionee's Stock Options shall be cancelled unless exercised within thirty (30) days (or such longer period as the Board shall determine) after the date of such notice; (B) provide for the payment upon termination or cancellation of a Stock Option (whether or not such Stock Option is otherwise exercisable) of an amount in cash or securities equal to: (x) the excess, if any, of the aggregate Fair Market Value as of the date of such Change in Control of the Common Stock then subject to the Stock Option over the product of the number of shares of Common Stock then subject to the Stock Option and the exercise price, less (y) an amount equal to the federal, state and local taxes, if any, required to be withheld or paid as a result of such payment; and (C) make any other adjustments, or take other reasonable action, as the Board deems appropriate provided that no such action impairs any rights that an Optionee has under the Plan without such Optionee's consent.

    11. MISCELLANEOUS.

        (a) TAX WITHHOLDING. No later than the date as of which an amount first becomes includable in the gross income of the Non-Employee Director for applicable income tax withholding purposes with respect to any award under the Plan, the Non-Employee Director shall pay to the Company or make arrangements satisfactory to the Plan Administrator regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Plan Administrator, in accordance with rules and procedures established by the Plan Administrator, the minimum required withholding obligations may be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement. The obligation of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Non-Employee Director.

        (b) LOANS. On such terms and conditions as shall be approved by the Plan Administrator, the Company may directly or indirectly lend money to a Non-Employee Director to accomplish the purposes of the Plan, including to assist such Non-Employee Director to acquire or carry shares of Common Stock acquired upon the exercise of Options granted hereunder, and the Plan Administrator may also separately lend money to any Non-Employee Director to pay taxes with respect to any of the transactions contemplated by the Plan.

        (c) NO RIGHT TO REELECTION. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any of its members for reelection by the Company's stockholders, nor confer upon any Non-Employee Director the right to remain a member of the Board for any period of time, or at any particular rate of compensation.

        (d) UNFUNDED PLAN. This Plan is unfunded. Amounts payable under the Plan will be satisfied solely out of the general assets of the Company subject to the claims of the Company's creditors.

        (e) OTHER COMPENSATION ARRANGEMENTS. Payments received by a Non-Employee Director under any award made pursuant to the provisions of the Plan shall not be included in, nor have any effect on, the determination of benefits under any other arrangement provided by the Company.

        (f) SECURITIES LAW RESTRICTIONS. The Plan Administrator may require each Non-Employee Director purchasing or acquiring shares of Common Stock pursuant to the Plan to and agree with the Company in writing that such Non-Employee Director is acquiring the shares for investment and not with a view to the distribution thereof. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Plan Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission or any exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Plan Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No shares of Common Stock shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

        (g) COMPLIANCE WITH RULE 16B-3.

           (i) The Plan is intended to comply with Rule 16b-3 under the Exchange Act or its successors under the Exchange Act and the Plan Administrator shall interpret and administer the provisions of the Plan in a manner consistent therewith. To the extent any provision of the Plan or any action by the Plan Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan Administrator. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of Options) shall be deemed automatically to be incorporated by reference into the Plan.

           (ii) Notwithstanding anything contained in the Plan to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Non-Employee Director pursuant to
       Section 16(b) of the Exchange Act, the Plan Administrator shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability.

        (h) EXPENSES. The costs and expenses of administering the Plan shall be borne by the Company.

        (i) APPLICABLE LAW. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to conflicts of law principles.

        (j) EFFECTIVE DATE. The Plan shall be effective as of the date (the "Effective Date") of its approval by the shareholders of the Company. If shareholder approval is not obtained at or prior to the first Annual Meeting of the shareholders of the Company to occur after the adoption of the Plan by the Board, the Plan and any awards hereunder shall terminate AB INITIO and be of no further force and effect.

                                    ANNEX F
                          BERGEN BRUNSWIG CORPORATION
                      1999 MANAGEMENT STOCK INCENTIVE PLAN

    1. PURPOSE. The purposes of the Bergen Brunswig Corporation 1999 Management Stock Incentive Plan (the "Plan") are to attract, retain and motivate officers and other key employees and consultants of Bergen Brunswig Corporation, a New Jersey corporation (the "Company"), and its Subsidiaries (as hereinafter defined), to compensate them for their contributions to the growth and profits of the Company and to encourage ownership by them of stock of the Company.

    2. DEFINITIONS. For purposes of the Plan, the following terms shall be defined as follows:

        "ADMINISTRATOR" means the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 3(d).

        "AFFILIATE" and "ASSOCIATE" have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

        "AWARD" means an award made pursuant to the terms of the Plan to an Eligible Individual in the form of Stock Options, Stock Appreciation Rights, Stock Awards, Performance Share Awards, Section 162(m) Awards or other awards determined by the Committee.

        "AWARD AGREEMENT" means a written agreement or certificate granting an Award. An Award Agreement shall be executed by an officer on behalf of the Company and shall contain such terms and conditions as the Committee deems appropriate and that are not inconsistent with the terms of the Plan. The Administrator may in its discretion require that an Award Agreement be executed by the Participant to whom the relevant Award is made.

        "BENEFICIAL OWNER" has the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

        "BOARD" means the Board of Directors of the Company.

        A "CHANGE IN CONTROL" of the Company shall be deemed to have occurred when:

           (a) any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates (collectively, an "ACQUIRING PERSON"), shall become the Beneficial Owner of 33 1/3 percent or more of the then outstanding shares of Common Stock or the Combined Voting Power of the Company,

           (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the "CONTINUING DIRECTORS"), cease for any reason to constitute a majority of the Board,

           (c) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the Surviving Entity (as defined in Section 16 hereof) or any Parent of such Surviving Entity) at least a majority of the

       Combined Voting Power of the Company, such Surviving Entity or the Parent of such Surviving Entity outstanding immediately after such merger or consolidation, or

           (d) the shareholders of the Company approve a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

       PROVIDED, HOWEVER, that a Change in Control shall not be deemed to have occurred in the event of

               (i) a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct all or substantially all of the business or businesses formerly conducted by the Company, or

               (ii) any transaction undertaken for the purpose of incorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

        "CODE" means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

        "COMBINED VOTING POWER" means the combined voting power of the Company's or other relevant entity's then outstanding voting securities.

        "COMMITTEE" means the Compensation/Stock Option of the Board, any successor committee thereto or any other committee appointed by the Board to administer the Plan.

        "COMMON STOCK" means the Common Stock, par value $1.50 per share, of the Company.

        "DISABILITY" means eligibility for disability benefits under the terms of the Company's long-term disability plan in effect at the time a Participant becomes disabled.

        "ELIGIBLE INDIVIDUALS" means the individuals described in Section 6 who are eligible for Awards under the Plan.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.

        "FAIR MARKET VALUE" means, in the event the Common Stock is traded on a recognized securities exchange or quoted by the National Association of Securities Dealers Automated Quotations on National Market Issues, an amount equal to the average of the high and low prices of the Common Stock on such exchange or such quotation on the date set for valuation or, if no sales of Common Stock were made on said exchange or so quoted on that date, the average of the high and low prices of the Common Stock on the next preceding day on which sales were made on such exchange or quotations; or, if the Common Stock is not so traded or quoted, that value determined, in its sole discretion, by the Administrator.

        "INCENTIVE STOCK OPTION" means a Stock Option which is an "incentive stock option" within the meaning of Section 422 of the Code and designated by the Committee as an Incentive Stock Option in an Award Agreement.

        "NONQUALIFIED STOCK OPTION" means a Stock Option which is not an Incentive Stock Option.

        "PARENT" means any corporation which is a "parent corporation" within the meaning of Section 424(e) of the Code with respect to the relevant entity.

        "PARTICIPANT" means an Eligible Individual to whom an Award has been granted under the Plan.

        "PERFORMANCE PERIOD" means a fiscal year of the Company or such other period that may be specified by the Committee in connection with the grant of a Section 162(m) Award.

        "PERFORMANCE SHARE AWARD" means a conditional Award of shares of Common Stock granted to an Eligible Individual pursuant to Section 11 hereof.

        "PERSON" means any person, entity or "group" within the meaning of
    Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

        "SECTION 162(M) PARTICIPANT" means, for a given fiscal year of the Company, any Participant designated by the Committee by not later than 90 days following the start of such year as a Participant (or such other time as may be required or permitted by Section 162(m) of the Code) whose compensation for such fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

        "STOCK APPRECIATION RIGHT" means an Award to receive all or some portion of the appreciation on shares of Common Stock granted to an Eligible Individual pursuant to Section 9 hereof.

        "STOCK AWARD" means an Award of shares of Common Stock granted to an Eligible Individual pursuant to Section 10 hereof.

        "STOCK OPTION" means an Award to purchase shares of Common Stock granted to an Eligible Individual pursuant to Section 8 hereof.

        "SUBSIDIARY" means (i) any corporation which is a "subsidiary corporation" within the meaning of Section 424(f) of the Code with respect to the Company or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Administrator designates as a Subsidiary for the purposes of the Plan.

        "SUBSTITUTE AWARD" means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock.

    3.  ADMINISTRATION OF THE PLAN.

        (a) POWER AND AUTHORITY OF THE COMMITTEE. The Plan shall be administered by the Committee which shall have full power and authority, subject to the express provisions hereof, (i) to select Participants from the Eligible Individuals, (ii) to make Awards in accordance with the Plan, (iii) to determine the number of Shares subject to each Award or the cash amount payable in connection with an Award, (iv) to determine the terms and conditions of each Award, including, without limitation, those related to vesting, forfeiture, payment and exercisability, and the effect, if any, of a Participant's termination of employment with the Company or, subject to Section 16 hereof, of a Change in Control on the outstanding Awards granted to such Participant, and including the authority to amend the terms and conditions of an Award after the granting thereof to a Participant in a manner that is not prejudicial to the rights of such Participant in such Award, (v) to specify and approve the provisions of the Award Agreements delivered to Participants in connection with their Awards, (vi) to construe and interpret any Award Agreement delivered under the Plan, (vii) to prescribe, amend and rescind rules and procedures relating to the Plan, (viii) to vary the terms of Awards to take account of tax, securities law and other regulatory requirements of foreign jurisdictions, (ix) subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers of the Company some or all of its authority under the Plan, and (x) to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the Plan.

        (b) PLAN CONSTRUCTION AND INTERPRETATION. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

        (c) DETERMINATIONS OF COMMITTEE FINAL AND BINDING. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all persons interested herein.

        (d) DELEGATION OF AUTHORITY. The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee or of one or more officers of the Company; PROVIDED, HOWEVER, that the Committee may not delegate its authority (i) to make Awards to Eligible Individuals (A) who are subject on the date of the award to the reporting rules under Section 16(a) of the Exchange Act, (B) who are Section 162(m) Participants or (C) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) under Sections 3(b) and 17 of the Plan. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times, the Administrator appointed under this Section 3(d) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee's delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

        (e) LIABILITY OF COMMITTEE. No member of the Committee shall be liable for anything whatsoever in connection with the administration of the Plan except such person's own willful misconduct. Under no circumstances shall any member of the Committee be liable for any act or omission of any other member of the Committee. In the performance of its functions with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company's officers, the Company's accountants, the Company's counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

    4. DURATION OF PLAN. The Plan shall remain in effect until terminated by the Board and thereafter until all Awards granted under the Plan are satisfied by the issuance of shares of Common Stock or the payment of cash or are terminated under the terms of the Plan or under the Award Agreement entered into in connection with the grant thereof. Notwithstanding the foregoing, no Awards may be granted under the Plan after the tenth anniversary of the Effective Date (as defined in Section 18(k)).

    5. SHARES OF STOCK SUBJECT TO THE PLAN. Subject to adjustment as provided in Section 15(b) hereof, the number of shares of Common Stock that may be issued under the Plan pursuant to Awards shall not exceed, in the aggregate, 10,000,000 shares (the "SECTION 5 LIMIT"), of which the number of shares of Common Stock that may be issued under the Plan pursuant to Incentive Stock Options may not exceed, in the aggregate, 10,000,000 shares and the number of shares of Common Stock that may be issued under Sections 9, 10 and 11 of the Plan may not exceed, in the aggregate, 500,000 shares. Such shares may be either authorized but unissued shares, treasury shares or any combination thereof. For purposes of determining the number of shares that remain available for issuance under the Plan, the following rules shall apply:

        (a) the number of shares subject to outstanding Awards shall be charged against the Section 5 Limit; and

        (b)  the Section 5 Limit shall be increased by:

           (i) the number of shares subject to an Award (or portion thereof) which lapses, expires or is otherwise terminated without the issuance of such shares or is settled by the delivery of consideration other than shares,

           (ii) the number of shares tendered to pay the exercise price of a Stock Option or other Award, and

           (iii) the number of shares withheld from any Award to satisfy a Participant's tax withholding obligations or, if applicable, to pay the exercise price of a Stock Option or other Award.

In addition, any shares underlying Substitute Awards shall not be counted against the Section 5 Limit set forth in the first sentence of this Section 5.

    6.  ELIGIBLE INDIVIDUALS.

        (a) ELIGIBILITY CRITERIA. Awards may be granted by the Committee to individuals ("ELIGIBLE INDIVIDUALS") who are officers or other key employees or consultants of the Company or a Subsidiary with the potential to contribute to the future success of the Company or its Subsidiaries. Members of the Committee will not be eligible to receive Awards under the Plan. An individual's status as an Administrator will not affect his or her eligibility to participate in the Plan.

        (b) MAXIMUM NUMBER OF SHARES PER ELIGIBLE INDIVIDUAL. In accordance with the requirements under Section 162(m) of the Code, no Eligible Individual shall receive grants of Awards with respect to an aggregate of more than 1,000,000 shares of Common Stock in respect of any fiscal year of the Company. For purposes of the preceding sentence, any Award that is made as bonus compensation, or is made in lieu of compensation that otherwise would be payable to an Eligible Individual, shall be considered made in respect of the fiscal year to which such bonus or other compensation relates or otherwise was earned.

    7. AWARDS GENERALLY. Awards under the Plan may consist of Stock Options, Stock Appreciation Rights, Stock Awards, Performance Share Awards, Section 162(m) Awards or other awards determined by the Committee. The terms and provisions of an Award shall be set forth in a written Award Agreement approved by the Committee and delivered or made available to the Participant as soon as practicable following the date of the award. The vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, restrictions on transferability or provision for mandatory resale to the Company) shall be determined by the Committee and set forth in the applicable Award Agreement. Notwithstanding the foregoing, the Committee may accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award or (iii) the date on which any Option or Stock Appreciation Right first becomes exercisable. The date of a Participant's termination of employment for any reason shall be determined in the sole discretion of the Committee. The Committee shall also have full authority to determine and specify in the applicable Award Agreement the effect, if any, that a Participant's termination of employment for any reason will have on the vesting, exercisability, payment or lapse of restrictions applicable to an outstanding Award.

    8.  STOCK OPTIONS.

        (a) TERMS OF STOCK OPTIONS GENERALLY. Subject to the terms of the Plan and the applicable Award Agreement, each Stock Option shall entitle the Participant to whom such Stock Option was granted to purchase the number of shares of Common Stock specified in the applicable Award Agreement and shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Agreement. Upon satisfaction of the conditions to exercisability specified in the applicable Award Agreement, a Participant shall be entitled to exercise the Stock Option in whole or in part and to receive, upon satisfaction or payment of the exercise price or an irrevocable notice of exercise in the manner contemplated by Section 8(d) below, the number of shares of Common Stock in respect of which the Stock Option shall have been exercised. Stock Options may be either Nonqualified Stock Options or Incentive Stock Options. Notwithstanding anything contained in the Plan to the contrary:

                (i) TERMINATION OF EMPLOYMENT WITHOUT CAUSE. If a Participant is notified that the Participant will be involuntarily terminated from employment with the Company or any Subsidiary without Cause, then such Participant shall be deemed to have satisfied the conditions to exercisability specified in the applicable Award Agreement as of the date of the Participant's voluntary or involuntary termination from employment. For purposes of this Section 8, "Cause" shall mean a determination by the Board that either of the following has occurred (A) an act or acts of dishonesty by the Participant constituting a felony under applicable law and resulting or intending to result directly or indirectly in gain to or personal enrichment of the Participant at the Company'sexpense; or (B) a material breach of subsection (1), (2), or (3) below.

                       (1) FULL TIME EMPLOYMENT. The Participant shall devote his time, attention and effort during regular business hours to the business of the Company and shall not during the term of employment be engaged in any other substantial business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Participant from investing his personal assets in businesses which do not compete with the Company in such form or manner as will not require substantial services on the part of the Participant in the operation of the affairs of the companies in which such investments are made. Notwithstanding the foregoing, the Participant may purchase securities in any corporation whose securities are regularly traded, provided that such purchases shall not result in his owning beneficially at any time more than 1% of any class of securities of any corporation engaged in a business competitive with that of the Company.

                       (2) UNAUTHORIZED DISCLOSURE. During the term of the Participant's employment with the Company, and for a period of two (2) years thereafter, the Participant shall not, without the written consent of the Board or the executive committee, disclose to any person, other than as required by law or court order, or other than to an employee of the Company or any of its affiliated corporations, or other than to a person to whom disclosure is necessary or appropriate in connection with the performance by the Participant of his duties (including but not limited to disclosure to the Company's outside accountants, attorneys or bankers of information properly requested by such persons), any confidential information obtained by Participant while the Participant is in the employ of the Company. For purposes of this Plan, "confidential information" shall mean any information of the Company that the Company treats as confidential as well as any information that a prudent officer of the Company would consider to be proprietary or confidential to the Company, including without limitation, information with respect to any of the Company'sservices, customers, suppliers, techniques, patents and patent applications, methods (including manufacturing methods), products, designs, financial projections, industry projections or analyses, planned or pending agreements or future plans; provided, however, that "confidential information" shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Participant) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company.

                       (3) WORKS FOR HIRE ACKNOWLEDGMENT; ASSIGNMENT. The Participant acknowledges that all of the Participant's work on and contributions to the Company's products (the "Products"), including, without limitation, any and all patterns, designs, artworks and other expressions in any tangible medium (collectively, the "Works") are within the scope of the Participant's employment and are a part of the services, duties and responsibilities of the Participant. All of the Participant's work on and contributions to the Works will be rendered and made by the Participant for, at the instigation of, and under the overall direction of the Company, and all of the Participant's said work and contributions, as well as the Works, are and at all times shall be regarded as "work made for hire" as that term is used in the United States Copyright Laws. Without curtailing or limiting this acknowledgment, the Participant hereby assigns, grants, and delivers exclusively to the Company, as to work on and contribution to the Products pursuant hereto all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. The Participant will execute and deliver to the Company, or its successors and assigns, such other and further assignments, instruments and documents as it from time to time reasonably may request for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature whatsoever, including all copyrights, in and to the Works. The Participant hereby constitutes and appoints the Company as its agent and attorney-in-fact, with full power of substitution, to execute and deliver said assignments, instruments or documents as the Participant may fail or refuse to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

                (ii) RETIREMENT. If a Participant terminates employment with the Companyor any Subsidiary due to death, Disability, or if a Participant retires or voluntarily terminates employment from the Company or any Subsidiary after having either (A) reached age sixty-two (62); or (B) completed fifteen (15) years of continuous service with the Company or any Subsidiary, then such Participant shall be deemed to have satisfied the conditions to exercisability specified in the applicable Award Agreement.

                (iii) VOLUNTARY TERMINATION OF EMPLOYMENT. Except as provided in (ii) above, if a Participant voluntarily terminates employment with the Company or any Subsidiary and such Participant has not satisfied the conditions to exercisability specified in the applicable Award Agreement, then the Participant shall forfeit those Stock Options which have not yet become exercisable as of the date of the Participant's termination of employment with the Company or any Subsidiary.

        (b) EXERCISE PRICE. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant and set forth in the Award Agreement, PROVIDED, that the exercise price per share shall be no less than 100% of the Fair Market Value per share on the date of grant. Notwithstanding the foregoing, the exercise price per share of a Stock Option that is a Substitute Award may be less than the Fair Market Value per share on the date of award, PROVIDED that the excess of:

           (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over

           (ii) the aggregate exercise price thereof, does not exceed the excess of:

           (iii) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the award assumed or substituted for by the Company, over

           (iv)  the aggregate exercise price of such shares.

        (c) OPTION TERM. The term of each Stock Option shall be fixed by the Committee and set forth in the Award Agreement; PROVIDED, HOWEVER, that a Stock Option shall not be exercisable after the expiration of ten (10) years after the date the Stock Option is granted. Notwithstanding the foregoing:

                (i) TERMINATION OF EMPLOYMENT WITHOUT CAUSE. If a Participant is notified that the Participant will be involuntarily terminated from employment with the Company or any Subsidiary without Cause, then the term of the Participant's Stock Option shall end on the earlier of the date set forth in the applicable Award Agreement or one (1) year from the date of the Participant's termination of employment with the Company or any Subsidiary.

                (ii) RETIREMENT AND DISABILITY. If a Participant terminates employment with the Company or any Subsidiary due to Disability, or retires from or voluntarily terminates employment with the Company or any Subsidiary after having either (A) reached age sixty-two (62); or (B) completed fifteen
    (15) years of continuous service with the Company or its Subsidiaries, then the term of the

    Participant's Stock Option shall end on the earlier of the date set forth in the applicable Award Agreement or one (1) year from the date of the Participant's termination of employment.

                (iii) DEATH. If a Participant terminates employment with the Company or any Subsidiary due to death, such Participant's estate shall have the right to exercise the Participant's Stock Options for a period ending on the earlier of the term set forth in the applicable Award Agreement or one
    (1) year from the date of the Participant's death.

                (iv) VOLUNTARILY TERMINATION OF EMPLOYMENT. If a Participant voluntarily terminates employment with the Company or any Subsidiary and such Participant has satisfied the conditions to exercisability specified in the applicable Award Agreement as of the date of such voluntary termination, then the term of the Participant's Stock Options shall end on the earlier of the date set forth in the applicable Award Agreement or one (1) year from the date of the Participant's termination, of employment.

        (d) METHOD OF EXERCISE. Subject to the provisions of the applicable Award Agreement, the exercise price of a Stock Option may be paid in cash or previously owned shares or a combination thereof or in whole or in part through the withholding of shares subject to the Stock Option with a value equal to the exercise price. In accordance with the rules and procedures established by the Administrator for this purpose, the Stock Option may also be exercised through a "cashless exercise" procedure approved by the Administrator involving a broker or dealer approved by the Administrator, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the Stock Option exercise price and/or to satisfy withholding tax obligations related to the Stock Option.

    9. STOCK APPRECIATION RIGHTS. Stock Appreciation Rights shall be subject to the terms and conditions established by the Committee in connection with the Award thereof and specified in the applicable Award Agreement. Upon satisfaction of the conditions to the payment specified in the applicable Award Agreement, each Stock Appreciation Right shall entitle a Participant to an amount, if any, equal to the Fair Market Value of a share of Common Stock on the date of exercise over the Stock Appreciation Right exercise price specified in the applicable Award Agreement. At the discretion of the Administrator, payments to a Participant upon exercise of a Stock Appreciation Right may be made in Shares, cash or a combination thereof. A Stock Appreciation Right may be granted alone or in addition to other Awards, or in tandem with a Stock Option. If granted in tandem with a Stock Option, a Stock Appreciation Right shall cover the same number of shares of Common Stock as covered by the Stock Option (or such lesser number of shares as the Committee may determine) and shall be exercisable only at such time or times and to the extent the related Stock Option shall be exercisable, and shall have the same term and exercise price as the related Stock Option. Upon exercise of a Stock Appreciation Right granted in tandem with a Stock Option, the related Stock Option shall be canceled automatically to the extent of the number of shares covered by such exercise; conversely, if the related Stock Option is exercised as to some or all of the shares covered by the tandem grant, the tandem Stock Appreciation Right shall be canceled automatically to the extent of the number of shares covered by the Stock Option exercised.

    10. STOCK AWARDS. Stock Awards shall consist of one or more shares of Common Stock granted to an Eligible Individual, and shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Agreement. The shares of Common Stock subject to a Stock Award may, among other things, be subject to vesting requirements or restrictions on transferability.

    11. PERFORMANCE SHARE AWARDS. Performance Share Awards shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee deems appropriate and which are not inconsistent with the terms of the Plan. Each Award Agreement shall set forth the number of shares of Common Stock to be earned by a Participant upon satisfaction of certain specified performance criteria and subject to such other terms and conditions as the Committee deems appropriate. Payment in settlement of a Performance Share Award shall be made as soon as practicable following the conclusion of the applicable performance period, or at such other time as the Administrator shall determine, in shares of Common Stock, in an equivalent amount of cash or in a combination of Common Stock and cash, as the Administrator shall determine.

    12. OTHER AWARDS. The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof. Other Awards shall also include cash payments (including the cash payment of dividend equivalents) under the Plan which may be based on one or more criteria determined by the Committee which are unrelated to the value of Common Stock and which may be granted in tandem with, or independent of, other Awards under the Plan.

    13.  SECTION 162(M) AWARDS.

        (a) TERMS OF SECTION 162(M) AWARDS GENERALLY. In addition to any other Awards under the Plan, the Company may make Awards that are intended to qualify as "qualified performance-based compensation" for purposes of Section 162(m) of the Code ("SECTION 162(M) AWARDS"). Section 162(m) Awards may consist of Stock Options, Stock Appreciation Rights, Stock Awards, Performance Share Awards or Other Awards the vesting, exercisability and/or payment of which is conditioned upon the attainment for the applicable Performance Period of specified performance targets related to designated performance goals for such period selected by the Committee from among the performance goals specified in Section 13(b) below. Section 162(m) Awards will be made in accordance with the procedures specified in applicable Treasury regulations for compensation intended to be "qualified performance-based compensation."

        (b) PERFORMANCE GOALS. For purposes of this Section 13, performance goals shall be limited to one or more of the following: (i) net revenue, (ii) net earnings, (iii) operating earnings or income, (iv) absolute and/or relative return on equity or assets, (v) earnings per share, (vi) cash flow, (vii) pretax profits, (viii) earnings growth, (ix) revenue growth, (x) book value per share,
(xi) stock price and (xii) performance relative to peer companies, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures.

        (c) OTHER PERFORMANCE-BASED COMPENSATION. The Committee's decision to make, or not to make, Section 162(m) Awards within the meaning of this Section 13 shall not in any way prejudice the qualification of any other Awards as performance based compensation under Section 162(m). In particular, Awards of Stock Options may, pursuant to applicable regulations promulgated under Section 162(m), be qualified as performance-based compensation for Section 162(m) purposes without regard to this Section 13.

    14. NON-TRANSFERABILITY. No Award granted under the Plan or any rights or interests therein shall be sold, transferred, assigned, pledged or otherwise encumbered or disposed of except by will or by the laws of descent and distribution or pursuant to a "qualified domestic relations order" ("QDRO") as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder; PROVIDED, HOWEVER, that the Administrator may, subject to such terms and conditions as the Administrator shall specify, permit the transfer of an Award to a Participant's family members or to one or more trusts established in whole or in part for the benefit of one or more of such family members; PROVIDED FURTHER, that the restrictions in this sentence shall not apply to the shares received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed. During the lifetime of a Participant, a Stock Option or Stock Appreciation Right shall be exercisable only by, and payments in settlement of Awards shall be payable only to, the Participant or, if applicable, the "alternate payee" under a QDRO or the family member or trust to whom such Stock Option, Stock Appreciation Right or other Award has been transferred in accordance with the previous sentence.

    15.  RECAPITALIZATION OR REORGANIZATION.

        (a) AUTHORITY OF THE COMPANY AND SHAREHOLDERS. The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

        (b) CHANGE IN CAPITALIZATION. Notwithstanding any provision of the Plan or any Award Agreement, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination or exchange of shares or any other significant corporate event affecting the Common Stock, the Committee, in its discretion, may make (i) such proportionate adjustments it considers appropriate (in the form determined by the Committee in its sole discretion) to prevent diminution or enlargement of the rights of Participants under the Plan with respect to the aggregate number of shares of Common Stock for which Awards in respect thereof may be granted under the Plan. The number of shares of Common Stock covered by each outstanding Award, and the exercise or Award prices in respect thereof and/or (ii) such other adjustments as it deems appropriate. The Committee's determination as to what, if any, adjustments shall be made shall be final and binding on the Company and all Participants.

    16. CHANGE IN CONTROL. If, within four (4) years following a Change in Control which occurs after the Effective Date, a Participant's employment with the Company or any Subsidiary is involuntarily terminated by the Company or any Subsidiary, whether or not for Cause (as defined in Section 8), (unless the Change in Control occurs within two years after the Effective Date and such result would, in the reasonable opinion of the Company's independent accountants delivered prior to the effective date of such Change in Control, preclude the event giving rise to such Change in Control from being accounted for as a pooling of interests) (i) all Stock Options or Stock Appreciation Rights of such Participant then outstanding shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable, (ii) all restrictions and conditions of all Stock Awards of such Participant then outstanding shall lapse as of the date of the Change in Control, and (iii) all Performance Share Awards of such Participant shall be deemed to have been fully earned as of the date of the Change in Control. In addition, in the event of a Change in Control occurring after the Effective Date, the Board or the Committee may (unless the Change in Control occurs within two years after the Effective Date and such result would, in the reasonable opinion of the Company's independent accountants delivered prior to the effective date of such Change in Control, preclude the event giving rise to such Change in Control from being accounted for as a pooling of interests), in its sole discretion, make any or all of the following adjustments: (A) by written notice to each holder of a Stock Option (an "Optionee") provide that such Optionee's Stock Options shall be cancelled unless exercised within thirty (30) days (or such longer period as the Board or the Committee, as the case may be, shall determine) after the date of such notice;
(B) provide for the payment upon termination or cancellation of a Stock Option (whether or not such Stock Option is otherwise exercisable) of an amount in cash or securities equal to: (x) the excess, if any, of the aggregate Fair Market Value as of the date of such Change in Control of the Common Stock then subject to the Stock Option over the product of the number of shares of Common Stock then subject to the Stock Option and the exercise price, less (y) an amount equal to the federal, state and local taxes, if any, required to be withheld or paid as a result of such payment; and (C) make any other adjustments, or take other reasonable action, as the Board or the Committee, as the case may be, deem appropriate provided that no such action impairs any rights that an Optionee has under the Plan without such Optionee's consent.

    17. AMENDMENT OF THE PLAN. The Board or Committee may at any time and from time to time terminate, modify, suspend or amend the Plan in whole or in part; PROVIDED, HOWEVER, that no such termination, modification, suspension or amendment shall be effective without shareholder approval if such approval is required to comply with any applicable law or stock exchange rule; and PROVIDED FURTHER, that the Board or Committee may not, without shareholder approval, increase the maximum number of shares issuable under the Plan. No termination, modification, suspension or amendment of the Plan shall, without the consent of a Participant to whom any Awards shall previously have been granted, adversely affect his or her rights under such Awards. Notwithstanding any provision herein to the contrary, the Board or Committee shall have broad authority to amend the Plan or any Stock Option to take into account changes in applicable tax laws, securities laws, accounting rules and other applicable state and federal laws.

    18.  MISCELLANEOUS.

        (a) TAX WITHHOLDING. No later than the date as of which an amount first becomes includable in the gross income of the Participant for applicable income tax withholding purposes with respect to any award under the Plan, the Participant shall pay to the Company or make arrangements satisfactory to the Administrator regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Administrator, in accordance with rules and procedures established by the Administrator, the minimum required withholding obligations may be settled with Common Stock, including Common Stock that is part of the award that elves rise to the withholding requirement. The obligation of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

        (b) LOANS. On such terms and conditions as shall be approved by the Administrator, the Company may directly or indirectly lend money to a Participant to accomplish the purposes of the Plan, including to assist such Participant to acquire or carry shares of Common Stock acquired upon the exercise of Stock Options granted hereunder, and the Administrator may also separately lend money to any Participant to pay taxes with respect to any of the transactions contemplated by the Plan.

        (c) NO RIGHT TO GRANTS OR EMPLOYMENT. No Eligible Individual or Participant shall have any claim or right to receive grants of Awards under the Plan. Nothing in the Plan or in any Award or Award Agreement shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, or interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time, with or without cause.

        (d) UNFUNDED PLAN. The Plan is intended to constitute an unfunded plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu thereof with respect to awards hereunder.

        (e) OTHER EMPLOYEE BENEFIT PLANS. Payments received by a Participant under any Award made pursuant to the provisions of the Plan shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or any Subsidiary.

        (f) SECURITIES LAW RESTRICTIONS. The Administrator may require each Eligible Individual purchasing or acquiring shares of Common Stock pursuant to a Stock Option or other Award under the

Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the shares for investment and not with a view to the distribution thereof. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, the New York Stock Exchange or any other exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No shares of Common Stock shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

        (g)  COMPLIANCE WITH RULE 16B-3.

           (i) The Plan is intended to comply with Rule 16b-3 under the Exchange Act or its successors under the Exchange Act and the Administrator shall interpret and administer the provisions of the Plan or any Award Agreement in a manner consistent therewith. To the extent any provision of the Plan or Award Agreement or any action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator. Moreover, in the event the Plan or an Award Agreement does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of Awards) shall be deemed automatically to be incorporated by reference into the Plan or such Award Agreement insofar as Participants subject to Section 16 of the Exchange Act are concerned.

           (ii) Notwithstanding anything contained in the Plan or any Award Agreement to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Administrator shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability.

        (h) AWARD AGREEMENT. In the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern, and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

        (i) EXPENSES. The costs and expenses of administering the Plan shall be borne by the Company.

        (j) APPLICABLE LAW. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to conflicts of law principles.

        (k) EFFECTIVE DATE. The Plan shall be effective as of the date (the "EFFECTIVE DATE") of its approval by the shareholders of the Company. If shareholder approval is not obtained at or prior to the first Annual Meeting of the shareholders of the Company to occur after the adoption of the Plan by the Board, the Plan and any Awards thereunder shall terminate AB INITIO and be of no further force and effect.

                                    ANNEX G
                          BERGEN BRUNSWIG CORPORATION
                        1999 DEFERRED COMPENSATION PLAN

                                   ARTICLE I
                      DESIGNATION OF PLAN AND DEFINITIONS

    1.1 TITLE AND PURPOSE.

    This Plan shall be known as the "Bergen Brunswig Corporation 1999 Deferred Compensation Plan." The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated employees and directors who contribute materially to the continued growth, development and future business success of BERGEN BRUNSWIG CORPORATION, a New Jersey corporation, and its subsidiaries (including lower-tier subsidiaries), if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

    1.2 DEFINITIONS.

    Whenever the following terms are used in the Plan they shall have the meaning specified below unless the context clearly indicates to the contrary.

        (a) "Anniversary Date" shall mean the last day of the Plan Year.

        (b) "Beneficiary" or "Beneficiaries" shall mean the person or persons properly designated by the Participant, in accordance with Article VII, to receive the benefits provided herein.

        (c) "Board of Directors" shall mean the Board of Directors of Bergen Brunswig Corporation or the Retirement Plan Committee appointed by the Board of Directors.

        (d) "Cash Credits" shall mean the sum of all Cash Equivalents and Interest Equivalents credited to a Participant.

        (e) "Cash Equivalent" shall mean the amount of Deferred Compensation credited to a Participant in accordance with Article III.

        (f) "Closing Price" shall mean the average of the closing prices of a share of Common Stock traded on the New York Stock Exchange for the calendar month for which the computation is made.

        (g) "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (h) "Common Stock" shall mean the Class A Common Stock of Bergen Brunswig Corporation.

        (i) "Company" shall mean Bergen Brunswig Corporation.

        (j) "Compensation" of a Participant for any Plan Year shall in the case of a Director Participant include the annual special compensation fee and meeting attendance fees (before required withholdings) payable by the Company to such Director Participant. In the case of an Employee Participant, "Compensation" for a Plan Year shall include all salary, vacation pay, bonuses, incentive awards and commissions (before required withholdings) earned by such Employee Participant for services rendered to the Company or a subsidiary in that Plan Year. If a Participant earns Compensation during a Plan Year relating to services rendered during the previous Plan Year, such Compensation shall be treated as having been earned by the Participant on the preceding Anniversary Date. Notwithstanding the foregoing, any amount payable to an Employee Participant under a long-term incentive plan of the Company or a subsidiary (including, without limitation, a "phantom stock plan", performance plan or other incentive arrangement) shall be deemed Compensation of such Employee Participant for the Plan Year in which such amount becomes payable.

        (k) "Deferred Benefit" shall mean the aggregate amount, determined as of the first day of the month coinciding with or immediately following either a termination of employment or withdrawal election, of a Participant's (i) Cash Credits, (ii) Fund Credits, and (iii) Stock Credits.

        (l) "Deferred Compensation" shall mean that portion of a Participant's Compensation for any Plan Year or part thereof, that has been deferred and withheld by the Company pursuant to the Plan.

        (m) "Director Participant" shall mean a Participant who is a non-employee director of the Company.

        (n) "Disability Retirement Date" shall mean the date of retirement, as established by the Company, of any Participant who prior to the Normal Retirement Date is found by the Company, on the basis of competent medical evidence, to have become permanently unable to discharge such Participant's assigned duties as a result of mental or physical disease or condition.

        (o) "Dividend Equivalent" shall be the number of full and fractional shares of Common Stock that could be purchased at the Closing Price with an amount determined by multiplying (i) the dividends payable upon one share of Common Stock to a shareholder of record during the calendar month in question by
(ii) a Participant's Stock Credits on the first day of such calendar month. In case of dividends payable in property, the Dividend Equivalent shall be based on the fair market value of the property at the time of distribution as determined by the Company.

        (p) "Early Retirement Date" shall be the first day of any month preceding an Employee Participant's Normal Retirement Date, provided the Employee Participant has reached the fifty-fifth birthday.

        (q) "Election Form" shall mean the form that a Participant completes, signs and returns to the Plan Administrator to make an election to defer Compensation under the Plan.

        (r) "Employee Participant" shall mean a Participant who is a regular employee of the Company or a subsidiary (excluding a director who does not serve the Company in any other capacity) who is a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a) of ERISA. Subject to the foregoing, the Compensation Committee of the Board of Directors shall have authority to determine, in its sole discretion, the class or category of employees who may be Employee Participants; provided, however, that if such Committee changes such class or category in a manner which causes a Participant to fail to continue to be eligible to defer Compensation under the Plan, such change shall not cancel or otherwise adversely affect in any way amounts previously deferred under the Plan by such Participant, which amounts shall continue to be subject to the terms of the Plan.

        (s) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        (t) "Fund Credit" shall mean the sum of all Fund Equivalents and Fund Return Equivalents credited to a Participant.

        (u) "Fund Equivalent" shall mean the amount of Deferred Compensation credited to a Participant in accordance with Article IV.

        (v) "Fund Return" shall be determined by the Plan Administrator, in its sole discretion, based on the performance of the Measurement Fund(s). The Fund Return may be positive or negative depending on the performance of the Measurement Fund(s).

        (w) "Fund Return Equivalent" shall be determined by multiplying (i) the Fund Return on the date of the determination by (ii) a Participant's Fund Credits on the first day of the calendar month for which the determination is being made. Compensation deferred in the calendar month in question shall earn Fund Return Equivalents only from the first day of the month coinciding with or immediately following the date such amount otherwise would have been paid to the Participant.

        (x) "Interest Equivalent" shall be determined by multiplying (i) the Interest Rate on the date of the determination by (ii) a Participant's Cash Credits on the first day of the calendar month for which the determination is being made. Compensation deferred in the calendar month in question shall earn Interest Equivalents only from the first day of the month coinciding with or immediately following the date such amount otherwise would have been paid to the Participant.

        (y) "Interest Rate" shall be one hundred basis points greater than the composite prime rate published in the Wall Street Journal for the date of the determination or if such date is not a business day, then the next preceding date which is a business day for which information is published.

        (z) "Late Retirement Date" shall be the first day of any month subsequent to an Employee Participant's Normal Retirement Date provided the Company has approved such Late Retirement.

        (aa) "Measurement Fund(s)" shall be fund(s) selected by the Plan Administrator in its sole discretion. The Plan Administrator may, in its sole discretion, discontinue, substitute, or add a fund.

        (bb) "Normal Retirement Date" shall be the first day of the month coincident with or next following an Employee Participant's sixty-fifth birthday.

        (cc) "Participant" shall mean any Director Participant and any Employee Participant (i) who elects to participate in the Plan, (ii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iii) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Plan Administrator, (iv) who commences participation in the Plan, and (v) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan, even if he or she has an interest in the Participant's benefits under the Plan under applicable law or as a result of property settlements resulting from legal separation or divorce. Except for the ability to file new Election Forms under
Article II (which shall depend on continuing qualification as a Participant), such person's status as a Participant under the Plan shall continue until the earlier of (i) receipt of the full amount of the Deferred Benefit, or (ii) death.

        (dd) "Plan" shall mean the Bergen Brunswig Corporation 1999 Deferred Compensation Plan.

        (ee) "Plan Administrator" means the most senior Human Resources executive of the Company as determined by the Board of Directors.

        (ff) "Plan Agreement" shall mean a written agreement, as may be amended from time to time, which is entered into by and between the Company and a Participant. The terms of any Plan Agreement may vary any of the terms set forth in this Plan and such changes shall be binding on the Company and Participant if the Plan Agreement is signed by the Participant and accepted by the Company. The Plan Agreement executed by a Participant and accepted by the Company shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Company shall supersede all previous Plan Agreements in their entirety and shall govern the agreement between the parties.

        (gg) "Plan Year" shall, for the first Plan Year, begin on the date the Plan is approved by shareholders of the Company and end on December 31, 1999. For each Plan Year thereafter, the Plan Year shall begin January 1 of each year and continue through December 31.

        (hh) "Stock Credits" shall mean the sum of all Stock Equivalents and Dividend Equivalents credited to a Participant in accordance with Article V.

        (ii) "Stock Equivalent" shall be the sum of (i) the number of full and fractional shares of Common Stock that could be purchased at the Closing Price with the Deferred Compensation withheld from a Participant by the Company for such calendar month plus (ii) at the discretion of the Board of Directors, an amount up to one-half (.50)of a share of Common Stock for each such full share. In the event of a change in the Common Stock described in Section 5.3, the amount set forth in clause (ii) above shall be adjusted in the same manner and proportion as the change to the Common Stock.

                                   ARTICLE II
                               DEFERRAL ELECTION

    2.1 ELECTION TO DEFER COMPENSATION.

        (a) A Participant may elect to defer Compensation for a Plan Year by filing an Election Form prior to the beginning of such Plan Year. A Participant who is selected to participate in the Plan other than at the beginning of a Plan Year may file an Election Form within thirty days after being selected to participate which election shall apply only to Compensation earned after the date of the election. Notwithstanding anything contained in the Plan to the contrary, to the extent that a Participant desires to defer Compensation under this Plan that is attributable to amounts earned under a long-term incentive plan of the Company or a subsidiary (including, without limitation, a "phantom stock plan", performance plan or other incentive arrangement), the Participant must, subject to the approval of the Committee, file an Election Form at least twelve (12) months prior to the date such amount is otherwise scheduled to be paid under such incentive plan.

        (b) An Employee Participant may elect to defer any amount of Compensation between $2,500 and 50 percent of Compensation which Election shall specify the amount to be credited as a Cash Credit under Article III, a Fund Credit under Article IV, or a Stock Credit under Article V.

        (c) A Director Participant may elect to defer any amount of Compensation equal to $2,500 or more which Election shall specify the amount to be credited as a Cash Credit under Article III, a Fund Credit under Article IV, or a Stock Credit under Article V.

        (d) The Election Form shall specify the method of payment of benefits which is elected pursuant to Sections 6.1 and 8.1 and the time such payment is to commence pursuant to Sections 6.2 and 8.2.

        (e) The Board of Directors shall have the sole power to determine what stock or other fund is used as a basis for offering the Fund Credit(s) described in Article IV below and the terms and conditions under which such Fund Credits will be, from time to time, offered throughout this Plan.

    2.2 METHOD OF DEFERMENT.

    A Participant's Deferred Compensation shall be withheld by the Company in accordance with the election pursuant to Section 2.1.

    2.3 ANNUAL ELECTION REQUIRED.

        (a) The election made pursuant to Section 2.1 shall be irrevocable and shall be effective only for the Plan Year for which it was filed. A new Election Form is necessary for each Plan Year in which a Participant wishes to defer Compensation. Such Election Form shall contain the information specified in
Section 2.1 with the exception that the time that payment of the Deferred Benefit is to commence pursuant to Sections 6.2 and 8.2 may not be changed from the designation made in the initial application.

        (b) Notwithstanding Section 2.3(a), a Participant may elect prior to the beginning of each Plan Year to reallocate the amounts previously credited as a Cash Credit, Fund Credit or a Stock Credit effective as of the first day of such Plan Year. A Participant who elects to reallocate an amount previously credited as a Stock Credit shall forfeit the amount of the Stock Equivalent credited pursuant to Section 1.2(ii). A Participant who elects to reallocate an amount previously credited as a Cash Credit or a

Fund Credit to a Stock Credit shall be credited with a Stock Equivalent which shall include the amount credited pursuant to Section 1.2(ii).

    2.4 TERMINATION OF PARTICIPATION AND/OR DEFERRALS.

    If the Plan Administrator determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Plan Administrator shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the Plan Year in which the Participant's membership status changes, (ii) prevent the Participant from making future deferral elections, and/or (iii) immediately distribute the Participant's then Deferred Benefit, determined as if there has occurred a termination of service or employment and terminate the Participant's participation in the Plan. If the Plan Administrator chooses not to terminate the Participant's participation in the Plan, the Plan Administrator may, in its sole discretion, reinstate the Participant to full Plan participation at such time in the future as the Participant again becomes a member of the select group described above.

                                  ARTICLE III
                                  CASH CREDIT

    3.1 CASH EQUIVALENT.

    On the last day of each calendar month of the Plan Year, each Participant who has in effect an election to defer Compensation as a Cash Credit shall be credited with a Cash Equivalent for the month then ending.

    3.2 INTEREST EQUIVALENT.

    On the last day of each calendar month of the Plan Year, each Participant who has Cash Credits at the beginning of the calendar month shall be credited with an Interest Equivalent.

                                   ARTICLE IV
                                  FUND CREDIT

    4.1 FUND EQUIVALENT.

    On the last day of each calendar month of the Plan Year, each Participant who has in effect an election to defer Compensation as a Fund Credit shall be credited with a Fund Equivalent for the month then ending.

    4.2 FUND RETURN EQUIVALENT.

    On a daily basis, each Participant who has Fund Credits at the beginning of the calendar month shall be credited with a Fund Return Equivalent.

                                   ARTICLE V
                                  STOCK CREDIT

    5.1 STOCK EQUIVALENT.

    On the last day of each calendar month of the Plan Year, each Participant who has in effect an election to defer Compensation as a Stock Credit (or who otherwise is entitled to a Stock Equivalent pursuant to Section 1.2(ii)) shall be credited with a Stock Equivalent for the calendar month then ending.

    5.2 DIVIDEND EQUIVALENT.

    On the last day of each calendar month of the Plan Year, each Participant who has Stock Credits at the beginning of the calendar month shall be credited with a Dividend Equivalent.

    5.3 ADJUSTMENT IN STOCK CREDITS.

    If at any time the number of outstanding shares of Common Stock of the Company shall be increased because of a stock dividend or split-up, a Participant's Stock Credits shall be increased in the same proportion as the outstanding number of shares of Common Stock is increased as a result thereof, or if the number of outstanding shares of Common Stock of the Company shall at any time be decreased as a result of any combination of outstanding shares, a Participant's Stock Credits shall be decreased in the same proportion as the outstanding number of shares of Common Stock is decreased as a result thereof.

    If the Company is at any time consolidated with, merged, or acquired by any other corporation, each Participant's Stock Credits shall be adjusted in the same manner and proportion as the change to the Common Stock of the Company to reflect effect of consolidation, merger or acquisition upon the Common Stock of the Company.

                                   ARTICLE VI
                              PAYMENT OF BENEFITS

    6.1 METHODS OF PAYMENT.

        (a) Not later than the appropriate date referred to in Section 2.1, a Participant shall elect, in the Election Form made pursuant to Section 2.1, a method of payment of Cash, Fund or Stock Credits for the Plan Year or portion thereof to which the election relates. Such election will be effective for only that Plan Year and a new election shall be made as specified above for each subsequent Plan Year in which a Participant desires to defer Compensation. Interest Equivalents, Fund Equivalents, and Dividend Equivalents attributable to amounts deferred for which a prior election is effective shall be distributed pursuant to such prior election.

        (b) A Participant may elect to receive his Deferred Benefit at the time elected pursuant to Section 6.2 either:

           (i) over annual periods ranging from three to fifteen years and payable in quarterly installments; or

           (ii) in a single distribution.

    If a Participant elects to receive the Deferred Benefit in installments, the Participant shall continue to be credited with Interest Equivalents, Fund Return Equivalents, and Dividend Equivalents as set forth in Sections 3.2, 4.2, and 5.2 respectively. The amount of each installment shall be equal to (i) the total dollar balance of the Cash Credits or Fund Credits divided by the number of installments remaining (including the installment then being calculated for payment) to be paid and (ii) the total number of shares of

Common Stock (determined in accordance with Section 6.1(c)) divided by the number of installments remaining (including the installment then being calculated for payment) to be paid.

    Notwithstanding anything contained herein to the contrary, a Participant may revoke his Election Form with respect to the form of distribution of his Deferred Benefit, and make a new election with respect thereto, by filing with the Plan Administrator a new Election Form at least twelve (12) months prior to the date such distribution would have been made or commenced if his prior Election Form had not been revoked.

        (c) All distributions of Cash Credits and Fund Credits shall be in cash and all distributions of Stock Credits shall be in Common Stock.

    6.2 TIME OF PAYMENT.

    Payment of the amount in the manner provided in the above options shall at the Participant's election be made or commenced either on the first day of the month following or coincident with an Employee Participant's Normal, Early, Late or Disability Retirement Date, or on the first day of the Plan Year following such Normal, Early, Late or Disability Retirement Date or in the case of a Director Participant on the first day of the month after the Director Participant ceases being a director of the Company or the first day of the Plan Year following the calendar year in which the Director Participant has retired from his principal occupation. The election under this Section shall be made at the time of the Participant's first application to defer Compensation under
Section 2.1 and shall apply to all subsequent Plan Years.

    Notwithstanding anything contained herein to the contrary, a Participant may elect to receive the Deferred Benefit attributable to Deferred Compensation for any Plan Year on any date elected by the Participant on his Election Form for such Plan Year; provided that such date is at least twelve (12) months after the last day of such Plan Year; and provided further that a Participant may elect to revoke such Election Form once with respect to the commencement date of such Deferred Benefit by filing a new Election Form with the Plan Administrator designating a new commencement date that is no less than five (5) years after the date of such revocation.

    6.3 ADJUSTMENT OF PAYMENTS IN CASE OF HARDSHIP.

    While it is the primary purpose of the Plan to provide funds for the years when Participants no longer render active service to the Company, it is recognized that in certain urgent circumstances it would be in the best interests of a Participant to accelerate part or all of the payments to be made to the Participant. Accordingly, the Plan Administrator, in its sole discretion, may, upon written request of a Participant, (or Beneficiary, in case of death of a Participant) accelerate the payment of part of all of the amounts such Participant (or Beneficiary) is entitled to receive under Article VI or Article VII, to take account of and ameliorate a severe financial hardship occasioned by accident, illness, disability or similar misfortune or change of circumstance affecting the Participant or any of such Participant's dependents. The written request shall contain evidence which sets forth in reasonable detail the facts which constitute the severe financial hardship and the circumstances which occasioned such hardship. The Plan Administrator shall exercise its discretion in this regard in a uniform and nondiscriminatory manner. The amount of any such accelerated payment or payments shall not exceed the lesser of:

        (a) the amount necessary to take account of and ameliorate such misfortune or change of circumstance, or

        (b)  the entire undistributed Deferred Benefit of such Participant.

    The remaining undistributed portion of such Participant's Deferred Benefit, if any, shall be distributed according to the election or elections made pursuant to Section 6.1 prior to the adjustment under this Section or according to the provisions of Article VII. If a Participant has elected more than one method of payment, the Plan Administrator shall determine which method or methods shall be utilized in distributing such remaining portion. This Section shall not be construed to allow distribution under the Plan of amounts greater than those the Participant would have otherwise received, if no adjustment under this Section had been made.

                                  ARTICLE VII
                              BENEFITS UPON DEATH

    7.1 DESIGNATION OF BENEFICIARY.

    Each Participant shall have the right to designate, revoke and redesignate Beneficiaries hereunder, including the estate of the Participant, and to direct payment thereto of the amount of the unpaid portion of the Deferred Benefit, such designation, revocation or redesignation to be made in writing on a form provided by the Company and to become effective upon delivery to the Plan Administrator.

    7.2 RIGHTS OF BENEFICIARY.

        (a) In the event of the death of a Participant, such Participant's estate if designated as Beneficiary, or other designated Beneficiaries if then living, shall be entitled upon compliance with the reasonable requirements of the Company to receive the unpaid portion of such Participant's Deferred Benefit, in the manner set forth in the Beneficiary designation form, or if no such designation is made, in a single payment, promptly following compliance with such requirements.

        (b) If no such Beneficiary complies with said requirements of the Company within three years after the death of a Participant, the Deferred Benefit shall be paid promptly after the Anniversary Date immediately following such three year period in the manner specified in Section 7.3.

        (c) Prior to payment the Deferred Benefit shall continued to be credited with Interest Equivalents, Fund Return Equivalents, and Dividend Equivalents as set forth in Sections 3.2, 4.2, and 5.2, respectively. All distributions of Stock Credits to Beneficiaries shall be in Common Stock.

    7.3 RIGHTS OF HEIRS AT LAW.

    If a deceased Participant shall have failed to designate any Beneficiary under Section 7.1, the unpaid portion of the Deferred Benefit shall be paid, in a single payment, promptly after the Anniversary Date following the death of the Participant to the Participant's surviving spouse, if any, and otherwise to the heirs at law as determined under California law governing descent and distribution of community property.

                                  ARTICLE VIII
                           ADMINISTRATIVE PROVISIONS

    8.1 DUTIES AND POWERS.

    The Plan Administrator shall conduct the general administration of the Plan in accordance with the Plan and shall retain all the necessary power and authority to carry out that function. Among such necessary powers and duties are the following:

        (a) To construe, interpret and administer the terms and provisions of the Plan;

        (b) To make allocations and determinations required by the Plan;

        (c) To compute and certify to the Company the amount and kind of benefits payable to Participants;

        (d) To authorize all disbursements by the Company pursuant to the Plan;

        (e) To determine the necessity for and the amount of any hardship adjustment pursuant to Section 6.3;

        (f) To maintain all the necessary records for the administration of the Plan;

        (g) To prepare and submit such reports as shall be required by the Board of Directors from time to time;

        (h) To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof; and

        (i) To establish a procedure for notifying, in writing, any Participant or Beneficiary whose claim for benefits under the Plan is denied, stating the specific reasons for such denial, and for providing any such Participant or Beneficiary a reasonable opportunity for a full and fair review by the Plan Administrator of such denial.

    8.2 EFFECT OF COMPANY ACTION.

    All actions taken and all determinations made by the Plan Administrator or the Company in good faith shall be final and binding upon all Participants, the Company and any persons interested in the Plan or in any rights accrued thereunder.

    8.3 DELEGATION OF ROUTINE DUTIES.

    The Plan Administrator may delegate the authority to perform ministerial duties in connection with the administration of the Plan. This authority may be delegated to any person designated to the Plan Administrator in writing by the Chairman of the Board, President, or a Vice President of the Company. Such authority shall include that necessary to perform the record keeping and notification functions of the Plan Administrator; provided, however, that such authority shall not be construed to include the exercise of discretionary powers which are vested solely in the Plan Administrator.

    8.4 STATEMENT TO PARTICIPANTS.

    Within one hundred eighty days after each Anniversary Date, the Plan Administrator shall furnish to each Participant a statement setting forth such Participant's Cash, Fund and/or Stock Credits and such other information as the Plan Administrator shall deem advisable to furnish.

    8.5 INSPECTION OF RECORDS.

    Copies of the Plan, records reflecting a Participant's individual Credits, and any other documents and records which a Participant is entitled by law to inspect shall be open to inspection by the Participant or by the Participant's duly authorized representatives at the office of the Plan Administrator at any reasonable business hour.

    8.6 INFORMATION.

    To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of all Participants, their employment, their retirement, death, or the cause for termination of employment, and such other pertinent facts as the Plan Administrator may require.

    8.7 EMPLOYMENT OF OUTSIDE ADVISORS.

    The Plan Administrator may consult with legal counsel (who may be counsel for the Company), accountants, consultants, physicians, or other persons and shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of such advisors.

    8.8 ADMINISTRATIVE COSTS.

    All costs and expenses incurred in the administration of the Plan shall be borne by the Company.

                                   ARTICLE IX
                           AMENDMENT AND TERMINATION

    9.1   AMENDMENTS.

    The Company shall have the right to amend or modify this Plan in whole or in part at any time or from time to time by resolutions of the Board of Directors, and to amend or cancel any amendments; provided, however, that no action under this Section shall cancel or affect in any way amounts previously credited to any Participant. Such amendments shall be stated in an instrument in writing, executed by the Company in the same manner as this Plan, and this Plan shall be amended in the manner and at the time therein set forth, and all Participants shall be bound thereby.

    9.2   DISCONTINUANCE OF PLAN.

    It is the expectation of the Company that this Plan will be continued indefinitely, but continuance of the Plan is not assumed as a contractual obligation of the Company, and the right is reserved at any time to discontinue and terminate this Plan. In the event that the Company decides to discontinue and terminate the Plan, it shall notify the Plan Administrator of its action in an instrument in writing, executed by the Company in the same manner as this Plan, and this Plan shall be terminated at the time therein set forth, and all Participants and any other person who has accrued rights under the Plan shall be bound thereby; provided, however, that no action under this Section shall cancel or affect in any way amounts previously credited to any Participant.

                                   ARTICLE X
                               CLAIMS PROCEDURES

    10.1   PRESENTATION OF CLAIM.

    Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

    10.2   NOTIFICATION OF DECISION.

    The Plan Administrator shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

        (a) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

        (b) that the Plan Administrator has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

           (i) the specific reason(s) for the denial of the claim, or any part of it;

           (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

           (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

           (iv)  an explanation of the claim review procedure set forth in
       Section 10.3 below.

    10.3   REVIEW OF A DENIED CLAIM.

    Within 60 days after receiving a notice from the Plan Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Plan Administrator a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

        (a)  may review pertinent documents;

        (b)  may submit written comments or other documents; and/or

        (c) may request a hearing, which the Plan Administrator, in its sole discretion, may grant.

    10.4   DECISION ON REVIEW.

    The Plan Administrator shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Plan Administrator's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

        (a)  specific reasons for the decision;

        (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

        (c)  such other matters as the Plan Administrator deems relevant.

    10.5   LEGAL ACTION.

    A Claimant's compliance with the foregoing provisions of this Article 11 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

                                   ARTICLE XI
                                 MISCELLANEOUS

    11.1   LIMITATION ON PARTICIPANT'S RIGHTS.

    Participation in this Plan shall not give any Participant the right to be retained in the Company's employ, the right to exercise any of the rights or privileges of a shareholder with respect to any Stock Credits credited to the Participant, or any right or interest in this Plan other than as herein provided. The Company reserves the right to dismiss any Participant without any liability for any claim against the Company, except to the extent provided herein. This Plan shall create only a contractual obligation on the part of the Company and shall not be construed as creating a trust or any fiduciary relationship. The right of a Participant or Beneficiary to receive payments pursuant to the Plan shall be no greater than the right of other unsecured creditors of the Company.

    11.2   RECEIPT OR RELEASE.

    Any payment to any Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator and the Company as they relate to the benefits under this Plan, and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

    11.3   NEW JERSEY LAW GOVERNS.

    This Plan shall be construed, administered and governed in all respects under and by the laws of the State of New Jersey. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

    11.4   HEADINGS NOT PART OF AGREEMENT.

    Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

    11.5   SUCCESSORS AND ASSIGNS.

    This Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that the amounts credited to the accounts of a Participant shall not be assignable, transferable or subject to be taken in execution by levy, attachment or garnishment, and any purported transfer, assignment, encumbrance or attachment shall be void.

    11.6   PAYMENT ON BEHALF OF PARTICIPANT OR BENEFICIARY.

    In the event any amount becomes payable under the Plan to a Participant or Beneficiary who, in the sole judgment of the Plan Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Plan Administrator may direct that such payment be made to the legally appointed guardian or conservator of the person or estate of the Participant or the Beneficiary, to any person with whom the Participant or Beneficiary resides, or to any person who has custody of the Participant or Beneficiary, without any duty to supervise or inquire into the application of any funds so paid. Any payment made pursuant to such determination shall constitute a full release and discharge of the Plan Administrator, the Company and its employees.

    11.7   FORFEITURE.

    Except as otherwise provided by Article VII any payment or distribution to a Participant under the Plan which is not claimed by the Participant, Beneficiary, or other person entitled thereto within three years after becoming payable shall be forfeited and canceled and shall remain with the Company and no other person shall have any right thereto or interest therein. Neither the Plan Administrator nor the Company shall have any duty to give notice that amounts are payable under the Plan to any person other than the Participant.

    11.8   WITHHOLDING.

        (a) The Company shall deduct from the amount of all distributions under the Plan any taxes required to be withheld by the federal or any state or local government.

        (b) If the whole or any part of the amounts credited to a Participant shall become liable for the payment of any estate, inheritance, income or other tax which the Company shall be required to pay, the Company shall have full power and authority to pay such tax out of any moneys or other property in its hands for the account of the person whose interests hereunder are so liable. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

    11.9   PARTICIPANT'S OBLIGATIONS TO COMPANY.

    Notwithstanding any other provision of the Plan, in the event a Participant defaults upon any debt, obligation, or other liability owed to the Company, irrespective of the basis therefor, such Participant's Deferred Benefit shall be subject to offset by the Company, in full or in part as required, for the payment of any such debt, obligation or liability to the Company; provided, however, that such offset shall not occur until the Participant or Beneficiary shall become entitled to receive payments pursuant to Article VI or Article VII.

    11.10 PARTICIPANTS IN THE BERGEN BRUNSWIG CORPORATION DEFERRED COMPENSATION PLAN.

    The Deferred Benefit of a Participant who is also a participant in the Bergen Brunswig Corporation Deferred Compensation Plan shall include the deferred benefit of such plan, which deferred benefit shall be subject to the terms and provisions of this Plan, and which deferred benefit shall be paid from this Plan in lieu of any deferred benefit from the Bergen Brunswig Corporation Deferred Compensation Plan.

    11.11   SHARES OF COMMON STOCK SUBJECT TO PLAN.

    (a) Subject to adjustment as provided in Section 11.11(b) below, the number of shares of Common Stock that may be issued under the Plan pursuant to the provisions of Section 6.1(c) shall not exceed, in the aggregate, 2,000,000 shares of Common Stock. Such shares may be either authorized but unissued shares, treasury shares or any combination thereof.

    (b) In the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination or exchange of shares or any other significant corporate event affecting the Common Stock, the Board, in its discretion, may make (i) such proportionate adjustments it considers appropriate in the aggregate number of shares of Common Stock reserved for issuance under the Plan and/or (ii) such other adjustments as it deems appropriate.

                                    ANNEX H
                          BERGEN BRUNSWIG CORPORATION
                    1999 MANAGEMENT STOCK ACCUMULATION PLAN

    1. PURPOSE. The purposes of the Bergen Brunswig Corporation 1999 Management Stock Accumulation Plan (the "Plan") is to facilitate the purchase of the common stock of Bergen Brunswig Corporation, a New Jersey corporation (the "Corporation") by eligible key executives of the Corporation and its Subsidiaries and encourage ownership by them of stock of the Corporation.

    2. DEFINITIONS. For purposes of this Plan, the following terms shall be defined as follows:

        "BOARD" means the Board of Directors of the Corporation.

        "CHANGE IN CONTROL" means the first to occur of any of the following events:

           (i) any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding securities, provided, however, that for purposes of this calculation, purchases by employee benefit plans of the Corporation and purchases by the Corporation itself shall be disregarded; or

           (ii) there shall be consummated: (A) any consolidation, merger or transaction in the nature of a Section 351 transaction under the Code (whether or not it meets the requirements for nonrecognition of gain under Section 351 of the Code) of the Corporation in which either the Corporation is not the continuing or surviving corporation, the majority of the common stock of the Corporation is no longer held by holders of the Corporation common stock immediately prior to the transaction or pursuant to which shares of the Corporation's common stock would be converted into cash, securities or other property; provided, however, that a consolidation, merger or transaction in the nature of a Section 351 transaction under the Code in which the holders of the Corporation's common stock immediately prior to the merger own, on a proportionate basis, at least 80% of the common stock of the surviving corporation immediately after the transaction shall not be considered a Change in Control; or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the operating assets of the Corporation; or

           (iii) the stockholders of the Corporation approve a plan or proposal for the liquidation or dissolution of the Corporation; or

           (iv) during any rolling period of two consecutive years ending on any date after the date hereof, individuals who at the beginning of such period constituted the Board and any new director whose election or nomination for election was approved by a vote of at least two-thirds
       ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; provided, however, that no director shall be considered to have been so approved if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

        "CODE" means the Internal Revenue Code of 1986, as amended.

        "COMMITTEE" means the Compensation Committee of the Board, or any successor committee thereto or any other committee appointed by the Board to administer the Plan.

        "COLLATERAL SHARES" means Common Stock purchased with the proceeds of a Loan and held by the Corporation as security for the repayment of such Loan.

        "COMMON STOCK" means the common stock, par value $1.50 per share of the Corporation.

        "CREDITS" mean units, each being the equivalent of $1.00, which may be earned by a Participant and used to repay a Loan.

        "ELIGIBLE EMPLOYEE" means a key executive of the Corporation or of a Subsidiary who has been selected by the Committee for participation in the Plan.

        "EXPIRATION DATE" means the last day of the term of a Loan as designated by the Committee or the Board.

        "LOAN" means a loan issued by the Corporation to an Eligible Employee pursuant to Article 4 the proceeds of which are to be used by the Eligible Employee to purchase Common Stock on the open market.

        "PARTICIPANT" means an Eligible Employee who has accepted a Loan under the Plan.

        "SUBSIDIARY" means (i) any corporation which is a "subsidiary corporation" within the meaning of Section 424(f) of the Code with respect to the Corporation, or (ii) any other corporation or other entity in which the Corporation, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for the purposes of the Plan.

    3.  ADMINISTRATION.

        (a) POWER AND AUTHORITY. The Plan shall be administered by the Committee which shall have full power and authority, subject to the express provisions hereof, (i) to select Eligible Employees, (ii) to make awards of Credits and determine the conditions under which or subject to which Credits will be awarded, (iii) to determine the terms and conditions of Loans, (iv) to construe and interpret the Plan and any agreements or contracts entered into under the Plan, (v) subject to the terms of the Plan and such other limitations or restrictions as the Committee may impose, to delegate to one or more officers of the Corporation some or all of its authority under the Plan, and (vi) to make any and all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the Plan. All determinations of the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all persons interested herein.

        (b) LIABILITY OF COMMITTEE. No member of the Committee shall be liable for anything whatsoever in connection with the administration of the Plan except such person's own willful misconduct. Under no circumstances shall any member of the Committee be liable for any act or omission of any other member of the Committee. In the performance of its functions under the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Corporation's officers, the Corporation's accountants, the Corporation's counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

    4.  LOANS.

        (a) GRANT. Upon the authorization and direction of the Committee, the Corporation shall grant a Loan, having a term of between one (1) and five (5) years, to an Eligible Employee of an amount (subject to applicable restrictions of the Federal Reserve Board or other regulatory agencies) not in excess of three times the Eligible Employee's annual base salary in effect on the date the loan is issued; provided that the Eligible Employee agrees to use the proceeds of such Loan, as fully as possible, to purchase Common Stock on the open market.

        (b) TERMS OF LOANS. Each Loan shall bear interest at such rate as the Committee shall determine (which rate shall, in the case of an Eligible Employee who is a "covered employee" as defined in Section 162(m) of the Code, not be less than the applicable federal rate as determined pursuant to section 1274(d) of the Code), provide for repayment upon such Expiration Date as the Committee shall determine, and provide for such other terms and conditions as the Committee may require not inconsistent with the provisions of the Plan. Subject to the provisions of the Plan, each Loan shall be with full recourse against the assets of the Participant, his heirs, successors and assigns.

        (c) COLLATERAL. Common Stock purchased with the proceeds of any Loan shall be held by the Corporation as collateral securing the repayment of the Loan. While held as Collateral Shares, the Participant shall have all of the rights of a stockholder with respect to such Common Stock, including any and all voting and dividend rights with respect thereto. The Company shall have no rights with respect to Common Stock held as Collateral Shares, other than to hold and apply the Collateral Shares as security for repayment of the Loan.

        (d) LOAN AGREEMENT. Each Loan shall be evidenced by a written promissory note, security agreement and any other appropriate agreements having such terms as the Committee shall determine consistent with the Plan and reasonable commercial lending terms.

        (e) MULTIPLE LOANS. The Committee may authorize and direct the Corporation to issue more than one Loan to a Participant; provided, however, that the aggregate Loans issued to any one Eligible Employee shall not exceed $1,000,000. The Committee shall determine the terms and conditions of each Loan consistent with the provisions of the Plan. Notwithstanding anything contained herein to the contrary, the terms and conditions of each such Loan need not be the same.

        (f) DURATION OF THE PLAN. The Plan shall remain in effect for as long as there is a Loan outstanding. No Loan may be issued hereunder after September 30, 2004.

    5.  CREDITS.

        (a) AWARD. During the term of each Loan, the Committee may award Credits to Participants based on the attainment of specified corporate performance goals selected by the Committee and established at the commencement of the Loan term. For purposes of the foregoing, the performance goals selected by the Committee shall be limited to one or more of the following: (i) net revenue, (ii) net earnings, (iii) operating earnings or income, (iv) absolute and/or relative return on equity or assets, (v) earnings per share, (vi) cash flow, (vii) pretax profits, (viii) earnings growth, (ix) revenue growth, (x) book value per share, (xi) stock price and (xii) performance relative to peer companies, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures.

        (b) USE OF CREDITS. The dollar equivalent of any Credits earned and accumulated by a Participant shall be applied to the repayment of the Loan at the Expiration Date; provided that (i) the Participant is in the employ of the Corporation or a Subsidiary on the Expiration Date or the Participant is not in the employ of the Corporation or a Subsidiary due to the Participant's death, disability, retirement after age 65 or involuntary termination of employment other than for Cause, and (ii) the Participant has not committed a material breach of subsection (2) or (3) below. Credits may not be used to repay a Loan at any time prior to the Expiration Date of the Loan, determined without regard to any prepayment thereof. To the extent that a Participant's accumulated Credits are insufficient to repay the Loan in full, the Participant remains responsible for full repayment of the Loan which must occur no later than 90 days after the Loan's Expiration Date. For purposes of the foregoing, "Cause" shall mean a determination by the Board that either of the following has occurred (A) an act or acts of dishonesty by the Participant constituting a felony under applicable law and resulting or intending to result directly or indirectly in gain to or personal enrichment of the Participant at the Company'sexpense; or (B) a material breach of subsection (1), (2), or (3) below.

                (1) FULL TIME EMPLOYMENT. The Participant shall devote his time, attention and effort during regular business hours to the business of the Company and shall not during the term of employment be engaged in any other substantial business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Participant from investing his personal assets in businesses which do not compete with the Company in such form or manner as will not require substantial services on the part of the Participant in the operation of the affairs of the companies in which such investments are made. Notwithstanding the foregoing, the Participant may purchase securities in any corporation whose securities are regularly traded, provided that such purchases shall not result in his owning beneficially at any time more than 1% of any class of securities of any corporation engaged in a business competitive with that of the Company.

                (2) UNAUTHORIZED DISCLOSURE. During the term of the Participant's employment with the Company, and for a period of two (2) years thereafter, the Participant shall not, without the written consent of the Board or the executive committee, disclose to any person, other than as required by law or court order, or other than to an employee of the Company or any of its affiliated corporations, or other than to a person to whom disclosure is necessary or appropriate in connection with the performance by the Participant of his duties (including but not limited to disclosure to the Company's outside accountants, attorneys or bankers of information properly requested by such persons), any confidential information obtained by Participant while the Participant is in the employ of the Company. For purposes of this Plan, "confidential information" shall mean any information of the Company that the Company treats as confidential as well as any information that a prudent officer of the Company would consider to be proprietary or confidential to the Company, including without limitation, information with respect to any of the Company'sservices, customers, suppliers, techniques, patents and patent applications, methods (including manufacturing methods), products, designs, financial projections, industry projections or analyses, planned or pending agreements or future plans; provided, however, that "confidential information" shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Participant) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company.

                (3) WORKS FOR HIRE ACKNOWLEDGMENT; ASSIGNMENT. The Participant acknowledges that all of the Participant's work on and contributions to the Company's products (the "Products"), including, without limitation, any and all patterns, designs, artworks and other expressions in any tangible medium (collectively, the "Works") are within the scope of the Participant's employment and are a part of the services, duties and responsibilities of the Participant. All of the Participant's work on and contributions to the Works will be rendered and made by the Participant for, at the instigation of, and under the overall direction of the Company, and all of the Participant's said work and contributions, as well as the Works, are and at all times shall be regarded as "work made for hire" as that term is used in the United States Copyright Laws. Without curtailing or limiting this acknowledgment, the Participant hereby assigns, grants, and delivers exclusively to the Company, as to work on and contribution to the Products pursuant hereto all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. The Participant will execute and deliver to the Company, or its successors and assigns, such other and further assignments, instruments and documents as it from time to time reasonably may request for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature whatsoever, including all copyrights, in and to the Works. The Participant hereby constitutes and appoints the Company as its agent and attorney-in-fact, with full power of substitution, to execute and deliver said assignments, instruments or documents as the Participant may fail or refuse to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

        (c) SPECIAL RULES. Notwithstanding anything contained in the Plan to the contrary:

               (i) in the event of, and upon, a Change in Control (unless the Change in Control occurs within two years after the Effective Date and such result would, in the reasonable opinion of the Company's independent accountants delivered prior to the efffective date of such Change in Control, preclude the event giving rise to such Change in Control from being accounted for as a pooling of interests), each Participant who is in the employ of the Corporation or any Subsidiary at such time (a "CIC Participant"), shall, regardless of whether or not he continues in the employ of the Corporation or a Subsidiary, be awarded Credits during each year of the remainder of the term of his Loan in an amount, or at a rate, which is not less than the greater of the highest amount, or rate, of Credits earned by such CIC Participant during any year of the Loan preceding the Change in Control or earned by any other Participant in any year following the Change in Control; and

               (ii) subject to subparagraph (i) above, in the event that a Participant's employment with the Corporation or a Subsidiary terminates due to death or disability, or the Corporation or a Subsidiary terminates a Participant's employment for any reason other than Cause, such Participant (or the Participant's estate in the event of death) shall be awarded Credits during each year of the remainder of the term of his Loan in an amount, or at a rate, which is not less than the highest amount, or rate, of Credits earned by such Participant during any year of the Loan preceding the Participant's date of termination of employment.

    6. AMENDMENT, TERMINATION OF THE PLAN. The Board or the Committee may at any time and from time to time terminate, modify, suspend or amend the Plan in whole or in part, provided, however, that no such termination, modification, suspension, or amendment shall be effective without shareholder approval if such approval is required to comply with any applicable law or stock exchange rule; and provide further that no termination, modification, suspension, or amendment of the Plan shall, without the consent of a Participant to whom a Loan is then outstanding, adversely affect his or her rights under such Loan or under the Plan.

    7.  MISCELLANEOUS.

        (a) NO RIGHT TO CONTINUED EMPLOYMENT. Neither the terms of this Plan nor the issuance or grant of any Loan hereunder shall confer upon any Participant or Eligible Employee any right to continued employment with the Corporation or a Subsidiary, or interfere with the right of the Corporation or a Subsidiary to terminate the employment of any Participant or Eligible Employee at any time, with or without cause.

        (b) UNFUNDED PLAN. The Plan is intended to constitute an unfunded plan of incentive compensation. Without limitation of the foregoing, with respect to any Credits under the Plan, nothing herein shall give any Participant or Eligible Employee any rights that are greater than those of a general unsecured creditor of the Corporation.

        (c) OTHER EMPLOYEE BENEFIT PLANS. Payments or benefits received, earned or accrued under this Plan shall not be considered compensation for, or otherwise be included in or have any effect on the determination of benefits under any other employee benefit plan or similar arrangement of the Corporation or Subsidiary.

        (d) EXPENSES. The costs and expense of administering the Plan shall be borne by the Company.

        (e) APPLICABLE LAW. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of California without giving effect to conflicts of laws principles.

        (f) EFFECTIVE DATE. The Plan shall be effective as of the date of its approval by the shareholders of the Corporation.

                                    ANNEX I
                          BERGEN BRUNSWIG CORPORATION
                       1999 EMPLOYEE STOCK PURCHASE PLAN

I.  PURPOSE OF THE PLAN

    This 1999 Employee Stock Purchase Plan is intended to promote the interests of Bergen Brunswig Corporation ("the Company") by providing eligible employees with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

    Capitalized terms herein shall have the meanings assigned to such terms in the Article XII. Definitions.

II.  ADMINISTRATION OF THE PLAN

    The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.  STOCK SUBJECT TO PLAN

    A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 500,000 shares.

    B. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, appropriate adjustments shall be made to
(i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

IV.  PURCHASE/HOLDING PERIODS

    A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

    B. Each purchase period shall have a duration of six (6) months. Purchase periods shall run from the first business day in January to the last business day in June and from the first business day in July to the last business day in December.

    C. In no event may a participant dispose of any share of Common Stock purchased under the Plan prior to the later of one-and-one-half (1 1/2) years from the date of grant of a purchase right or one (1) year after the transfer of the share to the participant.

V.  ELIGIBILITY

    A. Each individual who (i) is an Eligible Employee on the start date of any purchase period and (ii) has completed thirty (30) days of service with the Company or any Corporate Affiliate prior to such start date shall be eligible to participate in the Plan for that purchase period on such start date.

    B. To participate in the Plan for a particular purchase period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization form) and file such forms with the Plan Administrator (or its designate) on or before the start date of the purchase period.

VI.  PAYROLL DEDUCTIONS

    A. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Base Salary paid to the Participant during each purchase period, up to a maximum of twenty-five percent (25%). The deduction rate so authorized shall continue in effect for the entire purchase period. However, the Participant may, at any time during the purchase period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per purchase period.

    B. Payroll deductions shall begin on the first pay day following the start date of the purchase period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interests shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Company as used for general corporate purposes.

    C. Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.

VII.  PURCHASE RIGHTS

    A. GRANT OF PURCHASE RIGHT. A Participant shall be granted a separate purchase right on the start date of each purchase period in which he or she participates. The purchase right shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

    Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Corporate Affiliate.

    B. EXERCISE OF THE PURCHASE RIGHT. Each purchase right shall be automatically exercised on the Purchase Date, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions below) on such date. The purchase shall be effected by applying the Participant's payroll deductions for the purchase period ending on such Purchase Date (together with any carryover deductions from the preceding purchase period) to the purchase of shares of Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date) at the purchase price in effect for that purchase period.

    C. PURCHASE PRICE. The purchase price per share at which Common Stock will be purchased on the Participant's behalf on each Purchase Date shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the purchase period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

    D. NUMBER OF PURCHASABLE SHARES. The number of shares of Common Stock purchasable by a Participant on each Purchase Date shall be the number of shares obtained by dividing the amount collected from the Participant through payroll deductions during the purchase period ending with that Purchase Date (together with any carryover deductions from the preceding purchase period) by the purchase price in effect for that Purchase Date. In no event shall fractional shares be purchased under the Plan.

    E. EXCESS PAYROLL DEDUCTIONS. Any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be promptly refunded.

    F. TERMINATION OF PURCHASE RIGHT. The following provisions shall govern the termination of outstanding purchase rights:

        (i) A Participant may, at any time prior to the last day of the purchase period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the purchase period in which such termination occurs shall, at the Participant's election, be immediately refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

        (ii) The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the purchase period for which the terminated purchase right was granted. In order to resume participation in any subsequent purchase period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of the new purchase period.

        (iii) Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant's payroll deductions for the purchase period in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the election, exercisable up until the last business day of the purchase period in which such leave commences, to (a) withdraw all the funds in the Participant's payroll account at the time of the commencement of such leave or (b) have such funds held for the purchase of shares at the end of such purchase period. In no event, however, shall any further payment deductions be added to the Participant's account during such leave. Upon the Participant's return to active service, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, provided the Participant returns to service prior to the expiration date of the purchase period in which such leave began.

    G. CORPORATE TRANSACTION. Each outstanding purchase right shall automatically be exercised immediately prior to the effective date of any Corporate Transaction by applying the payroll deductions of each Participant for the purchase period in which such Corporate Transaction occurs to the purchase of shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the purchase period in which such Corporate Transaction occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. However, the applicable share limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase.

    The Company shall use its best efforts to provide at least ten (10) days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction.

    H. PRORATION OF PURCHASE RIGHTS. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

    I. ASSIGNABILITY. During the Participant's lifetime, the purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant (other than by will or the laws of descent).

    J. STOCKHOLDER RIGHTS. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII.  ACCRUAL LIMITATIONS

    A. No participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code
Section 423) of the Company or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Company or any Corporate Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

    B. For purposes of applying such accrual limitations, the following provisions shall be in effect:

        (i) The right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the purchase period for which such right is granted.

        (ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value of such stock on the date or dates of grant) for each calendar year such rights were at any time outstanding.

    C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase right shall be promptly refunded.

    D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX.  EFFECTIVE DATE AND TERM OF THE PLAN

    A. The Plan was adopted by the Board on September 23, 1998, and shall become effective on the Effective Date, PROVIDED no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until (i) the Plan shall have been approved by the stockholders of the Company and (ii) the Company shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation. In the event such stockholder approval is not obtained, or such compliance is not effected, within twelve (12) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect and all sums collected from Participants during the initial purchase period hereunder shall be refunded.

    B. Unless sooner terminated by the Board, the Plan shall terminate upon the EARLIEST of (i) January 1, 2009, (ii) the date on which all shares available for issuance under the Plan have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following its termination.

X.  AMENDMENT OF THE PLAN

    The Board may alter, amend, suspend or discontinue the Plan at any time. However, the Board may not, without the approval of the Company's stockholders,
(i) materially increase the number of shares of Common Stock issuable under the Plan or the maximum number of shares purchasable per Participant on any one Purchase Date, except for permissible adjustments in the event of certain changes in the Company's capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan, or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan. In the event that the Plan is terminated prior to the last day of a purchase period, such purchase period shall be deemed to have ended on the effective date of such termination and there shall be no subsequent purchase periods thereafter.

XI.  GENERAL PROVISIONS

    A. All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

    B. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Company or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

    C. The provisions of the Plan shall be governed by the laws of the State of New Jersey, without resort to that State's conflict-of-laws rules.

XII.  DEFINITIONS

    The following definitions shall be in effect under the Plan:

           A. BASE SALARY shall mean the regular base salary paid to a Participant by one or more Participating Companies during such individual's period of participation in the Plan, plus any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Corporate Affiliate. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant's behalf by the Company or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established.

           B.  BOARD shall mean the Company's Board of Directors.

           C.  CODE shall mean the Internal Revenue Code of 1986, as amended.

           D.  COMMON STOCK shall mean the Company's common stock.

           E. CORPORATE AFFILIATE shall mean any parent or subsidiary corporation of the Company (as determined in accordance with Code Section 424, whether now existing or subsequently established).

           F. CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions to which the Company is a party:

               (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

               (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Corporation.

           G. COMPANY shall mean Bergen Brunswig Corporation, a New Jersey corporation, and any corporate successor to all or substantially all of the assets or voting stock of Bergen Brunswig Corporation, which shall, by appropriate action, adopt the Plan.

           H. EFFECTIVE DATE shall mean July 1, 1999. Any Corporate Affiliate which becomes a Participating Company after such Effective Date shall designate a subsequent Effective Date with respect to its employee-Participants.

           I. ELIGIBLE EMPLOYEE shall mean any person who is engaged, on a regularly-scheduled basis of more than twenty (20) hours per week for more than five (5) months per calendar year, in the rendition of personal services to any Participating Company as an employee for earnings considered wages under Code Section 3401(a).

           J. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

           K.  1933 ACT shall mean the Securities Act of 1933, as amended.

           L. PARTICIPANT shall mean any Eligible Employee of a Participating Company who is actively participating in the Plan.

           M. PARTICIPATING COMPANY shall mean the Company and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees.

           N. PLAN shall mean the Corporation's 1999 Employee Stock Purchase Plan, as set forth in this document.

           O. PLAN ADMINISTRATOR shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan. Unless otherwise designated by the Board, the

       Plan Administrator shall be the Compensation Committee of the Board as constituted by the Board from time to time.

           P PURCHASE DATE shall mean the last business day of each purchase period.

           Q.  STOCK EXCHANGE shall mean the New York Stock Exchange.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under the Registrant's Restated Certificate of Incorporation, every person who is or was a director, officer, employee or agent of the Registrant and the legal representative of such a person is entitled to receive indemnification from the Registrant to the fullest extent permitted by law. Under New Jersey law, directors and officers may be indemnified in certain situations, subject to the Registrant's having taken certain actions and the directors and officers having met certain specified standards of conduct. In addition, in April, 1986, the Registrant entered into agreements, which were amended on July 3, 1986 (collectively, the "Indemnity Agreement"), to indemnify each of its directors against liabilities and defense costs to the extent that such directors would have been insured under the directors' and officers' liability insurance policies which were in effect on December 31, 1984 (the "1984 Policy"). The 1984 Policy afforded the broadest coverage for liabilities arising under ERISA and the securities and anti-trust laws. The obligation of the Registrant to indemnify a director under the Indemnity Agreement is limited to $30 million, the maximum coverage available under the 1984 Policy. However, the Indemnity Agreement does not limit a director's right to recover in excess of $30 million from the Registrant if the director is otherwise entitled to statutory indemnification. The Indemnity Agreement was ratified by the stockholders at the annual meeting held on December 17, 1986. The Registrant currently maintains a directors' and officers' insurance policy which provides liability coverage with respect to its directors and officers.

    In addition, the Registrant's Restated Certificate of Incorporation eliminates the personal liability of directors and officers to the Registrant and its stockholders for monetary damages for acts or omissions (including negligent and grossly negligent acts or omissions) in violation of a director's or officer's fiduciary duty of care. The duty of care refers to a fiduciary duty of directors and officers to manage the affairs of the Registrant with the same degree of care as would be applied by an "ordinarily prudent person under similar circumstances." The provisions of the Registrant's Restated Certificate of Incorporation which eliminate the personal liability of directors and officers do not, in any way, eliminate or limit the liability of a director or officer for breaching his duty of loyalty (i.e., the duty to refrain from fraud, self-dealing and transactions involving improper conflicts of interest) to the Registrant or its stockholders, failing to act in good faith, knowingly violating a law or obtaining an improper personal benefit and do not have any effect on the availability of equitable remedies.

    See also the undertakings set forth in response to item 22 herein.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.

     2.01  Agreement and Plan of Merger, dated as of January 11, 1999, by and among the
           Registrant, Peacock Merger Corp. and PharMerica, Inc. (1)

     4.01  Restated Certificate of Incorporation of the Registrant. (2)

     4.02  Amended and Restated By-Laws of the Registrant, as amended. (2)

     4.03  Rights Agreement, dated as of February 8, 1994, between the Registrant and Chase
           Manhattan Bank and Trust Company (formerly Chemical Trust Company of California), as
           Rights Agent. (3)

     5.01  Opinion of Lowenstein Sandler PC as to the legality of the shares being issued.

     8.01  Opinion of Lowenstein Sandler PC as to certain tax matters.

    23.01  Consent of Deloitte & Touche LLP (Bergen).

    23.02  Consent of Arthur Andersen (PharMerica).

    23.03  Consent of Arthur Andersen (PharMerica).

    23.04  Consent of Ernst & Young LLP (PharMercia)

    23.05  Consent of Lowenstein Sandler PC (included in Exhibits 5.01 and 8.01).

    24.01  Power of Attorney.

    99.01  Form of Proxy Card of the Registrant.

    99.02  Form of Proxy Card of PharMerica, Inc.

    99.03  Consent of NationsBanc Montgomery Securities LLC.

    99.04  Consent of Donaldson, Lufkin & Jenrette Securities Corporation.

------------------------

(1) Included as Annex A in the Prospectus included as part of this Registration Statement.

(2) Included as Exhibits 4.1 and 4.2, respectively, in the Registrant's Post-Effective Amendment No. 2 to its Registration Statement on Form S-3 dated December 17, 1998 (Commission File No. 333-63441).

(3) Included as Exhibit 1 to the Registrant's Registration Statement on Form 8-A dated February 14, 1994.

    (b) Financial Statement Schedules.

    Not applicable.

    (c) Report, Opinion or Appraisal.

    Not Applicable.

ITEM 22. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

    (g) The undersigned Registrant hereby undertakes:

       1. To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

       2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orange, State of California, on the 16(th) day of March, 1999.

                                BERGEN BRUNSWIG CORPORATION

                                By:             /s/ MILAN A. SAWDEI
                                     -----------------------------------------
                                                  Milan A. Sawdei
                                             Executive Vice President,
                                         Chief Legal Officer and Secretary

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the 16(th) day of March, 1999.

             NAME                         TITLE
------------------------------  --------------------------

    /s/ ROBERT E. MARTINI*
------------------------------  Chairman of the Board and
      Robert E. Martini           Director

     /s/ DONALD R. RODEN*
------------------------------  President, Chief Executive
       Donald R. Roden            Officer and Director

                                Executive Vice President,
                                  Chief Financial Officer
     /s/ NEIL F. DIMICK*          and Director (Principal
------------------------------    Financial Officer and
        Neil F. Dimick            Principal Accounting
                                  Officer)

   /s/ JOSE E. BLANCO, SR.*
------------------------------  Director
     Jose E. Blanco, Sr.

     /s/ RODNEY H. BRADY*
------------------------------  Director
       Rodney H. Brady

   /s/ CHARLES C. EDWARDS,
            M.D.*
------------------------------  Director
   Charles C. Edwards, M.D.

     /s/ CHARLES J. LEE*
------------------------------  Director
        Charles J. Lee

             NAME                         TITLE
------------------------------  --------------------------

    /s/ GEORGE R. LIDDLE*
------------------------------  Director
       George R. Liddle

     /s/ JAMES R. MELLOR*
------------------------------  Director
       James R. Mellor

   /s/ GEORGE E. REINHARDT,
             JR.*
------------------------------  Director
   George E. Reinhardt, Jr.

   /s/ FRANCIS G. RODGERS*
------------------------------  Director
      Francis G. Rodgers

*By:     /s/ MILAN A. SAWDEI
      -------------------------
          Milan A. Sawdei,
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

     2.01  Agreement and Plan of Merger, dated as of January 11, 1999, by and among the
           Registrant, Peacock Merger Corp. and PharMerica, Inc. (1)

     4.01  Restated Certificate of Incorporation of the Registrant. (2)

     4.02  Amended and Restated By-Laws of the Registrant, as amended. (2)

     4.03  Rights Agreement, dated as of February 8, 1994, between the Registrant and Chase
           Manhattan Bank and Trust Company (formerly Chemical Trust Company of California), as
           Rights Agent. (3)

     5.01  Opinion of Lowenstein Sandler PC as to the legality of the shares being issued.

     8.01  Opinion of Lowenstein Sandler PC as to certain tax matters.

    23.01  Consent of Deloitte & Touche LLP (Bergen).

    23.02  Consent of Arthur Andersen (PharMerica).

    23.03  Consent of Arthur Andersen (PharMerica).

    23.04  Consent of Ernst & Young LLP (PharMerica).

    23.05  Consent of Lowenstein Sandler PC (included in Exhibits 5.01 and 8.01).

    24.01  Power of Attorney.

    99.01  Form of Proxy Card of the Registrant.

    99.02  Form of Proxy Card of PharMerica, Inc.

    99.03  Consent of NationsBanc Montgomery Securities LLC.

    99.04  Consent of Donaldson, Lufkin & Jenrette Securities Corporation.

------------------------

(1) Included as Annex A in the Prospectus included as part of this Registration Statement.

(2) Included as Exhibits 4.1 and 4.2, respectively, in the Registrant's Post-Effective Amendment No. 2 to its Registration Statement on Form S-3 dated December 17, 1998 (Commission File No. 333-63441).

(3) Included as Exhibit 1 to the Registrant's Registration Statement on Form 8-A dated February 14, 1994.